As filed with the U.S. Securities and Exchange Commission on July 24, 2006

Registration No. 333-134916

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

New BlackRock, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	6211	32-0174431
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

40 East 52nd Street

New York, New York 10022

(212) 810-5300

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Robert P. Connolly, Esq.

Managing Director, General Counsel and Secretary

New BlackRock, Inc.

40 East 52nd Street

New York, NY 10022

Tel.: (212) 810-5300

Fax: (212) 810-3744

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

copies to:

Richard T. Prins, Esq.

Franklin M. Gittes, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

(212) 735-3000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date, as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary proxy statement/prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Preliminary Proxy Statement/Prospectus

Dated July 24, 2006, Subject to Completion

BlackRock, Inc.

40 East 52nd Street

New York, NY 10022

[            ], 2006

To Our Stockholders:

You are cordially invited to attend a special meeting of the stockholders of BlackRock, Inc., which will be held at the [            ], located at [            ], at [            ] a.m., local time, on [            ], [            ], 2006. Only stockholders who hold shares of BlackRock’s class A common stock or class B common stock at the close of business on [            ], 2006 will be entitled to vote at the special meeting. All of our stockholders are encouraged to attend the meeting and read this proxy statement/prospectus carefully.

At the special meeting, holders of our class A common stock and class B common stock who are entitled to vote will be asked to adopt a transaction agreement and plan of merger that we entered into with Merrill Lynch & Co., Inc. on February 15, 2006 and approve the transactions contemplated thereby and aspects of the New BlackRock certificate of incorporation and by-laws that differ from BlackRock’s current certificate of incorporation and by-laws. Under the transaction agreement, a subsidiary of New BlackRock will merge with and into BlackRock, and BlackRock will become a subsidiary of New BlackRock, Inc. Each share of outstanding BlackRock class A common stock and class B common stock will be converted into one share of common stock of New BlackRock. Following the merger, Merrill Lynch will contribute Merrill Lynch Investment Managers, the business of Merrill Lynch engaged in investment management activities, to New BlackRock. New BlackRock will issue to Merrill Lynch 65 million shares of capital stock, subject to adjustment, divided between shares of New BlackRock common stock and non-voting series A convertible participating preferred stock. Merrill Lynch will hold no more than 45% of the voting power and 49.8% of the total issued and outstanding capital stock of New BlackRock. Immediately after the merger, New BlackRock’s name will change to “BlackRock, Inc.” and its common stock will trade under BlackRock’s current ticker symbol, “BLK”, on the New York Stock Exchange.

The board of directors of BlackRock has determined that the merger is advisable, fair to, and in the best interests of BlackRock’s stockholders. The board of directors has approved the transaction agreement, the issuance of New BlackRock capital stock to Merrill Lynch and the other transactions contemplated by the transaction agreement. The board of directors unanimously recommends that you vote “FOR” adoption of the transaction agreement and approval of the merger contemplated thereby, “FOR” the issuance of New BlackRock capital stock to Merrill Lynch and “FOR” each proposal relating to the adoption of provisions of the New BlackRock certificate of incorporation.

At the special meeting, holders of our class A common stock and class B common stock who are entitled to vote will also be asked to approve an amendment to the BlackRock, Inc. 1999 Stock Award and Incentive Plan to increase the number of shares of BlackRock class A common stock authorized for issuance under the incentive plan from 14,000,000 to 17,000,000 shares. If the merger is completed, as of the effective time of the merger, the incentive plan will be assumed by New BlackRock. The board of directors unanimously recommends that you vote “FOR” approval of the amendment to the BlackRock, Inc. 1999 Stock Award and Incentive Plan.

The proposal to adopt the transaction agreement and approve the merger and each proposal relating to the adoption of provisions of the New BlackRock certificate of incorporation requires the vote in favor by a majority of the voting power of the issued and outstanding shares of class A common stock and class B common stock entitled to vote thereon, voting together as a single class, and by a majority of the issued and outstanding shares of class B common stock entitled to vote thereon. The proposal to approve the issuance of New BlackRock common stock to Merrill Lynch and the proposal to approve the amendment to BlackRock’s incentive plan each require the vote in favor by a majority of the voting power of the class A common stock and class B common stock present at the special meeting, voting together as a single class. The PNC Financial Services Group, Inc. has agreed that all of the shares of BlackRock capital stock owned by it and its affiliates, representing approximately 85% of the outstanding voting power of BlackRock and approximately 91% of the outstanding shares of class B common stock, will be voted in favor of each proposal to be considered at the special meeting.

You are requested to promptly vote your shares by completing, signing and dating the enclosed proxy card and returning it in the envelope provided, whether or not you plan to attend the special meeting.

This proxy statement/prospectus is a prospectus for the New BlackRock common stock to be issued to holders of our class A common stock and class B common stock in the transaction as well as a proxy statement for the special meeting of stockholders of BlackRock and describes the matters to be considered and voted upon at the special meeting. We urge all holders of our class A common stock and class B common stock to read this proxy statement/prospectus, including the section describing risk factors that begins on page 16.

Very truly yours,

Laurence D. Fink

Chairman and Chief Executive Officer

Based on the number of BlackRock shares outstanding on July 19, 2006, we expect that approximately 69,433,436 shares of New BlackRock common stock, par value $0.01 per share, will be issued in the merger.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the common stock to be issued under the registration statement of which this proxy statement/prospectus is a part or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated [            ], 2006 and is first being mailed to stockholders on or about [            ], 2006.

BLACKROCK, INC.

NOTICE OF A SPECIAL MEETING OF OUR STOCKHOLDERS

TO BE HELD ON [            ], 2006

To Our Stockholders:

A special meeting of stockholders of BlackRock, Inc., will be held at [            ], located at [            ], [            ], on [            ], 2006, at [            ].m. [            ] time, for the following purposes:

(1)	The adoption of the transaction agreement and plan of merger, dated as of February 15, 2006, by and among Merrill Lynch & Co., Inc., BlackRock, Inc., New BlackRock, Inc., and BlackRock Merger Sub, Inc. and the approval of the merger contemplated thereby, pursuant to which BlackRock Merger Sub, Inc. will be merged with and into BlackRock, with BlackRock surviving the merger as an indirect wholly owned subsidiary of New BlackRock, Inc., and in which each share of issued and outstanding BlackRock class A common stock and each share of issued and outstanding BlackRock class B common stock will be converted into one share of common stock of New BlackRock. THE MERGER WILL ONLY OCCUR IF EACH OF PROPOSALS 2, 3, 4, 5, 6, 7 AND 8 IS ALSO APPROVED.

(2)	In consideration for its contribution to New BlackRock of the entities and assets that constitute its investment management business, approval of the issuance by New BlackRock to Merrill Lynch of 65 million shares of capital stock of New BlackRock, subject to adjustment, which will be divided between shares of New BlackRock common stock and shares of newly-issued non-voting series A convertible participating preferred stock such that Merrill Lynch will hold no more than 45% of the voting power of New BlackRock and no more than 49.8% of the total issued and outstanding capital stock of New BlackRock following the completion of the transactions. THE ISSUANCE WILL ONLY OCCUR IF EACH OF PROPOSALS 1, 3, 4, 5, 6, 7 AND 8 IS ALSO APPROVED.

(3)	To approve provisions in New BlackRock’s certificate of incorporation and by-laws necessary to implement the stockholder agreement with Merrill Lynch and the implementation and stockholder agreement with PNC, each of which was entered into in connection with the transactions described above in Proposals 1 and 2. THESE PROVISIONS WILL ONLY BE IMPLEMENTED IF EACH OF PROPOSALS 1, 2, 4, 5, 6, 7 AND 8 IS ALSO APPROVED.

(4)	To approve provisions in New BlackRock’s certificate of incorporation authorizing 1 billion shares of capital stock, including 500 million shares of common stock and 500 million shares of preferred stock. THESE PROVISIONS WILL ONLY BE IMPLEMENTED IF EACH OF PROPOSALS 1, 2, 3, 5, 6, 7 AND 8 IS ALSO APPROVED.

(5)	To approve provisions in New BlackRock’s certificate of incorporation and by-laws permitting action by written consent of stockholders if such action has been approved in advance by the board of directors. THESE PROVISIONS WILL ONLY BE IMPLEMENTED IF EACH OF PROPOSALS 1, 2, 3, 4, 6, 7 AND 8 IS ALSO APPROVED.

(6)	To approve provisions in New BlackRock’s certificate of incorporation and by-laws permitting the number of directors on New BlackRock’s board of directors to be changed by a vote of a majority of the entire board of directors. THESE PROVISIONS WILL ONLY BE IMPLEMENTED IF EACH OF PROPOSALS 1, 2, 3, 4, 5, 7 AND 8 IS ALSO APPROVED.

(7)	To approve a provision in New BlackRock’s certificate of incorporation providing that New BlackRock will be subject Section 203 of the General Corporation Law of the State of Delaware, which governs certain business combinations with interested stockholders. THIS PROVISION WILL ONLY BE IMPLEMENTED IF EACH OF PROPOSALS 1, 2, 3, 4, 5, 6 AND 8 IS ALSO APPROVED.

(8)	The approval of an amendment to the BlackRock, Inc. 1999 Stock Award and Incentive Plan to increase the number of shares of BlackRock class A common stock authorized for issuance under the incentive plan from 14,000,000 to 17,000,000 shares. If the merger referred to in Proposal 1 above is completed, as of the effective time of the merger, the incentive plan will be assumed by New BlackRock. In this regard, all references to shares of BlackRock class A common stock and all outstanding awards with respect to class A common stock will be adjusted so as to become awards with respect to shares of New BlackRock common stock. THE AMENDMENT WILL ONLY BECOME EFFECTIVE IF EACH OF PROPOSALS 1, 2, 3, 4, 5, 6 AND 7 IS ALSO APPROVED.

(9)	To transact any other business as may properly come before the special meeting or any adjournments thereof.

Each of the eight proposals listed above is conditioned upon the others and the approval of each such proposal is required for completion of the transactions. None of (1) the merger, (2) the issuance of New BlackRock common stock to Merrill Lynch in consideration of Merrill Lynch’s contribution to New BlackRock of the entities and assets that constitute its investment management business, (3) the implementation of the provisions in New BlackRock’s certificate of incorporation and by-laws or (4) the implementation of the amendment to the BlackRock, Inc. 1999 Stock Award and Incentive Plan will take place unless all eight proposals are approved by BlackRock’s stockholders and the transactions are completed.

All of the above matters are more fully described in the accompanying proxy statement/prospectus. Our board of directors has established the close of business on August 3, 2006 as the record date for determining the stockholders entitled to notice of, and to vote at, the special meeting or any adjournment thereof. Only stockholders who hold shares of BlackRock’s class A common stock or class B common stock on the record date will be entitled to vote at the special meeting.

We urge you, whether or not you plan to attend the special meeting, to sign, date and mail the enclosed proxy card in the envelope provided. You may revoke your proxy at any time, or you may attend the special meeting in person and cast your vote in person on all matters submitted at the special meeting, in which case your proxy would be disregarded.

By order of our Board of Directors,

Robert P. Connolly

Managing Director, General Counsel

and Secretary

[            ], 2006

New York, New York

2

NOTICE ABOUT INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS

You should rely only on the information contained in this proxy statement/prospectus or any supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should disregard anything we said in an earlier document that is inconsistent with what is in or incorporated by reference in this proxy statement/prospectus.

You should assume that the information in this proxy statement/prospectus or any supplement is accurate only as of the date on the front page of this proxy statement/prospectus. Our business, financial condition, results of operations and prospects may have changed since that date and may change again.

i

WHERE YOU CAN FIND MORE INFORMATION

BlackRock files annual, quarterly and current reports, proxy statements and other information with the United States Securities and Exchange Commission, which we sometimes refer to in this proxy statement/prospectus as the “SEC.” You may read and copy this information at the following location:

Public Reference Room

100 F Street, N.E.

Washington, DC 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. BlackRock’s public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

New BlackRock has filed a registration statement on Form S-4 to register with the SEC the New BlackRock common stock that BlackRock’s stockholders will receive in connection with the merger. This proxy statement/prospectus is part of the registration statement on Form S-4 and is a prospectus of New BlackRock and a proxy statement for our special meeting.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement/prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by New BlackRock or any other person.

This proxy statement/prospectus incorporates documents by reference that are not included in or delivered with this document. The SEC allows BlackRock to “incorporate by reference” the information that it files with it, which means that BlackRock can disclose important information to you by referring you to those documents. Documents that are incorporated by reference contain important information about BlackRock and its finances.

The documents incorporated by reference into this proxy statement/prospectus are available from BlackRock upon request by writing to or calling our Corporate Secretary at 40 East 52nd Street, New York, New York 10022, telephone (212) 810-5300. BlackRock will provide a copy of any and all of the information that is incorporated by reference in this proxy statement/prospectus (not including exhibits to the information unless those exhibits are specifically incorporated by reference into this proxy statement/prospectus) to any person, without charge, upon written or oral request. Any request for documents should be made by [            ], 2006 to ensure timely delivery of the documents.

QUESTIONS AND ANSWERS ABOUT THE TRANSACTIONS

The following questions and answers are provided for your convenience and briefly address some commonly asked questions about the transactions and other matters to be considered at the special meeting. You should still carefully read this entire proxy statement/prospectus, including each of the annexes.

Q1:	What are the proposed transactions for which I am being asked to vote?

A1:	You are being asked to vote to adopt a transaction agreement and plan of merger that we and two of our wholly owned subsidiaries entered into with Merrill Lynch & Co., Inc. on February 15, 2006 and approve the transactions contemplated thereby. Under the transaction agreement, an indirect wholly owned subsidiary of BlackRock will be merged with and into BlackRock, with the result that BlackRock will become an indirect wholly owned subsidiary of a new holding company, New BlackRock, Inc., and the stockholders of BlackRock will become stockholders of New BlackRock. Under the transaction agreement, immediately after the merger, Merrill Lynch will contribute the entities and assets that constitute Merrill Lynch Investment Managers, the business of Merrill Lynch engaged in investment management activities, which we sometimes refer to as “MLIM” or the “MLIM business,” to New BlackRock. In consideration of that contribution, New BlackRock will issue to Merrill Lynch 65 million shares of capital stock, subject to adjustment, which will be divided between shares of New BlackRock common stock and shares of non-voting series A convertible participating preferred stock such that Merrill Lynch will hold no more than 45% of the voting power of New BlackRock and no more than 49.8% of the total issued and outstanding capital stock of New BlackRock. Additionally, New BlackRock’s certificate of incorporation and by-laws will differ in several material respects from BlackRock’s current certificate of incorporation and by-laws.

Q2:	What vote is required for approval of the transactions?

A2:	The adoption of the transaction agreement and the approval of the merger contemplated by the transaction agreement and the adoption of the provisions in New BlackRock’s certificate of incorporation and by-laws each require the affirmative vote of (i) a majority of the total votes represented by the shares of our class A common stock and our class B common stock issued and outstanding and entitled to vote, voting together as a single class, and (ii) a majority of our class B common stock issued and outstanding and entitled to vote. Consequently, a failure to vote, an abstention from voting on the merger proposal or a broker non-vote on any of these proposals will have the same effect as a vote against that proposal.

The approval of the issuance of New BlackRock capital stock to Merrill Lynch pursuant to the terms of the transaction agreement requires the affirmative vote of a majority of the total votes represented by the shares of our class A common stock and our class B common stock present in person or represented by proxy and entitled to vote on such matter, voting together as a single class. Consequently, an abstention from voting on the stock issuance proposal will have the same effect as a vote against this proposal.

The PNC Financial Services Group, Inc., which we sometimes refer to as “PNC” in this proxy statement/prospectus, has agreed to vote all of its BlackRock shares in favor of each proposal to be considered at the special meeting. PNC owns approximately 91% of our class B common stock and 85% of the combined voting power of our class A common stock and class B common stock.

Our class A common stock is traded on the New York Stock Exchange, and our class B common stock is generally held by PNC and certain of our employees. Therefore, unless you are affiliated with BlackRock, you hold our class A common stock.

Q3:	When are the transactions expected to be completed?

A3:	We currently anticipate completing the transactions on or about September 30, 2006; however, we cannot assure you when or if the transactions will occur.

Q4:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A4:	You should instruct your broker to vote your shares, following the directions your broker provides. If you do not instruct your broker, your broker will generally not have the discretion to vote your shares without your instructions. Because the proposal in this proxy statement/prospectus regarding adoption of the transaction agreement and plan of merger and approval of the merger contemplated thereby require an affirmative vote of a majority of the outstanding shares of BlackRock common stock for approval, so-called “broker non-votes” would have the same effect as votes cast against the transaction agreement.

Q5:	Should I send in my stock certificates now?

A5:	No. After the merger is completed, you will receive written instructions for exchanging your stock certificates.

Q6:	What is the 1999 Stock Award and Incentive Plan?

A6:	The BlackRock, Inc. 1999 Stock Award and Incentive Plan, which we sometimes refer to as the “incentive plan,” enables our management development and compensation committee to make discretionary stock option, stock appreciation, restricted stock, restricted stock unit, dividend equivalent and other long-term stock-based or cash-based awards to selected employees, non-employee directors and independent contractors of BlackRock and our present or future affiliates. Our board of directors believes that the incentive plan is instrumental in attracting new employees and in retaining and motivating current employees who are incentive plan participants. If the merger described above is completed, the incentive plan will be assumed by New BlackRock at the effective time of the merger, and all references to shares of BlackRock class A common stock and all outstanding awards with respect to class A common stock will be adjusted so as to become awards with respect to shares of New BlackRock common stock.

Q7:	What is the proposed amendment to the incentive plan for which I am being asked to vote?

A7:	The proposed amendment to the BlackRock, Inc. 1999 Stock Award and Incentive Plan increases the number of shares of BlackRock class A common stock authorized for issuance under the incentive plan from 14,000,000 to 17,000,000 shares. In light of the proposed combination of BlackRock and the MLIM business, our board of directors anticipates that the authorization of additional shares under the incentive plan will be necessary to attract, reward and retain top talent. We anticipate that these additional shares will be utilized for retention and incentive awards covering multiple year periods following the completion of the proposed transactions. In addition, we anticipate that certain of the shares will be used for the restricted stock portion of annual bonuses awarded to employees.

Q8:	What do I need to do now?

A8:	After carefully reading and considering the information contained in this proxy statement/prospectus, please fill out and sign the proxy card, and then mail your signed proxy card in the enclosed prepaid envelope as soon as possible so that your shares may be voted at the special meeting. Your proxy card will instruct the persons named on the card to vote your shares at the stockholders meeting as you direct on the card. If you sign and send in your proxy card and do not indicate how you want to vote, your proxy will be voted “FOR” the adoption and approval of the merger agreement, “FOR” approval of the issuance of New BlackRock capital stock to Merrill Lynch, “FOR” each proposal relating to the adoption of provisions of the New BlackRock certificate of incorporation and by-laws and “FOR” approval of the amendment to the 1999 Stock Award and Incentive Plan.

Q9:	May I change my vote after I have mailed my signed proxy card?

A9:

You may change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can send a written notice stating that you want to revoke your proxy.

Second, you can complete and submit a new proxy card. If you choose either of these two methods, you must submit your notice of revocation or your new proxy card to:

Corporate Secretary

BlackRock, Inc.

40 East 52nd Street

New York, NY 10022

Third, you can attend the BlackRock special meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy; you must vote at the meeting.

If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q10:	Who can help answer my questions?

A10:	If you have any questions about the merger or if you need additional copies of this proxy statement/prospectus or the enclosed proxy, you should contact:

Corporate Secretary

BlackRock, Inc.

40 East 52nd Street

New York, NY 10022

(212) 810-5300

SUMMARY

This summary may not contain all of the information that is important to you. You should read carefully the documents attached to and those referenced in this proxy statement/prospectus, including the transaction agreement and plan of merger, attached as Annex A, and the opinion of Citigroup Global Markets Inc., attached as Annex G. Unless otherwise indicated in this proxy statement/prospectus or the context otherwise requires, all references in this proxy statement/prospectus to “ BlackRock,” “we,” “the Company,” “our,” or “us” refer to BlackRock, Inc. or New BlackRock, Inc., as the context requires.

The Special Meeting

Date, Time & Place (See page 23)

The special meeting will be held at [                    ], located at [                    ], on [            ], 2006 at [        ] a.m. local time.

Matters to be Considered (See page 23)

At the special meeting, you will be asked:

•	to consider and vote upon a proposal to adopt the transaction agreement and plan of merger, dated as of February 15, 2006, by and among Merrill Lynch & Co., Inc., BlackRock, Inc., New BlackRock, Inc. and BlackRock Merger Sub, Inc., and approve the merger contemplated thereby, pursuant to which BlackRock Merger Sub, Inc. will be merged with and into BlackRock, with BlackRock surviving the merger as an indirect wholly owned subsidiary of New BlackRock, Inc., and in which each share of issued and outstanding BlackRock class A common stock and each share of issued and outstanding BlackRock class B common stock will be converted into one share of common stock of New BlackRock;

•	to consider and vote upon a proposal to approve, in consideration for its contribution to New BlackRock of the entities and assets that constitute its investment management business, the issuance by New BlackRock to Merrill Lynch of 65 million shares of capital stock of New BlackRock, subject to adjustment, which will be divided between shares of New BlackRock common stock and shares of newly-issued non-voting series A convertible participating preferred stock such that Merrill Lynch will hold no more than 45% of the voting power of New BlackRock and no more than 49.8% of the total issued and outstanding capital stock of New BlackRock following the completion of the transactions;

•	to consider and vote upon five proposals to approve provisions of the New BlackRock certificate of incorporation;

•	to consider and vote upon a proposal to approve an amendment to the BlackRock, Inc. 1999 Stock Award and Incentive Plan (which will be assumed by New BlackRock if the merger described above is completed, as of the effective time of the merger) to increase the number of shares of BlackRock class A common stock authorized for issuance under the incentive plan from 14,000,000 to 17,000,000 shares; and

•	to transact any other business as may properly come before the special meeting or any adjournments thereof.

Record Date; Voting Rights (See page 24)

Our board of directors has established the close of business on August 3, 2006 as the record date for determining the holders of voting securities entitled to notice of, and to vote at, the special meeting. As of the date of this proxy statement/prospectus, we had outstanding and entitled to vote 20,036,462 shares of our class A common stock, par value $0.01 per share and 44,107,479 shares of our class B common stock, par value $0.01 per share.

Our class A common stockholders and our class B common stockholders are entitled to vote together as a single class on the adoption of the transaction agreement and on each other proposal to be considered at the special meeting. Our class B common stockholders are also entitled to vote separately as a class on the adoption of the transaction agreement and the approval of the merger and on each proposal relating to the adoption of provisions of the New BlackRock certificate of incorporation and by-laws. Each share of our class A common stock is entitled to one vote and each share of our class B common stock is entitled to five votes. Consequently, on those matters upon which our class A common stockholders and our class B common stockholders are entitled to vote together as a class, a total of 20,036,462 votes may be cast by our class A common stockholders and a total of 220,537,400 votes may be cast by our class B common stockholders.

Our directors and officers own in the aggregate approximately 7% of our class B common stock and 8% of the combined voting power of our class A common stock and class B common stock. The PNC Financial Services Group, Inc. has agreed to vote or cause to be voted all of the shares of BlackRock capital stock owned by it and its affiliates, representing approximately 85% of the outstanding voting power of BlackRock and approximately 91% of the outstanding shares of class B common stock, in favor of the transactions.

Revocability of Proxies (See page 25)

You have the power to revoke your proxy at any time before the shares it represents are voted. A revocation will be effective upon receipt, at any time before the special meeting is called to order, by our secretary of either (i) an instrument revoking your proxy or (ii) a proxy duly executed by you bearing a later date than the preceding proxy. Additionally, you may change or revoke a previously executed proxy by voting in person at the special meeting.

The BlackRock Companies and MLIM

BlackRock

40 East 52nd Street

New York, New York 10022

(212) 810-5300

BlackRock, Inc., a Delaware corporation formed in 1998, is one of the largest publicly traded investment management firms in the United States, with $464.1 billion of assets under management at June 30, 2006. It manages fixed income, cash management, equity and alternative investment products on behalf of institutional and individual investors worldwide. BlackRock also offers risk management, investment system outsourcing and financial advisory services to institutional investors under the BlackRock Solutions® brand name. BlackRock currently is a majority-owned indirect subsidiary of The PNC Financial Services Group, Inc. As of May 26, 2006, PNC and its subsidiaries owned approximately 69% of the capital stock of BlackRock. Headquartered in New York City, BlackRock has offices in the United States, Europe, Asia and Australia.

New BlackRock

40 East 52nd Street

New York, New York 10022

(212) 810-5300

We formed New BlackRock (formerly “New Boise, Inc.”) as a Delaware corporation on February 13, 2006 to facilitate the transactions. Upon completion of the merger, BlackRock Merger Sub will be merged with and into BlackRock, and BlackRock will survive the merger as an indirect wholly owned subsidiary of New BlackRock. BlackRock’s current stockholders will become stockholders of New BlackRock, instead of BlackRock, and New BlackRock will become the publicly-traded holding company of BlackRock’s businesses. Following the completion of the transactions described in this proxy statement/prospectus, New BlackRock will be renamed “BlackRock, Inc.,” and its common stock will trade under BlackRock’s current ticker symbol, “BLK,” on the New York Stock Exchange.

BlackRock Merger Sub

40 East 52nd Street

New York, New York 10022

(212) 810-5300

We formed BlackRock Merger Sub (formerly “Boise Merger Sub, Inc.”) as a Delaware corporation on February 13, 2006 to facilitate the transactions. To date, BlackRock Merger Sub has not conducted any activities other than those incident to its formation and the execution of the transaction agreement. In the merger, BlackRock Merger Sub will be merged with and into BlackRock, with BlackRock as the surviving corporation.

Merrill Lynch Investment Managers

P.O. Box 9011

Princeton, NJ 08543-9011

1-800-MERRILL

Merrill Lynch Investment Managers, Merrill Lynch’s asset management segment, offers a wide range of investment management capabilities to retail and institutional investors through proprietary and third-party distribution channels globally. Asset management capabilities include equity, fixed income, money market, index, enhanced index and alternative investments, which are offered through vehicles such as mutual funds, privately managed accounts, and retail and institutional separate accounts. MLIM is a leading investment organization with more than $583 billion in assets under management globally as of June 30, 2006. More than 70% of MLIM’s global assets under management were above benchmark or category median for the three- and five-year periods ending March 2006. MLIM is headquartered in Plainsboro, New Jersey and has offices in the United States, Europe, Asia and Australia.

The Transaction Agreement

(See page 56)

Pursuant to the transaction agreement and plan of merger, dated as of February 15, 2006, by and among Merrill Lynch, BlackRock, New BlackRock and BlackRock Merger Sub, BlackRock Merger Sub will be merged with and into BlackRock, with BlackRock surviving the merger as an indirect wholly owned subsidiary of New BlackRock, and each share of issued and outstanding BlackRock class A common stock and each share of issued and outstanding BlackRock class B common stock will be converted into one share of common stock of New BlackRock.

Pursuant to the transaction agreement, in consideration of Merrill Lynch’s contribution to New BlackRock of the entities and assets that constitute its investment management business, New BlackRock will issue to Merrill Lynch 65 million shares of capital stock of New BlackRock, subject to adjustment, which will be divided between shares of New BlackRock common stock and shares of newly issued non-voting series A convertible participating preferred stock such that Merrill Lynch will hold no more than 45% of the voting power of New BlackRock and no more than 49.8% of the total issued and outstanding capital stock of New BlackRock.

The Global Distribution Agreement

(See page 76)

In connection with the transactions, we will enter into a global distribution agreement with Merrill Lynch. The global distribution agreement provides a framework under which Merrill Lynch will distribute our investment advisory products, and those of the MLIM business, all of which we refer to sometimes as “covered products.” Pursuant to the distribution agreement, among other things: (1) Merrill Lynch will cause each of its distributors to continue distributing BlackRock covered products and MLIM business covered products that it distributed as of the date of the transaction agreement, on the same economic terms as were in effect as of the date of the transaction agreement; (2) any covered product introduced by New BlackRock to Merrill Lynch for distribution will be entitled to the most favorable economic terms offered by New BlackRock to other distributors of the same product; and (3) with respect to any Merrill Lynch distributor that does not at the time in question distribute a particular covered product, Merrill Lynch will, upon our request, use all commercially reasonable efforts to obtain distribution of any covered products by such Merrill Lynch distributor as we request on the same terms as provided to covered products we distribute as of the date of the transaction agreement or as we introduce to Merrill Lynch after the date of the distribution agreement.

The Stockholder Agreements

(See page 69)

In connection with the transactions, we entered into a stockholder agreement with Merrill Lynch and an implementation and stockholder agreement with PNC. We sometimes refer to these agreements collectively as the “stockholder agreements” in this proxy statement/prospectus. The Merrill Lynch stockholder agreement will govern Merrill Lynch’s ownership interest in New BlackRock upon consummation of the transactions, which is expected to include common stock in an amount equal to 45% of the issued and outstanding common stock and non-voting series A convertible participating preferred stock in an amount such that, together with the common stock, Merrill Lynch will own up to 49.8% of the issued and outstanding capital stock of New BlackRock immediately after the completion of the transactions. The PNC implementation and stockholder agreement will govern PNC’s ownership interest in New BlackRock upon consummation of the transactions, which will equal approximately 34% of the issued and outstanding capital stock of New BlackRock.

The Merrill Lynch stockholder agreement provides for a limitation on the percentage of New BlackRock capital stock that may be owned by Merrill Lynch at any time (which we sometimes refer to as the “Merrill ownership cap”). Due to the Merrill ownership cap, Merrill Lynch is not permitted to acquire any additional capital stock of New BlackRock if, after such acquisition, it would hold greater than 49.8% of the total voting power of the voting securities of New BlackRock issued and outstanding at such time or 49.8% of the sum of the voting securities and the preferred stock of New BlackRock issued and outstanding at such time and issuable upon the exercise of any options or other rights outstanding at that time.

The PNC implementation and stockholder agreement provides for a limitation on the percentage of New BlackRock capital stock that may be owned by PNC at any time (which we sometimes refer to as the “PNC ownership cap”). Due to the PNC ownership cap, PNC is generally not permitted to acquire any additional capital stock of New BlackRock if, after such acquisition, it would hold more than the greater of (1) 35% of the total voting power of the voting securities of New BlackRock or (2) PNC’s ownership percentage in New BlackRock immediately after the closing of the transactions. The PNC ownership cap is subject to increase up to 40% in certain limited situations.

At all times after the closing of the transactions, each of Merrill Lynch and PNC is prohibited from taking part in soliciting, negotiating with, providing information to or making any statement or proposal to any person with respect to, or making any public announcement with respect to mergers, acquisitions, business combination transactions, restructuring transactions and tender offers.

Both the Merrill Lynch stockholder agreement and the PNC implementation and stockholder agreement provide that the board of directors of New BlackRock will consist of the following seventeen directors:

•	nine directors who will be independent for purposes of the rules of the New York Stock Exchange and will not be designated by or on behalf of Merrill Lynch, PNC or any of their respective affiliates,

•	four directors who will be members of New BlackRock management (including at least one who will be a former executive of MLIM)

•	two directors, each in a different class, who will be designated by Merrill Lynch, and

•	two directors, each in a different class, who will be designated by PNC.

Under the Merrill Lynch stockholder agreement and the PNC implementation and stockholder agreement, certain fundamental transactions may not be entered into without prior approval of all of the independent directors then in office, or at least two-thirds of the directors then in office. Additionally, New BlackRock may not enter into certain key transactions without the prior approval of Merrill Lynch and PNC.

Recommendation of the Board of Directors

(See pages 26 and 27)

Our board of directors has approved the transaction agreement, has determined that the transaction agreement and the transactions contemplated by it, including the merger, are advisable, fair to, and in the best interests of BlackRock and its stockholders, and that the issuance of New BlackRock capital stock to Merrill Lynch in consideration of the MLIM contribution is in the best interests of BlackRock and the holders of BlackRock common stock. Our board of directors unanimously recommends that the BlackRock stockholders vote “FOR” Proposal 1, the adoption of the transaction agreement and approval of the merger, “FOR” Proposal 2, the approval of the issuance of capital stock to Merrill Lynch in consideration of the MLIM contribution, and “FOR” each of Proposals 3-7, the adoption of provisions of the New BlackRock certificate of incorporation and by-laws.

Opinion of Citigroup Global Markets Inc.

(See page 45)

In deciding to approve the transactions, our board of directors considered the oral opinion of Citigroup Global Markets Inc., which we refer to in this proxy statement as Citigroup, delivered on February 14, 2006, which was subsequently confirmed in writing, that, as of the date of the opinion and based upon and subject to the assumptions, limitations and considerations set forth in the opinion, the aggregate 65 million newly-issued shares of New BlackRock common stock and non-voting series A convertible participating preferred stock to be issued by New BlackRock in exchange for Merrill Lynch’s contribution of the MLIM business pursuant to the transaction agreement was fair, from a financial point of view, to New BlackRock. The written opinion of Citigroup is attached as Annex G to this proxy statement/prospectus. We urge our stockholders to read the Citigroup opinion carefully and in its entirety. Citigroup’s opinion was provided for the information of our board of directors in their evaluation of the proposed transaction with Merrill Lynch and was limited solely to the fairness, from a financial point of view, as of the date of the opinion, of the consideration to be issued by New BlackRock to Merrill Lynch for the contribution of the MLIM business. Neither Citigroup’s opinion nor its related analyses constituted a recommendation of the transaction with Merrill Lynch to the BlackRock board of directors. Citigroup makes no recommendation to any stockholder regarding how such stockholder should vote or act on any matters relating to the transactions, including the merger and the issuance of New BlackRock capital stock to Merrill Lynch.

Conditions to the Transactions

(See page 65)

The obligations of the parties to complete the transactions are subject to, among others, the following conditions:

•	the absence of any governmental orders, injunctions, judgments or decrees preventing the consummation of the merger and other transactions contemplated by the transaction agreement;

•	the merger and transactions related thereto shall have been approved and adopted as required by the General Corporation Law of the State of Delaware and approved as required by the New York Stock Exchange;

•	we shall have received an opinion of our tax counsel that the merger will be treated as a reorganization under Section 368(a)(2)(E) of the Internal Revenue Code and Merrill Lynch shall have received an opinion of its tax counsel that the MLIM contribution and the merger will together qualify as a transaction governed by Section 351 of the Internal Revenue Code;

•	the aggregate annualized advisory fees on assets under management generated by MLIM as of a specific date prior to the closing shall be equal to or greater than 75% of such fees as of December 31, 2005; and

•	the aggregate annualized advisory fees on assets under management generated by us and our subsidiaries as of a specific date prior to the closing shall be equal to or greater than 75% of such fees as of December 31, 2005.

Regulatory Matters

(See page 44)

The transaction agreement requires that, prior to consummation of the transactions, BlackRock shall have received the approval of the National Association of Securities Dealers, Inc., which we refer to as the “NASD,” with respect to BlackRock Investments, Inc. and State Street Research Investment Services, Inc., and the financial regulatory authorities of a number of foreign jurisdictions, including (1) the Financial Services Authority, in the UK, or the “Financial Services Authority,” (2) the German Federal Financial Supervisory Authority, or “BaFin,” (3) the Ontario Securities Commission, or the “OSC,” and (4) the Securities and Futures Commission of Hong Kong, or the “SFC.”

The transaction agreement further requires that, prior to consummation of the transactions, Merrill Lynch shall have received the approval of the NASD and the Commodity Futures Trading Commission, in the U.S., as well as the financial regulatory authorities of a number of foreign jurisdictions, including (1) the Financial Services Commission, in Jersey, United Kingdom, (2) BaFin, (3) the Irish Financial Services Regulatory Authority, (4) the Financial Supervision Commission, in the Isle of Man, United Kingdom, (5) the Commissione Nazionale per le Societa e la Borsa and the Bank of Italy, in Italy, (6) the Commission de Surveillance du Secteur Financier, in Luxembourg, (7) the Autoriteit Financiele Markten, in the Netherlands, (8) the Financial Services Authority, (9) the OSC, (10) the Monetary Authority of Singapore, (11) the SFC, and (12) the Securities and Futures Bureau, in Taiwan.

Material U.S. Federal Income Tax Considerations

(See page 55)

The obligations of BlackRock and Merrill Lynch to complete the transactions are subject to (1) the receipt by BlackRock of the opinion of its counsel that the merger will be treated as a reorganization under Section 368(a)(2)(E) of the Internal Revenue Code and (2) the receipt by Merrill Lynch of the opinion of its counsel that the MLIM contribution, together with the merger, will qualify as a transaction governed by Section 351 of the Internal Revenue Code. Accordingly, BlackRock stockholders generally will not recognize gain or loss for U.S. federal income tax purposes as a result of the merger.

Tax matters are very complicated and the tax consequences of the merger to each BlackRock stockholder will depend on such stockholder’s particular facts and circumstances. BlackRock stockholders are urged to consult their tax advisors to understand fully the tax consequences to them of the merger.

Dissenters’ Rights

(See page 44)

Under no circumstances are holders of BlackRock class A common stock or class B common stock entitled to dissenters’ rights of appraisal in connection with the transactions.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

(See page 81)

Upon the completion of the transactions, New BlackRock’s certificate of incorporation and bylaws will be as set forth in the forms attached as Annexes D and E to this proxy statement/prospectus. The certificate of incorporation and bylaws differ from our current certificate of incorporation and bylaws in several material respects, including differences that reflect the fact that New BlackRock will not be a majority owned subsidiary of PNC.

Amendment to the BlackRock, Inc. 1999 Stock Award and Incentive Plan

(See page 86)

The BlackRock, Inc. 1999 Stock Award and Incentive Plan, which we sometimes refer to as the “incentive plan,” enables the management development and compensation committee of our board of directors to make discretionary awards of stock options, stock appreciation rights, restricted stock, restricted stock unit and dividend equivalents and other long-term stock-based or cash-based awards to selected employees, non-employee directors and independent contractors of BlackRock and our present or future affiliates. Our board of directors believes that the incentive plan is instrumental in attracting new employees and in retaining and motivating current employees who are incentive plan participants.

We are asking you to approve an amendment to the incentive plan that would increase the number of shares of BlackRock class A common stock authorized for issuance under the incentive plan from 14,000,000 to 17,000,000 shares. In light of the proposed combination of BlackRock and the MLIM business, our board of directors anticipates a need for additional shares under the incentive plan to attract, reward and retain top talent. We anticipate that these additional shares will be utilized for retention and incentive awards covering multiple year periods following the completion of the proposed transactions. In addition, we anticipate that certain of the shares will be used for the restricted stock portion of annual bonuses awarded to employees.

As of the effective time of the merger, the incentive plan will be assumed by New BlackRock. Consequently, all references in the incentive plan to shares of BlackRock class A common stock and all outstanding awards with respect to class A common stock will be adjusted to refer to or to become awards with respect to shares of New BlackRock common stock. Our board of directors unanimously recommends that the BlackRock stockholders vote “FOR” Proposal 8, the approval of the amendment to the incentive plan.

SELECTED HISTORICAL FINANCIAL INFORMATION

MLIM—Summary of Selected Financial Data

The selected financial data presented below have been derived in part from, and should be read in conjunction with, the combined financial statements of the MLIM business and the management’s discussion and analysis of financial condition and results of operations included in this proxy statement/prospectus.

	Three Months Ended		Year Ended Last Friday in December
(dollars in millions)	March 31, 2006* (13 weeks) (Unaudited)	April 1, 2005 (13 weeks) (Unaudited)	2005 (52 weeks) **	2004 (53 weeks) (Unaudited)	2003 (52 weeks) (Unaudited)	2002 (52 weeks) (Unaudited)	2001 (52 weeks) (Unaudited) ***
Results of Operations
Net Revenues	$570	$413	$1,807	$1,580	$1,362	$1,519	$1,928
Non-Interest Expenses	457	286	1,221	1,120	1,101	1,301	2,062

Net Operating Income (Loss)	$113	$127	$586	$460	$261	$218	$(134)

Net Income (Loss)	$78	$81	$391	$290	$172	$147	$(94)

Financial Position
Total Assets	$16,248	$18,472	$15,787	$18,338	$13,980	$10,955	$11,215
Total Net Assets	$4,920	$6,071	$5,534	$6,349	$627	$993	$2,007

Financial Ratios
Pre-Tax Profit Margin	19.8%	30.8%	32.4%	29.1%	19.2%	14.4%	N/M
Other Statistics
Assets Under Management (dollars in billions)	$576	$474	$539	$496	$500	$462	$529

*	Decrease in pre-tax profit margin in 2006 includes the impact of the recognition of $109 million in one-time compensation expense related to the modification of Merrill Lynch stock awards and the adoption of SFAS 123R. See the New Accounting Pronouncements section of Note 1 to Merrill Lynch Investment Managers’ Business Financial Statements for additional information.
**	Amounts were derived from MLIM’s audited combined financial statements as of, and for the year ended, December 30, 2005. Total assets at year-end 2005 declined $2.6 billion, or 14% from year-end 2004 primarily as a result of a $2.3 billion, or 35%, decline in separate account assets driven by a transfer of assets from consolidated separate account products to investment funds within MLIM’s assets under management. As such, these assets are no longer included in MLIM’s balance sheet.
***	MLIM’s 2001 pre-tax loss includes $283 million of net restructuring and other charges related to Merrill Lynch’s 2001 restructuring plan.
N/M	Not meaningful.

BlackRock—Summary of Selected Financial Data

The selected financial data presented below have been derived in part from, and should be read in conjunction with, the consolidated financial statements of BlackRock and management’s discussion and analysis of financial condition and results of operations incorporated by reference into this proxy statement/prospectus.

	Three Months Ended March 31,			Year Ended December 31,
(dollars in millions)	Pro Forma for the Transactions 2006#a	2006#	2005	Pro Forma for the Transactions 2005a	2005##(1)	2004##	2003	2002	2001
	(unaudited)			(unaudited)	###	###	###	###	###
Income Statement Data
Total Revenue	$927	$396	250	$2,869	$1,191	$725	$598	$577	$533
Operating Expenses	661	296	183	2,162	851	559	370	362	363

Net Operating Income	$266	$100	$67	$707	$340	$166	$228	$215	$170
Net Income	$181	$71	$47	$503	$234	$143	$155	$133	$107

Balance Sheet Data
Total Assets	$21,790	$1,841	$1,494	$21,288	$1,848	$1,145	$967	$864	$684
Long-Term Borrowings	$254	$254	$250	$254	$254	$5	$6	$7	$7
Shareholder’s Equity	$10,269	$989	$846	$10,862	$922	$768	$713	$635	$486

Financial Ratios
Pre-Tax Profit Margin	28.7%	28.6%	29.7%	24.6%	31.5%	27.6%	41.9%	38.8%	33.9%
Other Statistics
Assets Under Management (dollars in billions)	$1,039	$463	$391	$992	$453	$342	$309	$273	$239

#	See “Global Market Activity” regarding the effect of market volatility on BlackRock and MLIM.
##	Includes the impact of BlackRock’s Long-Term Retention and Incentive Plan (“LTIP”) of $59 million and $104 million in 2005 and 2004, respectively. See Note 12 of BlackRock’s 2005 Annual Report on Form 10-K for full discussion of the initial 2004 charge in respect of the LTIP.
###	Amounts derived from BlackRock’s audited consolidated financial statements for the appropriate periods.
a	Includes the pro forma effects of the transaction between BlackRock and MLIM as if the transaction had occurred at the beginning of the fiscal period presented. See further discussion in the Note 2 to the New BlackRock, Inc. pro forma financial statements on page F-35.
(1)	2005 includes an increase in assets under management of approximately $50 billion as the result of the acquisition of SSRM Holdings in January 2005. For further discussion of the acquisition see Note 2 to the Consolidated Financial Statements contained in BlackRock’s 2005 Annual Report on Form 10-K and further discussion of operating results in Management’s Discussion and Analysis of Financial Condition and Results of Operations in BlackRock’s 2005 Annual Report on Form 10-K.

HISTORICAL AND PRO FORMA PER SHARE DATA

The following table shows selected historical per share data for BlackRock and unaudited pro forma per share data for New BlackRock. The pro forma data give effect to the transactions as if they had occurred on January 1, 2005. We compute basic earnings per share based upon the weighted average number of shares of common stock outstanding during the period presented. We include shares of common stock granted to our officers and employees in the computation only after the shares become fully vested. We compute diluted earnings per share based upon the weighted average number of shares of common stock and dilutive common stock equivalents outstanding during the periods presented. The diluted earnings per share computations include the dilutive impact of options to purchase common stock which were outstanding during the period calculated by the “treasury stock” method, unvested stock grants and other restricted awards to directors, officers and employees and the dilutive impact of the assumed conversion of the $250 million principal amount of our 2.625% Convertible Debentures due 2035 (see Note 18 to the financial statements contained in our annual report on Form 10-K for the year ended December 31, 2005, which is incorporated herein by reference). The pro forma data give effect to the issuance of the total number of shares to be issued in the merger (based on the weighted average number of shares outstanding during the year ended December 31, 2005 and the three months ended March 31, 2006).

	As of and for the Three Months Ended March 31, 2006	As of and for the Twelve Months Ended December 31, 2005
	(unaudited)
Basic earnings per share
Historical	$1.11	$ 3.64 (1)
Pro forma (3)	$1.40	$ 3.89 (2)
Diluted earnings per share
Historical	$1.06	$ 3.50 (1)
Pro forma (3)	$1.36	$ 3.78 (2)
Dividends per share
Historical	$0.42	$ 1.20 (2)
Pro forma	$0.42	$ 1.20 (2)
Book value per share (4)
Historical	$14.82	$13.79 (2)
Pro forma	$77.32 (5)	$81.70 (2)

(1)	Amounts derived from BlackRock’s audited consolidated financial statements as of, and for the year ended, December 31, 2005.
(2)	Unaudited.
(3)	See calculation of pro forma basic and diluted earnings per share in Note 3 to the Pro Forma Condensed Combined Financial Statements on page F-38.
(4)	Book value per share was calculated as total equity at the end of the period divided by weighted-average diluted shares outstanding during the period.
(5)	The decrease in pro forma book value per share from December 31, 2005 to March 31, 2006 is the result of the increase in MLIM’s accounts payable allocations from Merrill Lynch. See additional discussion on page F-25.

GLOBAL MARKET ACTIVITY

During the first quarter of 2006, the global financial markets experienced appreciation. However, subsequent to the first quarter, the markets have experienced a decline. The financial results contained herein, including the pro forma condensed combined statements of income, do not reflect the subsequent market decline. For a discussion of the potential effects on our revenues of changes in securities markets, see “Risk Factors—Business-Related Risks—Change in the securities markets could lead to a decline in revenues” included in BlackRock’s Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2005, which is incorporated into this proxy statement/prospectus by reference. Following the completion of the transactions, volatility in global financial markets may have a greater impact on the revenue of the combined company, particularly in light of the substantial international orientation of the MLIM business, including the significant portion of MLIM’s assets under management generated by Merrill Lynch’s Global Private Client group. Moreover, in light of the higher degree of exposure of the MLIM business to equity markets, volatility in the prices of equity securities may have a greater impact on the revenue of the combined company. See “Risk Factors—Loss of market share with Merrill Lynch’s Global Private Client group could harm operating results of New BlackRock” and “—MLIM’s various businesses may be adversely impacted by global market and economic conditions that may cause fluctuations in interest rates, exchange rates, equity and commodity prices and credit spreads.”

PER SHARE MARKET PRICE INFORMATION

Shares of our class A common stock are listed on the New York Stock Exchange (which we sometimes refer to as the “NYSE”) under the symbol “BLK.” There is no established trading market for our class B common stock.

The following table sets forth for the periods indicated the high and low reported sale prices and dividends paid per share for the class A common stock as reported on the NYSE:

	class A common stock
	High	Low	Dividends
Year Ending December 31, 2006
First Quarter	$161.49	$105.74	$0.42
Second Quarter	159.36	120.69	0.42
Third Quarter (through July 19, 2006)	142.44	126.38	—
Year Ended December 31, 2005
First Quarter	$82.45	$73.64	$0.30
Second Quarter	80.52	69.38	0.30
Third Quarter	89.29	79.87	0.30
Fourth Quarter	113.87	83.01	0.30
Year Ended December 31, 2004
First Quarter	$62.34	$53.03	$0.25
Second Quarter	66.93	57.80	0.25
Third Quarter	76.00	60.66	0.25
Fourth Quarter	78.24	68.83	0.25

On January 19, 2006, the last trading day before press reports about a business combination transaction involving BlackRock were first published, the closing price of our class A common stock was $119.88. On July 19, 2006, the most recent practicable date before the filing of this proxy statement/prospectus, the closing price of our class A common stock was $130.91.

Dividend Policy

In connection with its approval of the transaction agreement, the board of directors of New BlackRock adopted a dividend policy establishing a 40% targeted payout ratio, with all subsequent quarterly dividend declarations under such policy remaining subject to the board’s fiduciary discretion. The PNC implementation and stockholder agreement provides that New BlackRock will not revise the dividend payout ratio downward, except in furtherance of its board of directors’ fiduciary duties or other prudential financial considerations.

RISK FACTORS

You should carefully consider the following risk factors relating to the transactions and to ownership of BlackRock and New BlackRock common stock. You should also consider the other information included or referred to in this proxy statement/prospectus. See “Where You Can Find More Information” for directions on how to obtain additional information.

Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

This proxy statement/prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this proxy statement/prospectus. See “Forward-Looking Statements.”

Risks Related to the Transactions

The combination of the BlackRock business with the MLIM business creates numerous risks and uncertainties which could adversely affect our profitability.

Strategic transactions, like the combination of the BlackRock business with the MLIM business, create numerous uncertainties and risks. The MLIM business will transition from being a part of Merrill Lynch to being a part of New BlackRock, which will entail many changes, including the integration of MLIM’s domestic and international business and personnel with our existing business and personnel, and changes in systems and employee benefit plans. These transition activities are complex, and we may encounter unexpected difficulties, or incur unexpected costs, in any of them, including:

•	the diversion of management’s attention to integration matters;

•	difficulties in achieving expected cost savings associated with the transactions;

•	difficulties in the integration of operations and systems;

•	difficulties in the assimilation of employees;

•	difficulties in replacing the support functions currently provided by Merrill Lynch to MLIM, including support and assistance in respect of risk management, financial and operational functions;

•	challenges in keeping existing clients and obtaining new clients, including potential conflicts of interest; and

•	challenges in attracting and retaining key personnel.

As a result, we may not be able to realize the expected revenue growth and other benefits that we hope to achieve from the transactions. In addition, we may be required to spend additional time or money on integration that would otherwise be spent on the development and expansion of our business and services.

The market price for New BlackRock common stock may be affected by factors different from those that currently affect the shares of BlackRock.

Upon completion of the transactions, holders of shares of our common stock will become holders of New BlackRock common stock. Because the business of New BlackRock will include the business of BlackRock and the MLIM business, the results of operations of the combined company will be affected by factors different from those currently affecting the results of operations of BlackRock. Following the completion of the transactions, the market price of New BlackRock common stock will reflect risks associated with the MLIM business, the nature and extent of which may be different than the nature and extent of the risks associated with BlackRock common stock prior to the transactions. For a discussion of the risks associated with the MLIM business, see “—Risks Related to the MLIM Business and Distribution Arrangements.” For a discussion of BlackRock’s current business and certain factors to consider in connection with the business, see the documents incorporated by reference in this proxy statement/prospectus and referred to under “Where You Can Find More Information.”

Our failure to complete the transactions could cause us to incur significant fees and expenses and could lead to negative perceptions among investors, potential investors and clients.

In the event the transactions are not completed, BlackRock will bear certain fees and expenses associated with the transactions, which may be significant. BlackRock has incurred, and expects to continue to incur, costs associated with consummating the transactions, including investment banking fees of $20 million and $19 million of integration costs incurred through June 30, 2006. Investors, potential investors and clients may consider the failure to complete the transactions to be a significantly negative development regarding BlackRock. The market price of BlackRock’s common stock may reflect positive market assumptions that the transactions will be completed and the related benefits will be realized. As a consequence of any or all of the foregoing, BlackRock’s stock price may be negatively impacted by the failure to complete the transactions.

The transactions are subject to various regulatory approvals, client consents, approval by our stockholders and other customary closing conditions prior to consummation.

The transactions, which have been approved by the boards of directors of BlackRock, New BlackRock, PNC and Merrill Lynch, are subject to various regulatory approvals, client consents, approval by our stockholders and other customary closing conditions. If the necessary approvals are not met by the contractual deadline of January 31, 2007, the transactions may not be completed, which could cause BlackRock’s earnings or stock price to decline.

Uncertainties associated with the transactions or the combined company may cause us to lose clients.

In response to the announcement of the transactions, clients and potential clients of our business and the MLIM business may delay or defer decisions concerning their use of the products and services of MLIM and BlackRock and may withdraw assets under management. The transactions will require approval by the U.S. registered investment companies advised by MLIM of new investment advisory agreements to take effect upon the completion of the transactions and consent by other clients, including certain collective investment vehicles that are not registered U.S. investment companies. Any failure to obtain required approvals or consents could have an adverse impact on the amount of assets under management of the combined company following the completion of the transactions.

We do not believe that the transactions will be an assignment of the current investment management agreements or sub-advisory agreements of the U.S. registered investment companies advised by us under the Investment Company Act of 1940; however, it is possible that the transactions could be determined to be such an assignment, which would result in the automatic termination of each of those agreements. Due to the possibility of termination of the contracts, each of the U.S. registered investment companies advised by us is submitting a new investment management agreement and, if applicable, new sub-advisory agreement to its shareholders for approval to prevent any potential disruption in our ability to continue to provide services to those investment companies after completion of the transactions. The new agreements will be effective upon completion of the transactions.

Clients of MLIM and our clients may terminate investment management contracts or withdraw funds at will or on short notice. Concerns about the transactions could cause both institutional and individual clients to terminate their relationships with us or MLIM and to reduce the aggregate amount of assets under management, or shift their assets to other types of accounts with different rate structures. Any number of other factors could also lead to such changes, including poor investment performance, changes in prevailing interest rates, changes in investment preferences of clients, changes in our reputation or MLIM’s reputation in the marketplace, changes in management or control of clients or third party distributors with whom we have relationships, loss of key investment management personnel and financial market performance. We have, from time to time, lost separate accounts because of corporate mergers and restructurings, and we could lose accounts due to the transactions contemplated by the transaction agreement or under other circumstances, such as adverse market conditions or poor performance. Any of these matters could have an adverse effect on our business, amount of assets under management, results of operations or financial condition following the transactions.

Loss of key personnel could lead to loss of clients and a decline in our revenues.

Our success after the completion of the transactions will depend in part upon our ability to retain key employees. Competition for qualified personnel in the asset management industry can be very intense. In addition, key employees may depart because of issues relating to the difficulty of integration. We have encouraged the continued retention of executives and other key personnel through measures such as providing deferred compensation and competitive annual and long-term compensation arrangements. We have also provided retention incentives for individuals who will be a part of the combined business to take effect after the completion of the transactions. However, these measures may not succeed in retaining all key personnel. If we are unable to attract and retain qualified individuals or our costs to do so increase significantly, our business could be materially adversely affected. In addition, since many of the individual employees at our subsidiaries often maintain a strong, personal relationship with our clients based on the clients’ trust in the employee, the departure of one or more of these employees could cause the subsidiary to lose client accounts, which could have a material adverse effect on our results of operations and financial condition.

Following the completion of the transactions, for so long as Merrill Lynch and PNC maintain certain levels of stock ownership, Merrill Lynch and PNC will vote as stockholders in accordance with the recommendation of New BlackRock’s board of directors, and certain actions will require special board approval or the prior approval of Merrill Lynch and PNC.

As a result of the arrangements to be established in the transactions, together with the ownership structure of the combined company, stockholders may have no effective power to influence corporate actions. Upon the completion of the transactions, Merrill Lynch will own 45% of New BlackRock’s issued and outstanding common stock, and up to 49.8% of the issued and outstanding capital stock of New BlackRock, and PNC will own approximately 34% of New BlackRock’s issued and outstanding capital stock.

Merrill Lynch and PNC have agreed to vote all of their shares in accordance with the recommendation of New BlackRock’s board of directors to the extent consistent with the provisions of the agreements described under “The Transactions—The Stockholder Agreements.” As a consequence, matters submitted to a stockholder vote, including elections of directors, will be approved or disapproved solely in accordance with the determinations of the board of directors (which, in addition to directors designated by New BlackRock management, Merrill Lynch and PNC, will include a majority of independent directors), so long as the shares held by Merrill Lynch and PNC constitute a majority of the outstanding shares. This arrangement will have the effect of concentrating control over New BlackRock in the board of directors, whether or not stockholders agree with any particular determination of the board.

Additionally, under the Merrill Lynch stockholder agreement and the PNC implementation and stockholder agreement, New BlackRock may not undertake certain actions without the prior approval of all of the independent directors or two-thirds of the directors then in office, and the following actions require prior approval of Merrill Lynch and PNC:

•

until the fifth anniversary of the closing, any merger or similar transaction that would cause a majority of the total voting power of the capital stock of New BlackRock or the person surviving such transaction to be beneficially owned by one or more persons other than those holding a majority of the total voting power of the capital stock of New BlackRock prior to such transaction or any other merger or similar transaction in which more than 20% of the total voting power of the capital stock of New BlackRock or the person surviving such transaction would be beneficially owned by any person who beneficially owned less than 20% of the total voting power of the capital stock of New BlackRock or of such surviving person immediately prior to such transaction;

•	any sale of any subsidiary of New BlackRock the annualized revenues of which, together with the annualized revenues of any other subsidiaries disposed of within the same year, are more than 20% of the annualized revenues of New BlackRock for the preceding fiscal year on a consolidated basis; or

•	a voluntary bankruptcy or similar filing by New BlackRock.

Under the Merrill Lynch stockholder agreement, New BlackRock may not enter into any of the following transactions without the prior approval of Merrill Lynch:

•	after the fifth anniversary of the closing, any merger or similar transaction that would cause a majority of the total voting power of the capital stock of New BlackRock to be beneficially owned by an entity included on a list of “restricted entities” comprising Merrill Lynch’s closest competitors, to be delivered by Merrill Lynch prior to the fifth anniversary of the closing, or any sale of all or substantially all of the assets of New BlackRock to any such restricted person;

•	any amendment of any provision of a stockholders agreement between New BlackRock and PNC that would be viewed by a reasonable person as being adverse to Merrill Lynch or materially more favorable to the rights of PNC than to Merrill Lynch;

•	any amendment, modification, repeal or waiver of New BlackRock’s certificate of incorporation or bylaws that would be viewed by a reasonable person as being adverse to the rights of Merrill Lynch or more favorable to the rights of PNC, or any settlement or consent in a regulatory enforcement matter that would be reasonably likely to cause Merrill Lynch, or any of its affiliates to suffer regulatory disqualification, suspension of registration or other material adverse regulatory consequences; or

•	any acquisition which would be reasonably likely to require Merrill Lynch to register with the Board of Governors of the Federal Reserve System as a bank holding company or become subject to regulation under the Bank Holding Company Act of 1956, the Change of Bank Control Act of 1978 or Section 10 of the Homeowners Loan Act of 1934.

Under the PNC implementation and stockholder agreement, New BlackRock may not enter into any of the following transactions without the prior approval of PNC:

•	for so long as New BlackRock is a subsidiary of PNC for purposes of the Bank Holding Company Act of 1956, entering into any business or activity that is prohibited for any such subsidiary;

•	any amendment of any provision of a stockholders agreement between New BlackRock and Merrill Lynch that would be viewed by a reasonable person as being adverse to PNC or materially more favorable to the rights of Merrill Lynch than to PNC; or

•	any amendment, modification, repeal or waiver of New BlackRock’s certificate of incorporation or bylaws that would be viewed by a reasonable person as being adverse to the rights of PNC or more favorable to the rights of Merrill Lynch, or any settlement or consent in a regulatory enforcement matter that would be reasonably likely to cause PNC or any of their respective affiliates to suffer regulatory disqualification, suspension of registration other material adverse regulatory consequences.

As a result of the arrangements described in the foregoing summary, while Merrill Lynch and PNC maintain their stock ownership: New BlackRock will be required to obtain the consent of Merrill Lynch or PNC, or both, to undertake the transactions specified above; the board of directors will control the outcome of all matters submitted to a stockholder vote; and stockholders may have no power to influence the outcome of any stockholder vote or the determination by New BlackRock to undertake or forego any action.

See “The Transactions—The Stockholder Agreements.”

Risks Related to the MLIM Business and Distribution Arrangements

Upon completion of the transactions, Merrill Lynch will be a primary distributor of New BlackRock’s products, and New BlackRock will therefore be subject to risks associated with the business of Merrill Lynch.

Pursuant to the global distribution agreement with Merrill Lynch, which will become effective upon the completion of the transactions, Merrill Lynch will distribute New BlackRock’s asset management products and services through its various distribution channels and will become a primary distributor of New BlackRock’s products. New BlackRock may not be successful in distributing products through Merrill Lynch or in distributing our products and services through other third party distributors, and the transfer of the MLIM business to New BlackRock might have an adverse effect on Merrill Lynch’s ability to distribute, and on the costs of distributing, existing products and services of BlackRock and MLIM. If we are unable to distribute our products and services successfully or if we experience an increase in distribution related expenses following the completion of the transactions, our business, results of operations or financial condition may be adversely affected.

Loss of market share with Merrill Lynch’s Global Private Client group could harm operating results of New BlackRock.

A significant portion of MLIM’s revenue comes from assets under management generated by Merrill Lynch’s Global Private Client group (“GPC”). During the first quarter of 2006, 45% of MLIM’s assets under management were in GPC accounts. New BlackRock’s ability to maintain a strong relationship with GPC is material to its future performance. If one of our competitors gains significant additional market share within the GPC retail channel, then New BlackRock’s business, results of operations or financial condition might be negatively impacted.

MLIM’s various businesses may be adversely impacted by global market and economic conditions that may cause fluctuations in interest rates, exchange rates, equity and commodity prices and credit spreads.

The financial services industry and the global financial markets are influenced by numerous unpredictable factors including economic conditions, monetary and fiscal policies, the liquidity of global markets, availability and cost of capital, international and regional political events, acts of war or terrorism and investor sentiment. Changes in these factors may adversely impact investment performance, which can affect MLIM’s profitability. The MLIM business has a greater degree of exposure than the existing BlackRock business to global market and economic conditions. Moreover, the MLIM business has a greater degree of exposure to market conditions for equity securities within and outside of the U.S. Upon completion of the transactions, therefore, the market price of New BlackRock common stock will reflect the risks associated with global financial markets and the risks associated with volatility in the prices of equity securities to a greater degree than the BlackRock common stock alone has reflected such risks. In addition, MLIM is subject to non-trading market risk as a result of the risks associated with its investment securities. See “MLIM Risk Management—Market Risk” below.

Legal proceedings could adversely affect MLIM’s operating results and financial condition for a particular period.

MLIM entities have been named as a defendant in various legal actions, including arbitrations, class actions, and other litigation arising in connection with its activities.

MLIM may explore potential settlements before a case is taken through trial because of uncertainty and risks inherent in the litigation process. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 5, Accounting for Contingencies, MLIM will accrue a liability when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. In many lawsuits it is not possible to determine whether a liability has been incurred or to estimate the ultimate or minimum amount of that liability until the case is close to resolution, in which case no accrual is made until that time. In view of the inherent difficulty of predicting the outcome of such matters, particularly in cases in which claimants seek substantial or indeterminate damages, MLIM cannot predict what the eventual loss or range of loss related to such matters will be, which may be material to its operating results or cash flows for any particular period. See “MLIM Risk Management—Litigation Risk” below.

MLIM’s businesses are highly regulated and could be adversely impacted by regulatory and legislative initiatives around the world.

MLIM’s business may be adversely impacted by regulatory and legislative initiatives imposed by various U.S. and non-U.S. regulatory and exchange authorities, and industry participants that continue to review and, in many cases, adopt changes to their established rules and policies. See “MLIM Risk Management—Regulatory and Legislative Risks” below.

FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement/prospectus constitute “forward-looking statements.” We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions. BlackRock cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and BlackRock assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance. In addition to factors previously disclosed in BlackRock’s SEC reports and those identified elsewhere in this proxy statement/prospectus, including those matters discussed under the caption “Risk Factors,” the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance:

•	the ability of BlackRock to complete the transaction with Merrill Lynch;

•	BlackRock’s ability to successfully integrate the MLIM business with its existing business;

•	the ability of BlackRock to effectively manage the former MLIM assets along with its historical assets under management;

•	the relative and absolute investment performance of BlackRock’s investment products, including its separately-managed accounts and the MLIM business;

•	BlackRock’s success in maintaining distribution of its products;

•	the introduction, withdrawal, success and timing of business initiatives and strategies;

•	changes in political, economic or industry conditions, the interest rate environment or financial and capital markets, which could result in changes in demand for products or services or in the value of assets under management;

•	the impact of increased competition;

•	the impact of capital improvement projects;

•	the impact of future acquisitions or divestitures;

•	the unfavorable resolution of legal proceedings;

•	the extent and timing of any share repurchases;

•	the impact, extent and timing of technological changes and the adequacy of intellectual property protection;

•	the impact of legislative and regulatory actions and reforms and regulatory, supervisory or enforcement actions of government agencies relating to BlackRock, Merrill Lynch or PNC;

•	terrorist activities and international hostilities, which may adversely affect the general economy, financial and capital markets, specific industries, and BlackRock;

•	the ability to attract and retain highly talented professionals;

•	fluctuations in foreign currency exchange rates, which may adversely affect the value of advisory fees earned by BlackRock; and

•	the impact of changes to tax legislation and, generally, our tax position.

SPECIAL MEETING OF OUR STOCKHOLDERS

General

The board of directors of BlackRock, Inc. hereby solicits your proxy on our behalf for use at a special meeting of our stockholders and at any postponements or adjournments of the special meeting. The special meeting will be held at [            ], located at [            ], on [            ], 2006 at [        ] a.m. local time.

Unless otherwise indicated in this proxy statement/prospectus or the context otherwise requires, all references in this proxy statement/prospectus to “BlackRock,” “we,” “our” or “us” refer to BlackRock, Inc. or New BlackRock, Inc., as the context requires.

Matters to be Considered

At the special meeting, you will be asked:

1. to consider and vote upon a proposal to adopt the transaction agreement and plan of merger, dated as of February 15, 2006, by and among Merrill Lynch & Co., Inc., BlackRock, Inc., New BlackRock, Inc. and BlackRock Merger Sub, Inc. and approve the merger contemplated thereby, pursuant to which BlackRock Merger Sub, Inc. will be merged with and into BlackRock, with BlackRock surviving the merger as an indirect wholly owned subsidiary of New BlackRock, Inc., and in which each share of issued and outstanding BlackRock class A common stock and each share of issued and outstanding BlackRock class B common stock will be converted into one share of common stock of New BlackRock;

2. to consider and vote upon a proposal to approve, in consideration for its contribution to New BlackRock of the entities and assets that constitute its investment management business, the issuance by New BlackRock to Merrill Lynch of 65 million shares of capital stock of New BlackRock, subject to adjustment, which will be divided between shares of New BlackRock common stock and shares of newly-issued non-voting series A convertible participating preferred stock such that Merrill Lynch will hold no more than 45% of the voting power of New BlackRock and no more than 49.8% of the total issued and outstanding capital stock of New BlackRock following the completion of the transactions;

3. to consider and vote upon a proposal to approve provisions in New BlackRock’s certificate of incorporation and by-laws necessary to implement the stockholder agreement with Merrill Lynch and the implementation and stockholder agreement with PNC, each of which was entered into in connection with the transactions described above in Proposals 1 and 2;

4. to consider and vote upon a proposal to approve provisions in New BlackRock’s certificate of incorporation authorizing 1 billion shares of capital stock, including 500 million shares of common stock and 500 million shares of preferred stock;

5. to consider and vote upon a proposal to approve provisions in New BlackRock’s certificate of incorporation and by-laws permitting action by written consent of stockholders if such action has been approved in advance by the board of directors;

6. to consider and vote upon a proposal to approve provisions in New BlackRock’s certificate of incorporation and by-laws permitting the number of directors on New BlackRock’s board of directors to be changed by a vote of a majority of the entire board of directors;

7. to consider and vote upon a proposal to approve a provision in New BlackRock’s certificate of incorporation providing that New BlackRock will be subject Section 203 of the General Corporation Law of the State of Delaware, which governs certain business combinations with interested stockholders;

8. to consider and vote upon a proposal to approve an amendment to the BlackRock, Inc. 1999 Stock Award and Incentive Plan (which will be assumed by New BlackRock if the merger described above is completed, as of the effective time of the merger) to increase the number of shares of BlackRock class A common stock authorized for issuance under the incentive plan from 14,000,000 to 17,000,000 shares; and

9. to transact any other business as may properly come before the special meeting or any adjournments thereof.

Each of the eight proposals listed above is conditioned upon the others and the approval of each such proposal is required for completion of the transactions. None of (1) the merger, (2) the issuance of New BlackRock common stock to Merrill Lynch in consideration of Merrill Lynch’s contribution to New BlackRock of the entities and assets that constitute its investment management business, (3) the implementation of the provisions in New BlackRock’s certificate of incorporation or by-laws or (4) the implementation of the amendment to the BlackRock, Inc. 1999 Stock Award and Incentive Plan will take place unless all eight proposals are approved by BlackRock’s stockholders and the transactions are completed.

Record Date

Our board of directors has established the close of business on August 3, 2006 as the record date for determining the holders of voting securities entitled to notice of, and to vote at, the special meeting. As of the date of this proxy statement/prospectus, we had outstanding and entitled to vote [                ] shares of our class A common stock, par value $0.01 per share, and [                ] shares of our class B common stock, par value $0.01 per share.

Voting Rights, Quorum, Broker Voting and Required Vote

Voting Rights. Our class A common stockholders and our class B common stockholders are entitled to vote together as a single class on each proposal to be considered at the special meeting. Our class B common stockholders are also entitled to vote separately as a class on the adoption of the transaction agreement and the approval of the merger and on each proposal relating to the adoption of provisions of the New BlackRock certificate of incorporation. Each share of our class A common stock is entitled to one vote and each share of our class B common stock is entitled to five votes. Consequently, on those matters upon which our class A common stockholders and our class B common stockholders are entitled to vote together as a class, a total of 20,036,462 votes may be cast by our class A common stockholders and a total of 220,537,400 votes may be cast by our class B common stockholders. Our directors and officers own in the aggregate approximately 7% of our class B common stock and 8% of the combined voting power of our class A common stock and class B common stock. The PNC Financial Services Group, Inc. has agreed to vote or cause to be voted all of the shares of BlackRock capital stock owned by it and its affiliates, representing approximately 85% of the outstanding voting power of BlackRock and approximately 91% of the outstanding shares of class B common stock, in favor of each proposal to be considered at the special meeting.

Quorum. With respect to the adoption of the transaction agreement and the approval of the merger and the approval of the issuance of New BlackRock capital stock to Merrill Lynch by our class A common stockholders and our class B common stockholders voting together as a single class, and any other matter that may be presented at the special meeting, stockholders holding shares of our capital stock representing a majority of the votes entitled to be cast on these matters will constitute a quorum. A majority of the outstanding votes of our class B common stock that are represented in person or by proxy will constitute a quorum for purposes of the separate class vote of our class B common stockholders to adopt the transaction agreement and approve the merger.

Shares that are represented at the special meeting but abstain from voting on any or all matters and shares that are “broker non-votes” (i.e., shares held by brokers or nominees that are represented at the special meeting but with respect to which the broker or nominee does not have discretionary power to vote on a particular matter and has received no instructions from the beneficial owners thereof or persons entitled to vote thereon) will be counted in determining whether a quorum is present at the special meeting.

Broker Voting. The proposals to adopt the transaction agreement and approve the merger, to approve the issuance of New BlackRock capital stock to Merrill Lynch, to approve the provisions in New BlackRock’s certificate of incorporation and to approve the amendment to the BlackRock, Inc. 1999 Stock Award And Incentive Plan are not items on which brokerage firms may vote in their discretion on behalf of their clients if their clients have not furnished voting instructions. For this reason, failing to instruct a broker, bank or other nominee how to vote shares held in their name for you will have the same effect as voting against these proposals.

Required Vote for Adoption of the Transaction Agreement and Approval of the Merger and Approval of the Provisions in New BlackRock’s Certificate of Incorporation and By-Laws. The affirmative vote of (i) a majority of the total votes represented by the shares of our class A common stock and our class B common stock issued and outstanding and entitled to vote, voting together as a single class, and (ii) the holders of a majority of our class B common stock issued and outstanding and entitled to vote are required for the adoption of the transaction agreement and the approval of the merger contemplated thereby and the approval of the provisions in New BlackRock’s certificate of incorporation and by-laws. Consequently, a failure to vote, an abstention from voting on the proposal or a broker non-vote (if any) will have the effect of a negative vote with respect to each such proposal.

Required Vote for Approval of the Issuance of New BlackRock Capital Stock to Merrill Lynch and Approval of the Amendment to the BlackRock, Inc. 1999 Stock Award and Incentive Plan. The affirmative vote of a majority of the total votes represented by the shares of our class A common stock and our class B common stock present in person or represented by proxy and entitled to vote on each such matter is required to approve the issuance of New BlackRock capital stock to Merrill Lynch pursuant to the terms of the transaction agreement and to approve the amendment to the BlackRock, Inc. 1999 Stock Award and Incentive Plan. Consequently, an abstention from voting on the proposal or a broker non-vote (if any) will have the effect of a negative vote with respect to each such proposal.

Proxies

Each executed and returned proxy will be voted according to the instructions indicated on that proxy. However, if no instructions are indicated, the proxy will be voted according to the recommendations of our board of directors contained in this proxy statement/prospectus.

Our board of directors does not intend to present, and has no information that others will present, any business at the special meeting that requires a vote on any other matter. If any other matter requiring a vote properly comes before the special meeting, the proxyholders will vote the proxies that they hold in accordance with their best judgment, including voting them to adjourn the special meeting to another time if a quorum is not present at the special meeting or if they believe that an adjournment is in our best interest.

You have the power to revoke your proxy at any time before the shares it represents are voted. A revocation will be effective upon receipt, at any time before the special meeting is called to order, by our secretary of either (i) an instrument revoking your proxy or (ii) a proxy duly executed by you bearing a later date than the preceding proxy. Additionally, you may change or revoke a previously executed proxy by voting in person at the special meeting.

Certain Reimbursements

We will bear the cost to solicit proxies. We will also reimburse banks, brokers, custodians, fiduciaries, nominees, securities dealers, trust companies and other persons for the reasonable expenses that they incur when forwarding this proxy statement/prospectus and the accompanying materials to the beneficial owners of shares of our class A common stock and our class B common stock. Our directors and officers also may solicit proxies from our stockholders and other persons by any of the means described above. We will not pay these directors and officers any extra compensation for participating in this solicitation.

THE TRANSACTIONS

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PROPOSAL 1

ADOPTION OF THE TRANSACTION AGREEMENT

AND APPROVAL OF THE MERGER

We are asking you to consider and vote upon a proposal to adopt the transaction agreement and plan of merger, dated as of February 15, 2006, by and among Merrill Lynch, BlackRock, New BlackRock and BlackRock Merger Sub and approve the merger contemplated thereby, pursuant to which BlackRock Merger Sub, Inc. will be merged with and into BlackRock, with BlackRock surviving the merger as an indirect wholly owned subsidiary of New BlackRock, and in which each share of issued and outstanding BlackRock class A common stock and each share of issued and outstanding BlackRock class B common stock will be converted into one share of common stock of New BlackRock.

This Proposal 1 is conditioned on the approval of Proposals 2, 3, 4, 5, 6, 7 and 8, and the approval of each of Proposals 1-8 is required for completion of each of the transactions.

The BlackRock board of directors unanimously recommends that the BlackRock stockholders vote “FOR” Proposal 1, the adoption of the transaction agreement and plan of merger and the approval of the transactions, including the merger, contemplated thereby.

PROPOSAL 2

APPROVAL OF THE ISSUANCE OF NEW BLACKROCK CAPITAL STOCK TO MERRILL LYNCH

We are asking you to consider and vote upon a proposal to approve, in consideration of Merrill Lynch’s contribution to New BlackRock of the entities and assets that constitute its investment management business, the issuance by New BlackRock to Merrill Lynch of 65 million shares of capital stock of New BlackRock, subject to adjustment, which will be divided between shares of New BlackRock common stock and shares of newly issued non-voting series A convertible participating preferred stock such that Merrill Lynch will hold no more than 45% of the voting power of New BlackRock and no more than 49.8% of the total issued and outstanding capital stock of New BlackRock.

Under Rule 312.03 of the New York Stock Exchange, a company listed on the New York Stock Exchange is required to obtain stockholder approval before the issuance of common stock, or securities convertible into or exercisable for common stock, if the common stock issued in a transaction exceeds 20% of the shares of common stock of the corporation outstanding immediately before the effectiveness of the transaction. Immediately after the effective time of the merger, New BlackRock will issue approximately 65 million shares of its common stock to Merrill Lynch and its affiliates. The aggregate number of shares of New BlackRock common stock to be so issued will exceed 20% of the shares of New BlackRock common stock outstanding, and for this reason we are required to obtain approval of the stockholders for the issuance of these securities to Merrill Lynch.

This Proposal 2 is conditioned on the approval of Proposals 1, 3, 4, 5, 6, 7 and 8, and the approval of each of Proposals 1-8 is required for completion of each of the transactions.

The BlackRock board of directors unanimously recommends that the BlackRock stockholders vote “FOR” Proposal 2, the approval of the issuance of capital stock to Merrill Lynch in consideration of the MLIM contribution.

BACKGROUND OF THE TRANSACTIONS

From time to time, we have received inquiries from various parties interested in pursuing a strategic transaction involving our investment advisory operations. Our executive officers have considered those inquiries and have periodically informed our board of directors of inquiries received. In the fourth quarter of 2005, we engaged Citigroup Global Markets Inc. as our financial advisor in connection with evaluating certain inquiries.

On January 17, 2006, Laurence D. Fink, our Chairman and Chief Executive Officer, met with E. Stanley O’Neal, the Chairman, Chief Executive Officer and President of Merrill Lynch, to discuss the possibility of a transaction involving a combination of the MLIM business and BlackRock. Shortly thereafter, Merrill Lynch delivered to us initial materials describing general terms of a proposed transaction, including a preliminary proposed range of valuation for the MLIM business. Discussions between the parties concerning these materials and other aspects of a proposed transaction ensued.

Members of our senior management, including Susan Wagner, our Chief Operating Officer, advised by Citigroup and Skadden, Arps, Slate, Meagher & Flom LLP, our outside legal counsel, then began a series of meetings with Merrill Lynch representatives including Eric Heaton, Senior Vice President and Co-Head of the Financial Institutions Group, Americas, of Merrill Lynch, and Sullivan & Cromwell LLP, Merrill Lynch’s outside legal counsel, to discuss terms of the transaction. PNC and its financial advisor, Credit Suisse Securities (USA) LLC, and outside legal counsel, Wachtell, Lipton, Rosen & Katz, were periodically apprised of the discussions.

On January 25, 2006, we delivered to Merrill Lynch a preliminary term sheet describing a transaction in which Merrill Lynch would contribute the MLIM business to BlackRock in return for BlackRock equity securities representing an economic ownership interest on a basic share basis in the range of 48 to 49% of the combined company. Following delivery of the term sheet, the parties discussed alternative terms proposed by Merrill Lynch and negotiated to develop mutually acceptable terms.

At a meeting of our board of directors on January 31, 2006, senior management and our advisors apprised our board of directors of potential terms of the proposed transaction, including a proposal to issue to Merrill Lynch 60.3 to 61.5 million shares of BlackRock common stock, representing an economic ownership interest on a basic share basis of 48.5 to 49% of the combined company, in return for the contribution by Merrill Lynch to BlackRock of the MLIM business. The board of directors concluded that our management should continue discussions with Merrill Lynch.

Shortly thereafter, each of the parties made presentations to management of the other party regarding its business and operations, and each party commenced its business, financial and legal due diligence review of the other’s business. We delivered to Merrill Lynch a draft transaction agreement on February 2, 2006, and the parties continued to have significant discussions and negotiations regarding proposed valuation and transaction structures. In the course of these discussions consensus was reached on various structural, tax and related valuation issues and we continued to periodically update our board regarding discussions with Merrill Lynch and other interested parties. We simultaneously engaged in discussions with PNC regarding potential changes in our board and governance arrangements with PNC in connection with the transaction involving the MLIM business. In connection with these discussions with PNC, and to document similar potential arrangements with Merrill Lynch, we commenced discussions with each of PNC and Merrill Lynch regarding terms of stockholder agreements to be entered into by us with each of them in connection with the transaction involving the MLIM business.

Our board of directors met with our management and our legal and financial advisors on February 13, 2006 to review and consider the terms of the proposed transaction, which had been revised to provide for the issuance of a total of 65 million shares to Merrill Lynch, including non-voting shares of preferred stock. At that meeting, the board received presentations from management, including presentations as to the status of the transactions, and Citigroup reviewed its financial analysis of the proposed transaction. Skadden, Arps then reviewed the obligations of the directors in considering the transactions and the terms of the transaction agreement and the related documents and presented summaries of the pricing terms, representations, covenants, conditions, indemnity provisions, termination events and consequences of termination of the transaction agreement; the terms of the global distribution agreement; and the terms of the separate stockholder agreements with PNC and Merrill Lynch, including the voting and other arrangements in respect of the board and our status as an independently managed public company.

On February 14, 2006, our board of directors again met with our management and legal and financial advisors to review and consider the terms of the proposed transaction. Citigroup updated its financial analyses with respect to the proposed transaction and rendered its oral opinion, subsequently confirmed in writing, that, as of the date of the opinion and based upon and subject to the assumptions, limitations and considerations described in the opinion, the aggregate 65 million newly-issued shares of New BlackRock common stock and non-voting series A convertible participating preferred stock to be issued by New BlackRock in exchange for Merrill Lynch’s contribution of the MLIM business pursuant to the transaction agreement was fair, from a financial point of view, to New BlackRock. Skadden, Arps then reviewed certain legal aspects of the proposed transactions, including the legal standards applicable to the board’s decisions and actions with respect to the proposed transaction.

After further discussion, all of the directors approved the transaction agreement and the transactions contemplated by that agreement, including the merger to restructure our holding company, the contribution of the MLIM business by Merrill Lynch to New BlackRock and the issuance of New BlackRock capital stock to Merrill Lynch in consideration of the contribution, as well as the related agreements, including the separate stockholder agreements with PNC and Merrill Lynch. The parties executed the transaction agreement in the early morning hours of February 15, 2006 and announced the transaction to the public before the opening of trading on that date.

Reasons for the Transactions

Our board of directors expects the transactions to create one of the world’s largest asset management firms. The new company is expected to have approximately $1 trillion in assets under management and offer a full range of equity, fixed income, cash management and alternative investment products, with strong representation in both retail and institutional channels, in the U.S. and in non-U.S. markets.

In reaching its determination to recommend adoption of the transaction agreement and approval of the transactions contemplated thereby, including the merger, our board of directors consulted with management, as well as our financial advisor and our outside legal counsel, and considered various material factors which it believed would contribute to the success of the combined company, including the potential benefits and opportunities listed below:

BlackRock’s Business, Financial Condition and Prospects. The board of directors considered information with respect to the financial condition, results of operations and business of BlackRock, on both a historical and prospective basis, and current industry, economic and market conditions. In particular, the board of directors considered BlackRock’s growth opportunities without the MLIM business compared with the growth opportunities available to New BlackRock after contribution of the MLIM business. The board found that the transactions should increase opportunities for growth, because the combined company will have broad investment and risk management capabilities and extraordinary global scale that will enhance its ability to serve individual and institutional investors in growing markets worldwide.

Business, Condition and Prospects of the MLIM Business. The board of directors considered information with respect to the financial condition, results of operations and business of MLIM, including the due diligence review by BlackRock’s management, with the assistance of its financial and legal advisors, of the financial condition and prospects of the MLIM business. In particular, the board considered the market position of the MLIM mutual fund family, the diversity of products across asset classes in the MLIM asset management portfolio, the quality of the MLIM products and the historical operating results and prospects of the MLIM business. The board found that MLIM’s strong retail presence in the U.S. and its strong reputation in Europe and Asia compliment BlackRock’s global institutional client base; that MLIM has a diverse range of products across asset classes, including equity assets, in its asset management portfolio; that MLIM’s products enjoy an excellent reputation for quality; and that MLIM has produced strong operating results in recent years.

Access to Merrill Lynch Distribution Network. The board of directors observed that Merrill Lynch’s global network of retail and institutional clients, including clients in the European market area, will provide New BlackRock with substantial new opportunities for distributing its investment management products.

Talent Pool. The board of directors considered the scope, experience and expertise of the employees of the MLIM business and found that MLIM has a deep pool of talented professionals who share a commitment to teamwork, excellence and integrity.

The Potential for Value-Enhancing Results. The board of directors noted that the contribution of the MLIM business should produce positive pro forma and prospective impacts on the results of operations of BlackRock, including the potential for accretion in earnings per share for BlackRock stockholders.

Preservation of Autonomy and Independence. The board of directors concluded that the transactions will assure the autonomy and independence of New BlackRock, including through the maintenance of a majority of independent directors on the board of directors and committees of the board and the agreement of PNC and Merrill Lynch to vote their shares in accordance with the recommendation of the board of directors.

Structure of the Transaction. The board of directors considered the structure of the transaction, including the fact that the merger is intended to qualify as a tax-free reorganization.

Terms of the Transaction. The board of directors considered the terms and provisions of the transaction agreement and related agreements, including provisions permitting the BlackRock board of directors to receive unsolicited inquiries and proposals from third parties regarding alternative transactions and, under certain circumstances, to negotiate and give information to any such parties.

The Likelihood of Completing the Transaction. The board of directors considered the likelihood of completing the transaction, including the terms of the transaction agreement and the conditions to completing the transaction.

Impact on Clients and Employees. The board of directors considered the impact of the transactions on BlackRock’s clients and employees. The board believed that the cultures of BlackRock and MLIM are highly compatible and complementary and that the transactions will preserve BlackRock’s identity and freedom to control its interactions and relationships with its clients.

Integration of the MLIM Business with New BlackRock. The board of directors expected that, while the strengths of BlackRock and MLIM are complementary and afford potential growth opportunities to the combined company, meaningful opportunities for the realization of synergies should also arise because of overlaps in certain products and the consolidation of certain operations.

Opinion of Citigroup. The board of directors considered the opinion, delivered orally on February 14, 2006 and subsequently confirmed in writing, of Citigroup Global Markets Inc., BlackRock’s financial advisor, to the effect that, as of the date of such opinion and based upon and subject to the assumptions, limitations and considerations described in the opinion, the aggregate 65 million newly-issued shares of New BlackRock common stock and non-voting series A convertible participating preferred stock to be issued by New BlackRock in exchange for Merrill Lynch’s contribution of the MLIM business pursuant to the transaction agreement was fair, from a financial point of view, to New BlackRock. The board of directors also considered the financial analyses performed by Citigroup in connection with its opinion. See “—Opinion of Citigroup.”

The board analyzed the foregoing potential strategic benefits and opportunities in the context of the risks presented by the transactions, including the risks described under “Risk Factors.” The board of directors considered uncertainties, risks and other potentially negative factors in its deliberations concerning the transactions, including, without limitation, the following:

The possibility that the transactions would not be completed and the risks to the business of BlackRock if that were to occur, including the loss of clients and employees;

The possible disruption of BlackRock’s business pending completion of the transactions, including the risk of losing clients and employees;

The increased exposure of the combined company to volatility in global financial markets, as described in “Risk Factors—MLIM’s various businesses may be adversely impacted by global market and economic conditions that may cause fluctuations in interest rates, exchange rates, equity and commodity prices and credit spreads;”

The risk that the potential benefits sought in the transaction will not be realized;

The substantial effort required to replace support functions currently provided by Merrill Lynch to MLIM, as described in “Risk Factors—The combination of the BlackRock business with the MLIM business creates numerous risks and uncertainties which could adversely affect our profitability;” and

The risks associated with the integration by BlackRock of the MLIM business and the challenges and difficulties of successfully combining the businesses of BlackRock and MLIM.

The board of directors concluded that the benefits of the transaction to BlackRock and its stockholders outweighed the risks associated with the foregoing factors.

The foregoing discussion is not intended to be exhaustive, but includes all material factors identified for the board of directors. The board, together with BlackRock management and our financial advisors, conducted numerous discussions of the factors described above, including asking questions of MLIM management and MLIM’s financial advisors. In view of the complexity and wide variety of factors considered in connection with the transactions, the board of directors did not consider it practicable to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific material factors considered by the directors in the course of the board reaching its decision. In addition, individual members of the board of directors may have given different weights to different factors considered by the board. The description in this section of our reasons for the transactions is in many respects forward-looking in nature and, therefore, should be read in light of the factors discussed under “Forward-Looking Statements.”

Based on its consideration of the foregoing factors, the board of directors has approved the transaction agreement, has determined that the transaction agreement and the transactions contemplated by it, including the merger, are advisable, fair to, and in the best interests of BlackRock and its stockholders, and that the issuance of New BlackRock capital stock to Merrill Lynch in consideration of the MLIM contribution is in the best interests of BlackRock and the holders of BlackRock common stock, and recommends that the BlackRock stockholders vote “FOR” Proposal 1, the adoption of the transaction agreement and approval of the merger, “FOR” Proposal 2, the approval of the issuance of capital stock to Merrill Lynch in consideration of the MLIM contribution and “FOR” each of Proposals 3-7, the adoption of provisions of the New BlackRock Certificate of Incorporation and By-Laws.

Merrill Lynch Investment Managers

MLIM currently is a business segment of Merrill Lynch. MLIM is among the world’s largest asset managers with approximately $583 billion of assets under management as of June 30, 2006.

With portfolio managers located in the United States, the United Kingdom, Japan and Australia, MLIM manages a wide array of taxable and tax-exempt fixed-income, equity and balanced mutual funds and segregated accounts for a diverse global clientele, as well as a wide assortment of index-based equity products and alternative investment products.

MLIM’s clients include institutions, pension funds, high-net-worth individuals and retail investors. MLIM’s product distribution is managed through five channels: proprietary retail through Merrill Lynch’s Global Private Client (“GPC”) segment; Americas non-proprietary retail; Americas institutional; Europe, Middle East and Asia (“EMEA”) Pacific third-party retail; and EMEA Pacific institutional. MLIM also distributes certain of its products through Merrill Lynch’s Global Markets and Investment Banking (“GMI”) segment. MLIM maintains a significant sales and marketing presence both inside and outside the United States that is focused on acquiring and maintaining retail and institutional investment management relationships by marketing its services to retail and institutional investors both directly and through pension consultants, and establishing third-party distribution relationships.

At the end of 2005, MLIM provided global advisory services for mutual funds, unit investment trusts and other non-U.S. equivalent retail products totaling approximately $245 billion. MLIM’s non-U.S. mutual fund ranges are based in a number of domiciles and cover a range of asset classes, including cash, fixed income and equities. The primary retail fund range offered outside the United States is Merrill Lynch International Investment Funds (“MLIIF”), which is authorized for distribution in more than 30 jurisdictions worldwide. In the United States, the primary retail offering is the Merrill Lynch family of funds. Additional fund offerings include structured products, real estate funds, hedge funds, hedge funds of funds, private equity funds of funds, managed futures funds and exchange funds. These products are sold to both U.S. and non-U.S. high-net-worth retail and institutional investors. At the end of 2005, assets under management included approximately $13.8 billion of client capital committed to, and approximately $10.6 billion invested in, alternative investment products.

MLIM manages separate accounts for high net worth retail investors as well as assets for governments, pension funds, endowments and other institutional investors in a wide variety of active and passive strategies covering both equity and fixed income assets. At the end of 2005, MLIM managed a total of approximately $44 billion in separate accounts and $250 billion in institutional accounts.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

In 2005, MLIM continued to focus on driving strong relative long-term investment performance and broadening the distribution of its products through multiple channels, while maintaining discipline on expenses. Current industry standards typically measure investment results for institutional accounts against a benchmark (such as the S&P 500 Index) and investment results for retail mutual funds against competitor results ranked by quartile within investment category as reported by third-party organizations, such as Lipper or Standard & Poor’s. More than 70% of MLIM’s global assets under management were above benchmark or category median for the three and five year periods ending December 2005.

In September 2005, MLIM acquired Philips Pensions Competence Center and Philips Investment Management, the internal investment management units of Royal Philips Electronics (“Philips”), adding approximately $18 billion to its assets under management as part of a strategic partnership with Philips in the Netherlands. The transaction represents a seven-year contract to manage the Philips pension fund.

MLIM’s Results of Operations

(dollars in millions)	2005	2004	2003
Asset management fees	$1,573	$1,413	$1,233

Commissions	105	116	132
Other revenues (losses)	129	51	(3)

Total net revenues	1,807	1,580	1,362

Non-interest expenses	1,221	1,120	1,101

Pre-tax earnings	$586	$460	$261

Pre-tax profit margin	32.4%	29.1%	19.2%
Total full-time employees (approximately)	2,600	2,500	2,600

MLIM’s 2005 net revenues were $1.8 billion, up 14% from 2004, due primarily to higher average long-term asset values as well as increases in performance fees and an improvement in the fee profile of assets under management. Pre-tax earnings were $586 million, up 27% from 2004, driven principally by higher net revenues and continued expense discipline. MLIM’s pre-tax profit margin was 32.4% in 2005, up from 29.1% in 2004.

Pre-tax earnings for MLIM were $460 million in 2004, up 76% from 2003. Net revenues grew 16%, to $1.6 billion, due primarily to increased asset values related to market appreciation, as well as the positive impact of currency translation. As interest rates increased, investors moved assets out of retail money market funds to higher-yielding products, resulting in an increase in revenues. MLIM’s pre-tax profit margin was 29.1% in 2004, up from 19.2% in 2003.

Asset Management Fees

Asset management fees primarily consist of fees earned from the management and administration of retail mutual funds and separately managed accounts for retail investors, as well as institutional funds such as pension assets. Asset management fees also include performance fees, which are generated in some cases by separately managed accounts and institutional money management arrangements.

Asset management fees were $1.6 billion, up 11% from 2004 due to higher average equity market values and an improvement in the fee profile of assets under management. In 2004, asset management fees were $1.4 billion, up 15% from 2003 as average asset values increased and the fee profile of assets under management improved.

MLIM’s assets under management for each of the last three years were comprised of the following:

(dollars in billions)	2005	2004	2003
Assets Under Management
Institutional	$250	$240	$253
Retail	245	218	207
Separate Accounts	44	38	40

Total	$539	$496	$500

At the end of 2005, MLIM’s assets under management totaled $539 billion. Compared with 2004, MLIM’s assets under management increased 9%, due principally to positive market movement, the addition of $18 billion of assets from the acquisition of Philips’ pension business and net new money inflows of $5 billion.

An analysis of changes in MLIM’s assets under management from year-end 2003 to 2005 is as follows:

(dollars in billions)	2005	2004	2003
Beginning Balance	$496	$500	$462
Net New Money	5	(30)	(12)
Asset Appreciation	33	23	36
Other*	5	3	14

Ending Balance	$539	$496	$500

*	Other predominantly comprised of the impact of foreign exchange movements; 2005 includes $18 billion of assets acquired in the acquisition of the Philips pension business.

Commissions

Commissions for MLIM principally consist of distribution fees and contingent deferred sales charges (“CDSC”) related to mutual funds. The distribution fees represent revenues earned for promoting and distributing mutual funds, and the CDSC represents fees earned when a shareholder redeems shares prior to the required holding period. Commission revenues were $105 million in 2005, down 9% from 2004. Commission revenues declined to $116 million in 2004, down 12% from 2003. These reductions reflect the decline over time in sales of rear-load shares.

Other Revenues

Other revenues primarily include net interest income, investment gains and losses and revenues from consolidated investments. Other revenues totaled $129 million in 2005, up from $51 million in 2004 reflecting increased investment gains. Other revenues in 2003 were $(3) million. For the years 2005, 2004 and 2003 other revenues included net interest income of $27 million, $13 million and $6 million, respectively.

Contractual Obligations

In the normal course of business, MLIM enters into various contractual obligations that may require future cash payments. The accompanying table summarizes MLIM’s contractual obligations by remaining maturity at December 30, 2005. See Note 7 to MLIM’S December 30, 2005 Combined Financial Statements for further information.

	Expiration
(dollars in millions)	Total	Less than 1 Year	1 to 3 Years	3 to 5 Years	Over 5 Years
Purchasing and other commitments	$327	$141	$35	$35	$116

MLIM Risk Management

In the course of conducting its business operations, MLIM is exposed to a variety of risks that are inherent to the asset management business. MLIM, in the course of its ongoing business activities, invests proprietary capital in various structures.

The risks in the MLIM business are managed as part of Merrill Lynch’s overall risks. The risk management and control process ensures that Merrill Lynch’s risk tolerance is well-defined and understood by the firm’s businesses, including MLIM, as well as by its executive management. Other groups, including corporate audit, finance, and the office of general counsel, interact with Merrill Lynch’s global liquidity and risk management group (“GLRM”) to establish and maintain this overall risk management control process. While no risk management system can ever be perfect, the goal of these control groups is to make certain that risk-related losses occur within acceptable, predefined levels. A description of these risks and MLIM’s risk management related to them follows:

Market Risk

MLIM’s various businesses may be adversely impacted by global market and economic conditions that may cause fluctuations in interest rates, exchange rates, equity and commodity prices and credit spreads.

The financial services industry and the global financial markets are influenced by numerous unpredictable factors, including economic conditions, monetary and fiscal policies, the liquidity of global markets, availability and cost of capital, international and regional political events, acts of war or terrorism and investor sentiment. Changes in these factors may impact investment performance, which can affect MLIM’s profitability. MLIM manages this risk by employing qualified fund managers who monitor risks within the defined parameters of their respective funds.

In addition, MLIM is subject to non-trading market risk as a result of the risks associated with its investment securities. The primary market risk of investment securities is monitored by MLIM’s risk and quantitative analysis group, with oversight by GLRM’s market risk management group through the use of risk management methods and tools, including stress testing and event risk analysis, which examine portfolio behavior under significant adverse market conditions.

The following tables summarize the fair values of the investments exposed to equity price risk and provides a sensitivity analysis of the estimated fair values of those investments assuming a 10% increase or decrease in related financial markets.

December 30, 2005 (dollars in millions)	Fair Value	Fair Value assuming 10% increase in Market Price	Fair Value assuming 10% decrease in Market Price
Mutual Fund and Portfolio Capital Investment	$229	$252	$206
Fund of Hedge Funds	52	57	47
Hedge Funds	32	35	29
Private Equity	155	171	140
Collateralized Debt and Loan Obligations	10	11	9
Alternative Investments—Other	7	8	7

Total	$485	$534	$438

December 31, 2004 (dollars in millions)	Fair Value	Fair Value assuming 10% increase in Market Price	Fair Value assuming 10% decrease in Market Price
Mutual Fund and Portfolio Capital Investment	$49	$54	$44
Fund of Hedge Funds	24	26	22
Hedge Funds	15	16	13
Private Equity	92	101	83
Collateralized Debt and Loan Obligations	14	16	13
Alternative Investments—Other	1	2	1

Total	$195	$215	$176

In addition, MLIM holds liquidity investments for regulatory purposes. These investments equaled $87 million and $133 million for 2005 and 2004, respectively.

Credit Risk

MLIM may incur losses from its credit exposure related to its business activities.

MLIM is exposed to the potential for credit-related losses that can occur as a result of an individual, counterparty or issuer being unable or unwilling to honor its contractual obligations. These exposures may arise, for example, from a decline in the financial condition of a counterparty and from extending credit to clients. An increase in MLIM’s credit exposure could have an adverse effect on its business and profitability if credit losses exceed credit provisions.

MLIM, in support of its private equity business, provides a warehousing facility that allows the portfolio managers to make investments in private equity funds after receiving capital commitments from investors in the funds but prior to the closing of the offering. As of December 2005, MLIM had an outstanding warehousing facility of up to $500 million for the ML Diversified Private Equity Program III (DivPeP III) offering, which is available for drawdown by MLIM against binding commitments of capital.

MLIM’s risk and quantitative analysis group assesses the creditworthiness of existing and potential individual clients, institutional counterparties and issuers, and determines firmwide credit risk levels within the credit risk framework, among other tools. The group reviews and monitors specific transactions as well as portfolio and other credit risk concentrations. The group is also responsible for ongoing monitoring of credit quality and limit compliance and actively works with MLIM to manage and mitigate credit risk.

Operational Risk

MLIM may incur losses arising from its exposure to operational risk. Financial services firms, including MLIM, are exposed to the risk of loss resulting from inadequate or failed internal processes, people and systems or from external events. Such operational risks may include, for example, exposure to natural or man-made disasters, mistakes made in the confirmation or settlement of transactions or from improper recording, evaluating or accounting for transactions. MLIM could suffer financial loss, disruption of its business, liability to clients, regulatory intervention or reputational damage, which would affect its business and financial condition.

MLIM and its support groups have processes and systems in place to address operational risks within their units. These include the use of technology to automate processes and key controls, the maintenance of business continuity plans to protect against major disruptions, and the establishment of control committees to ensure the ongoing effectiveness of controls.

MLIM, through Merrill Lynch, also employs independent control groups and governance committees to ensure effective management of operational risk. The operational risk management group is part of GLRM and is responsible for the monitoring and reporting of operational risk loss events, as well as putting in place the tools and techniques for the reporting and mitigation of operational risk exposure. In addition, this group is responsible for updating Merrill Lynch’s risk oversight committee (“ROC”) on the status of the operational risk program.

Merrill Lynch’s corporate audit, compliance and operations groups are key partners in the management of operational risk through independent reviews of controls, and ensuring effective compliance with applicable rules and regulations.

Litigation Risk

Legal proceedings could adversely affect MLIM’s operating results and financial condition for a particular period.

MLIM entities have been named as defendants in various legal actions, including arbitrations, class actions, and other litigation arising in connection with its activities.

MLIM may explore potential settlements before a case is taken through trial because of uncertainty and risks inherent in the litigation process. In accordance with SFAS No. 5, Accounting for Contingencies, MLIM will accrue a liability when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. In many lawsuits, it is not possible to determine whether a liability has been incurred or to estimate the ultimate or minimum amount of that liability until the case is close to resolution, in which case no accrual is made until that time. In view of the inherent difficulty of predicting the outcome of such matters, particularly in cases in which claimants seek substantial or indeterminate damages, MLIM cannot predict what the eventual loss or range of loss related to such matters will be, which may be material to its operating results or cash flows for any particular period.

Regulatory and Legislative Risks

MLIM’s businesses are highly regulated and could be adversely impacted by regulatory and legislative initiatives around the world.

MLIM’s business may be adversely affected by regulatory and legislative initiatives imposed by various U.S. and non-U.S. regulatory and exchange authorities, and industry participants that continue to review and, in many cases, adopt changes to their established rules and policies.

Liquidity and Capital Resources

MLIM meets its liquidity needs primarily through cash generated by operating activities and by funding from Merrill Lynch treasury to the extent required. Liquidity risk relates to the ability of a company to repay short-term borrowings with new borrowings or assets that can be quickly converted into cash while meeting other obligations and continuing to operate as a going concern. MLIM liquidity is managed by Merrill Lynch, which seeks to assure liquidity across market cycles and through periods of financial stress. In order to ensure that both daily and strategic funding activities are appropriate and subject to senior management review and control, liquidity management is reviewed in asset/liability committee meetings with Merrill Lynch’s Treasury management and is presented to the ROC, Merrill Lynch executive management and the finance committee of Merrill Lynch’s board of directors.

After the transactions are completed, cash requirements will be funded principally through cash generated from operations. Further, BlackRock intends to seek a line of credit or other financing facility to meet certain cash flow requirements, such as warehousing investments or providing seed capital for new investments.

MLIM’s Quarterly Results of Operations

	(Unaudited)
	For the Three Months Ended
(dollars in millions)	March 31, 2006	April 1, 2005	% Inc. (Dec.)
Asset management fees	$492	$370	33%
Commissions	32	28	14
Other revenues	46	15	207

Total net revenues	570	413	38
Non-interest expenses before one-time compensation expenses	348	286	22
One-time compensation expenses	109	—	N/M

Pre-tax earnings	$113	$127	(11)

Pre-tax profit margin	19.8%	30.8%

N/M = Not Meaningful

MLIM’s first quarter 2006 net revenues were $570 million, up 38% from the 2005 first quarter. This increase was driven by higher asset values and significant net inflows. MLIM’s pre-tax earnings for the 2006 first quarter were $113 million, down 11% from the 2005 first quarter, and the pre-tax margin was 19.8%. During the first quarter of 2006, MLIM recognized $109 million in one-time compensation expenses; refer to Note 1 to the MLIM Condensed Combined Financial Statements for the three months ended March 31, 2006 and April 1, 2005. Excluding the one-time compensation expenses, first quarter 2006 pre-tax earnings were $222 million, up 75% from the year-ago quarter and the pre-tax margin was 38.9%, up from 30.8% due primarily to higher net revenues combined with strong operating leverage.

A detailed discussion of MLIM’s quarterly revenues follows:

Asset Management Fees

Asset management fees were $492 million, up 33% from the first quarter of 2005 due to higher average equity market values, an improvement in the fee profile of assets under management and new money inflows.

At the end of the first quarter of 2006, MLIM’s assets under management totaled $576 billion. Compared to the 2005 first quarter, MLIM’s assets under management increased 22%, due principally to positive market movement and net new money inflows.

An analysis of changes in MLIM’s assets under management from April 1, 2005 to March 31, 2006 is as follows:

(dollars in billions)	April 1, 2005	New Money	Asset Appreciation	Other(1)	March 31, 2006
Assets under management	$474	$36	$52	$14	$576

(1)	Includes $18 billion of new assets from the acquisition of the Philips pension business, offset by the impact of foreign exchange movements, reinvested dividends and other changes.

Commissions

Commissions revenues were $32 million in the first quarter of 2006, up 14% from the first quarter of 2005 on increased activity levels.

Other Revenues

Other revenues totaled $46 million for the first quarter of 2006, up from $15 million a year ago, reflecting increased investment gains.

Other Quarterly Financial Data

At the end of the first quarter of 2006, MLIM provided global advisory services for mutual funds, unit investment trusts and other non-U.S. equivalent products totaling approximately $272 billion of assets. Also at the end of this period, assets under management included approximately $14.3 billion of client capital committed to, and approximately $11.1 billion invested in alternative investment products.

MLIM manages separate accounts for high-net-worth retail investors as well as assets for governments, pension funds, endowments and other institutional investors, in a wide variety of active and passive strategies covering both equity and fixed income assets. At the end of the first quarter of 2006, MLIM managed a total of approximately $45 billion in separate accounts and $259 billion in institutional accounts.

Contractual Obligations

In the normal course of business, MLIM enters into various contractual obligations that may require future cash payments. The accompanying table summarizes MLIM’s contractual obligations by remaining maturity at March 31, 2006.

	Expiration
(dollars in millions)	Total	Less than 1 year	1 to 3 years	3 to 5 years	Over 5 years
Purchasing and other commitments	$686	$519	$25	$26	$116

Market Risk

The following table summarizes the fair values of the investments exposed to equity price risk and provides a sensitivity analysis of the estimated fair values of those investments assuming a 10% increase or decrease in related financial markets.

March 31, 2006	Fair Value	Fair Value assuming 10% increase in Market Price	Fair Value assuming 10% decrease in Market Price
(dollars in millions)
Mutual Fund and Portfolio Capital Investment	$205	$225	$184
Fund of Hedge Funds	53	58	47
Hedge Funds	42	46	38
Private Equity	166	182	149
Collateralized Debt and Loan Obligations	9	11	9
Alternative Investments—Other	6	7	6

Total	$481	$529	$433

December 30, 2005	Fair Value	Fair Value assuming 10% increase in Market Price	Fair Value assuming 10% decrease in Market Price
(dollars in millions)
Mutual Fund and Portfolio Capital Investment	$229	$252	$206
Fund of Hedge Funds	52	57	47
Hedge Funds	32	35	29
Private Equity	155	171	140
Collateralized Debt and Loan Obligations	10	11	9
Alternative Investments—Other	7	8	7

Total	$485	$534	$438

In addition, MLIM holds liquidity investments for regulatory purposes. These investments equaled $91 million and $87 million as of March 31, 2006 and December 30, 2005, respectively.

Credit Risk

As of March 31, 2006, MLIM had an outstanding warehouse facility of up to $1.0 billion for the ML Diversified Private Equity Program III (DivPeP III) offering. The warehouse facility was increased from $500 million to up to $1.0 billion to keep pace with investment opportunities for the private equity program.

MLIM’s Critical Accounting Policies

In presenting MLIM’s Combined Financial Statements, management makes estimates regarding:

•	Valuations of assets and liabilities requiring fair value estimates including investment securities, and private equity investments;

•	The outcome of litigation;

•	Allocations of corporate assets, liabilities, revenues and other account balances from Merrill Lynch;

•	The realization of deferred taxes and tax reserves;

•	Assumptions and cash flow projections used in determining whether variable interest entities, or “VIEs”, should be consolidated;

•	The carrying amount of goodwill and other intangible assets;

•	Valuation of employee stock options; and

•	Other matters that affect the reported amounts and disclosure of contingencies in the financial statements.

Estimates, by their nature, are based on judgment and available information. Therefore, actual results could differ from those estimates and could have a material impact on MLIM’s Combined Financial Statements, and it is possible that such changes could occur in the near term. A discussion of critical accounting policies significantly affected by the estimation process follows:

Investment Securities

MLIM follows the guidance prescribed by SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, when accounting for investments in debt and publicly traded equity securities. MLIM classifies those debt securities that it has the intent and ability to hold to maturity as held-to-maturity securities, which are carried at cost unless a decline in value is deemed other-than-temporary, in which case the carrying value is reduced. Those securities that are bought and held principally for the purpose of selling them in the near term are classified as trading and marked to fair value through earnings. All other qualifying securities are classified as available-for-sale with unrealized gains and losses reported in accumulated other comprehensive income (loss). Any unrealized losses deemed other-than-temporary are included in current period earnings and removed from accumulated other comprehensive income.

Investment securities classified as available for sale or held-to-maturity are reviewed quarterly for other-than-temporary impairment. The determination of other-than-temporary impairment will often depend on several factors, including the severity and duration of the decline in value of the investment securities and the financial condition of the issuer, and requires judgment. To the extent that MLIM has the ability and intent to hold the investments for a period of time sufficient for a forecasted market price recovery up to or beyond the cost of the investment, no impairment charge will be recognized.

Retained interests in collateralized obligations products are accounted for as available for sale securities in accordance with SFAS 115 and Emerging Issues Task Force 99-20 (“EITF 99-20”), Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interest in Securitized Financial Assets. Published market prices are used, if available, to value the retained interest. Where observable market prices are unavailable, MLIM generally estimates market value initially and periodically based on the present value of expected future cash flows using management’s best estimates of credit losses, prepayment rates, forward yield curves, and discount rates, commensurate with the risks involved. Retained interests held as available-for-sale are reviewed quarterly for other-than-temporary impairment.

Private equity investments that have defined exit strategies and are held for capital appreciation and/or current income are accounted for under the AICPA Accounting and Auditing Guide, Investment Companies (“Investment Company Guide”) and carried at fair value. Investments are initially carried at original cost and are adjusted when changes in the underlying fair values are readily ascertainable, generally based on observable evidence. Observable evidence includes, but is not limited to, estimates of various factors, such as future cash flows and discount rates, relating to such investments.

Legal and Other Reserves

MLIM is a party in various actions, some of which involve claims for substantial amounts. Amounts are accrued for the financial resolution of claims that have either been asserted or are deemed probable of assertion if, in the opinion of management, it is both probable that a liability will be incurred and the amount of the liability can be reasonably estimated. In many cases, it is not possible to determine whether a liability has been incurred or to estimate the ultimate or minimum amount of that liability until years after the litigation has commenced, in which case no accrual is made until that time. Accruals are subject to significant estimation by management with input from outside counsel.

Allocations from Merrill Lynch

The MLIM Combined Financial Statements reflect allocations of corporate asset, liability, revenue and account balances from Merrill Lynch, which may be different from comparable amounts that would have been incurred had MLIM operated as a stand alone entity.

Income Taxes

Deferred tax assets and liabilities are recorded for the effects of temporary differences between the tax basis of an asset or liability and its reported amount in the MLIM Combined Financial Statements. MLIM assesses its ability to realize deferred tax assets primarily based on the earnings history and future earnings potential of the legal entities through which the deferred tax assets will be realized as discussed in SFAS No. 109, Accounting for Income Taxes. See Note 10 to MLIM’s December 30, 2005 Combined Financial Statements for further discussion of income taxes.

Variable Interest Entities

In the normal course of business, MLIM enters into a variety of transactions with VIEs. The applicable accounting guidance requires MLIM to perform a qualitative and/or quantitative analysis of a VIE to determine whether it is the primary beneficiary of the VIE and therefore must consolidate the VIE. In performing this analysis, MLIM makes assumptions regarding future performance of assets held by the VIE, taking into account estimates of credit risk, estimates of the fair value of assets, timing of cash flows, and other significant factors. Although a VIE’s actual results may differ from projected outcomes, unless certain events as required under FIN 46R have occurred, a revised consolidation analysis is not required.

Impairment of Goodwill and Other Intangibles

SFAS No. 142, Goodwill and Other Intangible Assets, requires Merrill Lynch to make certain subjective and complex judgments, including assumptions and estimates used to determine the fair value of its reporting units. The majority of MLIM’s goodwill is related to the 1997 purchase of the Mercury Asset Management Group. The fair value of the MLIM segment is measured based on a discounted expected future cash flows approach. The estimates used in preparing these cash flows are based upon historical experience, current knowledge, and available external information about future trends.

Employee Stock Options

The fair value of stock options is estimated as of the grant date based on a Black-Scholes option pricing model. The Black-Scholes model takes into account the exercise price and expected life of the option, the current price of the underlying stock and its expected volatility, expected dividends, and the risk-free interest rate for the expected term of the option. Judgment is required in determining certain of the inputs to the model. The expected life of the option is based on an analysis of historical employee exercise behavior. The expected volatility is based on Merrill Lynch’s historical monthly stock price volatility for the same number of months as the expected life of the option. The fair value of the option estimated at grant date is not adjusted for subsequent changes in assumptions.

MLIM Related Party Transactions

MLIM engages in transactions with its affiliates that are characteristic of a combined group under common control. MLIM has related party balances with Merrill Lynch and certain of its subsidiaries and affiliates arising from excess cash balances held at Merrill Lynch, and accounts receivable and payable relating to charges for operational support. In addition, Merrill Lynch and certain of its subsidiaries provide accounting services, payroll, internal auditing, benefit management and administration, property management and information technology services to MLIM. Amounts charged for operational support represent an allocation of costs. Such charges amounted to $15 million, $12 million and $16 million for 2005, 2004 and 2003, respectively. Such charges amounted to $16 million and $3 million for the three months ended March 31, 2006 and April 1, 2005, respectively.

New Accounting Pronouncements

In November 2005, the FASB issued FSP 115-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments, which in conjunction with the Emerging Issues Task Force (“EITF”) 03-1 resulted in additional disclosures for securities in an unrealized loss position effective for year-end 2003. MLIM previously implemented the disclosure requirements of EITF 03-1 in its December 26, 2003 Combined Financial Statements. The adoption of this guidance did not have a material impact on the MLIM Combined Financial Statements.

In June 2005, the FASB ratified the consensus reached by the EITF on Issue 04-5, Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights (“EITF 04-5”). EITF 04-5 presumes that a general partner controls a limited partnership, and should therefore consolidate a limited partnership, unless the limited partners have the substantive ability to remove the general partner without cause based on a simple majority vote or can otherwise dissolve the limited partnership, or unless the limited partners have substantive participating rights over decision making. The guidance in EITF 04-5 was effective immediately for all new limited partnership agreements and any limited partnership agreements that are modified. The guidance is effective for existing partnership agreements for financial reporting periods beginning after December 15, 2005 and may be reported as either a cumulative effect of a change in accounting principle or via retroactive restatement. The adoption of this guidance did not have a material impact on the MLIM Combined Financial Statements.

Effective for the first quarter of 2006, MLIM adopted the provisions of SFAS No. 123 (revised 2004), Share Based Payment, a revision of SFAS No. 123, Accounting for Stock Based Compensation (“SFAS No. 123R”). Under emerging guidance on SFAS No. 123R, MLIM is now required to recognize the total expense for stock-based compensation awards granted to retirement-eligible employees by the date of grant rather than over the applicable non-compete period. Thus, the total expense for the stock-based compensation awards for the 2005 performance year granted to retirement-eligible employees in January 2006 is being recognized in the first quarter of 2006. In addition, beginning with performance year 2006, for which MLIM expects to grant stock awards in early 2007, MLIM will accrue the expense for future awards granted to retirement eligible-employees over the award performance year instead of recognizing the entire expense related to the grant on the grant date. Furthermore, effective March 31, 2006, the terms of most outstanding stock awards previously granted to employees, including certain executive officers, were modified by Merrill Lynch to permit employees to be immediately eligible for retirement with respect to those earlier awards. Under SFAS No. 123R, this modification required MLIM to record additional one-time compensation expense in the first quarter of 2006 for the remaining unamortized amount of all awards to employees who had not previously been retirement-eligible under the original provisions of the awards. The combined adoption of SFAS No. 123R and the policy modifications to previous awards resulted in a one-time, non-cash expenses of approximately $109 million pre-tax ($66 million after-tax) in the first quarter of 2006. See Note 9 to MLIM’s December 30, 2005 Combined Financial Statements for further information on share-based compensation arrangements.

In February 2006, the Financial Accounting Standards Board issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments (“FAS 155”). This statement amends FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, and No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities. FAS 155 primarily relates to accounting for derivative financial instruments involved in hedging activities. FAS 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The implementation of FAS 155 is not expected to have a material impact on MLIM’s combined financial statements.

Certain Transactions Between MLIM and BlackRock

In prior periods MLIM performed administrative services for five BlackRock mutual funds. For these services, MLIM earned fees equal to $0, $0 and $1.5 million in the years 2005, 2004 and 2003, respectively.

Dissenters’ Rights

Under no circumstances are holders of BlackRock class A common stock or class B common stock entitled to dissenters’ rights of appraisal in connection with the transactions.

Regulatory Matters

U.S. Antitrust Filing

Under the HSR Act and the rules and regulations promulgated thereunder, certain transactions, including the merger, may not be consummated unless certain waiting period requirements have expired or been terminated. On March 14, 2006, each of BlackRock and Merrill Lynch filed a Pre-Merger Notification and Report Form pursuant to the HSR Act with the Justice Department and the FTC. The waiting period under the HSR Act was terminated on March 24, 2006. Although the waiting period has expired, at any time before the effective time of the merger, the Justice Department, the FTC or others could take action under the antitrust laws with respect to the merger, including seeking to enjoin the consummation of the merger, to rescind the merger or to require the divestiture of certain assets of BlackRock or the MLIM Business. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

Other Regulatory Approvals

Prior to consummation of the transactions, the transaction agreement requires that BlackRock shall have received the approval of NASD, Inc., which we refer to as the “NASD,” with respect to BlackRock Investments, Inc. and State Street Research Investment Services, Inc., and the financial regulatory authorities of a number of foreign jurisdictions, including (1) the Financial Services Authority, in the UK, or the “Financial Services Authority,” (2) the German Federal Financial Supervisory Authority, or “BaFin,” (3) the Ontario Securities Commission, or the “OSC,” and (4) the Securities and Futures Commission of Hong Kong, or the “SFC.”

Prior to consummation of the transactions, the transaction agreement requires that Merrill Lynch shall have received the approval of the NASD and the Commodity Futures Trading Commission in the U.S., as well as the financial regulatory authorities of a number of foreign jurisdictions, including (1) the Financial Services Commission, in Jersey, United Kingdom, (2) BaFin, (3) the Irish Financial Services Regulatory Authority, (4) the Financial Supervision Commission, in the Isle of Man, United Kingdom, (5) the Commissione Nazionale per le Societa e la Borsa and the Bank of Italy, in Italy, (6) the Commission de Surveillance du Secteur Financier, in Luxembourg, (7) the Autoriteit Financiele Markten, in the Netherlands, (8) the Financial Services Authority, (9) the OSC, (10) the Monetary Authority of Singapore, (11) the SFC and (12) the Securities and Futures Bureau, in Taiwan.

Stock Certificates

Please do not send in your stock certificates with your proxy. As promptly as practicable following the effective time of the merger, our exchange agent will mail to each record holder of our class A common stock and each record holder of our class B common stock (a) a letter of transmittal and (b) instructions for surrendering certificates formerly representing BlackRock class A or class B common stock in exchange for a certificate or certificates representing New BlackRock common stock, into which the BlackRock class A or class B common stock will be converted pursuant to the merger. After receipt of such forms, holders of our class A and class B common stock will be able to surrender such certificates to the exchange agent, and each such holder will receive in exchange therefore certificates evidencing the number of shares of New BlackRock common stock to which such holder is entitled. Stockholders should not send their certificates until they receive the transmittal form.

After the merger, each certificate that previously represented shares of BlackRock common stock will represent shares of New BlackRock common stock into which those shares of BlackRock class A or class B common stock have been converted.

New BlackRock will not pay dividends to holders of BlackRock stock certificates in respect of the shares of New BlackRock common stock into which the shares represented by those certificates have been converted until the BlackRock stock certificates are surrendered to the exchange agent.

After the effective time, we will not register any further transfers of BlackRock shares. Any certificates evidencing BlackRock shares that are presented for registration after the effective time of the merger will be exchanged for certificates evidencing the number of shares of New BlackRock common stock to which they are entitled.

Interests of Certain Persons in the Transactions

The executive officers of BlackRock have certain interests in the transaction agreement and the transactions that are different from and in addition to your interests as a stockholder. Executive officers of BlackRock who continue as executive officers of New BlackRock after the merger will continue to be eligible to participate in the Amended and Restated 1999 BlackRock Annual Incentive Performance Plan. Under the annual incentive plan, the management development and compensation committee of the board of directors may, in its discretion, determine awards for plan participants based on, among other things, the participant’s individual performance and BlackRock’s overall profitability and success in achieving its strategic goals. The size of the annual incentive pool and the maximum amount that may be awarded to any participant in the pool is determined based on BlackRock’s annual revenue. Following the consummation of the transactions, therefore, the size of the annual incentive pool and the maximum payment that a participant may receive will increase to the extent that New BlackRock’s total annual revenue is greater than the total annual revenue of BlackRock prior to the consummation of the transactions. The transaction will not, however, affect the discretion of the management development and compensation committee to determine awards under the incentive plan based on the various factors discussed above.

OPINION OF CITIGROUP GLOBAL MARKETS INC.

We retained Citigroup to act as financial advisor in connection with the contribution by Merrill Lynch of the MLIM business. Pursuant to Citigroup’s engagement letter with us, Citigroup rendered to our board of directors on February 14, 2006 an oral opinion, which was subsequently confirmed by delivery of a written opinion, dated February 15, 2006, to the effect that, as of the date of the opinion and based upon and subject to the considerations and limitations set forth in the opinion, Citigroup’s work described below and other factors it deemed relevant, the 65 million newly-issued shares of New BlackRock common stock and non-voting series A convertible participating preferred stock to be issued to Merrill Lynch by New BlackRock in consideration for the contribution of the MLIM business to New BlackRock pursuant to the transaction agreement was fair, from a financial point of view, to New BlackRock.

The full text of Citigroup’s written opinion, which sets forth the assumptions made, general procedures followed, matters considered and limits on the review undertaken, is included as Annex G to this proxy statement/prospectus and is incorporated into this proxy statement/prospectus by reference. The summary of Citigroup’s opinion set forth below is qualified in its entirety by reference to the full text of the opinion.

Holders of BlackRock common stock are urged to read Citigroup’s opinion carefully and in its entirety. Citigroup’s opinion was provided for the information of our board of directors in their evaluation of the proposed transaction with Merrill Lynch and was limited solely to the fairness, from a financial point of view, as of the date of the opinion, of the consideration to be issued by New BlackRock to Merrill

Lynch for the contribution of the MLIM business. Neither Citigroup’s opinion nor its related analyses constituted a recommendation of the transaction with Merrill Lynch to the BlackRock board of directors. Citigroup makes no recommendation to any stockholder regarding how such stockholder should vote or act on any matters relating to the transactions, including the merger and the issuance of New BlackRock capital stock to Merrill Lynch.

In arriving at its opinion, Citigroup reviewed the transaction agreement, including the exhibits thereto, the Merrill Lynch stockholder agreement, the PNC implementation and stockholder agreement and the first amendment to the share surrender agreement with PNC, and held discussions with certain senior officers, directors and other representatives and advisors of BlackRock and certain senior officers and other representatives and advisors of Merrill Lynch and the MLIM business concerning the business, operations and prospects of BlackRock and the MLIM business. Citigroup examined certain publicly available business and financial information relating to BlackRock and the MLIM business, as well as certain financial forecasts and other information and data relating to BlackRock and the MLIM business which were provided to or otherwise reviewed by or discussed with Citigroup by the respective managements of BlackRock, Merrill Lynch and the MLIM business, including information relating to the potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated by the respective managements of BlackRock, Merrill Lynch and the MLIM business to result from the contribution of the MLIM business to BlackRock, including adjustments to the forecasts and other information and data relating to the MLIM business discussed with Citigroup by the management of BlackRock. Citigroup reviewed the financial terms of the contribution of the MLIM business as set forth in the transaction agreement in relation to, among other things:

•	current and historical market prices and trading volumes of BlackRock class A common stock;

•	the historical and projected earnings and other operating data of BlackRock and the MLIM business; and

•	the capitalization and financial condition of BlackRock and the MLIM business.

Citigroup considered, based upon publicly available information and information provided by the management of BlackRock, the financial terms of certain other transactions that Citigroup considered relevant in evaluating the contribution of the MLIM business to New BlackRock and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citigroup considered relevant in evaluating those of BlackRock and the MLIM business. Citigroup also evaluated certain potential pro forma financial effects of the contribution of the MLIM business to New BlackRock. In addition to the foregoing, Citigroup conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citigroup deemed appropriate in arriving at its opinion.

In rendering its opinion, Citigroup assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and upon the assurances of the managements of BlackRock, Merrill Lynch and the MLIM business that they were not aware of any relevant information that was omitted or that remained undisclosed to Citigroup. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with Citigroup relating to BlackRock and the MLIM business and, in the case of certain potential pro forma effects of, and strategic implications and operational benefits anticipated to result from, the contribution of the MLIM business to New BlackRock, Citigroup was advised by the respective managements of BlackRock, Merrill Lynch and the MLIM business that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of BlackRock, Merrill Lynch and the MLIM business as to the future financial performance of BlackRock and the MLIM business. Citigroup assumed, with the consent of our board of directors, that the financial results (including the potential strategic implications and operational benefits anticipated to result from contribution of the MLIM business to New BlackRock) reflected in such forecasts and other information and data will be realized in the amounts and at the times projected by our management. Citigroup also assumed, with the consent of our board of directors, that the contribution of the MLIM business to New BlackRock will be consummated in accordance with the terms of the transaction agreement, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for contribution of the MLIM business to New BlackRock, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on BlackRock, the MLIM business or the contemplated benefits of the transactions.

Citigroup also assumed, with the consent of our board of directors, that the final terms of the distribution agreement with Merrill Lynch would not vary materially from the terms discussed as of the date of the opinion and that the final terms of the license agreement, the transition services agreement and the registration rights agreements would not vary materially from the principles set forth in the exhibits attached to the transaction agreement. Citigroup also assumed, with the consent of our board of directors, that New BlackRock was organized in connection with the transactions and, upon consummation of the merger and at the time of the contribution of the MLIM business, its sole asset will be BlackRock. Citigroup also assumed, with the consent of our board of directors, that the merger will be treated as a tax-free reorganization, and that the contribution of the MLIM business to New BlackRock, together with the merger, will be treated as a transaction governed by Section 351 of the United States Internal Revenue Code, for federal income tax purposes. Citigroup’s opinion relates to the relative values of BlackRock and the MLIM business (after giving effect to the internal restructuring to be undertaken by Merrill Lynch in anticipation of the transactions). Citigroup did not express any opinion as to the price at which the BlackRock class A common stock or the New BlackRock shares will trade at any time. Citigroup did not make, and was not provided with, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of BlackRock or the MLIM business, and did not make any physical inspection of the properties or assets of BlackRock or the MLIM business. Citigroup expressed no view as to, and its opinion does not address, the relative merits of contribution of the MLIM business to New BlackRock as compared to any possible alternative business strategies for BlackRock or the effect of any other transaction in which BlackRock might engage. Citigroup’s opinion relates solely to the fairness, from a financial point of view, of the consideration to be paid by New BlackRock for the contribution of the MLIM business and does not address any other matter, including the terms of the merger and the consideration to be paid to the holders of BlackRock common stock in connection with the merger. Citigroup’s opinion was necessarily based upon information available to Citigroup, and financial, stock market and other conditions and circumstances existing, as of the date thereof.

In connection with rendering its opinion, Citigroup made a presentation to our board of directors on February 14, 2006 with respect to the material financial analyses performed by Citigroup in evaluating the fairness of the consideration to be paid by New BlackRock for the contribution of the MLIM business as of the date of Citigroup’s opinion. The following is a summary of that presentation. The summary includes information presented in tabular format. In order to understand fully the financial analyses used by Citigroup, these tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The following quantitative information, to the extent it is based on market data, is, except as otherwise indicated, based on market data as it existed at or prior to February 10, 2006, and is not necessarily indicative of current or future market conditions.

All references to forecasts or financial or operating statistics for the MLIM business in the following summary refer to the MLIM business on a carve-out basis after giving pro forma effect to the internal restructuring to be undertaken by Merrill Lynch in anticipation of the transactions and adjusting for other items (which we refer to as “on a standalone basis”).

Indicated Transaction Multiples

Citigroup calculated various multiples resulting from the contribution of the MLIM business to New BlackRock. These calculations were based on financial analyses, estimates and forecasts for the MLIM business on a standalone basis prepared by BlackRock management. Citigroup calculated the multiple of the implied transaction value, giving effect to the $125 million cash contribution contemplated by the transaction agreement, to the following operating and financial statistics for the MLIM business on a standalone basis:

•	assets under management (AUM) as of December 31, 2005;

•	2005 revenue;

•	2005 earnings before interest, taxes, depreciation and amortization (EBITDA);

•	fourth quarter 2005 run-rate EBITDA, which is a calculation of a full fiscal year of EBITDA extrapolated from fourth quarter 2005 EBITDA;

•	2005 net income; and

•	2006 estimated net income based on BlackRock management estimates.

Citigroup calculated these multiples based on the closing price of BlackRock class A common stock on February 10, 2006 of $131.51, a leak-adjusted price of $119.88 and the approximate median between those prices of $125.00. The leak-adjusted price represents the closing price of the BlackRock class A common stock of $119.35 on January 19, 2005, the day prior to public rumors involving a potential transaction between BlackRock and another party, adjusted for the mean price movement of a peer group of investment management companies described under “Comparable Companies Analysis” below. Citigroup also compared these multiples of the implied transaction value to comparable median multiples for the peer group and selected precedent transactions described under “Precedent Transaction Analysis” below.

The following table presents the results of these calculations (all dollar amounts in millions other than share prices):

									Median
	MLIM Business Statistic		Transaction Statistic at BlackRock Share Price of:						Selected Public Peers		Precedent Transactions
			$119.88		$125.00		$131.51
Implied MLIM Business Value:			$7,792		$8,125		$8,548
Less: Excess Cash Contributed			(125)		(125)		(125)

Net Valuation			$7,667		$8,000		$8,423

Net Valuation as a Multiple of:
AUM (12/31/05)	$538,861		1.4%		1.5%		1.6%		3.2%		3.9%
2005 Revenues	$1,733		4.4	x	4.6	x	4.9	x	5.4	x	4.5	x
2005 EBITDA	$614		12.5	x	13.0	x	13.7	x	14.1	x	12.8	x
Q405 Run-Rate EBITDA	$653		11.7	x	12.3	x	12.9	x	13.6	x	—
2005 Net Income	$397	(1)	19.3	x	20.2	x	21.2	x	23.6	x	—
2006E Net Income	$476	(1)	16.1	x	16.8	x	17.7	x	20.3	x	—

(1)	assumes a 35% tax rate

Comparable Companies Analysis

Citigroup reviewed market values and trading multiples for the following publicly held companies in the investment management industry (which we sometimes refer to as the “peer group”) and compared them with carve-out financial data for the MLIM business on a standalone basis prepared by BlackRock management:

•	Franklin Resources, Inc.;

•	Legg Mason, Inc.;

•	T. Rowe Price Group, Inc.;

•	AMVESCAP PLC’s ADR;

•	Federated Investors, Inc.;

•	Eaton Vance Corp.; and

•	Nuveen Investments, Inc.

All multiples were based on company reports and market data as of February 10, 2006. The forecasted financial information used by Citigroup for the selected comparable companies in the course of this analysis was based on mean estimates it obtained from Institutional Brokers Estimate System, or IBES. IBES is a database owned and operated by Thomson Financial, which contains estimated and actual earnings, cash flows, dividends, sales and pretax income data for companies in the U.S., Europe, Asia and emerging markets. The forecasted financial information used by Citigroup for the MLIM business in the course of these analyses was based on BlackRock management estimates and assumes a 35% tax rate.

For each of the selected comparable companies, Citigroup derived and compared, among other things:

•	the ratio of firm value, calculated as equity value plus net debt, to most recent assets under management, last twelve months (LTM) revenue, LTM EBITDA and last quarter (LQA) EBITDA extrapolated for a twelve month period; and

•	the ratio of price as of February 10, 2006 to estimated earnings for 2006 and 2007.

The following table sets forth the results of this analysis:

	Ratio of Firm Value to:				Price/Earnings
Selected Companies	AUM	LTM Revenue	LTM EBITDA	LQA EBITDA	2006E	2007E
Range	1.9%-5.2%	3.7x-7.4x	11.4x-16.6x	10.8x-14.9x	18.7x-24.8x	16.5x-19.1x
Median	3.2%	5.4x	14.1x	13.6x	20.3x	17.7x
Mean	3.2%	5.5x	14.2x	13.5x	20.5x	17.5x

Based on this analysis, Citigroup derived a reference range for the implied value of the MLIM business on a standalone basis of approximately $8.70 billion to $9.75 billion. Citigroup calculated that this range of implied values would result in an implied multiple of estimated 2006 net income of 18.3x to 20.5x.

Precedent Transactions Analysis

Citigroup reviewed multiples of firm value, calculated as equity value plus net debt, to assets under management (AUM), last twelve months (LTM) revenue and LTM EBITDA for the following selected transactions (listed by acquirer/target, together with date of announcement) in the investment management industry since 2000:

•	Legg Mason, Inc./Citigroup Asset Management (6/24/05);

•	ISIS Asset Management PLC/F&C Group (Holdings) Limited (7/2/04);

•	Lehman Brothers Holdings Inc./Neuberger Berman Inc. (7/22/03);

•	Deutsche Bank AG/Zurich Scudder Investments, Inc. (9/24/01);

•	Société Générale SA/TCW Group, Inc. (4/11/01);

•	Investors Group Inc./Mackenzie Financial Corporation (1/29/01);

•	AMVESCAP PLC/Perpetual PLC (10/19/00);

•	Allianz AG/Nicholas-Applegate Capital Management (10/18/00);

•	Bank of America Corporation/Marsico Capital Management, LLC (6/28/00);

•	Alliance Capital Management LP/Sanford C. Bernstein & Co., LLC (6/20/00);

•	Old Mutual plc/United Asset Management Corporation (6/20/00);

•	CDC Asset Management/Nvest, L.P. (6/16/00);

•	Unicredito Italiano Group/Pioneer Group Inc. (5/15/00);

•	AMVESCAP PLC/Trimark Financial Corporation (5/9/00);

•	T.Rowe Price Associates/Rowe Price-Fleming International, Inc. (4/11/00);

•	JP Morgan Chase & Co/Robert Fleming Holdings Limited (4/11/00); and

•	Nationwide Mutual Insurance Company/Gartmore Investment Management plc (3/30/00).

The following table presents the results of this analysis:

	Ratio of Firm Value to:
Selected Transactions	AUM	LTM Revenue	LTM EBITDA
Range	0.8%-12.7%	1.8x-8.5x	7.4x-21.0x
Median	3.9%	4.5x	12.8x
Mean	4.6%	4.7x	13.6x

Based upon this information and carve-out financial data for the MLIM business on a standalone basis prepared by BlackRock management, Citigroup derived a reference range for the implied value of the MLIM business on a standalone basis of approximately $7.75 billion to $8.50 billion. Citigroup calculated that this range of implied values would result in an implied multiple of estimated 2006 net income of the MLIM business on a standalone basis of 16.3x to 17.8x.

Net Flows Regression Analysis

Citigroup performed a net flows regression analysis to compare the relationship between the ratio of annualized year to date net inflows of assets under management to assets under management at the beginning of 2005 and the ratio of price as of February 10, 2006 to estimated 2006 earnings per share for BlackRock and the following publicly traded companies in the investment management business:

• T. Rowe Price Group, Inc.;	• Nuveen Investments, Inc.;

• Eaton Vance Corp.;	• Legg Mason, Inc.;

• Franklin Resources Inc.;	• Calamos Asset Management, Inc.;

• Waddell & Reed Financial Inc.;	• Cohen & Steers, Inc.;

• GAMCO Investors, Inc.;	• AMVESCAP PLC; and

• WP Stewart & Co. Ltd.;	• Federated Investors, Inc.

• Alliance Capital Management Holding LP;

In performing this analysis, Citigroup used mean IBES 2006 earnings per share estimates for all of the companies except the MLIM business on a standalone basis, for which it utilized BlackRock management estimates. In addition, and where available, Citigroup excluded money market assets under management from both the numerator and denominator of the net flows ratio. All net flows and assets under management data was derived from company financial reports, except for the MLIM business, for which data were derived from reports provided by MLIM management.

Based on the regression of the above listed companies and a flow ratio of 5.6% for the MLIM business, the implied price multiple to 2006 estimated earnings for the MLIM business on a standalone basis was calculated to be 20.3x. Citigroup derived a reference range for the implied value of the MLIM business on a standalone basis of approximately $8.80 billion to $9.65 billion. Citigroup calculated that this range of implied values would result in an implied multiple of estimated 2006 net income of the MLIM business on a standalone basis of 18.5x to 20.3x.

Discounted Cash Flow Analysis

Citigroup performed a discounted cash flow analysis to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that the MLIM business on a standalone basis could generate over the period from 2006 through 2011 based upon estimated net income for the MLIM business on a standalone basis prepared by BlackRock management, for 2006 through 2008, grown by median peer IBES mean long-term growth rates for 2009 through 2011. Citigroup also performed a discounted cash flow analysis to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that the MLIM business could generate over the same period taking into account 100% of approximately $140 million in annual pre-tax synergies estimated by BlackRock management to result from the transaction, phased-in at approximately $65 million in 2006 and $140 million in 2007.

The discounted cash flow analysis was calculated using various additional assumptions, including the following:

•	valuation as of December 31, 2005;

•	distribution of excess cash flows, which includes a tax benefit of approximately $119 million per year for the next 6.5 years relating to Merrill Lynch’s 1997 acquisition of Mercury Asset Management Group plc;

•	3% perpetuity growth for synergies;

•	a 40% tax rate in the first year after closing, declining 1% for each of the next five years;

•	reduced stock amortization expense of $45 million for first two years after closing and $30 million for the following two years; and

•	incremental retention expense of $20 million for four years following closing.

In each case, Citigroup calculated a range of estimated terminal values by applying a range of terminal multiples of 16.0x-18.0x to fiscal 2011 estimated net income for the MLIM business on a standalone basis. The present value of the cash flows and terminal values were calculated using discount rates ranging from 9.0% to 11.2%.

Based on this analysis, Citigroup derived reference ranges for the implied value of the MLIM business on a standalone basis of approximately $10.7 billion to $12.8 billion, without taking into account any synergies, and $11.7 billion to $14.2 billion, taking into account 100% of such synergies.

Contribution Analysis

Based upon historical operating and financial information for the 12 months ended December 31, 2005, IBES mean 2006 earnings estimates for BlackRock as of February 10, 2006 and BlackRock management 2006 earnings estimates for the MLIM business on a standalone basis, and assuming a standalone 35% tax rate for the MLIM business, Citigroup reviewed the implied contribution percentages of BlackRock and the MLIM business on a standalone basis to the combined company, unaffected by any pro forma adjustments in terms of 2005 revenues, fourth quarter 2005 annualized revenues, 2005 and estimated 2006 net income and 2005 and estimated 2006 net income adjusted to exclude PNC’s portion of BlackRock’s long term incentive plan expenses.

Based upon the foregoing analysis, without taking into account any cost savings or revenue synergies or other transaction adjustments, Citigroup calculated an implied BlackRock contribution range in the combined company of approximately 37% to 42%, compared with an implied ownership percentages of Merrill Lynch in the pro forma entity of 50.7% on a fully-diluted basis.

Pro Forma Analysis

Citigroup analyzed the pro forma impact of the contribution of the MLIM business on projected earnings per share (“EPS”) for BlackRock, based upon fiscal 2006 IBES earnings estimates as of February 10, 2006 for BlackRock and fiscal 2006 earnings estimates prepared by BlackRock management for the MLIM business on a standalone basis. The effect on EPS was calculated assuming the transaction closed on December 31, 2005 and using various other assumptions based on information available as of the date of the opinion, including the following:

•	approximately $140 million, net, in fully phased-in annual pre-tax synergies;

•	approximately $861 million total identifiable finite-life intangibles amortized over approximately 8 years;

•	a combined tax rate of 40%, resulting from deconsolidation for state and local tax purposes, having an approximately $50 million negative impact on 2006 earnings;

•	reduced stock amortization expense to the combined company of approximately $45 million in fiscal 2006 and $160 million in total;

•	an incremental retention expense of approximately $80 million in total, amortized over four years;

•	excess cash of $125 million contributed to New BlackRock by Merrill Lynch, earning 3.0% on an after-tax basis; and

•	dividends on non-voting common stock equivalents treated as common stock dividends, with non-voting common stock equivalents included in fully-diluted share count.

Citigroup compared the mean 2006 IBES EPS estimate of BlackRock (GAAP estimate) and the GAAP estimate plus after-tax effect of intangible amortization (cash estimate), to the estimated GAAP EPS and cash EPS, respectively, of the combined company using the foregoing assumptions, taking into account no cost-savings synergies, one-half of the estimated cost-savings synergies described above or 100% of such synergies, and, in all cases, excluding PNC’s portion of BlackRock’s long term incentive plan expenses.

	BlackRock Standalone	Pro Forma Combined
		No Synergies	50% Synergies	100% Synergies
2006 Estimated GAAP EPS	$4.84	$5.38	$5.70	$6.02
Accretion		11.1%	17.7%	24.3%
2006 Estimated Cash EPS	$4.92	$5.92	$6.24	$6.56
Accretion		20.4%	26.9%	33.4%

Other Factors

In rendering its opinion, Citigroup also reviewed and considered other factors for informational purposes, including:

•	the historical ratio of BlackRock’s stock price to next twelve months estimated IBES mean earnings per share over the three year period from February 10, 2003 through February 10, 2006, compared with the median ratio for the peer group described above under “Comparable Companies Analysis” over the same period;

•	the composition of assets by investment product and distribution channel of BlackRock, the MLIM business on a standalone basis and the peer group;

•	the one-year and three-year growth rates of BlackRock, the MLIM business on a standalone basis and the peer group in terms of assets under management, net flows to beginning of period assets under management and revenues and net income, each adjusted for extraordinary items; and

•	the compensation to revenues ratios, operating EBITDA margins, 2005 to 2006 estimated earnings growth and the IBES mean long-term growth rates of BlackRock, the MLIM business on a standalone basis and the peer group. BlackRock’s estimated net income growth rate for the MLIM business on a standalone basis from 2006 to 2008 was used as a proxy for its long-term growth rate.

Based on the analyses described above, Citigroup determined that the aggregate 65,000,000 newly-issued shares of New BlackRock common stock and non-voting series A convertible participating preferred stock to be issued to Merrill Lynch by New BlackRock in consideration for the contribution of the MLIM business pursuant to the transaction agreement was fair, as of the date of the opinion, from a financial point of view, to New BlackRock.

Citigroup’s opinion was provided for the information of our board of directors in their evaluation of the proposed transaction with Merrill Lynch and was limited solely to the fairness, from a financial point of view, as of the date of the opinion, of the consideration to be issued by New BlackRock to Merrill Lynch for the contribution of the MLIM business. Neither Citigroup’s opinion nor its related analyses constituted a recommendation of the transaction with Merrill Lynch to the BlackRock board of directors. Citigroup makes no recommendation to any stockholder regarding how such stockholder should vote or act on any matters relating to the transactions, including the merger and the issuance of New BlackRock capital stock to Merrill Lynch.

The preceding discussion is a summary of the material financial analyses furnished by Citigroup to the BlackRock board of directors, but it does not purport to be a complete description of the analyses performed by Citigroup or of its presentation to our board of directors. The preparation of financial analyses and fairness opinions is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. Citigroup made no attempt to assign specific weights to particular analyses or factors considered, but rather made qualitative judgments as to the significance and relevance of all the analyses and factors considered and determined to give its fairness opinion as described above. Accordingly, Citigroup believes that its analyses, and the summary set forth above, must be considered as a whole, and that selecting portions of the analyses and of the factors considered by Citigroup, without considering all of the analyses and factors, could create a misleading or incomplete view of the processes underlying the analyses conducted by Citigroup and its opinion. With regard to the comparable companies and precedent transactions analyses summarized above, Citigroup selected comparable public companies and precedent transactions on the basis of various factors, including size and similarity of the line of business of the relevant entities; however, no company utilized in these analyses is identical to the MLIM business and no precedent transaction is identical to the proposed transaction with Merrill Lynch. As a result, these analyses are not purely mathematical, but also take into account differences in financial and operating characteristics of the subject companies and other factors that could affect the proposed transaction with Merrill Lynch or public trading value of the subject companies to which the MLIM business is being compared.

In its analyses, Citigroup made numerous assumptions with respect to BlackRock, Merrill Lynch and the MLIM business, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of BlackRock, Merrill Lynch and the MLIM business. Any estimates contained in Citigroup’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by these analyses. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Because these estimates are inherently subject to uncertainty, none of BlackRock, Merrill Lynch, our board of directors, Citigroup or any other person assumes responsibility if future results or actual values differ materially from the estimates. Citigroup’s analyses were prepared solely as part of Citigroup’s analysis of the fairness of the consideration to be issued by New BlackRock for the contribution of the MLIM business and were provided for the information of our board of directors in that connection. The opinion of Citigroup was only one of the factors taken into consideration by our board of directors in making its determination to approve the transaction agreement and the transactions. See “The Transactions—Reasons for the Transaction.”

Citigroup is an internationally recognized investment banking firm engaged in, among other things, the valuation of businesses and their securities in connection with mergers and acquisitions, restructurings, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Our board of directors selected Citigroup to act as its financial advisor in connection with the proposed transaction with Merrill Lynch on the basis of Citigroup’s international reputation and Citigroup’s familiarity with BlackRock and the MLIM business. Pursuant to its January 30, 2006 engagement letter with us, we agreed to pay Citigroup a fee of $20 million, of which $4 million became payable upon execution of the transaction agreement and delivery of Citigroup’s opinion. The balance is payable promptly upon completion of the transactions. We have also agreed to indemnify Citigroup against specific liabilities and expenses relating to or arising out of its engagement, including liabilities under the federal securities laws. Citigroup and its affiliates in the past have provided services to us, PNC, Merrill Lynch and their respective affiliates unrelated to the proposed transactions, for which services Citigroup and its affiliates have received compensation, including, without limitation, acting as co-manager with respect to the $300 million initial public offering of the BlackRock Global Opportunities Equity Trust in 2005, acting as co-lead manager with respect to the $700 million initial public offering of the BlackRock World Investment Trust in 2005, acting as co-lead manager with respect to the $665 million initial public offering of the BlackRock Global Energy and Resources Trust in 2004, acting as lead manager with respect to the $87.5 million initial public offering of the BlackRock S&P Quality Rankings Global Equity Managed Trust in 2004, acting as co-manager with respect to a $243 million offering of auction rate preferred stock by the BlackRock Global Floating Rate Income Trust in 2004, acting as agent with respect to an $80 million credit facility provided by Citigroup-administered conduits for the BlackRock High Income Shares in 2005, acting as agent with respect to a $32 million credit facility provided by Citigroup-administered conduits for the BlackRock High Yield Trust in 2005, acting as co-manager with respect to a $250 million offering of 2.625% Convertible Debentures due 2035 by BlackRock in 2005, acting as sole book-running manager with respect to a $350 million offering of 4.2% Senior Notes due 2008 by PNC Funding Corp. in 2005, acting as sole book-running manager with respect to a $350 million offering of 4.5% Senior Notes due 2010 by PNC Funding Corp. in 2005, acting as financial advisor to PNC in connection with the acquisition of United National Bancorp in 2004, acting as co-manager with respect to a $500 million offering of Floating Rate Non-Cumulative Preferred Stock, Series 4 by Merrill Lynch in 2005, and providing and participating in credit facilities for various Merrill Lynch-branded mutual funds on an on-going basis. Since February 15, 2004, Citigroup has received fees for corporate and investment banking services provided to us and our affiliates (including PNC) of approximately $24.7 million in the aggregate (excluding fees described above in connection with the transactions) and has received fees for such services provided to Merrill Lynch and its affiliates of approximately $9.8 million. In addition, a subsidiary of Citigroup Inc. is a minority investor in BlackRock Kelso Capital Holding LLC, a private investment firm managed by an investment advisor affiliated with BlackRock. In the ordinary course of business, Citigroup and its affiliates may actively trade or hold the securities of BlackRock, PNC and Merrill Lynch for its own account or for the account of its customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Citigroup and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with BlackRock, PNC, Merrill Lynch and their respective affiliates.

ACCOUNTING TREATMENT

The transactions will be accounted for using the purchase method of accounting in accordance with accounting principles generally accepted in the United States of America. BlackRock, Inc. will be deemed the acquiring entity for financial reporting purposes. Our management has concluded that BlackRock will be the acquiring entity in the transactions based upon its analysis of Statement of Financial Accounting Standards (“SFAS”) No. 141, Goodwill and Intangible Assets. The following factors were determinants in management’s analysis:

•	BlackRock stockholders will retain a 55% voting interest and greater than 50% equity interest in New BlackRock.

•	The board of directors of New BlackRock will be comprised primarily of BlackRock’s current directors.

•	BlackRock’s current chief executive officer will be the chief executive officer of New BlackRock following the transactions. A majority of New BlackRock’s executive management team will be comprised of current BlackRock executives.

•	New BlackRock’s shares will be issued to Merrill Lynch at a premium.

•	The combined company will retain the BlackRock name and operating infrastructure.

Under the purchase method of accounting, the purchase price is allocated among the MLIM assets acquired, including identifiable intangibles, and the MLIM liabilities assumed to the extent of their fair market value, with any excess purchase price being allocated to goodwill.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax consequences to BlackRock stockholders upon their exchange of BlackRock common stock for New BlackRock common stock pursuant to the merger. This summary is based on provisions of the Internal Revenue Code, Treasury Regulations promulgated thereunder, and administrative and judicial interpretations of the Internal Revenue Code, all as in effect as of the date of this proxy statement/prospectus, and all of which are subject to change, possibly with retroactive effect. This summary is limited to BlackRock stockholders that hold their shares as capital assets. This summary does not address all aspects of U.S. federal income taxation that may be applicable to BlackRock stockholders in light of their particular circumstances or to BlackRock stockholders subject to special treatment under U.S. federal income tax law, such as:

•	entities treated as partnerships for U.S. federal income tax purposes or BlackRock stockholders that hold their shares through entities treated as partnerships for U.S. federal income tax purposes;

•	certain U.S. expatriates;

•	BlackRock stockholders that hold BlackRock common stock as part of a straddle, appreciated financial position, hedge, synthetic security, conversion transaction or other integrated investment;

•	BlackRock stockholders who acquired BlackRock common stock through the exercise of employee stock options or otherwise as compensation;

•	BlackRock stockholders subject to the U.S. alternative minimum tax;

•	foreign persons and entities;

•	financial institutions;

•	insurance companies;

•	tax-exempt entities;

•	dealers in securities or foreign currencies; and

•	traders in securities that mark-to-market.

Furthermore, this summary does not address any aspect of state, local or foreign laws, or any federal laws other than those pertaining to income taxation.

Material U.S. Federal Income Tax Considerations of the Merger

The obligation of BlackRock to complete the transactions is conditioned on its receipt of an opinion of Skadden, Arps, dated as of the date of the completion of the transactions, substantially to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the merger will, for U.S. federal income tax purposes, be treated as a reorganization under Section 368(a)(2)(E) of the Internal Revenue Code. In addition, the obligation of Merrill Lynch to complete the transactions is conditioned on its receipt of an opinion of Sullivan & Cromwell, dated as of the date of the completion of the transactions, substantially to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the

MLIM contribution together with the merger will, for U.S. federal income tax purposes, qualify as a transaction governed by Section 351 of the Internal Revenue Code. None of the opinions referred to in this paragraph or the opinions stated below will be binding on the Internal Revenue Service or the courts, and no rulings will be sought from the Internal Revenue Service regarding the tax treatment of the merger or the MLIM contribution. Accordingly, there can be no certainty that the Internal Revenue Service will not challenge the conclusions set forth in any of the opinions stated or referred to herein or that a court would not sustain such a challenge.

In addition, in connection with the filing of the registration statement of which this proxy statement/prospectus forms a part, Skadden Arps has delivered to BlackRock its opinion, dated as of the effective date of the registration statement, that, for U.S. federal income tax purposes, the merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code. Such opinion and the opinion set forth below have been rendered on the basis of certain assumptions, including assumptions regarding the absence of certain changes in existing facts and that the merger will be completed in accordance with this proxy statement/prospectus and the transaction agreement. This opinion and the opinion set forth below also have been rendered on the basis of representations, including those contained in an officer’s certificate of BlackRock, all of which must be true and accurate in all respects as of the effective date of the registration statement and must continue to be true and accurate in all respects as of the effective time of the merger, and on covenants. If any of those assumptions or representations is inaccurate, incomplete or untrue or any of the covenants is breached, the conclusions contained in the opinion referred to in this paragraph or stated below could be affected.

The discussion set forth below, subject to the limitations and qualifications set forth herein, constitutes the opinion of Skadden Arps as to the material U.S. federal income tax consequences of the exchange of BlackRock common stock for New BlackRock Common Stock pursuant to the merger:

•	No gain or loss will be recognized to holders of BlackRock common stock a result of the exchange of BlackRock common stock for New BlackRock common stock pursuant to the merger.

•	The aggregate tax basis of the shares of New BlackRock common stock received by holders of BlackRock common stock pursuant to the merger will be the same as the aggregate tax basis of the BlackRock common stock exchanged for such New BlackRock common stock pursuant to the merger.

•	The holding period of the shares of New BlackRock common stock received by holders of BlackRock common stock in the merger will include the holding period of the BlackRock common stock exchanged for such New BlackRock common stock pursuant to the merger.

•	Neither BlackRock, New BlackRock nor BlackRock Merger Sub will recognize gain or loss as a result of the merger.

The summary of material U.S. federal income tax consequences set forth above is intended to provide only a general summary of the merger and is not intended to be a complete analysis or description of all potential U.S. federal income tax consequences of the merger. In addition, the summary does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, the summary does not address any non-income tax or any foreign, state, local or other tax consequences of the merger. Accordingly, each BlackRock stockholder is strongly urged to consult such stockholder’s tax advisor to determine the particular federal, state, local or foreign income, reporting or other tax consequences of the merger to that stockholder.

TRANSACTION AGREEMENT AND PLAN OF MERGER

The summary of the material terms of the transaction agreement and plan of merger, which we generally refer to as the “transaction agreement” below and elsewhere in this proxy statement/prospectus, is qualified in its entirety by reference to the transaction agreement, a copy of which is attached to this proxy statement/prospectus as Annex A and which we incorporate by reference into this document. This summary may not contain all of the information about the transaction agreement that is important to you.

The transaction agreement has been included to provide you with information regarding its terms, and we recommend that you read carefully the transaction agreement in its entirety. Except for its status as the contractual document that establishes and governs the legal relations among the parties with respect to the transactions, we do not intend for its text to be a source of factual, business or operational information about BlackRock or MLIM. That kind of information can be found elsewhere in this proxy statement/prospectus and in the documents incorporated herein by reference. The transaction agreement contains representations and warranties of the parties as of specific dates and may have been used for the purposes of allocating risk between the parties other than establishing matters as facts. Those representations and warranties are qualified in several important respects, which you should consider as you read them in the transaction agreement, including contractual standards of materiality that may be different from what may be viewed as material to stockholders. Except for the parties themselves, under the terms of the transaction agreement only certain other specifically identified persons are third party beneficiaries of the transaction agreement who may enforce it and rely on its terms. As stockholders, you are not third party beneficiaries of the transaction agreement and therefore may not directly enforce or rely upon its terms and conditions and you should not rely on its representations, warranties or covenants as characterizations of the actual state of facts or condition of BlackRock, MLIM or any of their respective affiliates. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the transaction agreement and subsequently developed or new information qualifying a representation or warranty may have been included in this proxy statement/prospectus.

Effective Time

The effective time of the merger will occur at the time that the parties file a certificate of merger with the Secretary of State of the State of Delaware on the closing date of the merger (or at such later time as may be specified in the certificate of merger). The closing date will occur on the first practicable Merrill Lynch fiscal month-end date to occur after all of the conditions set forth in the transaction agreement have been satisfied or waived (other than conditions that relate to actions to be taken, or documents to be delivered, at the closing), or on such other date as may be mutually agreed between Merrill Lynch and BlackRock.

We have agreed to deliver written notice to Merrill Lynch certifying to the satisfaction or waiver of certain conditions to the obligations of Merrill Lynch as of the closing date.

Structure

At the effective time of the merger, BlackRock Merger Sub will be merged with and into BlackRock. BlackRock will survive the merger as an indirect wholly owned subsidiary of New BlackRock. All of the properties, assets, rights, privileges, immunities, powers, purposes, liabilities and obligations of BlackRock and BlackRock Merger Sub will become those of BlackRock.

MLIM Business Contribution

Immediately after the effective time of the merger, certain Merrill Lynch entities will transfer to New BlackRock all of the right, title and interest in and to the outstanding capital stock and assets that constitute the MLIM business. In return, New BlackRock will issue to Merrill Lynch 65 million shares of New BlackRock capital stock, subject to adjustment as described below and subject to adjustment due to any forward or reverse stock split, stock dividend, issuance of stock or sale, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change prior to the effective time of the merger. Pursuant to the MLIM restructuring described below, the assets and liabilities of the MLIM business entities transferred to New BlackRock will include all of their assets and liabilities to the extent related to the MLIM business, but will not include any assets or liabilities to the extent not related to the MLIM business.

Adjustment of consideration payable to Merrill Lynch

The consideration to be issued to Merrill Lynch shall consist solely of common stock of New BlackRock, unless the amount of shares of New BlackRock transferred to Merrill Lynch would exceed 45% of the outstanding voting power of New BlackRock immediately after the contribution. If the consideration would otherwise exceed 45% of the voting power of New BlackRock, any excess shares shall be issued as non-voting series A convertible participating preferred stock of New BlackRock, which will not have voting rights, but will otherwise be substantially similar to New BlackRock Common Stock, up to an amount equal to 49.8% of the total issued and outstanding shares of New BlackRock capital stock immediately after the contribution. If the 65 million shares of capital stock to be issued to Merrill Lynch would exceed 49.8% of the total issued and outstanding shares of New BlackRock capital stock immediately after the contribution, then New BlackRock will issue to Merrill Lynch shares of capital stock in an amount equal to 49.8% of the total issued and outstanding shares and pay Merrill Lynch cash equal to the product of the market price of the BlackRock class A common stock as of the closing date and the excess of 65 million over that number of shares constituting 49.8% of the total issued and outstanding shares.

At least five business days prior to the closing of the transactions, Merrill Lynch will deliver to us an unaudited estimated combined balance sheet of all MLIM entities to be contributed to New BlackRock. On the closing date, prior to the effective time of the merger, Merrill Lynch will be required to make a capital contribution to the MLIM transferred entities based upon the extent to which the amounts specified in the transaction agreement as targets for the amount of tangible net equity and the net amount of cash, cash equivalents and other specified current assets exceed the amounts set forth in the balance sheet. Alternatively, if each of the amount of tangible net equity and the net amount of cash, cash equivalents and other specified current assets exceeds those targets, Merrill Lynch is permitted to cause the MLIM transferred entities to distribute the lesser of those excess amounts.

Merger Consideration

At the effective time of the merger, each share of our class A and class B common stock issued and outstanding immediately prior to the merger will be converted into and exchanged for one share of New BlackRock common stock. Immediately after the effective time of the merger, New BlackRock’s name will change to “BlackRock, Inc.” and its common stock will trade under our current ticker symbol, “BLK,” on the New York Stock Exchange.

At the effective time of the merger, each share of the common stock of BlackRock Merger Sub issued and outstanding immediately prior to the merger will be converted into and exchanged for one share of common stock of BlackRock as the surviving entity.

Certificate of Incorporation and Bylaws

The certificate of incorporation and bylaws of New BlackRock, which will govern the rights of the stockholders of New BlackRock, are attached as Annexes D and E to this proxy statement/prospectus. At the effective time of the merger, the certificate of incorporation and bylaws of BlackRock Merger Sub will be the certificate of incorporation and bylaws of BlackRock as the surviving entity. See “ —Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws” for a description of material differences between New BlackRock’s certificate of incorporation and bylaws and our current certificate of incorporation and bylaws.

Representations and Warranties

We made customary representations and warranties in the transaction agreement, on behalf of ourselves and our subsidiaries, that are subject, in some cases, to specified exceptions and qualifications contained in the transaction agreement or in information provided pursuant to certain disclosure obligations set forth in the transaction agreement. Our representations and warranties relate to, among other things:

•	our organization and the organization of New BlackRock and BlackRock Merger Sub;

•	our capital structure and the capital structure of our controlled affiliates;

•	our ownership of all stock of New BlackRock and New BlackRock’s ownership of all stock of BlackRock Merger Sub;

•	our ownership of our controlled affiliates and any equity investment by us of over $10 million in any person other than a controlled affiliate;

•	our authority to enter into the transaction agreement;

•	the absence of need for consents of governmental authority;

•	the absence of conflicts with applicable laws, our charter documents and contracts and of the need for third party consents;

•	our SEC filings and the accuracy of our financial statements;

•	the absence of undisclosed liabilities;

•	the absence of certain adverse changes to us since September 30, 2005;

•	the absence of undisclosed litigation or injunctions;

•	our compliance with laws and government regulations, including proper registrations as an investment adviser under the Investment Advisers Act of 1940 and broker or dealer under applicable laws;

•	employee and labor relations matters and ERISA compliance;

•	intellectual property and information technology;

•	insurance;

•	the absence of undisclosed affiliate transactions;

•	our holding of good and marketable title, in fee simple, to real property owned by us, and a lack of material default on any real property leases to which we are currently a party;

•	the validity and enforceability of all of our material contracts;

•	the absence of brokers’ fees relating to the transaction;

•	our proper filing of all tax returns, compliance with tax laws, and absence of any deficiencies in those filings; and

•	the approval of the transaction agreement and the transactions contemplated by the transaction agreement by our board of directors.

For the purposes of the transaction agreement, a “material adverse effect” with respect to us means any change, effect, event, matter, occurrence or state of facts that:

•	has a material adverse effect on our business, condition (financial or otherwise), or assets and properties; or

•	materially impairs our ability to complete the transaction.

A “material adverse effect” will not have occurred, however, as a result of any change, effect, event, matter, occurrence or state of facts to the extent resulting from:

•	any change or development in economic or business conditions in general or in the investment management industry in particular (including any such change or development resulting from armed hostilities or terrorist actions);

•	any change in law or GAAP;

•	any adverse change in the assets under management in our business if and to the extent that such change is reflected in a reduction in the aggregate annualized advisory fees on assets under management between December 31, 2005 and the calculation date of our revenue run-rate at the closing; and

•	public announcement of the transaction.

The transaction agreement also contains customary representations and warranties made by Merrill Lynch and its subsidiaries that are subject, in some cases, to specified exceptions and qualifications. The representations and warranties relate to, among other things:

•	the organization of Merrill Lynch and the MLIM business entities;

•	the capital structure of the MLIM business entities;

•	the ownership by Merrill Lynch of each of the MLIM business entities and any equity investment of greater than $10 million by any of the MLIM business entities;

•	title of Merrill Lynch and certain of its affiliates to the outstanding capital stock of MLIM entities that are being transferred to New BlackRock;

•	the authority of Merrill Lynch to enter into the transaction;

•	the absence of any need for consents of governmental authority;

•	the absence of conflicts with applicable laws, charter documents of Merrill Lynch or any of its controlled affiliates and contracts and of the need for third party consents;

•	the accuracy of the financial statements of the MLIM business and its reporting procedures;

•	the absence of undisclosed liabilities related to the MLIM business;

•	the absence of certain adverse changes to the MLIM business since September 30, 2005;

•	the ownership of and good and valid title to the properties and assets of the MLIM business;

•	the validity and enforceability of real property leases in connection with the MLIM business;

•	the validity and enforceability of the material contracts concerning the MLIM business and the absence of any material contracts of certain types and in certain amounts;

•	the absence of any undisclosed litigation or injunction concerning the MLIM business;

•	the absence of undisclosed affiliate transactions between the MLIM business entities and Merrill Lynch;

•	the compliance of the MLIM business entities and pooled investment vehicles with laws and government regulations, including proper registration as an investment adviser under the Investment Advisers Act of 1940 and a broker or dealer under applicable laws;

•	the pooled investment vehicles of the MLIM business registered with any governmental authority, and compliance with regulations affecting such investment vehicles;

•	the pooled investment vehicles of the MLIM business that are not registered with any governmental authority and which have assets in excess of $25 million, and compliance with regulations affecting such investment vehicles;

•	the compliance of the MLIM business entities with ERISA with respect to clients which are employee benefits plans;

•	compliance with applicable laws, regulations and investment advisory agreements with respect to information provided by the MLIM business entities to, and management of the assets of clients and their accounts;

•	tax matters affecting the MLIM business;

•	employee and labor relations matters and ERISA compliance of the MLIM business;

•	intellectual property and information technology;

•	insurance;

•	the compliance by the MLIM business with environmental laws;

•	books and records;

•	derivative products of the MLIM business entities;

•	the absence of brokers’ fees relating to the transaction;

•	the absence of any required vote to adopt the transaction agreement or related agreements; and

•	the investment purpose and intention for the acquisition of stock of New BlackRock.

For the purposes of the transaction agreement, a “material adverse effect” with respect to Merrill Lynch means any change, effect, event, matter, occurrence or state of facts that:

•	has a material adverse effect on the business, condition (financial or otherwise), or assets and properties of the MLIM business, taken as a whole; or

•	materially impairs the ability of Merrill Lynch to complete the transaction.

A “material adverse effect” will not have occurred, however, as a result of any change, effect, event, matter, occurrence or state of facts to the extent resulting from:

•	any change or development in economic or business conditions in general or in the investment management industry in particular (including any such change or development resulting from armed hostilities or terrorist actions);

•	any change in law or GAAP;

•	any adverse change in the assets under management in the MLIM business if and to the extent that such change is fully reflected in a reduction in the aggregate annualized advisory fees on assets under management between December 31, 2005 and the calculation date of such fees at the closing;

•	public announcement of the transaction; and

•	any legal proceeding or other matter for which, after the closing, we would be entitled to indemnification pursuant to the terms of the transaction agreement.

Conduct of Business Pending the Merger

Under the transaction agreement, the parties have agreed that, subject to certain exceptions, until the completion of the transactions each of BlackRock and its subsidiaries and Merrill Lynch and its subsidiaries (with respect to the MLIM business) will:

•	conduct our respective businesses in the ordinary course of business consistent with past practice;

•	keep our respective business and operations intact, retain our present officers and employees, and preserve our material rights, franchises, goodwill and relations with our clients, customers and others with whom we do business; and

•	not take or fail to take any action that would cause any of our respective representations and warranties under the transaction agreement to be untrue or incorrect in any material respect at any time prior to the completion of the transactions.

Without limiting the generality of the foregoing, unless Merrill Lynch or BlackRock, as applicable, has given its prior written consent, the parties (in the case of Merrill Lynch, only to the extent related to the MLIM business) will not, among other things:

•	amend their organizational documents;

•	sell or authorize for issuance any equity interests or capital stock, or rights of first refusal, redemption rights or any other equity rights related to such capital stock;

•	form any pooled investment vehicle not contemplated by its current business plan or in the ordinary course of business;

•	dispose of or encumber any material properties or assets, except for certain permitted liens and dispositions in the ordinary course of business consistent with past practice;

•	incur any indebtedness or modify the terms of any existing indebtedness, except for incurrence or amendment of the terms of indebtedness in the ordinary course of business consistent with past practices involving an aggregate amount not to exceed $10 million;

•	change any material accounting principles, methods or practices, except as required by GAAP or applicable law;

•	other than as required by law or in the ordinary course of business, make any material increase in compensation or other benefits for any officer, investment professional or other person, pay severance or termination pay, or enter into a contract to do the same, grant or accelerate the time of vesting of any awards under any deferred or incentive compensation plan, or terminate or amend any deferred or incentive compensation plan;

•	acquire any business that would be material to its business;

•	enter into, amend in any material respect, breach, terminate or allow to lapse any material contract other than in the ordinary course of business consistent with past practice;

•	amend, breach, terminate or allow to lapse any material permits relating to its business, other than amendments required by applicable law or actions in the ordinary course of business;

•	enter into, materially amend or become subject to any limited liability company agreement, joint ventures, partnerships or similar arrangements, except in the ordinary course of business consistent with past practices;

•	make or incur any capital expenditures requiring payments in excess of $5 million individually or $15 million in the aggregate;

•	make or change any material tax election, settle or compromise any material tax liability, change any material tax accounting method or practice, prepare any tax return in a manner inconsistent with past practice, incur any material liability for taxes other than in the ordinary course of business consistent in nature and amount with past practice, and file a material amended tax return or any material claim for refund of taxes;

•	take any action that would prevent any pooled investment vehicle registered with a government authority from qualifying as a “regulated investment company” under Section 851 of the Internal Revenue Code or comparable pass-through regime in any other applicable jurisdiction, or would be inconsistent with each such pooled investment vehicle’s prospectuses and other marketing materials;

•	pay any claims, liabilities or obligations in excess of $10 million in the aggregate; or

•	agree or commit to do any of the foregoing.

No Solicitation of Transactions

We have agreed that, subject to the fiduciary duties of our directors under applicable law, until the completion of the merger and the MLIM contribution, we will not and none of our affiliates, officers, directors, or other representatives will, directly or indirectly, encourage, initiate, solicit or engage in discussions or negotiations with any person other than Merrill Lynch or its affiliates concerning the acquisition by any such person of our equity rights, capital stock or other securities, or any merger, asset sale, recapitalization or any similar transaction involving us or one of our affiliates. Notwithstanding this agreement, the members of our board of directors may not be prevented from complying with its disclosure obligations under the Securities Exchange Act of 1934 or fiduciary duties under applicable law. We have agreed to notify Merrill Lynch as soon as practicable if any proposal, offer, or inquiry is made with respect to any of the foregoing.

Merrill Lynch has agreed that, until the completion of the merger and the MLIM contribution, Merrill Lynch and its affiliates, officers, directors, or other representatives will not, directly or indirectly, encourage, initiate, solicit or engage in discussions or negotiations with any person other than us or our affiliates concerning the acquisition by any such person of equity rights, capital stock or other securities of, or any merger, asset sale, recapitalization or any similar transaction involving, the MLIM business. Merrill Lynch has agreed to notify us as soon as practicable if any proposal, offer, or inquiry is made with respect to any of the foregoing.

Employee Benefits

We have agreed that all MLIM employees that are actively employed immediately prior to the closing of the transactions shall become our employees effective as of the closing. Such employees will continue to be employed with compensation and benefits that are substantially similar to those of our similarly-situated employees. In addition, we have agreed to:

•	provide full credit for each employee’s years of service with Merrill Lynch and its affiliates before closing;

•	provide active employees immediate participation in all new plans to the extent that such new plans replace coverage under comparable MLIM benefit plans in which such active employee participated immediately prior to the replacement; and

•	for purposes of each new plan providing medical, dental, pharmaceutical and/or vision benefits to any continuing employee, cause all pre-existing condition exclusions and actively-at-work requirements of such new plan to be waived for such employee and his or her covered dependents, and we shall cause any eligible expenses incurred by such employee and his or her covered dependents under a MLIM benefit plan during the portion of the plan year of the new plan ending on the date of such employee’s participation in the corresponding new plan begins to be taken into account under such new plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts has been paid in accordance with such new plan.

Under the terms of the transaction agreement, as of the effective time of the merger, the continuing employees shall no longer actively participate in the Merrill Lynch & Co., Inc. 401(k) Savings and Investment Plan, and their accounts under such plan shall be fully vested as of the effective time. We have agreed to allow one of our tax-qualified defined contribution plans to provide for the receipt of eligible rollover distributions from continuing employees.

Merrill Lynch remains solely liable for all severance or similar liabilities incurred or arising prior to the closing of the transactions under any MLIM benefit plans or any other arrangement of MLIM or under the applicable laws of any country. Notwithstanding the obligations described above, we are not required to retain any former MLIM employees at any time after the closing.

Covenants

The parties agreed to a number of other material covenants under the transaction agreement, including:

•

to cooperate with each other in providing access to each other’s monthly financial statements and other information as reasonably requested, and for Merrill Lynch to permit our representatives to meet with officers of MLIM responsible for financial statements and internal controls to discuss such matters as reasonably necessary to enable us to comply with the Sarbanes-Oxley Act after the completion of the transactions;

•	to provide notice of (1) breaches of representations and warranties contained in the transaction agreement, (2) any material adverse effect, (3) any facts that could prevent or materially delay any conditions precedent to a party’s obligations under the transaction agreement being satisfied, (4) any notice from any governmental authority with respect to the transactions and (5) any notice from any person claiming that consent of such person is required for the consummation of the transactions;

•	to use reasonable best efforts to enter into a license agreement regarding certain trademarks;

•	to maintain the confidentiality of all non-public information provided by the other party;

•	to cooperate in good faith to obtain government and third-party consents required to consummate the transactions;

•	that Merrill Lynch will use reasonable best efforts to obtain the necessary consents of each of its pooled investment vehicles advised by MLIM to enter into new investment advisory arrangements allowing MLIM to continue to manage such pooled investment vehicles after the closing of the transactions;

•	to bear their own respective direct and indirect transaction expenses, except that all out-of-pocket expenses and costs related to the procurement of client, third-party and regulatory consents are to be borne by Merrill Lynch;

•	that all proxy materials and prospectuses to be furnished to stockholders of any pooled investment vehicle registered with a government authority will not contain any untrue statements of material fact and will not be misleading;

•	to comply with Section 15(f) of the Investment Company Act;

•	to negotiate in good faith and enter into the ancillary agreements to the transaction agreement;

•	for us to file the registration statement of which this proxy statement/prospectus forms a part;

•	that the parties will not take any action that would cause the merger to fail to qualify as a reorganization under Section 368(a)(2)(E) of the Internal Revenue Code or would cause the MLIM contribution together with the merger to fail to qualify as a transaction described in Section 351 of the Internal Revenue Code;

•	that Merrill Lynch will complete the transactions and actions necessary to effect the restructuring of MLIM, in which the MLIM business entities will transfer all assets and liabilities not related to the MLIM business to a Merrill Lynch entity that is not being transferred to us, and all assets and liabilities of MLIM reflected in MLIM’s balance sheet will be transferred to one or more Merrill Lynch entities which are being transferred directly or indirectly to New BlackRock as part of the transactions contemplated by the transaction agreement;

•	that we will use our reasonable best efforts to obtain the consent of the board and stockholders, as applicable, of each pooled investment vehicle that is advised by us to enter into new investment advisory arrangements, to be effective at the closing of the transactions;

•	to agree on a list of all contingent accounts;

•	to use the parties’ reasonable best efforts to take all steps as may be necessary to cause New BlackRock, after giving effect to the transactions, not to have any ownership position in securities that would result in a violation of the Bank Holding Company Act of 1956, the Change in Bank Control Act of 1978 or Section 10 of the Home Owners Loan Act of 1934;

•	that Merrill Lynch will use reasonable best efforts to separate all data related to the MLIM business from other data of Merrill Lynch or other entities controlled by Merrill Lynch;

•	that we will not amend, modify or waive any provision of our implementation and stockholder agreement with PNC or any restriction or prohibition on New BlackRock or its affiliates contained therein; and

•	to do all further acts and things as may be reasonably required to carry out the provisions of the transaction agreement, the agreements related thereto, and the transactions contemplated thereunder.

Conditions to Closing

The obligations of the parties to complete the transactions are subject to the following mutual conditions:

•	the absence of any governmental orders, injunctions, judgment or decrees preventing the consummation of the merger and other transactions contemplated by the transaction agreement;

•	notifications under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 have been made and the applicable waiting period has expired (the parties received early termination of such waiting period on March 24, 2006);

•	PNC shall have executed and delivered an implementation and stockholder agreement and related agreements pursuant to the transaction agreement (which occurred on February 15, 2006);

•	the merger and transactions related thereto shall have been approved and adopted as required by the General Corporation Law of the State of Delaware and approved as required by the New York Stock Exchange;

•	we shall have received an opinion of our tax counsel that the merger will be treated as a reorganization under Section 368(a)(2)(E) of the Internal Revenue Code and Merrill Lynch shall have received an opinion of its tax counsel that the MLIM contribution and the merger will together qualify as a transaction governed by Section 351 of the Internal Revenue Code;

•	the aggregate annualized advisory fees on assets under management generated by MLIM as of a specific date prior to the closing shall be equal to or greater than 75% of such fees as of December 31, 2005; and

•	the aggregate annualized advisory fees on assets under management generated by us and our subsidiaries as of a specific date prior to the closing shall be equal to or greater than 75% of such fees as of December 31, 2005.

Our obligation to complete the transactions is subject to the following additional conditions:

•	Merrill Lynch’s representations and warranties must be true and correct in all material respects as of February 15, 2006 and as of the closing, without considering materiality or material adverse effect qualifications, except where failure of the representations and warranties to be true and correct in all material respects would not and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect with respect to the MLIM business;

•	performance, in all material respects, of Merrill Lynch and its controlled affiliates of all agreements, covenants and obligations required by the transaction agreement and related agreements;

•	the delivery by Merrill Lynch of an officer’s certificate certifying that the aforementioned conditions have been satisfied;

•	we shall have obtained each of the governmental approvals required to be obtained by us under the transaction agreement;

•	the execution by Merrill Lynch or its affiliates of all ancillary agreements to which any of them is a party; and

•	the delivery by Merrill Lynch to us of a non-foreign person affidavit that complies with the requirements of Section 1445 of the Internal Revenue Code.

Merrill Lynch’s obligation to complete the transactions is subject to the following additional conditions:

•	our representations and warranties must be true and correct in all material respects as of February 15, 2006 and as of the closing, without considering materiality or material adverse effect qualifications, except where failure of the representations and warranties to be true and correct in all material respects would not and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect to our business;

•	our performance, in all material respects, of all agreements, covenants and obligations required by the transaction agreement and related agreements;

•	our delivery of an officer’s certificate certifying that the aforementioned conditions have been satisfied;

•	Merrill Lynch shall have obtained each of the governmental approvals required to be obtained by it under the transaction agreement;

•	the execution by us of all ancillary agreements to which we are a party and of the implementation and stockholders agreement with PNC; and

•	the absence of any event, matter, occurrence or state of facts that would be reasonably likely, in the opinion of counsel, to require Merrill Lynch to register with the Board of Governors of the Federal Reserve System as a bank holding company or become subject to regulation under the Bank Holding Company Act of 1956, the Change in Bank Control Act of 1978 or Section 10 of the Home Owners Loan Act of 1934.

Neither party may rely on the failure of any closing conditions to be satisfied if such failure was caused by its failure to act in good faith or comply with its obligations under the transaction agreement.

Survival of Representations and Warranties; Indemnification

Survival

Under the transaction agreement, the representations and warranties of Merrill Lynch generally survive for 18 months after the closing, except for (1) representations and warranties related to Merrill Lynch’s organization, capital structure, business entities, title to the interests in MLIM that are being transferred, authority to enter into the transaction, and pooled investment vehicles registered with any governmental authority, which survive forever, (2) representations and warranties related to Merrill Lynch’s employee benefit plans, which survive for six months beyond the expiration of the applicable statute of limitations, (3) representations and warranties related to Merrill Lynch’s environmental compliance, which survive until the third anniversary of the closing of the transactions, and (4) representations and warranties related to taxes of Merrill Lynch, which survive until six months following the expiration of the applicable statute of limitations (taking into account all extensions).

Under the transaction agreement, all of our representations and warranties terminate as of the closing of the transactions, except for our representations and warranties related to our SEC reports, absence of undisclosed liabilities, litigation and compliance with laws and government regulations, which survive for 18 months following the closing.

Any covenants or other agreement of any party made under the transaction agreement, other than those that terminate pursuant to their terms, shall survive indefinitely.

Indemnification

Under the transaction agreement, Merrill Lynch will indemnify us for losses we incur arising from (1) any inaccuracy in or breach of representations and warranties made by Merrill Lynch, without giving effect to any materiality or material adverse effect qualifiers, (2) any breach or nonperformance of covenants or other agreements made and to be performed by Merrill Lynch, (3) any fees or expenses incurred or owed by Merrill

Lynch prior to the closing of the transactions to any brokers, financial advisers or comparable persons retained or employed by Merrill Lynch in connection with the transactions, (4) any alleged or actual breach, failure to comply, violation or other deficiency with respect to any regulatory or fiduciary requirements relating to the operation of the MLIM business, (5) any obligation in connection with a defined benefit or final salary pension scheme in respect of any funding shortfall or termination of participation as a result of the transactions contemplated by the transaction agreement or (6) any unfunded commitment in respect of certain off balance sheet arrangements. As to (1) above, Merrill Lynch is only obligated to indemnify us for losses over $100,000, but including the entire amount under $100,000 if the claim or set of related claims exceeds $100,000.

We are not entitled to indemnification for any losses due to (1) above until our aggregate losses (other than individual losses less than $100,000) exceed $100,000,000. In the event that such losses exceed $100,000,000, we are entitled to be indemnified only for such losses (other than individual losses less than $100,000) in excess of $100,000,000. We are not entitled to indemnification payments pursuant to (1) above in excess of $1,600,000,000. These limitations do not apply to losses due to (2) through (6) above and breach of any of the representations and warranties that survive forever or relate to Merrill Lynch’s employee benefit plans or environmental compliance.

Under the transaction agreement, we will indemnify Merrill Lynch for losses it incurs arising from (1) inaccuracy in or breach of representations or warranties related to our SEC reports, absence of undisclosed liabilities, litigation and compliance with laws and government regulations, without giving effect to any materiality or material adverse effect qualifiers, (2) any alleged or actual breach, failure to comply, violation or other deficiency with respect to any regulatory or fiduciary requirements relating to the operation of our business or (3) any fees or expenses incurred or owed by us to any brokers, financial advisors or comparable other person retained or employed by us in connection with the transactions.

Merrill Lynch is not entitled to indemnification for any losses due to (1) above until the aggregate losses (other than individual losses less than $100,000) of Merrill Lynch exceed $100,000,000. In the event that such losses exceed $100,000,000, Merrill Lynch is entitled to be indemnified only for such losses (other than individual losses less than $100,000) in excess of $100,000,000. Merrill Lynch is not entitled to indemnification payments pursuant to (1) above in excess of $1,600,000,000. These limitations do not apply to losses due to (2) and (3) above.

Except in cases of fraud, the right to indemnification provided in the transaction agreement is the sole post-closing remedy for breaches of representations and warranties or covenants contained in the transaction agreement.

The foregoing indemnification provisions do not apply to Merrill Lynch’s indemnification obligation with respect to taxes or losses related to taxes, which is described below.

Tax Matters

Tax Indemnification

Under the transaction agreement, Merrill Lynch will indemnify us for (1) taxes and losses related to taxes of or relating to the operation of MLIM for any tax year or portion thereof ending before MLIM is transferred to us, (2) any and all United Kingdom taxes and losses related to United Kingdom taxes for which a United Kingdom subsidiary contributed to New BlackRock by Merrill Lynch is liable as a result of having been a member of a group for any tax purposes prior to the closing of the transactions or arising as a result of providing non-cash benefits to employees prior to the closing, (3) all taxes and losses relating to taxes arising out of the breach of representations and warranties (without qualification for knowledge, materiality or material adverse effect) or any breach of tax covenants, (4) all taxes and losses relating to taxes which arise as a result of entering into the transaction agreement other than transfer taxes for which we are liable, or (5) any failure on the part of Merrill

Lynch or its affiliates to comply with the dual consolidated loss recapture provisions of Treasury Regulation Section 1.1503-2(g)(2)(vii) with respect to dual consolidated losses of United Kingdom subsidiaries contributed to New BlackRock by Merrill Lynch, except, in each case, for United Kingdom taxes to the extent such taxes:

•	were provided for in the accounts as set forth in the balance sheet dated as of December 30, 2005 of Merrill Lynch’s United Kingdom subsidiaries or were otherwise taken into account in determining the consideration payable for the transfer of MLIM;

•	arise as a result of changes in law or other authority after closing with retroactive effect;

•	are penalties or interest arising from unreasonable delay or default by us after closing; or

•	arise as a result of our actions or actions of a United Kingdom subsidiary contributed to New BlackRock by Merrill Lynch after closing which such United Kingdom subsidiary was not legally bound to take, was outside the ordinary course of its business, was not requested in writing by Merrill Lynch, and which we or such United Kingdom subsidiary knew or reasonably ought to have known would give rise to such taxes or losses.

Termination of Tax Sharing Agreements

Under the transaction agreement, Merrill Lynch has agreed to terminate all existing tax allocation or sharing agreements or arrangements between Merrill Lynch or its affiliates (other than affiliates conducting the MLIM business or pooled investment vehicles), on one hand, and affiliates conducting the MLIM business or pooled investment vehicles, on the other hand. We have agreed to terminate all existing tax allocation or sharing agreements or arrangements between us or any of our subsidiaries, on one hand, and any party that is not one of our affiliates, on the other hand, other than the tax disaffiliation agreement among us and certain PNC entities.

Tax Treatment

The parties agreed to treat any indemnification or tax indemnification payments made by Merrill Lynch as contributions to the capital of New BlackRock for all tax purposes, unless required by law to do otherwise.

Assistance and Cooperation

Merrill Lynch and New BlackRock agreed to assist each other in the preparation of all tax returns, cooperate fully in preparing for any audits, and make available to each other and any government authority all tax information reasonably requested.

Transfer Taxes

The transaction agreement provides that, other than VAT, we and Merrill Lynch shall each pay one-half of any transfer taxes in connection with the transactions contemplated by the transaction agreement. The parties have agreed to take all reasonable efforts to ensure that the sale of any assets of a United Kingdom subsidiary contributed to New BlackRock by Merrill Lynch is not treated as a supply of goods or services for VAT purposes in any member state of the European Union.

Termination

The transaction agreement may be terminated and the merger may be abandoned on or prior to the closing as follows:

•	by mutual consent of Merrill Lynch and us;

•	by either Merrill Lynch or us if:

•	a condition to the terminating party’s obligations to close cannot be satisfied on or before January 31, 2007, so long as the nonfulfillment of such conditions does not result from breach by that party of its representations and warranties contained in the transaction agreement;

•	there has been a material breach of any representation, warranty, covenant or agreement made by the other party and such breach has not been cured within 60 business days (or, in the case of a material adverse effect, 30 days) after written notice, so long as the breach is not the sole result of the breach by the terminating party of its representations and warranties contained in the transaction agreement; and

•	the closing has not occurred on or before January 31, 2007, so long as the failure to close does not result from the terminating party’s failure to perform under the transaction agreement or other breach by that party; and

•	by Merrill Lynch if our board of directors, pursuant to the exercise of its fiduciary obligations, decides not to hold a stockholders meeting to approve the transactions or has changed its recommendation to our stockholders regarding approval of the issuance of the MLIM consideration and the merger.

Amendment and Waiver

The transaction agreement may not be amended except by mutual written agreement of the parties. Failure to enforce any provision of the transaction agreement will not be construed as waiver of any such provision, or affect the validity of the transaction agreement. A party may only waive any breach or non-compliance with the transaction agreement if it does so in writing. The transaction agreement provides that the parties waive the right to seek punitive damages related to the enforcement of the transaction agreement or the transactions contemplated under it.

THE STOCKHOLDER AGREEMENTS

The Merrill Lynch stockholder agreement will govern Merrill Lynch’s ownership interest in New BlackRock upon consummation of the transactions, which is expected to include common stock in an amount equal to 45.0% of the issued and outstanding common stock and non-voting series A convertible participating preferred stock in an amount such that, together with the common stock, Merrill Lynch will own up to 49.8% of the issued and outstanding capital stock of New BlackRock immediately after the completion of the transactions. The PNC implementation and stockholder agreement governs PNC’s ownership interest in New BlackRock upon consummation of the transactions, which will equal approximately 34% of the issued and outstanding common stock of New BlackRock.

Share Ownership

The Merrill Lynch stockholder agreement provides for a limitation on the percentage of New BlackRock capital stock that may be owned by Merrill Lynch at any time (which we sometimes refer to as the “Merrill ownership cap”). Due to the Merrill ownership cap, Merrill Lynch is not permitted to acquire any additional capital stock of New BlackRock if, after such acquisition, it would hold greater than 49.8% of the total voting power of the voting securities of New BlackRock issued and outstanding at such time or 49.8% of the sum of the voting securities and the preferred stock of New BlackRock issued and outstanding at such time and issuable upon the exercise of any options or other rights outstanding at that time. The PNC implementation and stockholder agreement provides for a limitation on the percentage of New BlackRock capital stock that may be owned by PNC at any time (which we sometimes refer to as the “PNC ownership cap”). Due to the PNC ownership cap, PNC is generally not permitted to acquire any additional capital stock of New BlackRock if, after such acquisition, it would hold more than the greater of (1) 35% of the total voting power of the voting securities of New BlackRock or (2) PNC’s ownership percentage in New BlackRock immediately after the closing. The PNC ownership cap is subject to increase, to up to 40%, solely to the extent PNC’s increased ownership of the voting securities of New BlackRock is attributable to stock repurchases or self-tenders by New BlackRock. These provisions do not prevent PNC or Merrill Lynch from acquiring any entity that beneficially owns capital stock of New BlackRock, or from acquiring New BlackRock capital stock in connection with securing or collecting a debt in the ordinary course of its business, provided that the primary purpose of such a transaction is not to avoid the party’s ownership cap, and that the party use its reasonable best efforts to require the entity being acquired to divest itself of an amount of New BlackRock capital stock such that the party’s total ownership of New BlackRock will remain under its ownership cap. Additionally, PNC may at any time exceed its ownership cap and own up to 40% of the total voting power of the voting securities of New BlackRock issued and outstanding if such increased beneficial ownership is solely due to share repurchases or self-tenders by New BlackRock.

At any time that the ownership percentage of Merrill Lynch or PNC exceeds its ownership cap, it must, no later than 120 days after its ownership percentage first exceeds its ownership cap, transfer an amount of shares such that its total ownership of New BlackRock will remain under its ownership cap. Regardless of its ownership percentage, each of Merrill Lynch and PNC may never exercise any voting rights in respect of the capital stock of New BlackRock representing in excess of its ownership cap. Neither Merrill Lynch nor PNC may acquire any shares of New BlackRock from any person other than New BlackRock or a person that owns 20% or more of the total voting power of the voting securities of New BlackRock (other than itself), if, after such acquisition, it would hold capital stock of New BlackRock representing more than 90% of its ownership cap.

Prohibited Actions

At all times after the closing of the transactions, each of Merrill Lynch and PNC is prohibited from taking part in soliciting, negotiating with, providing information to or making any statement or proposal to any person with respect to, or making any public announcement with respect to:

•	an acquisition which would result in Merrill Lynch or PNC, as the case may be, holding more than its ownership cap, or holding any equity securities of any controlled affiliate of New BlackRock;

•	any business combination or extraordinary transaction involving New BlackRock or any controlled affiliate of New BlackRock, including a merger, tender or exchange offer or sale of any substantial portion of the assets of New BlackRock or any controlled affiliate of New BlackRock;

•	any restructuring, recapitalization or similar transaction with respect to New BlackRock or any controlled affiliate of New BlackRock;

•	any purchase of the assets of New BlackRock or any controlled affiliate of New BlackRock, other than in the ordinary course of its business;

•	being a member of a “group,” as defined in Section 13(d)(3) of the Securities Exchange Act, for the purpose of acquiring, holding or disposing of any shares of capital stock of New BlackRock or any controlled affiliate of New BlackRock;

•	selling any New BlackRock capital stock in an unsolicited tender offer that is opposed by the New BlackRock board of directors;

•	any proposal to seek representation on the board of directors of New BlackRock except as contemplated by such party’s stockholder agreement or, any proposal to seek to control or influence the management, board or policies of New BlackRock or any controlled affiliate of New BlackRock; or

•	any action to encourage or act in concert with any third party to do any of the foregoing.

Additional Purchase of Voting Securities

The Merrill Lynch stockholder agreement gives Merrill Lynch the right, (1) in any issuance of non-voting series A convertible participating preferred stock of New BlackRock, to purchase an amount of such stock upon such issuance that gives Merrill Lynch the lesser of (a) its ownership cap or (b) an ownership percentage in New BlackRock equal to what it held prior to the issuance, and (2) in any issuance of voting securities of New BlackRock which will, together with any stock issuance or transfer of stock since the closing, decrease its total voting power to 90% or less of its voting ownership cap, to purchase an amount of voting securities upon such issuance that would give it the lesser of (a) its voting ownership cap or (b) an ownership percentage of voting securities in New BlackRock equal to what it held prior to the issuance. The PNC implementation and stockholder agreement gives PNC the right, in any issuance of New BlackRock capital stock, to purchase an amount of stock upon such issuance that would result in PNC holding the lesser of (1) its ownership cap or (2) an ownership percentage in New BlackRock equal to what it held prior to the issuance, unless such issuance constitutes a public offering and would not, together with any stock issuance or transfer of stock since the closing, decrease PNC’s total voting power to 90% or less of its ownership cap.

Share Repurchase

If New BlackRock engages in a share repurchase, New BlackRock may require each of Merrill Lynch and PNC to sell an amount of securities that will cause its beneficial ownership of New BlackRock capital stock not to exceed its ownership cap.

Registration Rights

The transaction agreement provides that Merrill Lynch and PNC will each enter into registration rights agreements with us, each with terms substantially consistent with the following:

•	registrable shares will include all current shares and all future shares not acquired in violation of the respective stockholder agreements, until either (1) sold under an effective registration or (2) freely tradable without restriction under Rule 144(k) under the Securities Act;

•	registration will be flexible, including the ability to provide for exchangeables and other hybrids;

•	shelf registration upon request;

•	a precise number of demand rights will be allowed per year, with such number to be determined;

•	customary piggyback registration rights;

•	BlackRock will have the ability to suspend registration for a reasonable period if the CEO of BlackRock determines in good faith, upon consultation with counsel, that the use of a registration statement would require premature disclosure of non-public information, the disclosure of which would be materially adverse to BlackRock, with such suspension period to be appropriately time-limited; and

•	these registration rights will be no less favorable than those granted to any other stockholder who beneficially owns 20% or more of the total voting power of the voting securities of New BlackRock issued and outstanding at that time.

Transfer Restrictions

Under the terms of its stockholder agreement, for a period of three years following the closing, Merrill Lynch is not permitted to transfer any New BlackRock capital stock, other than to its respective affiliates or to New BlackRock, without prior written consent of New BlackRock.

PNC may not, and after the third anniversary of the closing Merrill Lynch may not, transfer any capital stock of New BlackRock beneficially owned by it, except for transfers:

•	to its affiliates which agree to be bound by the applicable stockholder agreement;

•	in the case of Merrill Lynch, pursuant to the restrictions of Rule 144 under the Securities Act, to any person who, after such transfer, would not beneficially own more than 5% of the total voting power of issued and outstanding New BlackRock capital stock;

•

in the case of PNC, pursuant to the restrictions of Rule 144 under the Securities Act, or privately negotiated transactions to any person described in Rule 13d-1(b)(1) under the Securities Exchange Act of 1934 who is eligible to report the holders of New BlackRock capital stock on Schedule 13G and who after the consummation of the transaction would not hold more than 10% of the total voting power of New BlackRock capital stock; or any other person who, after such transfer, would hold not more than 5% of the total voting power of New BlackRock capital stock, as long as PNC provides notice to New BlackRock of its intention to make such a transfer;

•	in the case of Merrill Lynch, pursuant to privately negotiated transactions, in each calendar quarter, of not more than 4.5% of the total voting power of New BlackRock capital stock to any person who, after such transfer, would not beneficially own more than 5% of the total voting power of the issued and outstanding New BlackRock capital stock, as long as Merrill Lynch provides notice to New BlackRock of its intention to make such a transfer;

•	in the case of Merrill Lynch, in each calendar quarter, an amount not in excess of 4.5% of the total voting power of New BlackRock capital stock issued and outstanding, in a distribution to the public, registered under the Securities Act of 1933, in which Merrill Lynch uses its commercially reasonable efforts to effect as wide a distribution of such New BlackRock capital stock as is reasonably practicable, and does not knowingly sell New BlackRock capital stock to any person who, after consummation of such offering, would have beneficial ownership of New BlackRock capital stock representing more than 5% of the total voting power of New BlackRock capital stock;

•	in the case of PNC, pursuant to a distribution to the public, registered under the Securities Act of 1933, in which PNC uses its commercially reasonable efforts to effect as wide a distribution of New BlackRock capital stock as is reasonably practicable and not knowingly, after inquiry, sell any shares of New BlackRock capital stock to:

•	any Person described in Section 13d-1(b)(1) under the Securities Exchange Act of 1934 who is eligible to report the holdings of New BlackRock capital stock on Schedule 13G and who after consummation of such offering would have beneficial ownership of New BlackRock capital stock of greater than 10% of the total voting power of New BlackRock capital stock; or

•	any other person who, after consummation of such offering, would have beneficial ownership of New BlackRock capital stock representing more than 5% of the total voting power of New BlackRock capital stock; or

•	with the prior written consent of a majority of the independent directors of New BlackRock.

If Merrill Lynch or PNC wishes or is required to transfer an amount of New BlackRock capital stock equal to more than 10% of the total voting power of New BlackRock capital stock, such party and New BlackRock will cooperate in the marketing of any such offering.

Right of Last Refusal

Each of Merrill Lynch and PNC must notify New BlackRock if it proposes to sell shares of New BlackRock capital stock, except in the case of tax-free transfers to charitable organizations or foundations. Upon receipt of such notice, New BlackRock will have the right to purchase all of the stock being offered, at the price and terms describe in the notice, except in the case of tax-free transfers to charitable organizations (and, in the case of PNC, tax-deferred transfers).

Change of Control of Merrill Lynch

Upon a change of control of Merrill Lynch that occurs within five years after closing, Merrill Lynch must (1) transfer to an unaffiliated third party a number of voting securities of New BlackRock that will reduce the total voting power of its New BlackRock capital stock to 24.9%, or (2) exchange all of its shares of class A common stock for non-voting series A convertible participating preferred stock.

Change of Control of PNC

If a change of control of PNC occurs within five years after the closing and the board of directors of New BlackRock determines within 12 months of such change of control that the fundamental economics and operations of New BlackRock have been materially and adversely effected by such change of control, PNC must transfer, as promptly as practicable, all shares of New BlackRock capital stock beneficially owned by it immediately after the change of control occurs to an unaffiliated third party.

Corporate Governance

Board Designation

Both the Merrill Lynch stockholder agreement and the PNC implementation and stockholder agreement provide that the board of directors will consist of the following seventeen directors:

•	nine directors who will be independent for purposes of the rules of the New York Stock Exchange and will not be designated by or on behalf of Merrill Lynch, PNC or any of their respective affiliates;

•	four directors who will be members of New BlackRock management (including at least one who will be a former executive of MLIM);

•	two directors, each in a different class, who will be designated by Merrill Lynch; and

•	two directors, each in a different class, who will be designated by PNC.

See “—Board of Directors and Management of New BlackRock Following Completion of the Transaction” for a description of the expected directors following the completion of the transactions.

Approvals

Under the Merrill Lynch stockholder agreement and the PNC implementation and stockholder agreement, the following transactions may not be entered into without prior approval of all of the independent directors then in office, or at least two-thirds of the directors then in office:

•	appointment of a new chief executive officer of New BlackRock;

•	any merger, issuance of shares or similar transaction in which beneficial ownership of a majority of the total voting power of New BlackRock capital stock would be held by persons different than those currently holding such majority of the total voting power, or any sale of all or substantially all assets of New BlackRock;

•	any acquisition of any person or business which has a consolidated net income after taxes for its preceding fiscal year that equals or exceeds 20% of New BlackRock’s consolidated net income after taxes for its preceding fiscal year if such acquisition involves the current or potential issuance of New BlackRock capital stock constituting more than 10% of the total voting power of New BlackRock capital stock issued and outstanding immediately after completion of such acquisition;

•	any acquisition of any person or business constituting a line of business that is materially different from the lines of business New BlackRock and its controlled affiliates are engaged in at that time if such acquisition involves consideration in excess of 10% of the total assets of New BlackRock on a consolidated basis;

•	except for repurchases otherwise permitted under the stockholder agreements, any repurchase by New BlackRock or any subsidiary of shares of New BlackRock capital stock such that after giving effect to such repurchase New BlackRock and its Subsidiaries shall have repurchased more than 10% of the total voting power of New BlackRock capital stock within the 12-month period ending on the date of such repurchase;

•	any amendment to New BlackRock’s certificate of incorporation and, in the case of the PNC agreement, of its bylaws;

•	any matter requiring stockholder approval pursuant to the rules of the New York Stock Exchange; or

•	any amendment, modification or waiver of any restriction or prohibition on Merrill Lynch or PNC or their respective affiliates provided for under their respective stockholder agreements.

Under the Merrill Lynch stockholder agreement and the PNC implementation and stockholder agreement, New BlackRock may not enter into any of the following transactions without the prior approval of Merrill Lynch and PNC, respectively:

•	until the fifth anniversary of the closing, (1) any merger, issuance of shares or similar transaction that would cause a majority of the total voting power of the capital stock of New BlackRock or the person surviving such transaction to be beneficially owned by one or more persons other than those holding a majority of the total voting power of the capital stock of New BlackRock prior to such transaction or (2) any other merger, issuance of shares or similar transaction in which more than 20% of the total voting power of the capital stock of New BlackRock or the person surviving such transaction would be beneficially owned by any person who beneficially owned less than 20% of the total voting power of the capital stock of New BlackRock or of such surviving person immediately prior to such transaction;

•	any sale of any subsidiary of New BlackRock the annualized revenues of which, together with the annualized revenues of any other subsidiaries disposed of within the same year, are more than 20% of the annualized revenues of New BlackRock for the preceding fiscal year on a consolidated basis; or

•	a voluntary bankruptcy or similar filing by New BlackRock.

Under the Merrill Lynch stockholder agreement, New BlackRock may not enter into any of the following transactions without the prior approval of Merrill Lynch:

•	after the fifth anniversary of the closing, any merger, issuance of shares or similar transaction that would cause a majority of the total voting power of the capital stock of New BlackRock to be beneficially owned by an entity included on a list of “restricted persons” comprising up to nine of Merrill Lynch’s competitors, to be delivered by Merrill Lynch prior to the fifth anniversary of the closing, or any sale of all or substantially all of the assets of New BlackRock to any such restricted person;

•	any amendment of any provision of a stockholder agreement between New BlackRock and PNC that would be viewed by a reasonable person as being adverse to Merrill Lynch or materially more favorable to the rights of PNC than to Merrill Lynch;

•	any amendment, modification, repeal or waiver of New BlackRock’s certificate of incorporation or bylaws that would be viewed by a reasonable person as being adverse to the rights of Merrill Lynch or more favorable to the rights of PNC, or any settlement or consent in a regulatory enforcement matter that would be reasonably likely to cause Merrill Lynch or any of its affiliates to suffer regulatory disqualification, suspension of registration or other material adverse regulatory consequences; or

•	any acquisition which would be reasonably likely to require Merrill Lynch to register with the Board of Governors of the Federal Reserve System as a bank holding company or become subject to regulation under the Bank Holding Company Act of 1956, the Change of Bank Control Act of 1978 or Section 10 of the Homeowners Loan Act of 1934.

Under the PNC implementation and stockholder agreement, New BlackRock may not enter into any of the following transactions without the prior approval of PNC:

•	for so long as New BlackRock is a subsidiary of PNC for purposes of the Bank Holding Company Act of 1956, entering into any business or activity that is prohibited for any such subsidiary under such Act;

•	any amendment of any provision of a stockholders agreement between New BlackRock and Merrill Lynch that would be viewed by a reasonable person as being adverse to PNC or materially more favorable to the rights of Merrill Lynch than to PNC; or

•	any amendment, modification, repeal or waiver of New BlackRock’s certificate of incorporation or bylaws that would be viewed by a reasonable person as being adverse to the rights of PNC or more favorable to the rights of Merrill Lynch, or any settlement or consent in a regulatory enforcement matter that would be reasonably likely to cause PNC or any of its affiliates to suffer regulatory disqualification, suspension of registration or other material adverse regulatory consequences.

Committees

To the extent permitted by applicable laws, rules and regulations and except as otherwise determined by New BlackRock’s board of directors, each committee of New BlackRock’s board of directors will consist of a majority of independent directors and the audit committee, the management development and compensation committee and the nominating and governance committee will each consist entirely of independent directors. The executive committee will consist of not less than five members of which one will be designated by Merrill Lynch and one will be designated by PNC.

Related Party Transactions

The stockholder agreements prohibit New BlackRock or its affiliates from entering into any transaction with Merrill Lynch, PNC or their respective affiliates unless such transaction is in effect at the time of the closing, is in the ordinary course of business of New BlackRock or has been approved by a majority of the directors of New BlackRock, excluding those appointed by the party wishing to enter into the transaction.

Non-Competition

Under the Merrill Lynch stockholder agreement, from and after the closing, Merrill Lynch has agreed that it will not, subject to certain exceptions, compete against any of the business of New BlackRock anywhere in the world, and New BlackRock has agreed that it will not compete in the retail securities brokerage business. The parties have further agreed to establish a committee composed of two New BlackRock managers and one Merrill Lynch manager that would consider situations in which Merrill Lynch may engage in activities that otherwise would compete with New BlackRock (and which are not already excepted from the non-competition provision). If Merrill Lynch determines that (1) there is customer demand for a product that New BlackRock does not provide, and (2) Merrill Lynch or its affiliates has made a reasonable exploration for alternative providers, then the committee will consider and decide in good faith, in the discretion of a majority of the committee members, whether to permit Merrill Lynch or an affiliate to provide such product.

Furthermore, Merrill Lynch has agreed that neither IQ Investment Advisors nor any other investment advisor controlled by Merrill Lynch will (1) directly or through one or more sub-advisers create a family of open-end funds for the purpose of replicating the former MLIM business or establishing a direct competitive threat to New BlackRock, or (2) create an open-end fund or family of open-end funds for the purpose of replicating the MLIM’s Funds Diversified Portfolios® (FDP®) platform or establishing a direct competitive threat to MLIM FDP.

However, notwithstanding the above, the parties may:

•	acquire or hold any interest in any person engaged in any activities restricted above if the applicable party holds less than 10% of the voting interests and less than 10% of the ownership, revenue and profits interests in such person, or in connection with the bona fide third party venture capital or merchant banking line of business of Merrill Lynch or its affiliates;

•

acquire or hold interests in any person engaged in restricted activities in excess of those described above if (1) such person’s consolidated revenue from restricted activities is less than 33% of its total consolidated revenue and (2) the ownership percentage by BlackRock or Merrill Lynch multiplied by consolidated revenue from restricted activities does not exceed 10% of New BlackRock’s or Merrill Lynch’s revenue, as applicable;

•	acquire or hold interests in any person in excess of those described above if such person’s consolidated revenue from restricted activities is less than 33% of its total consolidated revenue, for so long as such person does not use the Merrill Lynch or BlackRock name, as the case may be, and BlackRock or Merrill Lynch, as the case may be, does not enter into any agreement similar to the distribution agreement described below with such person;

•	in the case of Merrill Lynch, merge, consolidate or otherwise engage in a business combination with, or sell all or substantially all of its assets or businesses to, any person that is not an affiliate of Merrill Lynch with an existing business engaged in the Merrill Lynch restricted activities and continue to operate such business so long as members of the Merrill Lynch board of directors do not constitute a majority of the board of directors of the surviving corporation and that the Merrill Lynch stockholders immediately prior to consummation of the transaction do not own 60% or more of the outstanding capital stock or other equity interests of the surviving entity after such transaction; and

•	engage in restricted activities if and to the extent that, prior to engaging in such activities:

•	the applicable party disclosed to the other party’s board of directors the nature, extent and duration of the restricted activities they propose to engage in; and

•	a majority of the independent directors on the applicable board of directors approves the proposed restricted activities.

Termination

The Merrill Lynch stockholder agreement will terminate upon the later of the fifth anniversary of the closing and the first date on which Merrill Lynch and its affiliates own less than 20% of the total voting power of the outstanding voting securities of New BlackRock. However, the transfer restrictions imposed on Merrill Lynch above survive the termination of the Merrill Lynch stockholder agreement until Merrill Lynch and its affiliates beneficially own less than 5% of the total voting power of New BlackRock capital stock issued and outstanding.

The PNC implementation and stockholder agreement will terminate on the first day on which PNC and its affiliates own less than 20% of the voting power of voting securities of New BlackRock, unless PNC sends a notice indicating its intent to increase its beneficial ownership above such threshold within 10 business days after it has fallen below such threshold, and PNC buys sufficient capital stock of New BlackRock within twenty business days after PNC has notice that it has fallen below 20% of the voting power of New BlackRock capital stock such that it continues to own greater than 20% of the voting power of New BlackRock capital stock.

Share Surrender Agreement Amendment

In connection with the transactions contemplated by the transaction agreement, we and PNC entered into an amendment to the Share Surrender Agreement. The purpose of this amendment was, among other things, to reaffirm the obligations of PNC and its affiliates to make shares of BlackRock and New BlackRock capital stock available for certain equity compensation plans, and amend certain of the terms pursuant to which these shares shall be made available in connection with New BlackRock’s future long-term incentive programs.

GLOBAL DISTRIBUTION AGREEMENT

Overview

In connection with the transactions, we will enter into a global distribution agreement with Merrill Lynch, which we generally refer to as the “distribution agreement.” The distribution agreement provides a framework under which Merrill Lynch will distribute our investment advisory products, and those of the MLIM business, all of which we refer to sometimes as “covered products.”

Distribution Arrangements

The distribution agreement contains the following provisions:

•	Merrill Lynch will cause each of its distributors to continue distributing BlackRock covered products and MLIM business covered products that it distributed as of the date of the transaction agreement, on the same economic terms as were in effect as of the date of the transaction agreement.

•	Any covered product introduced by New BlackRock to Merrill Lynch for distribution after the date of the distribution agreement will be entitled to the most favorable economic terms offered by New BlackRock to other distributors of the same product. If any covered product becomes part of a group or program of similar products distributed by the Merrill Lynch distributors, some of which are sponsored by managers other than New BlackRock, such covered products shall be subject to the most favorable economic terms to which any such product is entitled.

•	With respect to any Merrill Lynch distributor that does not at the time in question distribute a particular covered product, Merrill Lynch will, upon our request, use all commercially reasonable efforts to obtain distribution of any covered products by such Merrill Lynch distributor as we so request on the same terms as provided to covered products we distribute as of the date of the transaction agreement or as we introduce to Merrill Lynch after the date of the distribution agreement.

•	The economic terms of all covered products distributed by Merrill Lynch will remain in effect until January 1, 2009.

•	Prior to January 1, 2009, we and Merrill Lynch will appoint a committee of senior representatives to (1) identify and discuss any economic terms relating to distribution that either we or Merrill Lynch may wish to amend on and after January 1, 2009, and (ii) reach agreements on any mutually agreeable changes to existing economic terms for distribution with respect to each covered product to be effective as of January 1, 2009; the economic terms thus established will remain in effect from year to year afterward, subject to annual review.

•	In the event that any economic terms are modified as a result of legal requirements or industry standards, the modified economics shall be at least as favorable to the covered product and New BlackRock as the most favorable economic terms then offered by the applicable Merrill Lynch entity to other products that would generally be viewed as competitive with the covered product in question (including to the extent relevant product type and/or class and asset class and style).

Sales Incentive Restrictions

Merrill Lynch has agreed that it will not, and will cause its distributors not to, provide its sales force with economic incentives for the sale of products that compete with covered products of the MLIM business or BlackRock that are any greater than the sales incentives provided to the MLIM business or BlackRock covered products. However, no Merrill Lynch distributor will be prohibited from selling products that provide for different rates of sales load, placement, Rule 12b-1 or other related fees.

Acquisitions of Competing Products

If Merrill Lynch acquires the business or assets of another entity engaged in the distribution of investment advisory products, no such acquisition will limit any obligation of any current Merrill Lynch distributor to distribute covered products under the distribution agreement and, at our request, Merrill Lynch will use all commercially reasonable efforts to cause the newly-acquired distributor to distribute covered products on the same basis as they are distributed under the distribution agreement.

Product Availability

During the term of the distribution agreement, New BlackRock will permit each Merrill Lynch distributor to distribute any existing MLIM business covered products, on a basis not less favorable than they currently are distributed by such Merrill Lynch distributor. For any other covered product in which a Merrill Lynch distributor expresses an interest to New BlackRock, upon request of such distributor, New BlackRock will use all commercially reasonable efforts to cause each such Merrill Lynch distributor to have the right to distribute such products on a basis not less favorable than that on which any Merrill Lynch distributor currently distributes comparable MLIM business covered products in the channel in question or other products that would generally be viewed as competitive with such covered products.

In case of a direct or indirect acquisition by us of the assets or business of another entity engaged in offering, sponsoring or providing investment advisory or subadvisory services with respect to any product, no such acquisition will limit or restrict any of our obligations to provide the Merrill Lynch distributors the ability to distribute covered products (other than any covered products of such acquired business) pursuant to the terms of the distribution agreement or any other selling agreement, as applicable, and, at the request of Merrill Lynch, we will use all commercially reasonable efforts to cause the Merrill Lynch distributors to have the ability to distribute the investment products of such acquired business on the same basis as set forth in the distribution agreement.

Selling Agreements

We have agreed to enter into new selling agreements with each Merrill Lynch distributor that implement the terms of the distribution agreement, effective as of the date of the distribution agreement. Such Merrill Lynch distributor will then be entitled to receive compensation, including sales loads and other fees, as permitted by law, with respect to such covered product.

New Products

Merrill Lynch has agreed that it will, upon notice from us, use all commercially reasonable efforts to provide distribution services and access to Merrill Lynch distributors for any new covered product introduced after the closing of the transactions, on terms in accordance with the distribution agreement. However, neither Merrill Lynch nor any Merrill Lynch distributor may require us to offer any new covered products, or limit us from developing or launching any new covered products.

LICENSE AGREEMENT

The license agreement that we will enter into with Merrill Lynch and its controlled affiliates upon the completion of the transactions will provide that we will have the right, without payment of any royalty, to use licensed trademarks of Merrill Lynch, its affiliates and the MLIM business for up to 12 months following the closing in the United States, and a period of at least three years for non-U.S. jurisdictions, during which time we will transition away from our use of the licensed marks and allow the licensed trademarks to expire.

TRANSITION SERVICES AGREEMENT

The transition services agreement that we will enter into with Merrill Lynch and its controlled affiliates upon the completion of the transactions will allow us to transition the MLIM business from relying on Merrill Lynch for various functions to using our own systems. The services provided by Merrill Lynch and its controlled affiliates to the MLIM business in the twelve months prior to closing will continue to be provided to us at the same general level of service as they were provided prior to closing, for a mutually agreed upon period of time that takes into account our reasonable business requirements and the provider’s resources. The pricing for such services will be consistent with the historical practices as reflected in the financial statements of the MLIM business.

BOARD OF DIRECTORS AND MANAGEMENT OF

NEW BLACKROCK FOLLOWING COMPLETION OF THE TRANSACTIONS

Board of Directors of New BlackRock. After the completion of the transactions, the New BlackRock board of directors will consist of 17 members, 12 of whom we anticipate will be individuals who are currently New BlackRock directors and three of whom will be individuals who are currently Merrill Lynch directors or officers. The BlackRock board of directors currently has 14 members. For a discussion of agreements governing the composition of the New BlackRock board of directors and the rights of Merrill Lynch and PNC to designate directors for nomination, see “—Stockholder Agreements—Corporate Governance.”

BlackRock has been a “controlled company” under the rules of the NYSE since the time of its initial public offering. Controlled companies are exempt from the NYSE’s corporate governance rules requiring that listed companies have (i) a majority of the board of directors consist of “independent” directors under the listing standards of the NYSE, (ii) a nominating/corporate governance committee composed entirely of independent directors and a written nominating/corporate governance committee charter meeting the NYSE’s requirements and (iii) a compensation committee composed entirely of independent directors and a written compensation committee charter meeting the NYSE’s requirements. Upon the completion of the transactions described in this proxy statement/prospectus, New BlackRock will not be a controlled company, and will therefore be required to have a majority of independent directors on its board of directors, a nominating and governance committee composed entirely of independent directors with a written nominating and governance committee charter and a management development and compensation committee composed entirely of independent directors and a written management development and compensation committee charter.

The following individuals, who are currently directors of both BlackRock and New BlackRock, will continue to be directors of New BlackRock after the completion of the transactions: William O. Albertini, Dennis D. Dammerman, William S. Demchak, Kenneth B. Dunn, Ph.D., Laurence D. Fink, Murry S. Gerber, James Grosfeld, David H. Komansky, Thomas H. O’Brien, Linda Gosden Robinson, James E. Rohr and Ralph L. Schlosstein.

We expect that the following individuals will join the New BlackRock board upon the completion of the transactions:

Robert C. Doll (age 51) will be vice chairman, chief investment officer of global equities and chairman of the private client operating committee. Mr. Doll has been senior vice president of Merrill Lynch since April 2002 and chief investment officer and president of MLIM since September 2001, and was co-head of MLIM Americas from November 1999 to September 2001 and chief investment officer for equities for MLIM Americas from June 1999 to November 1999. Prior to joining Merrill Lynch, he was chief investment officer of OppenheimerFunds, Inc. from January 1999 to June 1999.

Gregory J. Fleming (age 43) has been executive vice president of Merrill Lynch since October 2003 and president of GMI since August 2003. Mr. Fleming was chief operating officer of the global investment banking group of GMI from January 2003 to August 2003, co-head of the global financial institutions group of GMI from April 2001 to August 2003, head of the United States financial institutions group of GMI from June 1999 to April 2001 and managing director of the global investment banking group of GMI from February 1999 to October 2003.

Robert S. Kapito (age 48), is vice chairman of BlackRock. Mr. Kapito is head of portfolio management and a member of BlackRock’s executive committee and management committee. He also serves as president and a director of BlackRock’s closed-end investment companies.

E. Stanley O’Neal (age 54) has been a director of Merrill Lynch since 2001, chairman of the board of Merrill Lynch since April 2003, chief executive officer of Merrill Lynch since December 2002 and president and chief operating officer of Merrill Lynch since July 2001. Mr. O’Neal was executive vice president of Merrill

Lynch from April 1997 to July 2001, president of Merrill Lynch U.S. private client (now a part of global private client) from February 2000 to July 2001, chief financial officer of Merrill Lynch from March 1998 to February 2000 and co-head global markets & investment banking of Merrill Lynch from 1997 to 1998.

New BlackRock’s board of directors will appoint one additional independent director upon the completion of the transactions.

The following individuals, who are currently executive officers of BlackRock, will be executive officers of New BlackRock, holding the same titles that they currently hold at BlackRock, after the completion of the transactions: Laurence E. Fink, Ralph L. Schlosstein, Keith T. Anderson, Steven E. Buller, Robert P. Connolly, Bennett W. Golub, Ph.D., Charles S. Hallac, Robert S. Kapito, Barbara G. Novick and Susan L. Wagner.

In addition, we expect that the following individuals will be executive officers of New BlackRock:

Robert C. Doll will be vice chairman, chief investment officer of global equities and chairman of the private client operating committee.

Robert W. Fairbairn (age 41) will be vice chairman, chairman of EMEA/Australia and co-chairman of the global operating committee. Mr. Fairbairn has been senior vice president of Merrill Lynch since January 2006 and Head of MLIM’s EMEA Pacific region since May 2005. In this role Mr. Fairbairn has management responsibility for all MLIM’s business outside the United States. Mr. Fairbairn was appointed head of MLIM’s EMEA Sales Division in 1999 and appointed chief operating officer of MLIM’s EMEA Pacific region in March 2001. Prior to joining MLIM, Mr. Fairbairn worked for the asset management divisions of Lazard and GT Management.

Information about the current BlackRock directors and executive officers can be found in BlackRock’s proxy statement dated April 28, 2006. The Annual Report on Form 10-K for the year ended December 31, 2005 of BlackRock is incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” on page iv.

PROPOSALS 3-7

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND AMENDED AND RESTATED BYLAWS

Upon the completion of the transactions, New BlackRock’s certificate of incorporation and bylaws will be as set forth in the forms attached as Annexes D and E to this proxy statement/prospectus. The certificate of incorporation and bylaws differ from our current certificate of incorporation and bylaws in several material respects, including differences that reflect the fact that New BlackRock will not be a majority owned subsidiary of PNC.

Certificate of Incorporation and By-laws

Significant differences between our certificate of incorporation and bylaws and New BlackRock’s, which we are asking you to approve, include:

•	Proposal 3—Stockholder Agreements. New BlackRock’s certificate of incorporation and bylaws will include provisions necessary to implement the provisions of the Merrill Lynch stockholder agreement and the PNC implementation and stockholder agreement. Our current certificate of incorporation and bylaws contain no such provisions. See “The Transactions—The Stockholder Agreements.”

•	Proposal 4—Capitalization. New BlackRock’s authorized capital stock will be 1 billion shares, including 500 million shares of common stock and 500 million shares of preferred stock. Our current certificate of incorporation authorizes 360 million shares of common stock, including 250 million shares of class A common stock, 100 million shares of class B common stock and 10 million shares of preferred stock.

•	Proposal 5—Stockholder Action by Written Consent. New BlackRock’s certificate of incorporation and bylaws will permit action by written consent of stockholders if such action has been approved in advance by the board of directors. Our current certificate of incorporation and bylaws provide that stockholders may act by written consent at any time while PNC is still our controlling stockholder, but may not act by written consent at any time after PNC ceases to be our controlling stockholder.

•	Proposal 6—Board Composition. New BlackRock’s certificate of incorporation and bylaws will provide that the number of directors on New BlackRock’s board of directors may only be changed by a vote of a majority of the entire board of directors in accordance with our certificate of incorporation and bylaws, the Merrill Lynch stockholder agreement and the PNC implementation and stockholder agreement. Our current certificate of incorporation provides that the number of directors on our board may be changed, while PNC remains our controlling stockholder, by a vote of at least 80% of our entire board of directors, and after PNC ceases to be our controlling stockholder, by a vote of a majority of our entire board of directors.

•	Proposal 7—Business Combinations with Interested Stockholders. New BlackRock’s certificate of incorporation will provide that it will be subject to Section 203 of the General Corporation Law of the State of Delaware, governing certain business combinations with interested stockholders. While we are not currently subject to Section 203, our certificate of incorporation has provisions analogous to Section 203 that restrict our ability to engage in certain business combination transactions with interested stockholders after PNC ceases to be our controlling stockholder.

Additional differences include:

•	Director Qualifications. The retirement age and other restrictions and qualifications of New BlackRock’s directors may be set by the affirmative vote of 66 2/3% of all the members of the board. Our current bylaws provide that such decisions may be made by the vote of 80% of our board.

•	Removal of Directors. New BlackRock’s bylaws will provide that any director may only be removed for cause by at least 80% of the vote of the voting stock. Our current bylaws provide that any director may be removed, with or without cause, by a majority of voting power of the voting stock while PNC is still our controlling stockholder, but may only be removed for cause by at least 80% of the vote of the voting stock after PNC ceases to be our controlling stockholder.

•	Committees. New BlackRock’s bylaws will provide that the board may not delegate to a committee any action that requires, pursuant to its bylaws, the Merrill Lynch stockholder agreement or the PNC implementation and stockholder agreement, the affirmative vote of a majority or any greater proportion of its entire board of directors. Our current bylaws state that our board may not delegate to a committee any action that requires the affirmative vote of at least 80% of our entire board of directors.

•	Officers. New BlackRock’s bylaws will require its officers to include a Chief Executive Officer, President, Chief Financial Officer, Treasurer and Secretary, but only include a description of the responsibilities of the Chief Executive Officer. Our current bylaws include descriptions of the responsibilities of each of these officers.

Each of Proposals 3-7 is conditioned on the approval of each of the other Proposals 1-8, and the approval of each of Proposals 1-8 is required for completion of each of the transactions.

The provisions in New BlackRock’s certificate of incorporation and by-laws will only be implemented if the transactions described in Proposals 1 and 2 are completed.

NEW BLACKROCK CAPITAL STOCK

The following is a summary of the material terms of the capital stock of New BlackRock. The New BlackRock amended and restated certificate of incorporation and bylaws as will be in effect upon the completion of the transactions are incorporated by reference herein and are included as Annexes D and E to this proxy statement/prospectus, and the summary below is qualified in its entirety by reference to the amended and restated certificate of incorporation and bylaws.

Authorized Capital Stock

The amended and restated certificate of incorporation of New BlackRock will authorize 500,000,000 shares of common stock, par value $0.01 per share, and 500,000,000 shares of preferred stock, par value $0.01 per share, of which [    ] shares will be designated as series A convertible participating preferred stock. As of June 8, 2006, the most recent practicable date before the date of this proxy statement/prospectus, there were issued and outstanding one share of New BlackRock common stock and no shares of New BlackRock preferred stock.

New BlackRock Common Stock

New BlackRock Common Stock Outstanding

The outstanding shares of New BlackRock common stock are, and the shares of New BlackRock common stock issued in connection with the merger will be, duly authorized, validly issued, fully paid and non-assessable.

Voting Rights

Each share of New BlackRock common stock held of record on the applicable record date will be entitled to one vote on all matters submitted to a vote of stockholders.

Dividend Rights; Rights upon Liquidation

The holders of shares of New BlackRock common stock will be entitled to receive, from funds legally available for the payment thereof, dividends when and as declared by resolution of the New BlackRock board of directors. In the event of liquidation, each share of New BlackRock common stock will be entitled to share pro rata in any distribution of the assets of New BlackRock after payment or providing for the payment of liabilities.

Preemptive Rights

Holders of shares of New BlackRock common stock will have no preemptive rights to purchase, subscribe for or otherwise acquire any unissued or treasury shares or other securities.

New BlackRock Preferred Stock

New BlackRock Preferred Stock Outstanding

New BlackRock preferred stock may be issued in series, with such preferences and dividend, conversion, redemption and liquidation rights, if any, as shall be determined from time to time by resolution of the New BlackRock board of directors, without further authorization by New BlackRock’s stockholders, and all such preferences may be on terms more favorable than the terms of New BlackRock’s common stock. The issuance of preferred stock could, among other things, adversely affect the voting rights of the common stock and have the effect of deterring a takeover of New BlackRock. To date, the New BlackRock board of directors has designated one series of preferred stock, the series A convertible participating preferred stock, which we sometimes refer to as the “participating preferred stock,” none of which is outstanding.

Series A Convertible Participating Preferred Stock

New BlackRock will designate, out of the 500,000,000 authorized shares of preferred stock, [            ] shares of participating preferred stock.

Dividends

The participating preferred stock will be entitled to receive any dividend that is paid to holders of common stock, payable, at the holder’s option, in shares of common stock, cash, or a combination of cash and common stock. Any subdivisions, combinations, consolidations or reclassifications to the common stock must also be made accordingly to the participating preferred stock.

Liquidation Preference

In the event of a liquidation, dissolution or winding up of New BlackRock, the holders of the participating preferred stock will be entitled to receive $.01 per share of participating preferred stock held, plus any outstanding and unpaid dividends, before any payments are made to holders of common stock. After such payment, the remaining assets of New BlackRock will be distributed pro rata to the holders of common stock and the participating preferred stock.

Voting Rights

The participating preferred stock has no voting rights except as required by applicable law.

Conversion

Upon any transfer of the participating preferred stock (except in a merger or other business combination in which PNC or Merrill Lynch is a constituent corporation, or where PNC or Merrill Lynch are acquired by another party) to any person other than an affiliate of the initial holder, each share of participating preferred stock will be converted into one share of common stock. No optional conversion is permitted.

The transfer agent and registrar for shares of New BlackRock common stock will be Mellon Investor Services, LLC, Church Street Station, P.O. Box 1633, New York, New York 10277-1633, telephone (800) 522-6645.

COMPARISON OF STOCKHOLDER RIGHTS

Following the transactions, the rights of each holder of shares of New BlackRock common stock will be identical in all material respects to the rights of each holder of shares of BlackRock class A common stock prior to the merger, except with respect to the matters specified below:

	BlackRock	New BlackRock
Capital Structure	250,000,000 shares of class A common stock, par value $0.01 per share, authorized, 20,036,462 outstanding as of July 19, 2006; 100,000,000 shares of class B common stock, par value $0.01 per share, authorized, 44,107,479 outstanding as of July 19, 2006; 10,000,000 shares of series A convertible participating preferred stock, par value $0.01 per share, authorized, none outstanding.	500,000,000 shares of common stock, par value $0.01 per share, authorized. Approximately 129,143,941 outstanding as of the completion of the transactions; 500,000 shares of series A convertible participating preferred stock, par value $0.01 per share, authorized. Approximately [ ] outstanding as of the completion of the transactions.

Voting	Votes may be decided by a majority of the votes represented and entitled to vote at a meeting. A majority of the outstanding shares entitled to vote shall constitute a quorum.	Votes may be decided by holder or holders of a majority of the votes represented and entitled to vote at a meeting. A majority of the outstanding shares entitled to vote shall constitute a quorum.

	Each class A common share is entitled to one vote; each class B common share is entitled to five votes.	Each share of common stock is entitled to one vote.

Stockholder Action by Written Consent	Action by written consent is permitted while PNC owns at least a majority of voting power of the voting stock of BlackRock.	Permitted.

Organization of Board of Directors	At least six directors, in three classes.	Seventeen directors, in three classes.

Removal of Directors	Directors may be removed, with or without cause, by a majority of voting power of the voting stock while PNC owns at least a majority of voting power of BlackRock. Directors may only be removed for cause by affirmative vote of the shares representing 80% of the shares entitled to vote generally on the election of directors on and after PNC ceases to own a majority of voting power of BlackRock.	Directors may only be removed for cause by affirmative vote of the shares representing 80% of the shares entitled to vote generally on the election of directors.

	BlackRock	New BlackRock
Vacancies on the Board of Directors	Vacancies may be filled (x)(i) by at least 80% of the entire board of directors while PNC owns at least a majority of voting power of BlackRock, and (ii) by a majority of the directors then in office, even if less than a quorum, after PNC ceases to own a majority of voting power of BlackRock, or (y) by the stockholders if the vacancy resulted from an action taken by the stockholders (in which case such vacancy cannot be filled by the directors).	Vacancies may be filled (x) by a majority of the board of directors, even if less than a quorum, or (y) by the stockholders if the vacancy resulted from an action taken by the stockholders (in which case such vacancy cannot be filled by the directors).

Changing the Size of the Board of Directors	The size of the board of directors may be increased or decreased (i) while PNC owns at least a majority of voting power of BlackRock, by the affirmative vote of at least 80% of our entire board of directors, and (ii) after PNC ceases to own a majority of voting power of BlackRock by resolution adopted by the affirmative vote of a majority of the entire board of directors.	The size of the board of directors may be increased or decreased, subject to the rights of preferred stockholders, the Merrill stockholder agreement and the PNC implementation and stockholder agreement, by affirmative vote of a majority of the entire board of directors then in office.

Calling Special Meetings of Stockholders	Special meetings may be called only by (1) the chairman of the board of directors, (2) the president of the corporation, (3) a majority of the board of directors or (4) PNC, while PNC owns at least a majority of voting power of BlackRock. No stockholder may call a special meeting after PNC ceases to own a majority of voting power of BlackRock.	Special meetings may be called by (1) the chairman of the board of directors, (2) the president of the corporation, (3) a majority of the board of directors or (4) a committee of the board of directors whose powers include the power to call such meetings. No stockholder may call a special meeting.

PROPOSAL 8

APPROVAL OF AN AMENDMENT

TO THE

BLACKROCK, INC. 1999 STOCK AWARD AND INCENTIVE PLAN

Proposed Amendment to the incentive plan

The BlackRock, Inc. 1999 Stock Award and Incentive Plan, which we sometimes refer to as the “incentive plan,” enables the management development and compensation committee of our board of directors to make discretionary awards of stock options, stock appreciation rights, restricted stock, restricted stock unit and dividend equivalents and other long-term stock-based or cash-based awards to selected employees, non-employee directors and independent contractors of BlackRock and our present or future affiliates. Our board of directors believes that the incentive plan is instrumental in attracting new employees and in retaining and motivating current employees who are incentive plan participants.

We are asking you to approve an amendment to the incentive plan that would increase the number of shares of BlackRock class A common stock authorized for issuance under the incentive plan from 14,000,000 to 17,000,000 shares. In light of the proposed combination of BlackRock and the MLIM business, our board of directors anticipates a need for additional shares under the incentive plan to attract, reward and retain top talent. We anticipate that these additional shares will be utilized for retention and incentive awards covering multiple year periods following the completion of the proposed transactions. In addition, we anticipate that certain of the shares will be used for the restricted stock portion of annual bonuses awarded to employees.

As of the effective time of the merger, the incentive plan will be assumed by New BlackRock. Consequently, all references in the incentive plan to shares of BlackRock class A common stock and all outstanding awards with respect to class A common stock will be adjusted to refer to or to become awards with respect to shares of New BlackRock common stock.

This Proposal 8 is conditioned on the approval of Proposals 1-7, and the amendment will only be implemented if the transactions described in Proposals 1 and 2 are completed.

Summary of incentive plan

The following summary of the material features of the incentive plan does not purport to be complete and is qualified by the specific provisions of the incentive plan, a copy of which is available to any stockholder of BlackRock upon written request to our Corporate Secretary at our principal executive offices. Requests for copies should be addressed to the Corporate Secretary, BlackRock, Inc., 40 East 52nd Street, New York, New York 10022.

Shares Available

An aggregate of 14,000,000 shares of our class A common stock is currently authorized for issuance under the incentive plan. As of May 31, 2006, awards representing 5,114,592 shares of class A common stock were outstanding under the incentive plan and 7,421,151 shares of class A common stock remained available for grant. If BlackRock stockholders approve this proposal, an aggregate of 17,000,000 shares of class A common stock will be authorized for grant under the incentive plan and 10,421,151 shares of class A common stock will remain available for grant. No more than 4,000,000 shares of class A common stock may be covered by stock-based awards to any single individual in any incentive plan year.

The number of shares of class A common stock authorized for issuance under the incentive plan, as well as the number of shares subject to outstanding awards and the annual limitation on grants to any single individual, are subject to equitable adjustment upon the occurrence of any stock dividend or other distribution, recapitalization, stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase or share exchange or other similar corporate transaction or event.

Incentive Plan Administration

The management development and compensation committee administers the incentive plan. Other than Messrs. Frank T. Nickell and James E. Rohr, the management development and compensation committee consists exclusively of directors who are “non-employee directors” for purposes of Rule 16b-3 and “outside directors” for purposes of Section 162(m) of the Internal Revenue Code. Messrs. Nickell and Rohr do not take part in any decisions pertaining to the grant of stock options or restricted stock to any executive officer or any decisions pertaining to incentive compensation intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. The management development and compensation committee has authority, subject to the provisions of the incentive plan, to, among other things, determine the persons to whom awards will be granted, determine the terms and conditions (including any applicable performance criteria) of the awards, and prescribe, amend and rescind rules and regulations relating to the incentive plan.

Following the effective time of the merger, the incentive plan will be administered by a New BlackRock committee designated by the board of directors of New BlackRock. The composition of the New BlackRock committee administering the incentive plan will satisfy the provisions of Rule 16b-3 and 162(m) of the Code.

Eligibility

Grants of awards may be made under the incentive plan to selected employees, non-employee directors and independent contractors of BlackRock and its present or future affiliates, at the discretion of the management development and compensation committee. As of April 30, 2006, approximately 1,935 BlackRock employees were eligible for awards under the incentive plan. The closing price of a share of class A common stock on the New York Stock Exchange on May 30, 2006 was $132.88. This is currently the only long-term equity-based incentive plan authorized by shareholders and in use by us.

Stock Options and Appreciation Rights

Stock option awards may be either “incentive stock options,” as such term is defined in Section 422 of the Internal Revenue Code, or nonqualified stock options. The exercise price of an option may not be less than the fair market value per share of class A common stock on the date of grant. Incentive stock options may only be granted to employees. The exercise price of a stock option may be paid in cash, by the surrender of class A common stock, or by a combination of these methods. An award agreement may also allow an option recipient to elect to pay the exercise price by having shares of class A common stock sold by a broker pursuant to a cashless same-day sale exercise.

Stock appreciation rights may be granted alone or together with stock options. A stock appreciation right is a right to be paid an amount equal to the excess of the fair market value of a share of class A common stock on the date the stock appreciation right is exercised over either the fair market value of a share of class A common stock on the date of grant (in case of a free standing stock appreciation right) or the exercise price of the related stock option (in case of a tandem stock appreciation right). Payment can be made in cash, class A common stock or both, as specified in the award agreement or as determined by the management development and compensation committee.

Stock options and stock appreciation rights are exercisable at such times and upon such conditions as the management development and compensation committee may determine, as reflected in the applicable award agreement. The management development and compensation committee determines the exercise period except that, in the case of an incentive stock option, the exercise period may not exceed ten years from the date of grant of the incentive stock option.

Except to the extent that the applicable award agreement provides otherwise, in the event of the termination of employment of an employee or termination of the independent contractor relationship, the right to exercise stock options and stock appreciation rights held by such employee or independent contractor will cease.

Restricted Stock and Restricted Stock Units

A restricted stock award is an award of class A common stock and a restricted stock unit award is an award of the right to receive cash or class A common stock at a future date. In each case, the award is subject to restrictions on transferability and such other restrictions, if any, as the management development and compensation committee may impose at the date of grant. The restrictions may lapse separately or in combination at such times, under such circumstances, including, without limitation, a specified period of employment or the satisfaction of pre-established performance goals, in such installments, or otherwise, as the management development and compensation committee may determine. Except to the extent restricted under the award agreement relating to the restricted stock, a participant granted restricted stock will have all of the rights of a stockholder, including, without limitation, the right to vote and the right to receive dividends on the restricted stock.

Upon termination of employment or termination of the independent contractor relationship during the applicable restriction period, shares of restricted stock, restricted stock units and accrued but unpaid dividends or dividend equivalents that are subject to restrictions will be forfeited unless the management development and compensation committee provides otherwise. The management development and compensation committee can determine that restrictions or forfeiture conditions relating to restricted stock or restricted stock units will be waived in whole or in part in the event of terminations resulting from specified causes. The management development and compensation committee may in other cases waive in whole or in part the forfeiture of restricted stock.

Other Awards

The management development and compensation committee may grant a participant the right to receive cash or class A common stock, in each case equal in value to dividends paid with respect to a specified number of shares of class A common stock. These dividend equivalents may be awarded on a freestanding basis or in connection with another award, and may be paid currently or on a deferred basis. The management development and compensation committee is also authorized to grant class A common stock as a bonus or to grant other cash awards.

Transferability

Except as otherwise determined by the management development and compensation committee, awards granted under the incentive plan may be transferred only by will or by the laws of descent and distribution.

Amendment and Termination

The incentive plan may be altered, amended, suspended, or terminated by our board of directors or the management development and compensation committee or, after the merger by the New BlackRock committee, in whole or in part, except that no amendment that requires stockholder approval in order for the incentive plan to continue to comply with state law, stock exchange requirements or other applicable law will be effective unless the amendment has received the required stockholder approval. In addition, no amendment may be made which adversely affects any of the rights of any award holder previously granted an award, without the holder’s consent. The incentive plan will terminate on March 27, 2016.

United States Federal Income Tax Information

The following summary is intended as a general guide to the United States federal income tax consequences relating to the issuance and exercise of stock options granted under the incentive plan. This summary does not attempt to describe all possible federal or other tax consequences of such grants or tax consequences based on particular circumstances.

Incentive Stock Options

An optionee generally recognizes no taxable income for regular income tax purposes as the result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Internal Revenue Code. Optionees who neither dispose of their shares (“iso shares”) within two years after the stock option grant date nor within one year after the exercise date normally will recognize a long-term capital gain or loss equal to the difference, if any, between the sale price and the amount paid for the iso shares. If an optionee disposes of the iso shares within two years after the stock option grant date or within one year after the exercise date (each a “disqualifying disposition”), the optionee will realize ordinary income at the time of the disposition in an amount equal to the excess, if any, of the fair market value of the iso shares at the time of exercise (or, if less, the amount realized on such disqualifying disposition) over the exercise price of the iso shares being purchased. Any additional gain will be capital gain, taxed at a rate that depends upon the amount of time the iso shares were held by the optionee. BlackRock will be entitled to a deduction in connection with the disposition of the iso shares only to the extent that the optionee recognizes ordinary income on a disqualifying disposition of the iso shares.

Nonstatutory Stock Options

An optionee generally recognizes no taxable income as the result of the grant of a nonstatutory stock option. Upon the exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income equal to the difference between the stock option exercise price and the fair market value of the shares on the exercise date. If the optionee is a BlackRock employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any subsequent gain or loss, generally based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss. BlackRock generally is entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonstatutory stock option, except to the extent such deduction is limited by applicable provisions of the Internal Revenue Code.

Incentive Plan Benefits and Additional Information

Future grants under the incentive plan will be made at the discretion of the management development and compensation committee or, following the effective date of the merger, a New BlackRock committee designated by the board of directors of New BlackRock and, accordingly, are not yet determinable. In addition, benefits under the incentive plan will depend on a number of factors, including the fair market value of class A common stock or, following the effective date of the merger, the fair market value of New BlackRock common stock on future dates and the exercise decisions made by optionees. Consequently, it is not possible to determine the benefits that might be received by participants under the incentive plan. During the last fiscal year, BlackRock did not grant any stock options or stock appreciation rights to any of the executive officers named in the summary compensation table; however, all current executive officers as a group (seven individuals, including the five named executive officers) were granted an aggregate of 74,417 restricted stock units and all employees, including all officers who are not executive officers, as a group were granted an aggregate of 413,227 restricted stock units. For information relating to the grants under the incentive plan for the last fiscal year to BlackRock’s named executive officers, see the “Summary Compensation Table” included in BlackRock’s definitive proxy statement for its 2006 annual meeting of stockholders, which is incorporated into this proxy statement/prospectus by reference.

Board of Directors Recommendation

The BlackRock board of directors unanimously recommends that the BlackRock stockholders vote “FOR” Proposal 8, the approval of the amendment to the incentive plan.

EXPERTS

The consolidated financial statements of BlackRock and management’s report on the effectiveness of internal control over financial reporting incorporated into this proxy statement/prospectus by reference from BlackRock’s Annual Report on Form 10-K for the year ended December 31, 2005 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The combined financial statements of the MLIM business as of and for the year ended December 30, 2005 included in this proxy statement/prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein, and are included in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR

SECURITIES ACT LIABILITIES

The transaction agreement provides for the indemnification of the stockholders, employees, officers, partners, members, trustees, directors, agents and representatives of BlackRock and New BlackRock against losses that result from breach of the representations, warranties and covenants of the transaction agreement, as well as fees or expenses incurred to brokers or financial advisers in connection with the transactions.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling New BlackRock pursuant to the foregoing provisions described in this proxy statement/prospectus, New BlackRock has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

LEGAL MATTERS

The validity of the New BlackRock common stock that the stockholders of BlackRock will own following the merger will be passed upon by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION OF PROXY PROPOSALS, NOMINATION OF DIRECTORS AND OTHER BUSINESS OF STOCKHOLDERS

Under our bylaws, and as permitted by the rules of the SEC, certain procedures are provided that a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders. These procedures provide that nominations for director nominees and/or an item of business to be introduced at an annual meeting of stockholders must be submitted in writing to the Corporate Secretary of BlackRock at 40 East 52nd Street, New York, New York 10022. We must receive the notice of your intention to introduce a nomination or proposed item of business at our 2007 annual meeting:

•	not less than 120 days nor more than 150 days prior to the anniversary of the mailing date of BlackRock’s proxy materials for the immediately preceding annual meeting of stockholders; or

•	not later than 10 days following the day on which notice of the date of the annual meeting was mailed to stockholders or public disclosure of the date of the annual meeting was made, whichever comes first, in the event that next year’s annual meeting is not held within 30 days before or after the anniversary date of the immediately preceding annual meeting.

Assuming that our 2007 annual meeting is held within 30 days of the anniversary of the 2006 Annual Meeting, we must receive notice of your intention to introduce a nomination or other item of business at that meeting by December 29, 2006. If we do not receive notice by that date, or if we meet other requirements of the SEC rules, the persons named as proxies in the proxy materials relating to that meeting will use their discretion in voting the proxies when these matters are raised at the meeting.

The nomination notice must contain the following information about the nominee:

•	name;

•	age;

•	business and residence addresses;

•	principal occupation or employment; and

•	the class and number of shares of common stock held by the nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors.

Notice of a proposed item of business must include:

•	a brief description of the substance of, and the reasons for, conducting such business at the annual meeting;

•	the stockholder’s name and address;

•	the class and number of shares of common stock held by the stockholder (with supporting documentation where appropriate);

•	any material interest of the stockholder in such business; and

•	a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

As to the stockholder giving notice, the notice must include:

•	the name and record address of the stockholder;

•	the class and number of shares of BlackRock which are owned beneficially or of record by such stockholder;

•	a description of all arrangements or understandings between such stockholder and the proposed nominee and any other person or persons (including their names) pursuant to which the nomination is to be made by the stockholder;

•	a representation that such stockholder intends to appear in person or by proxy at the annual meeting to nominate the person in its notice; and

•	any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings to be made in connection with solicitations of proxies of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

The chairman of the meeting may refuse to allow the transaction of any business not presented beforehand, or to acknowledge the nomination of any person not made, in compliance with the foregoing procedures.

OTHER MATTERS

As of the date of this proxy statement/prospectus, the BlackRock board of directors does not know of any matters that will be presented for consideration at the special meeting of BlackRock stockholders other than as described in this proxy statement/ prospectus. If any other matters come before the special meeting of BlackRock stockholders or any adjournments or postponements of the special meeting and are voted upon, the enclosed proxies will confer discretionary authority on the individuals named as proxies to vote the shares represented by the proxies as to any other matters. The individuals named as proxies intend to vote in accordance with the recommendation of the management of BlackRock.

DOCUMENTS INCORPORATED BY REFERENCE

This proxy statement/prospectus incorporates documents by reference that are not included in or delivered with this document. The SEC allows BlackRock to “incorporate by reference” the information that it files with it, which means that BlackRock can disclose important information to you by referring you to those documents. Documents that are incorporated by reference contain important information about BlackRock and its finances.

All documents filed by BlackRock under section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and before the date of the BlackRock special meeting of stockholders are incorporated by reference into and are a part of this proxy statement/prospectus from the date of filing of each such document. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements (other than portions of those documents not deemed to be filed).

You should rely only on the information contained in this document or incorporated by reference that BlackRock has referred to you. No one has been authorized to provide you with information that is different.

The following documents, which were filed by BlackRock with the SEC, are incorporated by reference into this proxy statement/prospectus:

•	BlackRock’s annual report on Form 10-K for the Year Ended December 31, 2005;

•	BlackRock’s quarterly report on Form 10-Q for the Quarter Ended March 31, 2006; and

•	BlackRock’s current reports on Form 8-K filed with the SEC on May 24, 2006 and July 13, 2006.

Any statement contained in a document incorporated or deemed to be incorporated in this document by reference will be deemed to be modified or superseded for purposes of this proxy statement/prospectus to the extent that a statement contained in this document or any other subsequently filed document that is deemed to be incorporated in this document by reference modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/ prospectus.

The documents incorporated by reference into this proxy statement/prospectus are available from BlackRock upon request by writing to or calling our Corporate Secretary at 40 East 52nd Street, New York, New York 10022, telephone (212) 810-5300. BlackRock will provide a copy of any and all of the information that is incorporated by reference in this proxy statement/prospectus (not including exhibits to the information unless those exhibits are specifically incorporated by reference into this proxy statement/prospectus) to any person, without charge, upon written or oral request. Any request for documents should be made by [             ], 2006 to ensure timely delivery of the documents.

INDEX TO FINANCIAL STATEMENTS

MERRILL LYNCH INVESTMENT MANAGERS BUSINESS

Combined Financial Statements for the Years Ended December 30, 2005 (Audited), December 31, 2004 (Unaudited) and December 26, 2003 (Unaudited)	F-3
Condensed Combined Financial Statements for the Three Months Ended March 31, 2006 and April 1, 2005 (Unaudited)	F-22

NEW BLACKROCK, INC. PRO FORMA

Pro Forma Condensed Combined Financial Statements for the Three Months Ended March 31, 2006 (Unaudited)	F-31
Pro Forma Condensed Combined Financial Statements for the Year Ended December 31, 2005 (Unaudited)	F-33

Merrill Lynch Investment Managers Business

Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Merrill Lynch & Co., Inc.

We have audited the accompanying combined statement of net assets of Merrill Lynch Investment Managers Business (“MLIM”) as of December 30, 2005, and the related combined statements of earnings, changes in net assets, and cash flows for the year then ended. These financial statements are the responsibility of MLIM’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted as established by the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. MLIM is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of MLIM’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such combined financial statements present fairly, in all material respects, the financial position of Merrill Lynch Investment Managers Business at December 30, 2005, and the combined results of their operations and their combined cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

New York, New York

May 19, 2006

MERRILL LYNCH INVESTMENT MANAGERS BUSINESS

COMBINED STATEMENTS OF EARNINGS

	Year Ended Last Friday in December
(dollars in millions)	2005 (52 weeks)	2004 (53 weeks)	2003 (52 weeks)
		Unaudited	Unaudited
Revenues
Asset management and portfolio service fees	$1,573	$1,413	$1,233
Commissions	105	116	132
Other revenues (losses)	102	38	(9)
Net interest income	27	13	6

Total Net Revenues	1,807	1,580	1,362

Expenses
Compensation and benefits	763	662	626
Communications and technology	130	131	111
Brokerage, clearing, and exchange fees	102	120	137
Occupancy and related depreciation	48	49	53
Advertising and market development	69	53	43
Professional fees	26	40	32
Minority interest	18	12	(1)
Other	65	53	100

Total Expenses	1,221	1,120	1,101

Earnings Before Income Taxes	586	460	261
Income tax expense	195	170	89

Net Earnings	$391	$290	$172

See Notes to Combined Financial Statements.

MERRILL LYNCH INVESTMENT MANAGERS BUSINESS

COMBINED STATEMENTS OF NET ASSETS

(dollars in millions)	Dec. 30, 2005	Dec. 31, 2004
		Unaudited
Assets
Cash and cash equivalents	$293	$372
Investment securities	840	642
Receivables from affiliates	3,558	3,604
Customer receivables	856	400
Other receivables	949	1,078
Separate account assets	4,300	6,583
Equipment and facilities (net of accumulated depreciation and amortization of $239 million in 2005 and $285 million in 2004)	91	121
Goodwill and other intangible assets (net of accumulated amortization of $734 million in 2005 and $812 million in 2004)	4,424	4,873
Other assets	476	665

Total Assets	15,787	18,338

Liabilities
Customer payables	484	176
Payables to affiliates	3,740	3,700
Other payables	1,489	1,241
Minority interest	240	289
Separate account liabilities	4,300	6,583

Total Liabilities	10,253	11,989

Net Assets	$5,534	$6,349

See Notes to Combined Financial Statements.

MERRILL LYNCH INVESTMENT MANAGERS BUSINESS

COMBINED STATEMENTS OF CHANGES IN NET ASSETS

(dollars in millions)	Net Assets
Net assets at December 28, 2002 (Unaudited)	$993
Net earnings	172
Dividends and distributions	(271)
Other comprehensive income	16
Change in ML & Co. asset and liability allocations	(283)

Net assets at December 26, 2003 (Unaudited)	627
Net earnings	290
Dividends and distributions	(585)
Capital contributions from Parent	5,412
Other comprehensive (loss)	(47)
Change in ML & Co. asset and liability allocations	652

Net assets at December 31, 2004 (Unaudited)	6,349
Net earnings	391
Dividends and distributions	(529)
Other comprehensive (loss)	(481)
Change in ML & Co. asset and liability allocations	(196)

Net assets at December 30, 2005	$5,534

See Notes to Combined Financial Statements.

MERRILL LYNCH INVESTMENT MANAGERS BUSINESS

COMBINED STATEMENTS OF CASH FLOWS

	Year Ended Last Friday in December
(dollars in millions)	2005	2004	2003
		Unaudited	Unaudited
Cash Flows from Operating Activities
Net earnings	$391	$290	$172
Noncash items included in earnings:
Depreciation and amortization	8	11	15
Stock compensation expense	46	42	45
Deferred taxes	124	99	62
Other	8	1	(64)
Changes in operating assets and liabilities:
Customer and other receivables	(327)	(502)	204
Customer and other payables	(149)	(14)	74
Net receivables from/payable to affiliates	335	1,100	(168)
Other, net	164	(9)	42

Cash provided by operating activities	600	1,018	382

Cash Flows from Investing Activities
Proceeds from (payments for):
Sales of available-for-sale securities	114	165	68
Purchases of available-for-sale securities	(376)	(156)	(148)
Maturities of held-to-maturity securities	12	31	—
Purchases/(disposals) of equipment and facilities, net	22	(25)	175
Other investments and other assets	78	(406)	(194)

Cash used for investing activities	(150)	(391)	(99)

Cash Flows from Financing Activities
Proceeds from (payments for):
Net receivables from/payable to affiliates	—	(5,412)	—
Capital contributions from Parent	—	5,412	—
Dividends paid to Parent	(529)	(585)	(271)

Cash used for financing activities	(529)	(585)	(271)

Increase (Decrease) in Cash and Cash Equivalents	(79)	42	12
Cash and Cash Equivalents, beginning of year	372	330	318

Cash and Cash Equivalents, end of year	$293	$372	$330

Supplemental Disclosures
Cash paid for:
Income taxes	$12	$5	$4

See Notes to Combined Financial Statements.

MERRILL LYNCH INVESTMENT MANAGERS BUSINESS

NOTES TO COMBINED FINANCIAL STATEMENTS

(Amounts Relating to 2004 and 2003 are Unaudited)

NOTE 1	Summary of Significant Accounting Policies

Basis of Presentation

The accompanying Combined Financial Statements of Merrill Lynch Investment Managers Business represent the financial position, results of operations and cash flows of Merrill Lynch & Co., Inc.’s (“ML & Co.”) global investment management business (“MLIM”) which were previously presented as the MLIM business segment in the ML & Co. consolidated financial statements.

The Combined Financial Statements have been prepared as if MLIM had been a stand-alone operation, although they are not necessarily representative of results had MLIM actually operated as a stand-alone operation. For mixed use or shared entities, that is entities that conduct businesses in multiple segments, the balances were derived using only those cost centers which are associated with the MLIM business. The Combined Financial Statements reflect allocations of corporate asset, liability, revenue and account balances from ML & Co., which may be different from comparable amounts that would have been incurred had MLIM operated as a stand-alone business. Such allocations are reflected as the change in ML & Co. asset and liability allocations in the accompanying Combined Statements of Changes in Net Assets. The primary components of the net asset allocations are deferred taxes, certain customer receivable balances and the ML & Co. liquidity portfolio and its related funding liabilities. The majority of MLIM’s allocated revenues are related to corporate interest allocations, which are based on balance sheet and capital usage. Allocations of corporate expenses that are not directly paid by or contracted for Merrill Lynch’s segments are made based on a blended allocation rate that was derived based on headcount, square footage and certain other criteria, including an estimate of time spent by corporate personnel on MLIM-related matters. Management of Merrill Lynch believes that the allocation methods used are reasonable and result in accurate financial statements for the MLIM segment.

The primary driver of the changes in ML & Co. asset and liability allocations as disclosed in the Combined Statements of Changes in Net Assets for 2003 is a decrease in allocated deferred tax assets. The change in such balance for 2004 is driven by increases in allocated deferred taxes and customer receivables. In 2005, customer receivable allocations decreased.

Management fees are recorded net of certain distribution fees of $260 million, $179 million and $117 million for 2005, 2004 and 2003, respectively, paid to third parties pursuant to distribution arrangements. Management fees are also recorded net of fee sharing arrangements MLIM has with affiliates. The fees paid to the affiliates under such arrangements were $307 million, $353 million and $358 million for 2005, 2004 and 2003, respectively.

The Combined Financial Statements are presented in U.S. dollars. The use of the term parent in these Combined Financial Statements is defined as the immediate parent company to the legal entity included in MLIM. Significant intercompany transactions and balances within MLIM have been eliminated.

Cash Flows

In 2004 MLIM received a capital contribution from its parent company. This capital primarily supports MLIM’s goodwill and replaced an intercompany loan that was previously used for that purpose. See Note 1 - Goodwill and Other Intangibles for further details on MLIM’s goodwill.

Description of the Business

MLIM offers a wide range of investment management capabilities to retail and institutional investors through proprietary and third-party distribution channels globally. Investment management capabilities include equity, fixed income, money market, index, enhanced index and alternative investments, which are offered through vehicles such as mutual funds, nonregistered investment management vehicles, privately managed accounts, and retail and institutional separate accounts.

MERRILL LYNCH INVESTMENT MANAGERS BUSINESS

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

(Amounts Relating to 2004 and 2003 are Unaudited)

MLIM’s clients include institutions, pension funds, high-net-worth individuals and retail investors. MLIM’s product distribution is managed through five channels: proprietary retail through ML & Co.’s Global Private Client Group (“GPC”); Americas non-proprietary retail; Americas institutional; EMEA Pacific third-party retail; and EMEA Pacific institutional. MLIM also distributes certain of its products through ML & Co.’s Global Markets and Investment Banking Group (“GMI”). MLIM maintains a significant sales and marketing presence both inside and outside the United States that is focused on acquiring and maintaining retail and institutional investment management relationships by marketing its services to institutional investors both directly and through pension consultants, and establishing third-party distribution relationships.

Use of Estimates

The Combined Financial Statements and accompanying footnotes are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), which may include industry practices. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

In presenting the Combined Financial Statements, management makes estimates regarding:

•	Valuations of assets and liabilities requiring fair value estimates including investment securities and private equity investments;

•	The outcome of litigation;

•	Allocations of corporate assets, liabilities, revenues and other account balances from ML & Co.;

•	The realization of deferred taxes and tax reserves;

•	Assumptions and cash flow projections used in determining whether variable interest entities (“VIEs”) should be consolidated;

•	The carrying amount of goodwill and other intangible assets;

•	Valuation of employee stock options; and

•	Other matters that affect the reported amounts and disclosure of contingencies in the financial statements.

Estimates, by their nature, are based on judgment and available information. Therefore, actual results could differ from those estimates and could have a material impact on the Combined Financial Statements, and it is possible that such changes could occur in the near term. A discussion of accounting policies significantly affected by the estimation process follows.

Investment Securities

MLIM follows the guidance prescribed by Statement of Financial Accounting Standards (“SFAS”) No. 115, Accounting for Certain Investments in Debt and Equity Securities, when accounting for investments in debt and publicly traded equity securities. MLIM classifies those debt securities that it has the intent and ability to hold to maturity as held-to-maturity securities, which are carried at cost unless a decline in value is deemed other-than-temporary, in which case the carrying value is reduced. Those securities that are bought and held principally for the purpose of selling them in the near term are classified as trading and marked to fair value through earnings. All other qualifying securities are classified as available-for-sale and are recorded at fair value with unrealized

MERRILL LYNCH INVESTMENT MANAGERS BUSINESS

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

(Amounts Relating to 2004 and 2003 are Unaudited)

gains and losses reported in accumulated other comprehensive income (loss). Any unrealized losses deemed other-than-temporary are included in current period earnings and removed from accumulated other comprehensive income.

Investment securities classified as available-for-sale or held-to-maturity are reviewed quarterly for other-than-temporary impairment on a quarterly basis. The determination of other-than-temporary impairment will often depend on several factors, including the severity and duration of the decline in value of the investment securities and the financial condition of the issuer, and requires judgment. To the extent that MLIM has the ability and intent to hold the investments for a period of time sufficient for a forecasted market price recovery up to or beyond the cost of the investment, no impairment charge will be recognized.

Retained interests in collateralized obligation products are accounted for as available for sale securities in accordance with SFAS No. 115 and Emerging Issues Task Force 99-20 (“EITF 99-20”), Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets. Published market prices are used, if available, to value the retained interest. Where observable market prices are unavailable, MLIM generally estimates market value initially and periodically based on the present value of expected future cash flows using management’s best estimates of credit losses, prepayment rates, forward yield curves, and discount rates, commensurate with the risks involved. Retained interests held as available-for-sale are reviewed quarterly for other-than-temporary impairment.

Private equity investments that have defined exit strategies and are held for capital appreciation and/or current income are accounted for under the AICPA Accounting and Auditing Guide, Investment Companies (“Investment Company Guide”) and carried at fair value. Such investments are initially carried at original cost (which approximates fair market value) and are adjusted when changes in the underlying fair values are readily ascertainable, generally based on observable evidence. Observable evidence includes, but is not limited to, estimates of various factors, such as future cash flows and discount rates, relating to such investments.

Legal and Other Reserves

MLIM is a party in various actions, some of which involve claims for substantial amounts. Amounts are accrued for the financial resolution of claims that have either been asserted or are deemed probable of assertion if, in the opinion of management, it is both probable that a liability will be incurred and the amount of the liability can be reasonably estimated. In many cases, it is not possible to determine whether a liability has been incurred or to estimate the ultimate or minimum amount of that liability until years after the litigation has been commenced, in which case no accrual is made until that time. Accruals are subject to significant estimation by management with input from outside counsel.

Allocations from ML & Co.

The Combined Financial Statements reflect allocations of corporate asset, liability, revenue and account balances from ML & Co., which may be different from comparable amounts that would have been incurred had MLIM operated as a stand alone entity.

Income Taxes

Deferred tax assets and liabilities are recorded for the effects of temporary differences between the tax basis of an asset or liability and its reported amount in the Combined Financial Statements. MLIM assesses its ability to realize deferred tax assets primarily based on the earnings history and future earnings potential of the legal entities through which the deferred tax assets will be realized as discussed in SFAS No. 109, Accounting for Income Taxes.

MERRILL LYNCH INVESTMENT MANAGERS BUSINESS

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

(Amounts Relating to 2004 and 2003 are Unaudited)

Variable Interest Entities

In the normal course of business, MLIM enters into a variety of transactions with VIEs. The applicable accounting guidance requires MLIM to perform a qualitative and/or quantitative analysis of a VIE to determine whether it is the primary beneficiary of the VIE and therefore must consolidate the VIE. In performing this analysis, MLIM makes assumptions regarding future performance of assets held by the VIE, taking into account estimates of credit risk, estimates of the fair value of assets, timing of cash flows, and other significant factors. Although a VIE’s actual results may differ from projected outcomes, unless certain events as required under FIN 46R have occurred, a revised consolidation analysis is not required.

Impairment of Goodwill and Other Intangibles

SFAS No. 142, Goodwill and Other Intangible Assets, requires ML & Co. to make certain subjective and complex judgments, including assumptions and estimates used to determine the fair value of its reporting units. The majority of MLIM’s goodwill is related to the 1997 purchase of the Mercury Asset Management Group. The fair value of the MLIM segment is measured based on a discounted expected future cash flows approach. The estimates used in preparing these cash flows are based upon historical experience, current knowledge, and available external information about future trends.

Employee Stock Options

The fair value of stock options is estimated as of the grant date based on a Black-Scholes option pricing model. The Black-Scholes model takes into account the exercise price and expected life of the option, the current price of the underlying stock and its expected volatility, expected dividends, and the risk-free interest rate for the expected term of the option. Judgment is required in determining certain of the inputs to the model. The expected life of the option is based on an analysis of historical employee exercise behavior. The expected volatility is based on ML&Co.’s historical monthly stock price volatility for the same number of months as the expected life of the option. The fair value of the option estimated at grant date is not adjusted for subsequent changes in assumptions.

Revenue Recognition

Asset management and portfolio service fees consist of:

•	Management fees, which represent a percentage of client assets under management, and are accrued ratably over the service period;

•	Account fees, which generally represent a fixed annual charge and are recognized ratably over the period in which services are provided; and

•	Performance fees, which are earned if investment performance exceeds predetermined levels, and are generally accrued based on performance to date. As the period for which performance is measured under the underlying advisory contract may extend between reporting periods, these accruals are subject to reversal pending future performance.

Commissions revenues includes commissions, mutual fund distribution fees and contingent deferred sale charge revenues, which are all accrued as earned. Commissions revenues also includes mutual fund redemption fees, which are recognized at the time of redemption.

Combined Statements of Net Assets Captions

The following are descriptions of specific Combined Statements of Net Assets captions.

MERRILL LYNCH INVESTMENT MANAGERS BUSINESS

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

(Amounts Relating to 2004 and 2003 are Unaudited)

Cash and Cash Equivalents

MLIM defines cash equivalents as short-term, highly liquid securities, federal funds sold, and interest-earning deposits with maturities, when purchased, of 90 days or less, that are not used for trading purposes.

Investment Securities

Investment securities consist of marketable investment securities and other investments.

Marketable Investment Securities

MLIM holds debt and publicly traded equity securities which are classified as available-for-sale and reported at fair value. Unrealized gains or losses on these securities are reported in accumulated other comprehensive income (loss), a component of net assets.

Debt securities that MLIM has the positive intent and ability to hold to maturity are classified as held-to-maturity. These investments are recorded at amortized cost unless a decline in value is deemed other-than-temporary, in which case the carrying value is reduced. The amortization of premiums or accretion of discounts and any unrealized losses deemed other-than-temporary are included in current period earnings.

Debt and publicly traded equity securities purchased principally for the purpose of resale in the near term are classified as trading investments and are reported at fair value. Unrealized gains or losses on these investments are included in current period earnings.

Realized gains and losses on all investment securities are included in current period earnings. For purposes of computing realized gains and losses, the cost basis of each investment sold is generally based on the average cost method.

Other Investments

Other investments primarily consist of private equity investments. Such investments are generally held at fair value or under the equity method depending on the ability to exercise significant influence. Investments are initially carried at original cost and are adjusted through earnings when changes in the underlying fair values are readily ascertainable, generally based on observable evidence.

Customer Receivables and Payables

Customer securities transactions are recorded on a trade date basis. Customer receivables primarily include commissions revenue receivables from customers and receivables earned from asset management and unit trust dealing activities. Customer payables include amounts due on cash and margin transactions, including futures contracts transacted on behalf of customers. Securities owned by customers, including those that collateralize margin or other similar transactions, are not reflected on the Combined Statements of Net Assets.

Other Receivables and Payables

Other receivables primarily consist of deferred income tax benefits. Other payables include amounts payable for employee compensation and benefits, income taxes, minority interest, dividends, and other reserves.

MERRILL LYNCH INVESTMENT MANAGERS BUSINESS

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

(Amounts Relating to 2004 and 2003 are Unaudited)

Separate Account Assets and Liabilities

MLIM maintains separate accounts representing segregated funds held for purposes of funding individual and group pension contracts. The separate account assets are not subject to general claims of the creditors of MLIM. These accounts and the related liabilities are recorded as separate account assets and separate account liabilities on the Combined Statements of Net Assets.

The net investment income and net realized and unrealized gains and losses attributable to separate account assets supporting individual and group pension contracts accrue directly to the contract owner and are not reported as revenue in the Combined Statements of Earnings. Policy administration and management charges associated with separate account products are included in asset management fees in the Combined Statements of Earnings.

Equipment and Facilities

Equipment and facilities consist primarily of technology hardware and software, leasehold improvements, and owned facilities. Equipment and facilities are reported at historical cost, net of accumulated depreciation and amortization, except for land, which is reported at historical cost.

Depreciation and amortization are computed using the straight-line method. Equipment is depreciated over its estimated useful life, while leasehold improvements are amortized over the lesser of the improvement’s estimated economic useful life or the term of the lease. Maintenance and repair costs are expensed as incurred.

Included in the occupancy and related depreciation expense category was depreciation and amortization of $5 million, $6 million, and $7 million in 2005, 2004, and 2003, respectively. Depreciation and amortization recognized in the communications and technology expense category was $2 million, $5 million, and $8 million in 2005, 2004, and 2003, respectively.

Qualifying costs incurred in the development of internal-use software are capitalized when costs exceed $5 million and are amortized over the useful life of the developed software, generally over a period not exceeding three years.

Goodwill and Other Intangibles

In accordance with SFAS No. 142, goodwill and indefinite-lived intangible assets are tested annually (or more frequently under certain conditions) for impairment. Other intangible assets are amortized over their useful lives.

As of December 30, 2005, goodwill and other intangible assets of $4,424 million was comprised of net goodwill of $4,365 million and net intangible assets of $59 million (net of accumulated amortization of $2.9 million as of December 30, 2005). Intangible assets are amortized over a seven year period. The net intangible assets, representing customer relationships, result from MLIM’s acquisition of Philips’ pension business in September 2005 for $81 million, of which $62 million represents intangible assets. Such acquisition was accounted for as a purchase under SFAS No. 141, Business Combinations.

As of December 31, 2004, MLIM’s net goodwill was $4,873 million and there were no intangible assets.

MLIM has reviewed the carrying value of its goodwill in accordance with SFAS No. 142 and determined that the fair value of the reporting units to which goodwill relates exceeded the carrying value of such reporting units. Accordingly, no goodwill impairment loss has been recognized.

MERRILL LYNCH INVESTMENT MANAGERS BUSINESS

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

(Amounts Relating to 2004 and 2003 are Unaudited)

Other Assets

Other assets includes prepaid pension expense related to plan contributions in excess of obligations, other prepaid expenses, and other deferred charges.

Stock-Based Compensation

As a business segment of ML & Co., MLIM accounts for stock-based compensation in accordance with the fair value method in SFAS No. 123, Accounting for Stock-Based Compensation. Under the fair value recognition provisions of SFAS No. 123, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense on a straight-line basis over the vesting period. See Note 9 to the Combined Financial Statements for additional disclosures related to stock-based compensation.

Income Taxes

MLIM is included in the consolidated U.S. federal income tax return and certain combined and unitary state tax returns of ML & Co. The accompanying combined financial statements reflect federal income taxes approximating the separate company method, and state and local tax expense based on a consolidated ML & Co. composite state tax rate.

MLIM provides for income taxes on all transactions that have been recognized in the Combined Financial Statements in accordance with SFAS No. 109. Accordingly, deferred taxes are adjusted to reflect the tax rates at which future taxable amounts will likely be settled or realized. The effects of tax rate changes on future deferred tax liabilities and deferred tax assets, as well as other changes in income tax laws, are recognized in net earnings in the period during which such changes are enacted. Deferred tax assets and liabilities are included in other receivables and other payables, respectively, on the Combined Statements of Net Assets. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. See Note 10 to the Combined Financial Statements for further information.

New Accounting Pronouncements

In November 2005, the FASB issued FSP 115-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments, which in conjunction with the Emerging Issues Task Force (“EITF”) 03-1 resulted in additional disclosures for securities in an unrealized loss position effective for year-end 2003. MLIM implemented the disclosure requirements of EITF 03-1 in its December 26, 2003 Combined Financial Statements. The adoption of this guidance did not have a material impact on the Combined Financial Statements.

In June 2005, the FASB ratified the consensus reached by the EITF on Issue 04-5, Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights (“EITF 04-5”). EITF 04-5 presumes that a general partner controls a limited partnership, and should therefore consolidate a limited partnership, unless the limited partners have the substantive ability to remove the general partner without cause based on a simple majority vote or can otherwise dissolve the limited partnership, or unless the limited partners have substantive participating rights over decision making. The guidance in EITF 04-5 was effective immediately for all new limited partnership agreements and any limited partnership agreements that are modified. The guidance is effective for existing partnership agreements for financial reporting periods beginning after December 15, 2005 and may be reported as either a cumulative effect of a change in accounting principle or via retroactive restatement. The adoption of this guidance is not expected to have a material impact on the Combined Financial Statements.

MERRILL LYNCH INVESTMENT MANAGERS BUSINESS

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

(Amounts Relating to 2004 and 2003 are Unaudited)

On December 16, 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment, a revision of SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS No. 123R”). In April 2005, the Securities and Exchange Commission (“SEC”) delayed the effective date for SFAS No. 123R until the first fiscal year beginning after June 15, 2005. As a result of the SEC ruling, MLIM adopted the provisions of SFAS No. 123R in the first quarter of 2006 (MLIM adopted the provisions of SFAS No. 123 in the first quarter of 2004). Under emerging guidance on SFAS No. 123R, MLIM is now required to recognize the total expense for stock-based compensation awards granted to retirement-eligible employees by the date of grant rather than over the applicable non-compete period. Thus, the total expense for the stock-based compensation awards for the 2005 performance year granted to retirement-eligible employees in January 2006 is being recognized in the first quarter of 2006. In addition, beginning with performance year 2006, for which ML & Co. expects to grant stock awards in early 2007, MLIM will accrue the expense for future awards granted to retirement eligible-employees over the award performance year instead of recognizing the entire expense related to the grant on the grant date. Furthermore, effective March 31, 2006, the terms of most outstanding stock awards previously granted to employees, including certain executive officers, were modified by ML & Co. to permit employees to be immediately eligible for retirement with respect to those earlier awards. Under SFAS No. 123R, this modification requires MLIM to record additional one-time compensation expense in the first quarter of 2006 for the remaining unamortized amount of all awards to employees who had not previously been retirement-eligible under the original provisions of the awards. The combined adoption of SFAS No. 123R and the policy modifications to previous awards resulted in a one-time, non-cash expenses of approximately $109 million pre-tax ($66 million after-tax) in the first quarter of 2006. See Note 9 to the Combined Financial Statements for further information on share-based compensation arrangements.

NOTE 2	Related Party Transactions

MLIM engages in transactions with its subsidiaries that are characteristic of a combined group under common control. MLIM has related party balances with ML & Co. and certain of its subsidiaries and affiliates arising from excess cash balances held at ML & Co., and accounts receivable and payable relating to charges for operational support. In addition, ML & Co. and certain of its subsidiaries provide accounting services, payroll, internal auditing, benefit management and administration, property management and information technology services to MLIM. Amounts charged for operational support represent an allocation of costs. Such charges amounted to $15 million, $12 million, and $16 million for 2005, 2004, and 2003, respectively.

NOTE 3	Investment Securities

Investment securities on the Combined Statements of Net Assets include SFAS No. 115 investments, which consist of debt securities, including debt held for investment and liquidity and collateral management purposes that are classified as available-for-sale, debt securities held for trading purposes, and debt securities that MLIM intends to hold until maturity; marketable equity securities, which are generally classified as available-for-sale; and non-qualifying investments that do not fall within the scope of SFAS No. 115.

Investment securities accounted for under SFAS No. 115 are classified as available-for-sale, held-to-maturity, or trading as described in Note 1 to the Combined Financial Statements. Non-qualifying investments consist principally of private equity investments, including investments in partnerships and joint ventures, which are generally held at fair value or under the equity method depending on the ability to exercise significant influence.

Fair value for non-qualifying investments is estimated using a number of methods, including earnings multiples, discounted cash flow analyses, and review of underlying financial conditions and other market factors. These instruments may be subject to restrictions (e.g., if the sale requires consent of other investors to sell) that

MERRILL LYNCH INVESTMENT MANAGERS BUSINESS

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

(Amounts Relating to 2004 and 2003 are Unaudited)

may limit MLIM’s ability to currently realize the estimated fair value. Accordingly, MLIM’s current estimate of fair value and the ultimate realization for these instruments may differ. The fair value of non-qualifying investment securities approximated the carrying amounts at year-end 2005.

Investment securities reported on the Combined Statements of Net Assets at December 30, 2005 and December 31, 2004 are as follows:

(dollars in millions)	2005	2004
		Unaudited
Investment securities
Available-for-sale	$226	$191
Trading	63	—
Held-to-maturity	1	13
Non-qualifying	550	438

Total	$840	$642

Information regarding investment securities subject to SFAS No. 115 is as follows:

	December 30, 2005				December 31, 2004 (Unaudited)
(dollars in millions)	Cost/ Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	Cost/ Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Available-for-Sale
Equity securities	$220	$7	$(1)	$226	$185	$8	$(2)	$191

Held-to-Maturity
Municipals	$1	$—	$—	$1	$1	$—	$—	$1
Corporate Debt	$—	$—	$—	$—	$12	$—	$—	$12

The following table presents fair value and unrealized losses for available-for-sale securities, aggregated by the length of time that the individual securities have been in a continuous unrealized loss position at December 30, 2005 and December 31, 2004.

(dollars in millions)	Less than 1 Year		More than 1 Year		Total
Asset category	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
December 30, 2005
Equity securities	$44	$—	$2	$(1)	$46	$(1)
December 31, 2004
Equity securities	$8	$(2)	$—	$—	$8	$(2)

The proceeds and gross realized gains (losses) from the sale of available-for-sale investments are as follows:

(dollars in millions)	2005	2004	2003
Proceeds	$114	$165	$68
Gross realized gains	11	—	—
Gross realized losses	(7)	(3)	—

NOTE 4	Variable Interest Entities

In January 2003, the Financial Accounting Standards Board (“FASB”) issued Financial Interpretation (“FIN”) 46, which provides additional guidance on the application of Accounting Research Bulletin No. 51,

MERRILL LYNCH INVESTMENT MANAGERS BUSINESS

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

(Amounts Relating to 2004 and 2003 are Unaudited)

Consolidated Financial Statements, for enterprises that have interests in entities that meet the definition of a VIE, and on December 24, 2003, the FASB issued FIN 46R. FIN 46R requires that an entity shall consolidate a VIE if that enterprise has a variable interest that will absorb a majority of the VIE’s expected losses, receive a majority of the VIE’s expected residual returns, or both.

For the purpose of determining whether MLIM has a variable interest in a VIE, MLIM generally employs a cash flow approach. Under a cash flow approach, the determination as to whether an interest is a variable interest is based on whether the interest absorbs variability in the cash flows of the VIE.

MLIM has entered into transactions with a number of VIEs in which it is the primary beneficiary and therefore must consolidate the VIEs. MLIM is the sponsor, guarantor, derivative counterparty, or liquidity and credit facility provider to certain mutual funds, investment entities, and conduits. Some of these funds provide a guaranteed return to investors at the maturity of the VIE. This guarantee may include a guarantee of the return of an initial investment or of the initial investment plus an agreed upon return depending on the terms of the VIE. Investors in certain of these VIEs have recourse to ML & Co to the extent that the value of the assets held by the VIEs at maturity is less than the guaranteed amount.

The following tables summarize MLIM’s involvement with the VIEs described above as of December 30, 2005 and December 31, 2004. MLIM is the sponsor and guarantor of VIEs that provide a guarantee of principal to beneficial interest holders, thereby limiting investors’ losses generated from the assets. The guarantee is scheduled to come to term at various points on or before February 28, 2007. Investors in these VIEs have recourse to MLIM to the extent that the value of the assets held by the VIE’s at maturity is less than the investors’ initial investment.

(dollars in millions)	Primary Beneficiary
Description	Total Asset Size(1)	Net Asset Size(2)	Recourse to ML & Co.(3)
December 30, 2005
Guaranteed and Other Funds	$163	$18	$151
December 31, 2004 (Unaudited)
Guaranteed and Other Funds	229	61	214

(1)	This column reflects the total size of the assets held in the VIE’s.
(2)	This column reflects the size of the assets held in the VIE after accounting for intercompany eliminations and any statement of net assets netting of assets and liabilities as permitted by FIN 39.
(3)	This column reflects the extent, if any, investors have recourse to ML & Co. beyond the assets held in the VIE’s.

NOTE 5	Separate Account Assets and Liabilities

Separate account assets and liabilities reported on the Combined Statements of Net Assets at December 30, 2005 and December 31, 2004 are as follows:

(dollars in millions)	2005	2004
		Unaudited
Separate Account Assets and Liabilities
Equity securities	$3,188	$5,107
Mutual funds	629	633
Debt securities	432	648
Other	51	195

Total	$4,300	$6,583

MERRILL LYNCH INVESTMENT MANAGERS BUSINESS

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

(Amounts Relating to 2004 and 2003 are Unaudited)

NOTE 6	Comprehensive Income (Loss)

Comprehensive income (loss) represents the sum of net earnings and other changes in net assets from non-owner sources. For 2005, 2004, and 2003, MLIM’s comprehensive income (loss) is as follows:

	Year Ended Last Friday in December
(dollars in millions)	2005	2004	2003
Net Earnings	$391	$290	$172

Other Comprehensive Income (Loss)
Foreign currency translation adjustment, net of tax	(476)	(47)	(24)
Net unrealized gains (losses) on investment securities available-for-sale, net of tax	(2)	(2)	41
Minimum pension liability, net of tax	(3)	2	(1)

Total Other Comprehensive Income (Loss)	(481)	(47)	16

Comprehensive Income (Loss)	$(90)	$243	$188

NOTE 7	Commitments and Contingencies

Litigation

MLIM has been named as a defendant in various legal actions, including arbitrations, class actions, and other litigation arising in connection with its activities as a global diversified financial services institution. The general decline of equity securities prices between 2000 and 2003 resulted in increased legal actions against many firms, including MLIM.

Some of the legal actions include claims for substantial compensatory and/or punitive damages or claims for indeterminate amounts of damages. In some cases, the issuers that would otherwise be the primary defendants in such cases are bankrupt or otherwise in financial distress. MLIM is also involved in investigations and/or proceedings by governmental agencies and self-regulatory organizations. The number of these investigations has also increased in recent years with regard to many industry participants, including MLIM.

MLIM believes it has strong defenses to, and where appropriate, will vigorously contest, many of these matters. Given the number of these matters, some are likely to result in adverse judgments, penalties, injunctions, fines, or other relief. MLIM may explore potential settlements before a case is taken through trial because of the uncertainty and risks inherent in the litigation process. In accordance with SFAS No. 5, MLIM will accrue a liability when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. In many lawsuits and arbitrations, including almost all of the class action lawsuits, it is not possible to determine whether a liability has been incurred or to estimate the ultimate or minimum amount of that liability until the case is close to resolution, in which case no accrual is made until that time. In view of the inherent difficulty of predicting the outcome of such matters, particularly in cases in which claimants seek substantial or indeterminate damages, MLIM cannot predict what the eventual loss or range of loss related to such matters will be. MLIM continues to assess these cases and believes, based on information available to it, that the resolution of these matters will not have a material adverse effect on the financial condition of MLIM as set forth in the Combined Financial Statements, but may be material to MLIM’s operating results or cash flows for any particular period.

MERRILL LYNCH INVESTMENT MANAGERS BUSINESS

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

(Amounts Relating to 2004 and 2003 are Unaudited)

Commitments

At December 30, 2005, MLIM’s commitments had the following expirations:

	Commitment Expiration
(dollars in millions)	Total	Less than 1 year	1 to 3 years	3 to 5 years	Over 5 years
Purchasing and other commitments	$327	$141	$35	$35	$116

In conjunction with a private equity program, MLIM provides a warehouse facility up to $500 million. The initial investments acquired by MLIM will be held at cost and transferred to this private equity program at cost plus 2% over the London Interbank Offered Rate. Pursuant to this arrangement, MLIM had commitments to purchase partnership interests of approximately $319 million and $81 million at December 30, 2005 and December 31, 2004, respectively.

MLIM also entered into agreements with providers of market data, communications, systems consulting and other office-related services. At December 30, 2005 the minimum fee commitments over the remaining life of these agreements is $8 million.

NOTE 8	Employee Benefit Plans

MLIM provides retirement and other postemployment benefits to its employees worldwide through defined contribution and defined benefit pension plans and other postretirement benefit plans sponsored by ML & Co. These plans vary based on the country and local practices. ML & Co. reserves the right to amend or terminate these plans at any time.

Defined Contribution Pension Plans and Defined Benefit Pension Plans

MLIM provides retirement benefits to employees under certain defined contribution pension plans sponsored by ML & Co. The U.S. defined contribution pension plans consist of the Retirement Accumulation Plan (“RAP”), the Employee Stock Ownership Plan (“ESOP”), and the 401(k) Savings & Investment Plan (“401(k)”). The RAP and ESOP cover substantially all U.S. employees who have met the service requirement. There is no service requirement for employee deferrals in the 401(k). However, there is a service requirement for an employee to receive corporate contributions in the 401(k). In addition, employees of certain non-U.S. subsidiaries included in MLIM participate in various local defined contribution pension plans.

MLIM also provides retirement benefits to employees under certain defined benefit pension plans sponsored by ML & Co. ML & Co. has purchased a group annuity contract that guarantees the payment of benefits vested under a U.S. defined benefit pension plan that was terminated in accordance with the applicable provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”). MLIM also maintains supplemental defined benefit pension plans for certain U.S. employees. As of December 30, 2005, none of these supplemental defined benefit pension plans had been funded.

Employees of certain non-U.S. subsidiaries included in MLIM participate in various local defined benefit pension plans. These plans provide benefits that are generally based on years of credited service and a percentage of the employee’s eligible compensation during the final years of employment. ML & Co.’s funding policy has been to contribute annually the amount necessary to satisfy local funding standards.

In 2005, 2004, and 2003, ML & Co. allocated $24 million, $18 million, and $14 million respectively, of pension expense to MLIM.

Postretirement Benefits Other Than Pensions

MLIM provides health insurance benefits to retired employees under a plan sponsored by ML & Co. that covers substantially all U.S. employees who have met age and service requirements. The health care coverage is

MERRILL LYNCH INVESTMENT MANAGERS BUSINESS

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

(Amounts Relating to 2004 and 2003 are Unaudited)

contributory, with certain retiree contributions adjusted periodically. MLIM and ML & Co. fund this plan as claims and premiums are incurred. Full-time employees of MLIM become eligible for these benefits upon attainment of age 55 and completion of ten years of service. ML & Co. also sponsors similar plans that provide health care benefits to retired employees of certain non-U.S. subsidiaries of MLIM. As of December 30, 2005, none of these plans had been funded.

Postretirement benefit expense attributed to MLIM in 2005, 2004, and 2003 was approximately $3 million in each year.

Postemployment Benefits

MLIM provides certain postemployment benefits for employees on extended leave due to injury or illness and for terminated employees. Employees who are disabled due to non-work-related illness or injury are entitled to disability income, medical coverage, and life insurance. MLIM also provides severance benefits to terminated employees. In addition, MLIM is mandated by U.S. state and federal regulations to provide certain other postemployment benefits. ML & Co. funds these benefits through a combination of self-insured and insured plans.

Total postemployment benefit expense, which primarily represents severance costs allocated to MLIM by ML & Co., was approximately $13 million, $18 million, and $14 million for 2005, 2004, and 2003, respectively.

Severance benefits may be provided to terminated employees under the terms of a severance pay plan. Although all full-time employees are eligible for severance benefits, no additional amounts were accrued as of December 30, 2005, since future severance costs are not estimable.

NOTE 9	Employee Incentive Plans

MLIM participates in several employee compensation plans sponsored by ML & Co. which provides eligible employees with stock and options to purchase shares. These plans include the Long-Term Incentive Compensation Plans (“LTICP”), the Employee Stock Compensation Plan (“ESCP”), the Equity Capital Accumulation Plan (“ECAP”), and the Employee Stock Purchase Plan (“ESPP”).

LTICP, ESCP and ECAP—LTICP, ESCP and ECAP provide for grants of equity and equity-related instruments of ML & Co. to certain key employees of MLIM. The costs associated with these plans are allocated to MLIM by ML & Co. Compensation and benefits expense included $46 million, $42 million, and $45 million in 2005, 2004, and 2003, respectively, related to LTICP, ESCP and ECAP.

ESPP—The ESPP, which is approved by ML & Co.’s shareholders, allows eligible employees to invest from 1% to 10% of their eligible compensation to purchase ML & Co.’s common stock, subject to legal limits. For 2005 the maximum annual purchase was $23,750. Prior to 2005, the maximum annual purchase was $21,250. Beginning January 15, 2005, purchases were made at a discount equal to 5% of the average high and low market price on the relevant investment date. Purchases for the 2004 plan year were made without a discount. Prior to the 2004 plan year purchases were made with a discount generally equal to 15% of the average high and low market price on the relevant investment date.

Other Compensation Arrangements—MLIM participates in ML & Co.-sponsored deferred compensation plans in which employees who meet certain minimum compensation threshold may participate on either a voluntary or mandatory basis. Contributions to the plans are made on a tax-deferred basis by participants. Participants’ returns on these contributions may be indexed to various Merrill Lynch mutual funds and other

MERRILL LYNCH INVESTMENT MANAGERS BUSINESS

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

(Amounts Relating to 2004 and 2003 are Unaudited)

funds including certain ML & Co.-sponsored investment vehicles that qualify as employee securities companies. MLIM also participates in several ML & Co.-sponsored, cash-based employee award programs, under which certain employees are eligible to receive future cash compensation, generally upon fulfillment of the service and vesting criteria for the particular program. MLIM actively structures and manages compensation plans for some of its portfolio managers and sales individuals that are defined by a specific calculation (“formulaic plans”). These plans pertain to certain businesses within MLIM, including Portfolio Managers, Private Investor Managers and Wholesalers.

Private Investor Managers—The current plan applies to approximately 50 individuals with portfolio management and/or regional management responsibility. Oversight and participant inclusion is determined by the Private Investor business head and senior management. The formulaic plan is calculated based on a defined percentage of annualized revenues for all Private Investor and Trust accounts for an annual period ending on September 30 of each calendar year.

Wholesalers—MLIM utilizes several commission plans to compensate its internal and external wholesaling teams. These plans are designed to provide incentive to maximize sales efforts. Some of the plans are composed of three components of compensation which include a fixed salary, monthly or quarterly commissions and a year-end bonus. Other plans are entirely variable and include only commissions and year-end bonuses. Year-end bonuses are funded entirely by the commissions paid during the year and are awarded to plan participants based upon their performance against pre-established objectives.

Growth Enhancement Plan—Such plan is a compensation program for highly productive investment teams to supplement current incentive compensation plans. Teams that generate direct margins in excess of targeted levels are eligible to receive awards under the plan. Only those employees who are dedicated to investment teams are eligible to participate.

NOTE 10	Income Taxes

MLIM is included in the consolidated U.S. federal income tax return and certain combined and unitary state tax returns of ML & Co. The accompanying combined financial statements reflect federal income taxes approximating the separate company method, and state and local tax expense based on a consolidated ML & Co. composite state tax rate, which is used as an estimate of the stand-alone state tax rate.

MLIM’s income tax provisions (benefits) on earnings consisted of:

(dollars in millions)	2005	2004	2003
		Unaudited	Unaudited
U.S. federal
Current	$44	$43	$(9)
Deferred	74	102	135
U.S. state and local
Current	12	10	(2)
Deferred	18	16	16
Non-U.S.
Current	15	18	38
Deferred	32	(19)	(89)

Total	$195	$170	$89

MERRILL LYNCH INVESTMENT MANAGERS BUSINESS

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

(Amounts Relating to 2004 and 2003 are Unaudited)

MLIM’s corporate statutory U.S. federal tax rate was 35% for the three years presented. A reconciliation of statutory U.S. federal income taxes to MLIM’s income tax provisions for earnings follows:

(dollars in millions)	2005	2004	2003
		Unaudited	Unaudited
U.S. federal income tax at statutory rate	$205	$161	$91
U.S. state and local income taxes, net	19	17	9
Non-U.S. operations	(29)	(9)	(12)
Other	—	1	1

Income tax expense	$195	$170	$89

Deferred income taxes are provided for the effects of temporary differences between the tax basis of an asset or liability and its reported amount in the Combined Statements of Net Assets. These temporary differences result in taxable or deductible amounts in future years. Details of MLIM’s deferred tax assets and liabilities follow:

(dollars in millions)	2005	2004	2003
		Unaudited	Unaudited
Deferred tax assets
Equity compensation (restricted stock and options)	$73	$71	$72
Deferred interest	159	175	156
Net operating loss carryforwards	22	71	68
Other	69	70	58

Gross deferred tax assets	323	387	354
Valuation allowances	(3)	—	(7)

Total deferred tax assets	320	387	347

Deferred tax liabilities
Goodwill	(525)	(410)	(296)
Deferred credits	(172)	(200)	(191)

Total deferred tax liabilities	(697)	(610)	(487)

Net deferred tax liabilities	$(377)	$(223)	$(140)

At December 30, 2005, MLIM had net operating loss carryforwards of $72 million in the United Kingdom.

Cumulative undistributed earnings of non-U.S. subsidiaries were approximately $347 million at December 30, 2005. No deferred U.S. federal income taxes have been provided for the undistributed earnings to the extent that they are permanently reinvested in MLIM’s non-U.S. operations. It is not practical to determine the amount of additional tax that may be payable in the event these earnings are repatriated.

NOTE 11	Subsequent Event

On February 15, 2006, ML & Co. announced that it had signed a definitive agreement under which it would transfer its MLIM investment management business to BlackRock in exchange for a 49.8% financial interest in the combined firm, including a 45% voting interest.

MERRILL LYNCH INVESTMENT MANAGERS BUSINESS

CONDENSED COMBINED STATEMENTS OF EARNINGS

Unaudited

	Three Months Ended
(dollars in millions)	March 31, 2006	April 1, 2005
Revenues
Asset management and portfolio service fees	$492	$370
Commissions	32	28
Other revenues	32	8
Net interest income	14	7

Total Net Revenues	570	413

Expenses
Compensation and benefits	334	177
Communications and technology	30	31
Brokerage, clearing, and exchange fees	30	25
Occupancy and related depreciation	15	13
Advertising and market development	18	13
Professional fees	7	8
Minority interest	8	5
Other	15	14

Total Expenses	457	286

Earnings Before Income Taxes	113	127
Income tax expense	35	46

Net Earnings	$78	$81

See Notes to Condensed Combined Financial Statements.

MERRILL LYNCH INVESTMENT MANAGERS BUSINESS

CONDENSED COMBINED STATEMENTS OF NET ASSETS

(dollars in millions)	March 31, 2006	December 30, 2005*
	Unaudited
Assets
Cash and cash equivalents	$276	$293
Investment securities	1,273	840
Receivables from affiliates	3,720	3,558
Customer receivables	921	856
Other receivables	778	949
Separate account assets	4,357	4,300
Equipment and facilities (net of accumulated depreciation and amortization of $208 million in March 2006 and $239 million in December 2005)	79	91
Goodwill and other intangible assets (net of accumulated amortization of $740 million in March 2006 and $734 million in December 2005)	4,452	4,424
Other assets	392	476

Total Assets	16,248	15,787

Liabilities
Customer payables	263	484
Payables to affiliates	3,893	3,740
Other payables	2,116	1,489
Minority interest	699	240
Separate account liabilities	4,357	4,300

Total Liabilities	11,328	10,253

Net Assets	$4,920	$5,534

*	Taken from the audited combined statement of net assets as of December 30, 2005.

See Notes to Condensed Combined Financial Statements.

MERRILL LYNCH INVESTMENT MANAGERS BUSINESS

CONDENSED COMBINED STATEMENTS OF CHANGES IN NET ASSETS

Unaudited

	Three Months Ended
(dollars in millions)	March 31, 2006	April 1, 2005
Net Assets, beginning of period	$5,534	$6,349
Net earnings	78	81
Other comprehensive income (loss)	20	(97)
Change in ML & Co. asset and liability allocations	(712)	(262)

Net Assets, end of period	$4,920	$6,071

See Notes to Condensed Combined Financial Statements.

MERRILL LYNCH INVESTMENT MANAGERS BUSINESS

CONDENSED COMBINED STATEMENTS OF CASH FLOWS

Unaudited

	Three Months Ended
(dollars in millions)	March 31, 2006	April 1, 2005
Cash Flows from Operating Activities
Net Earnings	$78	$81
Noncash items included in earnings:
Depreciation and amortization	3	2
Stock compensation expense	12	11
Deferred taxes	(4)	(75)
Other	4	(1)
Changes in operating assets and liabilities:
Customer and other receivables	106	(170)
Customer and other payables	879	336
Net receivables from/payables to affiliates	(751)	(439)
Other, net	70	8

Cash provided by (used for) operating activities	397	(247)

Cash Flows from Investing Activities
Proceeds from (payments for):
Sales of available-for-sale securities	38	16
Purchases of available-for-sale securities	(28)	(119)
Maturities of held-to-maturity securities	—	8
Purchases/disposals of equipment and facilities, net	9	5
Other investments and other assets	(433)	376

Cash provided by (used for) investing activities	(414)	286

Cash Flows from Financing Activities
Cash used for financing activities	—	—

Increase (Decrease) in Cash and Cash Equivalents	(17)	39

Cash and Cash Equivalents, beginning of year	293	372

Cash and Cash Equivalents, end of year	$276	$411

Supplemental Disclosures
Cash paid for:
Income taxes	$10	$(4)

See Notes to Condensed Combined Financial Statements.

MERRILL LYNCH INVESTMENT MANAGERS BUSINESS

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1	Summary of Significant Accounting Policies

Basis of Presentation

The accompanying Condensed Combined Financial Statements of Merrill Lynch Investment Managers Business represent the financial position, results of operations and cash flows of Merrill Lynch & Co., Inc.’s (“ML & Co.”) global investment management business (“MLIM”) which were previously presented as the MLIM business segment in the ML & Co. consolidated financial statements.

The Condensed Combined Financial Statements have been prepared as if MLIM had been a stand-alone operation, although they are not necessarily representative of results had MLIM actually operated as a stand-alone operation. For mixed use or shared entities, the balances were derived using cost centers which are associated with the MLIM business in the ML & Co. general ledger hierarchy. The Condensed Combined Financial Statements reflect allocations of corporate asset, liability, revenue and account balances from ML & Co., which may be different from comparable amounts that would have been incurred had MLIM operated as a stand-alone business. Such allocations are reflected as the change in ML & Co. asset and liability allocations in the accompanying Condensed Combined Statement of Changes in Net Assets.

Management fees are recorded net of certain distribution fees of $113 million and $54 million for the quarters ended March 31, 2006 and April 1, 2005, respectively, paid to third parties pursuant to distribution arrangements. Management fees are also recorded net of fee sharing arrangements MLIM has with affiliates. The fees paid to affiliates under such arrangements were $72 million and $79 million for the quarters ended March 31, 2006 and April 1, 2005, respectively.

The Condensed Combined Financial Statements are presented in U.S. dollars. The use of the term parent in these combined financial statements is defined as the immediate parent company to the legal entity included in MLIM. Significant intercompany transactions and balances within MLIM have been eliminated.

The preparation of combined interim financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined interim financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Certain financial information that is normally included in annual financial statements, including certain financial statement footnotes, prepared in accordance with GAAP, is not required for interim reporting purposes and has been condensed or omitted herein. These combined interim financial statements should be read in conjunction with MLIM’s combined financial statements and notes related thereto for the year ended December 30, 2005.

The interim financial data as of March 31, 2006 and for the three months ended March 31, 2006 and April 1, 2005 is unaudited. However, in the opinion of management, the interim data includes all adjustments, consisting of normal recurring accruals necessary for a fair statement of MLIM’s results for the interim periods. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year.

New Accounting Pronouncements

Effective for the first quarter of 2006, MLIM adopted the provisions of SFAS No. 123 (revised 2004), Share-Based Payment, a revision of SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS No. 123R”). Under emerging guidance on SFAS No. 123R, MLIM is now required to recognize the total expense for stock-based compensation awards granted to retirement-eligible employees by the date of grant rather than over the applicable non-compete period. Thus, the total expense for the stock-based compensation awards for the 2005 performance year granted to retirement-eligible employees in January 2006 is being recognized in the first

MERRILL LYNCH INVESTMENT MANAGERS BUSINESS

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

quarter of 2006. In addition, beginning with performance year 2006, for which ML & Co. expects to grant stock awards in early 2007, MLIM will accrue the expense for future awards granted to retirement eligible-employees over the award performance year instead of recognizing the entire expense related to the grant on the grant date. Furthermore, effective March 31, 2006, the terms of most outstanding stock awards previously granted to employees, including certain executive officers, were modified by ML & Co. to permit employees to be immediately eligible for retirement with respect to those earlier awards. Under SFAS No. 123R, this modification requires MLIM to record additional one-time compensation expense in the first quarter of 2006 for the remaining unamortized amount of all awards to employees who had not previously been retirement-eligible under the original provisions of the awards. The combined adoption of SFAS No. 123R and the policy modifications to previous awards resulted in a one-time, non-cash expenses of approximately $109 million pre-tax ($66 million after-tax) in the first quarter of 2006.

In February 2006, the Financial Accounting Standards Board issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments (“FAS 155”). This statement amends FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, and No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities. FAS 155 primarily relates to accounting for derivative financial instruments involved in hedging activities. FAS 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The implementation of FAS 155 is not expected to have a material impact on MLIM’s combined financial statements.

NOTE 2	Pending Merger Transaction

On February 15, 2006, ML & Co. announced that it had signed a definitive agreement under which it would combine MLIM with BlackRock, Inc. (“BlackRock”) in exchange for a 49.8% interest in the combined firm, including a 45% voting interest. This transaction is expected to close during the third quarter of 2006.

NOTE 3	Related Party Transactions

MLIM engages in transactions with its subsidiaries that are characteristic of a combined group under common control. MLIM has related party balances with ML & Co. and certain of its subsidiaries and affiliates arising from excess cash balances held at ML & Co., and accounts receivable and payable relating to charges for operational support. In addition, ML & Co. and certain of its subsidiaries provide accounting services, payroll, internal auditing, benefit management and administration, property management and information technology services to MLIM. Amounts charged for operational support represent an allocation of costs. Such charges amounted to $16 million and $3 million for the three months ended March 31, 2006 and April 1, 2005, respectively.

NOTE 4	Investment Securities

Investment securities reported on the Condensed Combined Statements of Net Assets at March 31, 2006 and December 30, 2005 are as follows:

(dollars in millions)	Mar. 31, 2006	Dec. 30, 2005
Investment securities
Available-for-sale	$203	$226
Trading	6	63
Held-to-maturity	1	1
Non-qualifying	1,063	550

Total	$1,273	$840

MERRILL LYNCH INVESTMENT MANAGERS BUSINESS

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

NOTE 5	Variable Interest Entities

The following table summarizes MLIM’s involvement with the Variable Interest Entities (“VIEs”) in which MLIM is the Primary Beneficiary as of March 31, 2006 and December 30, 2005. MLIM is the sponsor and guarantor of VIEs that provide a guarantee of principal to beneficial interest holders, thereby limiting investors’ losses generated from the assets. The guarantee is scheduled to come to term at various points on or before February 28, 2007. Investors in these VIEs have recourse to MLIM to the extent that the value of the assets held by the VIEs at maturity is less than the investors’ initial investment.

(dollars in millions)	Primary Beneficiary
Description	Total Asset Size(1)	Net Asset Size(2)	Recourse to ML & Co.(3)
March 31, 2006
Guaranteed and Other Funds	$161	$15	$146
December 30, 2005
Guaranteed and Other Funds	$163	$18	$151

(1)	This column reflects the total size of the assets held in the VIE.
(2)	This column reflects the size of the assets held in the VIE after accounting for intercompany eliminations and any statement of net assets netting of assets and liabilities as permitted by FIN 39.
(3)	This column reflects the extent, if any, to investors have recourse to ML & Co. beyond the assets held in the VIE.

NOTE 6	Separate Account Assets and Liabilities

Separate accounts assets and liabilities reported on the Condensed Combined Statements of Net Assets at March 31, 2006 and December 30, 2005 are as follows:

(dollars in millions)	Mar. 31, 2006	Dec. 30, 2005
Separate Account Assets and Liabilities
Equity securities	$1,363	$3,188
Mutual funds	2,601	629
Debt securities	338	432
Other	55	51

Total	$4,357	$4,300

NOTE 7	Comprehensive Income (Loss)

Comprehensive income (loss) represents the sum of net earnings and other changes in net assets from non-owner sources. For the three months ended March 31, 2006 and April 1, 2005, MLIM’s comprehensive income (loss) is as follows:

	Three Months Ended
(dollars in millions)	Mar. 31, 2006	Apr. 1, 2005
Net Earnings	$78	$81
Other Comprehensive Income (Loss):
Foreign currency translation adjustment, net of tax	22	(101)
Unrealized gains (losses) on investment securities available-for-sale, net of tax	(2)	4

Comprehensive Income (Loss)	$98	$(16)

MERRILL LYNCH INVESTMENT MANAGERS BUSINESS

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

NOTE 8	Commitments and Contingencies

Litigation

MLIM has been named as a defendant in various legal actions, including arbitrations, class actions, and other litigation arising in connection with its activities as a global diversified financial services institution. The general decline of equity securities prices between 2000 and 2003 resulted in increased legal actions against many firms, including MLIM.

Some of the legal actions include claims for substantial compensatory and/or punitive damages or claims for indeterminate amounts of damages. In some cases, the issuers that would otherwise be the primary defendants in such cases are bankrupt or otherwise in financial distress. MLIM is also involved in investigations and/or proceedings by governmental and self-regulatory agencies. The number of these investigations has also increased in recent years with regard to many industry participants, including MLIM.

MLIM believes it has strong defenses to, and where appropriate, will vigorously contest, many of these matters. Given the number of these matters, some are likely to result in adverse judgments, penalties, injunctions, fines, or other relief. MLIM may explore potential settlements before a case is taken through trial because of the uncertainty and risks inherent in the litigation process. In accordance with SFAS No. 5, Accounting for Contingencies, MLIM will accrue a liability when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. In many lawsuits and arbitrations, including almost all of the class action lawsuits, it is not possible to determine whether a liability has been incurred or to estimate the ultimate or minimum amount of that liability until the case is close to resolution, in which case no accrual is made until that time. In view of the inherent difficulty of predicting the outcome of such matters, particularly in cases in which claimants seek substantial or indeterminate damages, MLIM cannot predict what the eventual loss or range of loss related to such matters will be. MLIM continues to assess these cases and believes, based on information available to it, that the resolution of these matters will not have a material adverse effect on the financial condition of MLIM as set forth in the Condensed Combined Financial Statements, but may be material to MLIM’s operating results or cash flows for any particular period.

Commitments

In the normal course of business, MLIM enters into various contractual obligations that may require future cash payments. The accompanying table summarizes MLIM’s contractual obligations by remaining maturity at March 31, 2006.

	Commitment Expiration
(dollars in millions)	Total	Less than 1 year	1 to 3 years	3 to 5 years	Over 5 years
Purchasing and other commitments	$686	$519	$25	$26	$116

In conjunction with a private equity program, MLIM provides a warehouse facility up to $ 1 billion. An increase in the warehouse facility from $500 million to up to $1.0 billion was requested to keep pace with investment opportunities for the private equity program. The initial investments acquired by MLIM will be held at cost and transferred to this private equity program at cost plus 2% over the London Interbank Offered Rate. Pursuant to this arrangement, MLIM had commitments to purchase partnership interests of approximately $678 million and $319 million at March 31, 2006 and December 30, 2005, respectively.

New BlackRock, Inc.

Pro Forma

Financial Statements

NEW BLACKROCK, INC.

PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

Quarter ended March 31, 2006

(Dollar amounts in millions, except share data)

(Unaudited)

	BlackRock, Inc. as Reported	MLIM Business	Pro Forma Adjustments		New BlackRock, Inc. Pro Forma
Revenue
Investment advisory and administration fees	$350	$524	$—		$874
Other income	46	32	(25)	1	53

Total revenue	396	556	(25)		927

Expense
Employee compensation and benefits	192	334	(109)	9
			(21)	10	396

General and administration	102	123	(2)	2
			(9)	4
			(21)	10	235

Amortization of intangible assets	2	—	28	3	30

Total expense	296	457	(92)		661

Operating income	100	99	67		266

Non-operating income (expense)
Investment income	15	14	25	1	54
Interest expense	(2)	—	1	8	(1)

Total non-operating income (expense)	13	14	26		53

Income before income taxes and minority interest	113	113	93		319
Income taxes	41	35	(10)	3
			18	7
			1	2
			43	9	128

Income before minority interest	72	78	41		191
Minority interest	1	—	9	4	10

Net income	$71	$78	$32		$181

Earnings per share
Basic	$1.11				$1.40
Diluted	$1.06				$1.36
Weighted-average shares outstanding
Basic	64,074,888		65,000,000	5	129,074,888
Diluted	66,731,560		65,000,000	5
			1,071,429	6	132,802,989

See accompanying notes to pro forma condensed combined financial statements.

NEW BLACKROCK, INC.

PRO FORMA CONDENSED COMBINED STATEMENTS OF FINANCIAL CONDITION

(Dollar amounts in millions)

March 31, 2006

(Unaudited)

	BlackRock, Inc. as Reported	MLIM Business	Pro Forma Adjustments	Ref	New BlackRock, Inc. Pro Forma
Assets
Cash and cash equivalents	$368	$276	$—		$644
Accounts receivable	387	921	—		1,308
Investments	338	1,273	—		1,611
Property and equipment, net	137	79	—		216
Separate account assets	—	4,357	—		4,357
Goodwill	—	—	3,560	F	3,560
Intangible Assets	492	4,452	(4,452)	A
			4,140	F
			(28)	G
			1	I	4,605
Deferred commissions	14	—	100	B	114
Other receivables	—	4,498	—		4,498
Other assets	105	392	(158)	C
			(100)	B
			613	F
			43	H
			10	G
			(28)	L
			1	M	878

Total assets	$1,841	$16,248	$3,702		$21,791

Liabilities
Borrowings	$254	$—	$—		$254
Accrued compensation	385	—	96	E	481
Accounts payable and accrued liabilities	175	263	(28)	L	410
Separate account liabilities	—	4,357	—		4,357
Other payables	—	6,009	(583)	C
			(96)	E
			18	J
			(66)	K	5,282
Other liabilities	22	—	—		22

Total liabilities	836	10,629	(659)		10,806

Minority interest	16	699	—		715

Stockholders’ equity	989	4,920	(4,452)	A
			(158)	C
			583	C
			8,313	F
			(18)	G
			43	H
			1	I
			(18)	J
			66	K
			1	M	10,270

Total liabilities, minority interest and stockholders’ equity	$1,841	$16,248	$3,702		$21,791

See accompanying notes to pro forma condensed combined financial statements.

NEW BLACKROCK, INC.

PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

Year ended December 31, 2005

(Dollar amounts in millions, except share data)

	BlackRock, Inc. As Reported(1)	MLIM Business (Unaudited)	Pro Forma Adjustments (Unaudited)	Ref	New BlackRock, Inc. Pro Forma (Unaudited)
Revenue
Investment advisory and administration fees	$1,018	$1,678	$—		$2,696
Other income	173	102	(102)	1	173

Total revenue	1,191	1,780	(102)		2,869

Expense
Employee compensation and benefits	596	763	(86)	10	1,273
General and administration	246	458	(3)	2
			(18)	4
			86	10	769
Amortization of intangible assets	8	—	112	3	120

Total expense	850	1,221	91		2,162

Operating income	341	559	(193)		707
Non-operating income (expense)
Investment income	43	27	102	1	172
Interest expense	(8)	—	3	8	(5)

Total non-operating income (expense)	35	27	105		167

Income before income taxes and minority interest	376	586	(88)		874
Income taxes	139	195	(1)	2
			(41)	3
			58	7
			1	8	349

Income before minority interest	237	391	(105)		523
Minority interest	3	—	18	4	21

Net income	$234	$391	$(123)		$502

Earnings per share
Basic	$3.64				$3.89
Diluted	$3.50				$3.78
Weighted-average shares outstanding
Basic	64,182,766		65,000,000	5	129,182,766
Diluted	66,875,149		65,000,000	5
			1,071,429	6	132,946,578

(1)	Amounts derived from BlackRock’s audited consolidated financial statements as of, and for the year ended, December 31, 2005.

See accompanying notes to pro forma condensed combined financial statements.

NEW BLACKROCK, INC.

PRO FORMA CONDENSED COMBINED STATEMENTS OF FINANCIAL CONDITION

(Dollar amounts in millions)

December 31, 2005

	BlackRock, Inc. as Reported(1)	MLIM Business (Unaudited)	Pro Forma Adjustments (Unaudited)	Ref	New BlackRock, Inc. Pro Forma (Unaudited)
Assets
Cash and cash equivalents	$484	$293	$—		$777
Accounts receivable	340	856	—		1,196
Investments	299	840	—		1,139
Property and equipment, net	129	91	—		220
Separate account assets	—	4,300	—		4,300
Goodwill	—	—	3,560		3,560
Intangible assets	484	4,424	(4,424)	A
			4,249	F
			(112)	G
			3	I	4,624
Deferred commissions	16	—	100	B	116
Other receivables	—	4,507	—		4,507
Other assets	96	476	(320)	C
			(100)	B
			727	F
			44	H
			(1)	I
			41	G
			(114)	L
			3	M	852

Total assets	$1,848	$15,787	$3,656		$21,291

Liabilities
Borrowings	$254	$—	$—		$254
Accrued compensation	523	—	232	E	755
Accounts payable and accrued liabilities	76	484	(114)	L	446
Separate account liabilities	—	4,300	—		4,300
Purchase price contingencies	39	—	—		39
Other payables	—	5,229	(697)	C
			(232)	E
			1	M	4,301
Other liabilities	24	—	58	J	82

	916	10,013	(752)		10,177

Minority interest	10	240	—		250

Stockholders’ equity	922	5,534	(4,424)	A
			(320)	C
			697	C
			8,536	F
			(71)	G
			44	H
			2	I
			(58)	J
			2	M	10,864

Total liabilities, minority interest and stockholders’ equity	$1,848	$15,787	$3,656		$21,291

(1)	Amounts derived from BlackRock’s audited consolidated financial statements as of, and for the year ended, December 31, 2005.

See accompanying notes to pro forma condensed combined financial statements.

NEW BLACKROCK INC.

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

1.	Pending Acquisition

On February 15, 2006, BlackRock, Inc. (“BlackRock” or the “Company”) and two of its wholly-owned subsidiaries, New BlackRock, Inc. (formerly New Boise, Inc., “New BlackRock”) and BlackRock Merger Sub, Inc. (formerly Boise Merger Sub, Inc., “Merger Sub”) entered into a Transaction Agreement and Plan of Merger (the “Transaction Agreement”) with Merrill Lynch & Co., Inc. (“Merrill Lynch”). Pursuant to the terms of the Transaction Agreement, New BlackRock will become the public holding company for BlackRock’s businesses and Merrill Lynch will contribute its investment management business, Merrill Lynch Investment Managers (“MLIM”), via a capital contribution to New BlackRock (the “Transaction”). Upon closing of the Transaction, Merrill Lynch would own approximately 65 million shares or 49% (but in any event, not more than 49.8%) of the combined company, including a 45% voting interest, PNC would maintain approximately 34% ownership in the combined company and the remainder would be held by employees and public shareholders. The Transaction, which has been approved by the boards of directors of BlackRock and Merrill Lynch, is subject to various regulatory approvals, client consents, approval by BlackRock shareholders and other customary closing conditions, and is expected to close on or around September 30, 2006.

Non-voting equity shares to be issued to Merrill Lynch contain dividend rights and a liquidation preference and are convertible to New BlackRock common shares on a one-for-one basis upon the transfer by New BlackRock of participating preferred stock to any non-affiliate. BlackRock intends to account for such non-voting preferred stock as permanent equity.

Our management has concluded that BlackRock will be the acquiring entity in the transactions based upon its analysis of Statement of Financial Accounting Standards (“SFAS”) No. 141, Goodwill and Intangible Assets. The following factors were determinants in management’s analysis:

•	BlackRock stockholders will retain a 55% voting interest and greater than 50% equity interest in New BlackRock.

•	The board of directors of New BlackRock will be comprised primarily of BlackRock’s current directors.

•	BlackRock’s current chief executive officer will be the chief executive officer of New BlackRock following the transactions. A majority of New BlackRock’s executive management team will be comprised of current BlackRock executives.

•	The combined company will retain the BlackRock name and operating infrastructure.

2.	Basis of Pro Forma Presentation

The unaudited pro forma condensed combined statements of financial condition are based on the historical consolidated statements of financial condition of BlackRock and MLIM and have been prepared as if the MLIM acquisition had occurred as of December 31, 2005 for the unaudited pro forma condensed combined statement of financial condition and as of January 1, 2005 for the unaudited pro forma condensed combined statement of income.

BlackRock’s statement of financial condition as of December 31, 2005 and its statement of income for the year ended December 31, 2005 were derived and condensed from the Company’s audited consolidated financial statements as of December 31, 2005, which have been filed with the Securities and Exchange Commission (“SEC”) on Form 10-K and are incorporated by reference herein. BlackRock’s statement of financial condition as of March 31, 2006, and its statement of income for the three months ended March 31, 2006 were derived and condensed from the Company’s unaudited condensed consolidated interim financial statements as of March 31, 2006, which have been filed with the SEC on Form 10-Q and are incorporated by reference herein. These

NEW BLACKROCK INC.

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

unaudited pro forma condensed combined financial statements should also be read in conjunction with the financial statements and related notes thereto and management’s discussion and analysis of financial condition and results of operations contained within BlackRock’s Form 10-K and Form 10-Q, referenced above, as filed with the SEC.

MLIM’s statement of financial condition as of December 31, 2005 and its statement of income for the year ended December 31, 2005, as included within these pro forma condensed combined financial statements, were derived and condensed from the Company’s audited consolidated financial statements as of December 30, 2005, which have been included elsewhere within this filing. MLIM’s statement of financial condition as of March 31, 2006, and its statement of income for the three months ended March 31, 2006, were derived and condensed from the Company’s unaudited condensed consolidated interim financial statements as of March 31, 2006, which have been included elsewhere within this filing. These unaudited pro forma condensed combined financial statements should also be read in conjunction with MLIM’s audited annual financial statements and unaudited quarterly financial statements and management’s discussion and analysis of financial condition and results of operations.

On a combined basis, there were no material transactions between BlackRock and MLIM during the years presented excluding certain acquisition related items. All significant differences between the accounting policies of BlackRock and MLIM have been conformed to BlackRock’s presentation within the pro forma condensed combined financial statements.

The total purchase price of the MLIM assets was estimated as approximately $9.6 billion based upon 65 million voting and non-voting shares of New BlackRock to be issued and each valued at the average closing price two days before and two days after the transaction announcement date (i.e., approximately $147 per share). The purchase price was allocated as follows:

Tangible Assets	$1.0 billion
Mutual Fund Intangible Assets (indefinite life)	$4.1 billion
Separate Account Assets (finite life)	$0.9 billion
Goodwill	$3.6 billion
Total purchase price	$9.6 billion

The following additional assumptions were made in deriving New BlackRock’s pro forma condensed combined financial statements:

•	The fair value of finite-life assets as of January 1, 2005, which consist primarily of MLIM separate account and private client accounts, was estimated at approximately $900 million using 2005 profitability multiplied by an industry average multiple. The amortization period of 8 years was determined based upon an estimate of average industry experience. See Note F to the pro forma condensed combined statements of financial position.

•	Deferred taxes represent tax deductible goodwill related to MLIM’s acquisition of Mercury Asset Management Group (“Mercury”) in 1997 totaling $1.8 billion which is expected to be retained by New BlackRock after closing of the transaction. Mercury goodwill is expected to be fully realizable and is amortizable over approximately seven years for tax purposes, or the approximate amortizable life for New BlackRock. All other deferred tax assets and liabilities of MLIM were not assumed to transfer to the combined entity. See Notes F and L to the pro forma condensed combined statements of financial position.

•	Foreign currency fluctuations are not material.

NEW BLACKROCK INC.

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

•	A contingent payment of $50 million is expected to be received from Merrill Lynch after three years in order to cover certain retention and incentive programs to be paid to current MLIM employees who remain with New BlackRock. A definitive agreement has not been reached, however Management has assumed that Merrill Lynch will be responsible for the payment of 50% of incentive compensation payable to former MLIM employees between $100 million and $200 million over the three year period. The payment is contingent upon New BlackRock paying retention and incentive compensation to former MLIM employees above $100 million and such employees being retained for the three year period. Management assumed that these contingencies will be met, that the payment will be received from Merrill Lynch in full after the three year period and that the net present value of the $50 million payment represents a reduction to the purchase price of the MLIM business. The net present value of the $50 million payment was recorded as an asset upon closing of the deal and was discounted over three years at 6.5%. See Note H to the pro forma condensed combined statements of financial position and Note 8 to the pro forma condensed combined statements of income.

•	Services of Merrill Lynch and affiliates currently provided to MLIM will be recurring under the new structure and at the same rates.

•	New BlackRock’s post-merger effective tax rate approximates 40%. See Note J to the pro forma condensed combined statements of financial position and Note 7 to the pro forma condensed combined statements of income.

•	The $109 million acceleration of MLIM stock compensation costs in the first quarter 2006 is a non-recurring charge. See further discussion of MLIM’s acceleration of stock compensation costs in Note 1 to the MLIM Condensed Combined Financial Statements for the three months ended March 31, 2006 and April 1, 2005. Also see Note K to the pro forma condensed combined statements of financial position and Note 9 to the pro forma condensed combined statements of income.

•	65 million shares issued to Merrill Lynch are all common shares affecting basic earnings per share. See Note 5 to the pro forma condensed combined statements of income.

•	The diluted EPS calculation reflects the stock-based awards to former MLIM employees of 1,071,429 shares of common stock upon closing. No agreement or board resolution has been approved to date. The Company assumed a five year cliff vesting term and a grant date of October 1, 2006. In calculating an assumed value, Management assumed a stock price of $135 per share for an annualized pre-tax expense of $29 million. The Company assumed that in 2005 and 2006, this expense was not incremental to MLIM’s current stock compensation expense (including the $50 million payment expected to be received by Merrill Lynch in three years). As such, no pro forma adjustment was made to reflect this award, however, the shares were added to the weighted-average diluted earnings per share for the period. No share forfeitures were assumed. See Note 6 to the pro forma condensed combined statements of income.

•	No conversion of BlackRock’s convertible debentures occurs as a result of the merger.

•	No additional financing is required as a result of the transactions.

•	Tangible assets were estimated at $1.0 billion for purposes of calculating goodwill and consist primarily of cash and cash equivalents, trade accounts receivable, investments and fixed assets, partially offset by trade accounts payable.

•	The fair value of mutual fund intangible assets as of January 1, 2005 was $4.1 billion and was estimated using 2005 profitability for the appropriate asset categories multiplied by an industry average multiple.

•	No material impairments were assumed to the carrying value of MLIM’s tangible or intangible assets.

NEW BLACKROCK INC.

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

•	Costs or fees capitalized in conjunction with the transaction were immaterial.

•	Incremental retention expense is offset by reduced stock compensation expense in 2006 and a $50 million retention payment by Merrill Lynch expected to be received by New BlackRock in three years, as currently contemplated between the parties to the transaction. See additional discussion in “Opinion of CitiGroup Global Markets Inc.” section beginning on page 45.

The unaudited pro forma condensed combined financial statements do not purport to be indicative of the actual financial position or results of BlackRock’s operations had MLIM actually been consummated at the beginning of each period or of BlackRock’s future financial position or results of operations. The pro forma adjustments reflecting the allocation of the purchase price of MLIM on the unaudited pro forma condensed combined statement of financial condition and the effect thereof on pro forma adjustments to the unaudited pro forma condensed combined statements of income are based on preliminary estimates and are subject to finalization. The pro forma combined provision for income taxes may not represent the amounts that would have resulted had BlackRock and MLIM filed consolidated income tax returns during the year presented.

3.	Earnings per Common Share

The pro forma combined basic and diluted earnings per share for the periods presented are based on the weighted average number of shares of common stock of BlackRock during each applicable period, adjusted to give effect to common and convertible preferred shares issued in connection with the acquisition and changes in stock-based deferred compensation arrangements that resulted directly from the acquisition.

The following tables present the computations of pro forma basic and diluted earnings per share for the year ended December 31, 2005 and the three months ended March 31, 2006, respectively:

	For the Year Ended December 31, 2005
(in 000’s)	Basic	Diluted
Pro forma net income	$539,000	$539,000
add back: interest expense on convertible debt	—	1,641

Adjusted pro forma net income	$539,000	$540,641

Weighted average common shares outstanding, as reported	64,183	66,875
Shares issued to Merrill Lynch	65,000	65,000
Stock awards issued to employees upon closing of the transaction	—	1,072

Pro forma weighted average common shares outstanding	129,183	132,947

Pro forma net income per common share	$4.17	$4.07

	Three Months Ended March 31, 2006
(in 000’s)	Basic	Diluted
Pro forma net income	$135,000	$135,000
add back: interest expense on convertible debt	—	410

Adjusted pro forma net income	$135,000	$135,410

Weighted average common shares outstanding, as reported	64,075	66,732
Shares issued to Merrill Lynch	65,000	65,000
Stock awards issued to employees upon closing of the transaction	—	1,072

Pro forma weighted average common shares outstanding	129,075	132,804

Pro forma net income per common share	$1.05	$1.02

NEW BLACKROCK INC.

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

4.	Pro Forma Adjustments

The pro forma condensed combined statements of financial condition has been prepared to reflect the acquisition of MLIM for the aggregate consideration described in Note 1. Pro forma adjustments have been made to the balance sheet to reflect:

A.	To eliminate MLIM goodwill and intangible assets. Note that intangible assets are revalued in adjustment F below.

B.	To reclassify and separately disclose MLIM deferred commissions.

C.	To write-off MLIM deferred tax balances. Note that the tax deduction for Mercury Asset Management Group goodwill is expected to be retained by New BlackRock and was subsequently set up as a deferred tax asset in pro forma adjustment F.

D.	Not used.

E.	To reclassify and separately disclose MLIM accrued compensation and benefits.

F.	To record goodwill and intangibles of the combined company and deferred tax asset related to Mercury. See purchase price allocation table in Note 2 above.

G.	To record amortization of intangibles of the combined company.

H.	To record the net present value of a $50 million contingent receivable from Merrill Lynch in order to cover certain retention and incentive expenses for former MLIM employees in three years. The $50 million receivable was recorded as an asset upon closing and represents a reduction to the purchase price of the MLIM business. The $50 million payment was discounted over a three year period at a rate of 6.5%.

I.	To add back MLIM pre-merger intangible amortization expense.

J.	To record the impact of the increased post-merger effective tax rate. Note that the expected increase in the post-merger effective tax rate is primarily the result of changes to New BlackRock’s state tax filing status in certain jurisdictions.

K.	To reverse MLIM accelerated stock compensation and the impact of SFAS 123R adoption for the first quarter of 2006. During the first quarter, as the result of a Merrill Lynch policy modification, MLIM recorded an adjustment to earnings reflecting the accelerated vesting of certain stock awards. This adjustment has been reversed in the New BlackRock pro forma financial statements since Management believes that this compensation expense would be non-recurring. See further description in Note 1 to the MLIM Condensed Combined Financial Statements for the three months ended March 31, 2006 and April 1, 2005.

L.	To record utilization of deferred tax assets related to the Mercury Asset Management Group goodwill. Also see pro forma adjustment C above.

M.	To reflect anticipated repayment of $125 million from Merrill Lynch to MLIM upon closing of the transaction.

N.	To reflect the imputed interest on the net present value of contingent payments by Merrill Lynch.

The pro forma condensed combined statements of income have been prepared as if the transactions had been completed at the beginning of the periods presented. Pro forma adjustments have been made:

1.	To reclassify MLIM investment income to conform to BlackRock presentation.

2.	To eliminate amortization expense on MLIM pre-merger intangible assets. See also pro forma adjustment I for the offsetting balance sheet adjustment to intangible assets.

NEW BLACKROCK INC.

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

3.	To record the amortization of intangible assets of the combined company. See also pro forma adjustment G for the offsetting balance sheet adjustments to intangible assets and other assets (i.e., taxes receivable).

4.	To reclassify MLIM minority interest to conform to BlackRock presentation.

5.	To adjust basic and diluted shares for stock to be issued to Merrill Lynch. Note that stock issued to Merrill Lynch represents new voting and non-voting shares and no existing shares will be retired in the transaction. The 65 million shares are assumed to be outstanding for the entire period. Weighted-average basic shares outstanding for the period represents the sum of existing BlackRock shares plus the 65 million new shares issued. See adjustment 6. below for discussion of weighted-average diluted shares outstanding for the period.

6.	To adjust diluted shares for stock to be issued to employees on closing of the transactions. Note that no pro forma adjustment was made to reflect the expense of such awards as the differential is not expected to be material to MLIM’s current stock compensation expense (including the $50 million payment expected to be received from Merrill Lynch in three years). No forfeitures were assumed and all shares were assumed to be outstanding for the entire 2005 and 2006 periods. Weighted-average diluted shares outstanding for the period represents the sum of existing BlackRock shares plus the 65 million new shares issued plus the stock issued to former MLIM employees on closing.

7.	To record the impact of the increased post-merger effective tax rate. See also pro forma adjustment J for the offsetting balance sheet adjustments to other payables (i.e., income taxes payable).

8.	To reflect the imputed interest on the net present value of contingent payments by Merrill Lynch. See also the fifth bullet point in Footnote 2 above. See also pro forma adjustment N for the offsetting balance sheet adjustments to other assets.

9.	To reverse MLIM accelerated stock compensation for the first quarter 2006. See also pro forma adjustment K for the offsetting balance sheet adjustments to other payables.

10.	To reclassify financial advisor compensation paid to Merrill Lynch classified by MLIM as compensation expense but considered by New BlackRock to be general and administrative expense (i.e., fund administration expense).

Annex A

TRANSACTION AGREEMENT AND PLAN OF MERGER

by and among

MERRILL LYNCH & CO., INC.,

BLACKROCK, INC.,

NEW BOISE, INC.

and

BOISE MERGER SUB, INC.

Dated as of February 15, 2006

A-i

A-ii

A-iii

Annex A	Defined Terms

Annex B	Form of Certificate of Designations for New BlackRock Series A Preferred Stock

Exhibit 3.20	UK Tax Warranties
Exhibit 5.10(d)	Form of MLIHL HMRC Deed
Exhibit 5.16(i)	Closing Financial Information
Exhibit 5.18	MLIM Restructuring
Exhibit 5.21	Certain Disclosure Obligations
Exhibit 6.1(c)	Certain Agreements and Investments
Exhibit 6.2(d)	Certain Governmental Approvals (BlackRock)
Exhibit 10.3-A	Knowledge of MLIM Parent
Exhibit 10.3-B	Knowledge of BlackRock
Exhibit A-1	Form of BlackRock Distribution Agreement
Exhibit A-2	License Agreement Principles
Exhibit A-3	MLIM Parent Registration Rights Agreement Principles
Exhibit A-4	MLIM Financial Statement Principles
Exhibit A-5	Transition Services Agreement Principles

A-iv

TRANSACTION AGREEMENT AND PLAN OF MERGER

This TRANSACTION AGREEMENT AND PLAN OF MERGER, dated as of February 15, 2006, is by and among MERRILL LYNCH & CO., INC. a Delaware corporation (“MLIM Parent”), BLACKROCK, INC., a Delaware corporation (“BlackRock”), NEW BOISE, INC., a Delaware corporation and wholly-owned subsidiary of BlackRock (“New BlackRock”), and BOISE MERGER SUB, INC., a Delaware corporation and direct wholly-owned subsidiary of New BlackRock (“BlackRock Merger Sub” and, together with BlackRock and New BlackRock, the “BlackRock Parties”). Capitalized terms used herein shall have the meanings given such terms in Annex A of this Agreement.

WITNESSETH:

WHEREAS, BlackRock has authorized capital stock consisting of 250,000,000 shares of Class A Common Stock, par value $0.01 per share (the “BlackRock Class A Common Stock”), 100,000,000 shares of Class B Common Stock, par value $0.01 per share (the “BlackRock Class B Common Stock” and, together with the BlackRock Class A Common Stock, the “BlackRock Common Stock”), and 10,000,000 shares of Preferred Stock, par value $0.01 per share (the “BlackRock Preferred Stock” and, together with the BlackRock Common Stock, the “BlackRock Shares”);

WHEREAS, New BlackRock has authorized capital stock consisting of 100 shares of common stock, par value $0.01 per share (the “New BlackRock Common Stock”);

WHEREAS, as of the date of this Agreement, MLIM Parent and New BlackRock have entered into a Stockholder Agreement (the “Stockholder Agreement”) and The PNC Financial Services Group, Inc. (“PNC”), New BlackRock, and BlackRock have entered into an Implementation and Stockholder Agreement (the “Implementation and Stockholder Agreement”);

WHEREAS, BlackRock Merger Sub has authorized capital stock consisting of 100 shares of common stock, par value $0.01 per share (the “BlackRock Merger Sub Common Stock”);

WHEREAS, BlackRock owns all of the issued and outstanding shares of New BlackRock Common Stock;

WHEREAS, New BlackRock owns all of the issued and outstanding shares of BlackRock Merger Sub Common Stock;

WHEREAS, following the completion of the MLIM Restructuring pursuant to this Agreement, the MLIM Transferors will own all of the equity interests in the MLIM Transferred Entities (the “MLIM Transferred Interests”);

WHEREAS, following the MLIM Restructuring, MLIM Parent wishes to cause the MLIM Transferors, on the terms and subject to the conditions set forth in this Agreement, to effect the MLIM Contribution;

WHEREAS, the Boards of Directors of BlackRock and BlackRock Merger Sub each adopted resolutions approving and declaring the advisability of this Agreement and, upon the terms and subject to the conditions set forth herein, the Merger and the MLIM Contribution, and the Board of Directors of MLIM Parent approved this Agreement;

WHEREAS, for U.S. federal income tax purposes, the Merger is intended to qualify as a reorganization under Section 368(a)(2)(E) of the Code;

WHEREAS, the portion of this Agreement relating to the Merger is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-(2)(g); and

WHEREAS, for U.S. federal income tax purposes, it is intended that the MLIM Contribution and the Merger together will qualify as a transaction governed by Section 351 of the Code;

NOW THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be bound hereby, the parties hereby agree as follows:

ARTICLE I

PLAN OF MERGER; PURCHASE AND SALE OF

MLIM TRANSFERRED INTERESTS; CLOSING

Section	1.1 Plan of Merger.

(a) The Merger. At the Effective Time (as defined below), and subject to the terms and conditions of this Agreement and the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), BlackRock Merger Sub shall be merged with and into BlackRock (the “Merger”), the separate existence of BlackRock Merger Sub as a corporation shall cease and BlackRock shall continue as the surviving corporation (the “Surviving Entity”) and a Subsidiary of New BlackRock.

(b) Effective Time. Subject to the terms and conditions of Article VI, on the Closing Date the parties shall file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the DGCL. The Merger shall become effective at the time specified in the Certificate of Merger (the “Effective Time”).

(c) Merger Consideration. Subject to the terms and conditions of this Agreement, as of the Effective Time, by virtue of the Merger and without any further action by any party:

(i) each share of BlackRock Class A Common Stock issued and outstanding as of the Effective Time shall be converted into and exchanged for the right to receive one share of New BlackRock Common Stock;

(ii) each share of BlackRock Class B Common Stock issued and outstanding as of the Effective Time shall be converted into and exchanged for the right to receive one share of New BlackRock Common Stock; and

(iii) each share of BlackRock Merger Sub Common Stock issued and outstanding as of the Effective Time shall be converted and exchanged for one share of Common Stock, par value $0.01 per share, of the Surviving Entity.

(d) Certificate of Incorporation and Bylaws. At the Effective Time, the Certificate of Incorporation and By-Laws of BlackRock Merger Sub in effect immediately prior to the Effective Time shall continue to be the Certificate of Incorporation and By-Laws of the Surviving Entity, until thereafter amended in accordance with their respective terms and applicable law.

(e) Directors and Officers. From and after the Effective Time, the directors and officers of BlackRock Merger Sub shall be the directors and officers of the Surviving Entity, and such directors and officers shall serve until their successors have been duly elected or appointed and qualified or until their death, resignation or removal in accordance with the Certificate of Incorporation and By-Laws of the Surviving Entity.

Section 1.2 Contribution of MLIM Transferred Interests.

(a) Immediately after the Effective Time, MLIM Parent shall cause the MLIM Transferors to transfer, assign and deliver to New BlackRock all of the right, title and interest in and to the MLIM Transferred Interests, free and clear of any Liens, and with all rights attached thereto (the “MLIM Contribution”).

(b) At the Closing, in consideration for the MLIM Contribution pursuant to Section 1.2(a), New BlackRock shall issue to the MLIM Transferors, in such proportions as shall be determined pursuant to Section 8.10, free and clear of any Liens, the MLIM Consideration. “MLIM Consideration” means 65,000,000 New BlackRock Shares. The MLIM Consideration shall consist of (i) solely New BlackRock Common Stock unless the MLIM Consideration shall exceed the Common Stock Cap and (ii) if the MLIM Consideration shall exceed the Common Stock Cap, shares of New BlackRock Common Stock equal to the Common Stock Cap plus shares of New BlackRock Preferred Stock, designated as Series A Participating Preferred Stock and having the terms set forth in Annex B (the “New BlackRock Series A Preferred Stock”), equal to the total number of New BlackRock Shares included in the MLIM Consideration less the Common Stock Cap. “Common Stock Cap” means 45 percent of the quotient determined by dividing the number of BlackRock Shares issued and outstanding as of immediately prior to the Effective Time by 0.55.

(c) The MLIM Consideration shall be adjusted to reflect appropriately the effect of any forward or reverse stock split, stock dividend (including any dividend or distribution of securities exercisable or exchangeable for or convertible into the applicable BlackRock Shares), stock issuance or sale, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the applicable BlackRock Shares the record date for which occurs prior to the Effective Time.

(d) Notwithstanding the foregoing provisions of this Section 1.2, if the number of New BlackRock Shares included in the MLIM Consideration, as specified in Section 1.2(b), and as adjusted pursuant to Section 1.2(c), exceeds the Share Cap, the MLIM Consideration shall consist of a number of New BlackRock Shares equal to the Share Cap (subject to clause (i) and clause (ii) of Section 1.2(b)) and cash in an amount equal to the product of such excess and the BlackRock Market Price as of the Closing Date. “Share Cap” means 49.8 percent of the quotient determined by dividing the number of BlackRock Shares as of immediately prior to the Effective Time (on a Fully Diluted basis) by 0.502.

Section 1.3 Closing. Subject to the terms and conditions of this Agreement, the closing of the Transactions (the “Closing”) shall occur at 10:00 a.m. at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036, or at such other location as may be mutually agreed by BlackRock and MLIM Parent, on the first practicable MLIM Parent month-end date to occur after all of the conditions in Article VI have been satisfied or waived (other than conditions that relate to actions to be taken, or documents to be delivered, at the Closing) or on such other date as may be mutually agreed by MLIM Parent and BlackRock (such date, the “Closing Date”).

Section 1.4 Deliveries at Closing. At the Closing:

(a) MLIM Parent shall cause the MLIM Transferors to deliver to New BlackRock the MLIM Transferred Interests, along with such instruments of transfer and assignment and other documentation as may be reasonably required to evidence that such MLIM Transferred Interests have been duly assigned and transferred to New BlackRock;

(b) New BlackRock shall deliver to the MLIM Transferors designated by MLIM Parent the MLIM Consideration, including a certificate or certificates evidencing New BlackRock Common Stock included in the MLIM Consideration; provided, however, that notwithstanding anything in this Agreement to the contrary, subject to Section 8.10, New BlackRock may transfer all or a portion of the MLIM Consideration first to a direct Subsidiary treated as a disregarded entity for U.S. federal income tax purposes, then cause such Subsidiary to deliver such consideration to the MLIM Transferors that transferred the UK Entities; and

(c) each party hereto shall deliver, or shall cause to be delivered, to each other party, as applicable, each Ancillary Agreement to which it is a party, duly executed, and all other previously undelivered documents required to be delivered by such party to another party pursuant to this Agreement or the Ancillary Agreements.

ARTICLE II

[INTENTIONALLY OMITTED]

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF MLIM PARENT

Except as set forth in writing in a Schedule attached to the Disclosure Letter delivered by MLIM Parent to BlackRock on the date hereof (the “MLIM Parent Disclosure Letter”) referencing the appropriate section of this Article III (references in this Article III to any “Schedule” being deemed to refer to Schedules to such Disclosure Letter) or otherwise readily apparently pertaining to any section of this Article III, MLIM Parent represents and warrants to BlackRock as follows, as of the date hereof and as of the Closing Date:

Section 3.1 Organization. Each of MLIM Parent and each MLIM Business Entity is a legal entity duly organized, validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization. Each of MLIM Parent and each MLIM Business Entity has the requisite power and authority to carry on its business and to own, lease and operate all of its properties and assets, as currently conducted, owned, leased or operated. Each of MLIM Parent and each MLIM Business Entity is duly qualified to do business in each jurisdiction in which the nature of its business or the character or location of the properties and assets owned, leased or operated by it makes such qualification necessary other than any failure to be so qualified that, individually and in the aggregate, has not had, and would not reasonably be expected to have or result in, a MLIM Material Adverse Effect. Each Organizational Document of each MLIM Business Entity is in full force and effect and there has been no material violation thereof.

Section 3.2 MLIM Capital Structure.

(a) After giving effect to the MLIM Restructuring, all of the issued and outstanding MLIM Transferred Interests will have been duly authorized and validly issued, will be fully paid and non-assessable and will not have been issued in violation of any Equity Rights.

(b) After giving effect to the MLIM Restructuring, there will be no outstanding securities, options, warrants, calls, rights, conversion rights, preemptive rights, rights of first refusal, redemption rights, repurchase rights, plans, “tag along” or “drag along” rights, commitments, agreements, arrangements or undertakings (“Equity Rights”) (i) obligating any of the MLIM Companies to issue, deliver, redeem, purchase or sell, or cause to be issued, delivered, redeemed, purchased or sold, any MLIM Transferred Interests or any equity interests in any Controlled Affiliate of any MLIM Transferred Entity or any securities or obligation convertible or exchangeable into or exercisable for, any MLIM Transferred Interests or any equity interests in any Controlled Affiliate of any MLIM Transferred Entity, (ii) giving any Person a right to subscribe for or acquire any MLIM Transferred Interests or any equity interests in any Controlled Affiliate of any MLIM Transferred Entity or (iii) obligating any of the MLIM Companies to issue, grant, adopt or enter into any such Equity Right in respect of any MLIM Transferred Entity or any of its Controlled Affiliates. After giving effect to the MLIM Restructuring, there will be no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the MLIM Transferred Interests or the equity interests of any MLIM Transferred Entity or any of its Controlled Affiliates. After giving effect to the MLIM Restructuring, none of the MLIM Companies has any (x) outstanding Indebtedness that could convey to any Person the right to vote, or that is convertible into or exercisable for MLIM Transferred Interests or equity of any MLIM Transferred Entity or any of its Controlled Affiliates or (y) Equity Rights that entitle or convey to any Person the right to vote with the holders of MLIM Transferred Interests or equity of any MLIM Transferred Entity or any of its Controlled Affiliates on any matter. After giving effect to the MLIM Restructuring, there will be no voting trusts or other agreements or understandings outstanding with respect to the MLIM Transferred Interests or any equity interests in any MLIM Transferred Entity or any of its Controlled Affiliates.

Section 3.3 MLIM Business Entities.

(a) Schedule 3.3(a) sets forth a correct and complete list, as of the date of this Agreement, of (i) each MLIM Business Entity and indicates the type of entity and jurisdiction of organization of each MLIM Business Entity and (ii) each equity investment or other investment of greater than $10,000,000 of any MLIM Business Entity in any Person other than a MLIM Business Entity (each, a “Non-Affiliate Interest”). MLIM Parent owns, directly or indirectly, all of the issued and outstanding common stock or other equity interests in, and other securities of, each MLIM Business Entity, and owns its interests in each MLIM Business Entity free and clear of any Liens.

(b) All of the issued and outstanding shares of common stock or other equity interests of each MLIM Business Entity and each MLIM Transferred Entity have been, and after giving effect to the MLIM Restructuring, will have been, duly authorized and validly issued and are, and after giving effect to the MLIM Restructuring will have been, fully paid and non-assessable and have not been and, after giving effect to the MLIM Restructuring, will not have been, issued in violation of any Equity Rights.

(c) As of the date of this Agreement, the MLIM Business Entities are the only Controlled Affiliates of MLIM Parent by or through which the MLIM Business is operated or conducted, except to the extent that services of the nature anticipated to be provided under the Transition Services Agreement are provided to the MLIM Business as of the date of this Agreement by other MLIM Companies.

Section 3.4 Title to MLIM Transferred Interests. As of immediately prior to the Closing, the MLIM Transferors will be the sole beneficial owners of all of the MLIM Transferred Interests, free and clear of any Lien, except for any Liens created by this Agreement.

Section 3.5 Authority; Validity of Agreements.

(a) MLIM Parent has full corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is or is specified to be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by MLIM Parent of this Agreement and each of the Ancillary Agreements and the consummation by MLIM Parent of the Transactions have been duly and validly authorized and approved by all necessary corporate action on the part of MLIM Parent. This Agreement and any Ancillary Agreement to be executed and delivered on or prior to the date hereof has been, and upon its execution prior to or at the Closing each of the other Ancillary Agreements will have been, duly and validly executed and delivered by MLIM Parent and each MLIM Controlled Affiliate party thereto and (assuming due authorization, execution and delivery by each BlackRock Party) this Agreement and each Ancillary Agreement executed and delivered on or prior to the date hereof constitutes, and upon its execution prior to or at the Closing each other Ancillary Agreement will constitute, a valid and binding obligation of MLIM Parent and each MLIM Controlled Affiliate party thereto, enforceable against it in accordance with its terms, except as (a) the enforceability hereof and thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) the availability of equitable remedies may be limited by equitable principles of general applicability.

Section 3.6 Consents and Approvals. Except (a) as set forth in Schedule 3.6, (b) for the approvals of the MLIM Fund shareholders referred to in Section 5.11 and any necessary Client consents and (c) for filings under the HSR Act, none of MLIM Parent, any MLIM Controlled Affiliate or any MLIM Fund is required to obtain the Consent of any Governmental Authority or other Person or to obtain any Permit in connection with the execution and delivery by MLIM Parent of this Agreement or the performance of this Agreement and each Ancillary Agreement by MLIM Parent, except for Consents and Permits the failure of which to obtain, individually or in the aggregate, would not reasonably be expected to have or result in a MLIM Material Adverse Effect.

Section 3.7 No Conflicts. Assuming that any Consents referred to in Section 3.6 and Schedule 3.6 are properly submitted and duly obtained and any applicable waiting periods have expired or terminated, the execution, delivery and performance of this Agreement and the Ancillary Agreements by MLIM Parent will not, and the consummation of the Transactions will not, conflict with, result in a termination of, contravene or constitute a default under, or be an event that with the giving of notice or passage of time or both would become a default under, or give to any other Person any right of termination, payment, acceleration, vesting or cancellation of or under, or accelerate the performance required by or maturity of, or result in the creation of any Lien or loss of any rights of any MLIM Business Entity or any MLIM Fund pursuant to any of the terms, conditions or provisions of or under (a) any Applicable Law, (b) the Organizational Documents of MLIM Parent or any of its Controlled Affiliates or (c) any Contract, Plan or other instrument binding upon any MLIM Business Entity or to which the property of any MLIM Business Entity or any portion of the MLIM Business is subject, except for, in the case of this clause (c), any conflict, termination, contravention, default, payment, acceleration, vesting, cancellation, Liens or loss of rights that, individually or in the aggregate, would not reasonably be expected to have or result in a MLIM Material Adverse Effect.

Section 3.8 Financial Statements.

(a) Schedule 3.8(a) contains complete and correct copies of the following financial statements (collectively, the “MLIM Financial Statements”): (i) an unaudited combined income statement for the MLIM Business for the 12 month period ending December 31, 2005, (ii) an unaudited combined balance sheet for the MLIM Business as of December 31, 2005, and (iii) an unaudited combined balance sheet for the MLIM Business as of December 31, 2005 giving pro forma effect to the MLIM Restructuring (the “MLIM Balance Sheet”). The MLIM Financial Statements have been derived from the accounting books and records of the MLIM Business Entities and the MLIM Financial Statements (other than the MLIM Balance Sheet) have been prepared in accordance with GAAP consistently applied, subject only to normal recurring year-end adjustments and the absence of notes and except as expressly provided in such MLIM Financial Statements. Each balance sheet included in the MLIM Financial Statements presents fairly in all material respects the financial position of the MLIM Business as of the date thereof, and the income statement included in the MLIM Financial Statements presents fairly in all material respects the results of operations of the MLIM Business for the period indicated therein. The MLIM Balance Sheet was prepared in accordance with the MLIM Financial Statement Principles.

(b) The books and records of the MLIM Business have been maintained in accordance with good business practices. The MLIM Balance Sheet does not reflect any material asset that is not intended to constitute a part of the MLIM Business after giving effect to the Transactions (excluding routine dispositions of assets in the ordinary course of business consistent with past practice), and the income statement for the 12 month period ending December 31, 2005 included in the MLIM Financial Statements does not reflect the results of any material operations of any Person that are not intended to constitute a part of the MLIM Business after giving effect to the Transactions. Such income statement reflects all material costs that historically have been incurred in connection with the operation of the Business.

(c) The MLIM Companies maintain in all material respects internal controls over financial reporting (“Internal Controls”) to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the MLIM Companies, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the MLIM Companies are being made only in accordance with authorizations of management and directors of the MLIM Companies and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the MLIM Companies that could have a material effect on the financial statements.

Section 3.9 Absence of Undisclosed Liabilities. Neither any MLIM Business Entity nor the MLIM Business is subject to any claims, liabilities or obligations (whether known, unknown, absolute, accrued, contingent or otherwise), and there are no existing conditions, situations or facts that would or would reasonably be expected to result in any such claim, obligation or liability, except (a) as and to the extent disclosed and reserved against on the MLIM Balance Sheet and (b) claims, obligations and liabilities that are contractual in nature and that (i) are incurred after the date of the MLIM Balance Sheet, (ii) are consistent in nature, type and amount with any such claims, obligations and liabilities regularly incurred in the ordinary course of business consistent with past practice of each MLIM Business Entity and the MLIM Business, (iii) individually or in the aggregate, have not had and would not reasonably be expected to have or result in a MLIM Material Adverse Effect and (iv) are not prohibited by this Agreement or any Ancillary Agreement.

Section 3.10 Absence of Certain Changes. From and including the date of the MLIM Balance Sheet to and including the date of this Agreement, other than (i) as set forth in Schedule 3.10 or (ii) as expressly contemplated by this Agreement or an Ancillary Agreement, (x) each of the MLIM Companies has in all material respects conducted the MLIM Business in the ordinary course of business consistent with past practices of the MLIM Business, (y) there has not occurred or come to exist any MLIM Material Adverse Effect and (z) the MLIM Business Entities have not and, in connection with the MLIM Business, MLIM Parent and its Controlled Affiliates other than the MLIM Business Entities have not taken any action that would have been prohibited by Section 5.1(b) of this Agreement, had such Section 5.1(b) been applicable during such period.

Section 3.11 Assets. MLIM Parent and the MLIM Business Entities own and have and, after giving effect to the MLIM Restructuring and the consummation of the Transactions and the execution and delivery of the Transition Services Agreement and the License Agreement (and assuming the consents set forth in Sections 3.6 and 3.7 have been obtained), BlackRock and its Subsidiaries (including the MLIM Transferred Entities and their Subsidiaries) will own and have good, valid and marketable title to or, in the case of leased property, good and valid leasehold interests in, or otherwise will have full or sufficient and legally enforceable rights to use without any increase in payment therefor (except by reason of the Transition Services Agreement), all of the properties and assets (real, personal or mixed, tangible or intangible) used or held for use in connection with, necessary for the conduct of, or otherwise material to the operations of, the MLIM Business, including all such assets reflected in the MLIM Balance Sheet or acquired since the date thereof or reflected in the Estimated Closing Balance Sheet (all of the assets referred to in this sentence, the “Assets”), in each case free and clear of any Lien other than Permitted Liens, except for any failure to have such titles, interests or rights that, individually or in the aggregate, has not had and would not reasonably be expected to have or result in a MLIM Material Adverse Effect. MLIM Parent and the MLIM Business Entities have and, after giving effect to the MLIM Restructuring and the consummation of the Transactions, the MLIM Transferred Entities and their respective Subsidiaries will have, maintained in all material respects all tangible Assets in good repair, working order and operating condition, subject only to ordinary wear and tear.

Section 3.12 Real Property. None of the MLIM Business Entities, or, in connection with the MLIM Business, MLIM Parent and the Controlled Affiliates of MLIM Parent owns any real property or any interest therein. Schedule 3.12 identifies (i) all material office locations in which any MLIM Business Entity is occupying space that is leased by MLIM Parent or an Affiliate of MLIM Parent, (ii) all of the material Leases to which any MLIM Business Entity is a party. Except as set forth in Schedule 3.12, such leased real property constitutes all material real property leased, subleased, licensed or otherwise used in the operation of the MLIM Business as presently conducted. True and correct copies of such real property Leases have been delivered or made available to BlackRock, together with any amendments, modifications or supplements thereto. There exists no material default or condition, or any state of facts or event which with the passage of time or giving of notice or both would constitute a material default, in the performance of its obligations under any of such real property Leases by MLIM Parent or any of its Controlled Affiliates or, to the knowledge of MLIM Parent, by any other party to any of such Leases. Except as may be limited by bankruptcy, insolvency, reorganization and similar applicable Laws affecting creditors generally and by the availability of equitable remedies (a) each of the real property Leases are legal, valid and binding obligations of MLIM Parent or a MLIM Controlled Affiliate, as applicable, and, to the knowledge of MLIM Parent, each other party to such Leases and (b) each of the Leases is enforceable against MLIM Parent or its Controlled Affiliate, as applicable, and, to the knowledge of MLIM Parent, each other party to such Lease, except in each case for failures that, individually or in the aggregate, have not had and would not reasonably be expected to have or result in a MLIM Material Adverse Effect. Neither

MLIM Parent nor any of its Controlled Affiliates has received any written or oral communication from the landlord or lessor under any of such real property Leases claiming that it is in breach of its obligations under such Leases, except for written or oral communications claiming breaches that, individually or in the aggregate, would not reasonably be expected to have or result in a MLIM Material Adverse Effect.

Section 3.13 Material Contracts.

(a) Schedule 3.13(a) contains a correct and complete list of all Material Contracts in existence on the date of this Agreement. MLIM Parent has made available or delivered to BlackRock complete and correct copies of all written Material Contracts and accurate and complete descriptions of all material terms of all oral Material Contracts.

(b) Each Material Contract is valid, binding and in full force and effect, and is enforceable against MLIM Parent or any of its Controlled Affiliates that is a party thereto, as the case may be, and, to the knowledge of MLIM Parent, each other party thereto, in accordance with its terms. Each of the MLIM Companies has duly performed all of its material obligations under each such Material Contract to the extent that such obligations have accrued. Except as set forth on Schedule 3.13(b), the enforceability of any Material Contract will not be affected by the execution, delivery or performance of this Agreement or any Ancillary Agreement. There are no existing defaults (or circumstances, occurrences, events or acts that, with the giving of notice or lapse of time or both would become defaults) of MLIM Parent or any of its Controlled Affiliates or, to the knowledge of MLIM Parent, any other party thereto under any Material Contract, except in each case for any defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have or result in a MLIM Material Adverse Effect. To the knowledge of MLIM Parent, there are no circumstances, occurrences, events or acts that, with the giving of notice or lapse of time or both, would permit any MLIM Company or any other party thereto, to alter or amend any of the material terms or conditions of any Material Contract or would permit or would result in any increased liability or penalty, except for such circumstances, occurrences, events or acts that, individually or in the aggregate, have not had or resulted in and would not reasonably be expected to have or result in a MLIM Material Adverse Effect.

(c) Except as set forth in Schedule 3.13(c), as of the date of this Agreement, no MLIM Business Entity has entered into and is bound by or subject to any of the following:

(i) any Contract (including any so-called take-or-pay or keep well agreements) under which (A) any Person has directly or indirectly guaranteed or assumed Indebtedness, liabilities or obligations of any MLIM Business Entity in respect of the MLIM Business or (B) any MLIM Business Entity has directly or indirectly guaranteed Indebtedness, liabilities or obligations of any Person in each case in excess of $5,000,000 or in the aggregate in excess of $15,000,000;

(ii) other than investment management and distribution Contracts entered into in the ordinary course of business, any Contract providing for the indemnification of any Person with respect to liabilities, whether absolute, accrued, contingent or otherwise that would be material to MLIM Parent and its Controlled Affiliates, taken as a whole;

(iii) other than in the ordinary course of business, any Contract under which any MLIM Business Entity has made or is obligated to make, directly or indirectly, any advance, loan, extension of credit or other similar advances to any Person, in each case in excess of $5,000,000 individually or $15,000,000 in the aggregate;

(iv) any Contract prohibiting or materially restricting the ability of any MLIM Business Entity to conduct its business, to engage in any business or operate in any geographical area or to compete with any Person;

(v) other than Contracts entered into in the ordinary course of business, any Contract to cap fees, share fees or other payments, share expenses, waive fees or to reimburse or assume any or all fees or expenses thereunder that would be material to the MLIM Business, taken as a whole;

(vi) other than Contracts entered into in the ordinary course of business, any Contract that provides for earn-outs or other similar contingent obligations of any MLIM Business Entity or any of its Controlled Affiliates where such earn-outs or contingent obligations would be material to the MLIM Business, taken as a whole;

(vii) other than Contracts entered into in the ordinary course of business, any Contract which contains (A) a “clawback” or similar undertaking requiring the reimbursement or refund of any fees (whether performance based or otherwise) paid to any MLIM Business Entity or any of its Controlled Affiliates or (B) a “most favored nation” or similar provision, in each case of (A) and (B) where the obligations of a MLIM Business Entity and/or its Controlled Affiliate under each undertaking or provision would be material to the MLIM Business, taken as a whole; or

(viii) other than Contracts entered into in the ordinary course of business, any Contract requiring any MLIM Business Entity or any of its Controlled Affiliates (A) to co-invest with any other Person, (B) to provide seed capital or similar investment or (C) to invest in any investment product, in each case in an amount in excess of $5,000,000 individually or $15,000,000 in the aggregate.

(d) For the purpose of this Section 3.13, the phrase “ordinary course of business” shall be deemed to be limited to the ordinary course of business of the applicable MLIM Company, consistent with past practice of such MLIM Company.

Section 3.14 Litigation. Schedule 3.14 contains a complete and correct list of all material pending and served and, to the knowledge of MLIM Parent, material pending and not served or material threatened Litigation and governmental investigations concerning the MLIM Business. Except as set forth on Schedule 3.14, there is no Proceeding pending and served or, to the knowledge of MLIM Parent, pending and not served or threatened against or affecting any of the MLIM Business Entities, or any of their properties, assets or rights or the MLIM Business, other than Proceedings that, individually or in the aggregate, have not had or resulted in and would not reasonably be expected to have or result in a MLIM Material Adverse Effect.

Section 3.15 Affiliate Arrangements.

(a) Except as set forth in Schedule 3.15(a), there is no material Contract, arrangement, liability or obligation (whether or not evidenced by a writing) concerning the MLIM Business between a MLIM Business Entity, on the one hand, and MLIM Parent or any of its Affiliates (other than a MLIM Business Entity), on the other hand (any such Contract, liability or obligation, a “MLIM Affiliate Arrangement”).

(b) To the knowledge of MLIM Parent, no director, officer or employee of any MLIM Business Entity: (i) owns, directly or indirectly, any economic or ownership interest in (x) any property or asset, real or personal, tangible or intangible, used in or held for use in connection with or pertaining to the MLIM Business, (y) any Client or (z) any supplier, lessor, lessee or competitor of any MLIM Business Entity, in each case of (x), (y) and (z) where such interest would be material to the MLIM Business, taken as a whole, (ii) serves as a trustee, officer, director or employee of any Person that is a Client, supplier, lessor, lessee or competitor of any MLIM Business Entity or (iii) has received any loans from or is otherwise a debtor of, or made any loans to or is otherwise a creditor of, any MLIM Business Entity, where the amount of any such loans or obligations would be material to the MLIM Business Entities, taken as a whole.

(c) No MLIM Business Entity has any loan outstanding, has extended or maintained credit, or has arranged for the extension of credit, to any director, officer or employee of any of them.

Section 3.16 Compliance with Law; Government Regulation; Etc.

(a) (i) Each MLIM Business Entity and each MLIM Fund is in compliance in all material respects with all Applicable Laws; (ii) none of the MLIM Companies or any MLIM Fund has received any written, or, to the knowledge of MLIM Parent, oral, notice, from any Governmental Authority asserting any violation by any MLIM Business Entity or the MLIM Business or any MLIM Fund of any Applicable Law, and (iii) to the knowledge of MLIM Parent and its Controlled Affiliates, there is no reasonable basis for any such assertion, except in each case for such violations, notices or assertions that, individually or in the aggregate, have not had or resulted in and would not reasonably be expected to have or result in a MLIM Material Adverse Effect;

(b) The MLIM Business Entities hold and, after giving effect to the MLIM Restructuring, the MLIM Transferred Entities and their Subsidiaries will hold (subject to obtaining any Consents set forth on Schedule 3.6 or 3.7), all licenses, registrations, franchises, permits, orders, approvals and authorizations (collectively, “Permits”) that are required in order to permit the MLIM Business Entities and, after giving effect to the MLIM Restructuring, the MLIM Transferred Entities and their Subsidiaries to own or lease their properties and assets and to conduct the MLIM Business under and pursuant to all Applicable Laws. All such Permits are in full force and effect and are not subject to any suspension, cancellation, modification or revocation or any Proceedings related thereto, and, to the knowledge of MLIM Parent, no such suspension, cancellation, modification or revocation or Proceeding is threatened in writing or orally, except, in each case, for such failures to be in full force or effect, suspensions, cancellations, modifications, revocations or Proceedings that, individually or in the aggregate, have not had or resulted in and would not reasonably be expected to have or result in, a MLIM Material Adverse Effect. Each employee of a MLIM Business Entity and, after giving effect to the MLIM Restructuring, each employee of the MLIM Transferred Entities and their Subsidiaries, who is required to be registered or licensed as a registered representative, investment adviser representative, sales person or an equivalent person with any Governmental Authority is duly registered as such and such registration is in full force and effect, except for such failures to be so registered or for such registration to remain in full force and effective that, individually or in the aggregate, have not had or resulted in and would not reasonably be expected to have or result in, a MLIM Material Adverse Effect.

(c) Each MLIM Business Entity identified in Schedule 3.16(c) is, and at all times required by the Advisers Act during its existence has been, duly registered as an investment adviser under the Advisers Act. Each MLIM Business Entity that is required to be is, and at all times required by Applicable Law (other than the Advisers Act) has been, duly registered, licensed or qualified as an investment adviser in each state or any other jurisdiction where the conduct of its business required such registration, licensing or qualification. No MLIM Business Entity not identified in Schedule 3.16(c) (i) is or has been an “investment adviser” required to register under the Advisers Act or any other Applicable Law, (ii) is required to be registered, licensed or qualified as an investment adviser under the Advisers Act or any other Applicable Law or (iii) is subject to any material liability or disability by reason of any failure to be so registered, licensed or qualified. Each MLIM Business Entity identified in Schedule 3.16 (c) is in compliance in all material respects with Rule 206(4)-7 under the Advisers Act.

(d) Each MLIM Business Entity that is required to be is, and at all times required by Applicable Law has been, duly registered, licensed or qualified as a broker or dealer in each jurisdiction where the conduct of its business required such registration, licensing or qualification. No MLIM Business Entity not identified in Schedule 3.16(d) (i) is required to be registered, licensed or qualified as a broker or dealer under any Applicable Law or (ii) is subject to any material liability or disability by reason of any failure to be so registered, licensed or qualified.

(e) Except as set forth in Schedule 3.16(e), no MLIM Business Entity is (i) required to be registered, licensed or qualified as a commodity pool operator, futures commission merchant, commodity trading advisor, bank, trust company, real estate broker, insurance company, insurance broker or transfer agent under any Applicable Law or (ii) subject to any liability or disability by reason of any failure to be so registered, licensed or qualified. Except as set forth in Schedule 3.16(e), none of the MLIM Companies has received notice of any Proceeding concerning any failure to obtain any commodity pool operator, futures commission merchant, commodity trading advisor, bank, trust company, real estate broker, insurance company, insurance broker or transfer agent registration, license or qualification.

(f) None of the MLIM Business Entities or any “affiliated person” (as defined in the Investment Company Act) of any of them is (taking into account any applicable exemption) ineligible pursuant to Section 9(a) or 9(b)

of the Investment Company Act to serve as an investment adviser (or in any other capacity contemplated in the Investment Company Act) to a U.S. MLIM Public Fund, and there is no Proceeding pending and served or, to the knowledge of MLIM Parent, pending and not served or threatened by any Governmental Authority, which would result in the ineligibility of any of the MLIM Business Entities or any “affiliated persons” of any of them to serve in any such capacities. None of the MLIM Business Entities and the “affiliated persons” (as defined in the Advisers Act) of any of them is ineligible pursuant to Section 203 of the Advisers Act to serve as a registered investment adviser or “associated person” (as defined in the Advisers Act) of a registered investment adviser, and there is no Proceeding pending and served or, to the knowledge of MLIM Parent, pending and not served or threatened by any Governmental Authority, which would result in the ineligibility of any of the MLIM Business Entities or any “affiliated person” to serve in any such capacities. None of the MLIM Business Entities or their associated persons is ineligible pursuant to Section 15(b) of the Exchange Act to serve as a broker-dealer or as an “associated person” (as defined in the Exchange Act) of a registered broker-dealer, as applicable, and there is no Proceeding pending and served or, to the knowledge of MLIM Parent, pending and not served or threatened by any Governmental Authority, which would result in the ineligibility of any of the MLIM Business Entities or any “affiliated person” to serve in any such capacities.

(g) No director, managing director or officer or, to the knowledge of MLIM Parent, no trustee or employee of any MLIM Business Entity or any MLIM Fund is, or at any time during the past three years has been, (i) subject to any cease and desist, censure or other disciplinary or similar order issued by, (ii) a party to any written agreement, consent agreement, memorandum of understanding or disciplinary agreement with, (iii) a party to any commitment letter or similar undertaking to, (iv) subject to any order or directive by or (v) a recipient of any supervisory letter from, any Governmental Authority.

(h) Each of MLIM Parent, each of its Controlled Affiliates and each MLIM Public Fund has filed all material registrations, reports, prospectuses, proxy statements, statements of additional information, financial statements, sales literature, statements, notices and other material filings required to be filed by it with any Governmental Authority, including all material amendments or supplements to any of the above for the past three years, in each case to the extent related to the MLIM Business (the “Filings”). The Filings complied in all material respects with the requirements of Applicable Law. The Filings did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were or are made, not misleading.

(i) Except for routine examinations conducted by any Governmental Authority in the regular course of the MLIM Business and the MLIM Funds, as applicable, (i) no Governmental Authority has initiated any Proceeding or, to the knowledge of MLIM Parent, no such Proceeding, investigation, examination, audit or review into the MLIM Business or any MLIM Fund is ongoing, unresolved or threatened by any Governmental Authority and (ii) none of the MLIM Companies or the MLIM Funds has received any notice or communication (A) of any unresolved violation or exception by any Governmental Authority with respect to any report or statement by any Governmental Authority relating to any examination of any MLIM Business Entity, (B) threatening to revoke or condition the continuation of any Permit or (C) restricting or disqualifying their activities (except for restrictions generally imposed by rule, regulation or administrative policy on similarly regulated Persons generally).

(j) Each of the MLIM Companies and each MLIM Fund has implemented one or more formal codes of ethics, insider trading policies, personal trading policies and other material policies as required by Applicable Law, a complete and correct copy of each of which has been made available to BlackRock. Such codes of ethics, insider trading polices, personal trading policies and other material policies comply in all material respects with Applicable Law. The policies of the MLIM Companies as of the date of this Agreement with respect to avoiding conflicts of interest are as set forth in the most recent policy manuals of the MLIM Companies, which have been made available to BlackRock. Since January 1, 2001, there have been no material violations by any officer or investment professional of any MLIM Business Entity of such code of ethics, insider trading polices and personal trading policies.

(k) Each MLIM Business Entity and each MLIM Fund has complied in all material respects with all Applicable Laws regarding the privacy of Clients and other Persons and have established and complied with policies and procedures in this regard reasonably designed to ensure compliance with Applicable Law.

(l) Each MLIM Business Entity and each MLIM Fund, to the extent required by Applicable Law, has a written anti-money laundering program and a written customer identification program in compliance with Applicable Law and have complied with the terms of such program in all material respects.

Section 3.17 MLIM Public Funds.

(a) Schedule 3.17(a) sets forth a complete and correct list, as of the date of this Agreement, of each MLIM Public Fund that is registered with any Governmental Authority. Each MLIM Public Fund is, and at all times required under Applicable Law has been, duly registered with all applicable Governmental Authorities as an investment company or a regulated fund or for the purpose of marketing in the applicable jurisdiction.

(b) Each MLIM Public Fund that is a juridical entity is duly organized, validly existing and, with respect to jurisdictions that recognize the concept of “good standing,” in good standing under the laws of the jurisdiction of its organization and has the requisite corporate, trust, company or partnership power and authority to own its properties and to carry on its business as currently conducted, and is qualified to do business in each jurisdiction where it is required to be so qualified under Applicable Law (except where failure to do so is not material to its business).

(c) Each MLIM Business Entity that acts as investment adviser or sub-adviser to a MLIM Public Fund has a written Investment Advisory Arrangement pursuant to which such MLIM Business Entity serves as investment adviser or sub-adviser to such MLIM Public Fund. None of the MLIM Business Entities and the “interested persons” of them (as such term is defined in the Investment Company Act) receives or is entitled to receive any compensation directly or indirectly (i) from any Person in connection with the purchase or sale of securities or other property to, from or on behalf of any MLIM Public Fund, other than bona fide ordinary compensation as principal underwriter, distributor or sponsor for such MLIM Public Fund or other compensation permitted by Applicable Laws or (ii) from the MLIM Public Funds or their respective security holders for other than bona fide investment advisory, sub-advisory, accounting, shareholder servicing, securities lending, transfer agency, administrative or similar services.

(d) Each MLIM Public Fund currently is, and has been since January 1, 2003, operated in compliance in all material respects with its respective investment objectives, policies and restrictions, as set forth in the applicable prospectus and registration statement for such MLIM Public Fund.

(e) The shares or units of each MLIM Public Fund (i) have been issued and sold by the MLIM Companies in compliance with Applicable Law in all material respects, (ii) are qualified for public offering and sale in each jurisdiction where offers by the MLIM Companies are made by such MLIM Public Fund to the extent required under Applicable Law and (iii) have been duly authorized and validly issued and are fully paid and non-assessable, except in each case for such failures that, individually or in the aggregate, have not had, and would not reasonably be expected to have or result in, a MLIM Material Adverse Effect.

(f) All payments by the MLIM Public Funds registered with the SEC relating to the distribution of their shares (other than payments that are not required by Applicable Law to be paid pursuant to a 12b-1 Plan) have been made in compliance in all material respects with the related 12b-1 Plan, if applicable, and each 12b-1 Plan adopted by the MLIM Public Funds, and the operation of each such 12b-1 Plan currently complies in all material respects with Rule 12b-1 of the Investment Company Act and other Applicable Laws. No MLIM Public Fund that is subject to Rule 12b-1 of the Investment Company Act has paid or is paying, directly or indirectly, any amount to any Person for the purpose of financing the distribution of its shares except in accordance with a 12b-1 Plan, and no MLIM Public Fund has made or is making any other payments in respect of the distribution of its shares that violated or violate Applicable Law in any material respect.

(g) The financial statements for the MLIM Funds have been prepared and presented in accordance with GAAP or the generally accepted accounting principles of the applicable jurisdiction, as the case may be. The financial statements for the MLIM Funds fairly present, in all material respects, the results of operations and changes in net assets of each such MLIM Fund for the respective periods indicated, subject, in the case of unaudited financial statements for the MLIM Funds, to notes and normal year-end audit adjustments.

(h) The open-end U.S. MLIM Public Funds have maintained a “market timing” policy in force at all times since the later of January 1, 2003 or its adoption with respect to the purchase and sale of any open-end U.S. MLIM Public Fund shares. Such policies, as they have been in effect at any applicable time, have been enforced consistently by the MLIM Companies and are consistent with the disclosure relating thereto contained in the applicable open-end U.S. MLIM Public Fund prospectus or statement of additional information, and no arrangements involving any of the MLIM Companies or any of their respective directors, officers, employees, agents or representatives exist or have existed to permit any party (including any officer, employee, agent or representative) to trade shares of any open-end U.S. MLIM Public Fund in a manner that is inconsistent with such policy.

(i) Since January 1, 2003, no MLIM Business Entity has taken any action pursuant to any arrangements or accommodations whereby (A) a MLIM Business Entity or any of its officers or employees has permitted any Person to enter orders to purchase or redeem shares or to cancel previously entered orders; or (B) a MLIM Business Entity or its officers or employees facilitated the entering by any Person of orders to purchase or redeem shares or to cancel previously entered orders of any open-end U.S. MLIM Public Fund at a time and in a manner not consistent with the requirements of Rule 22c-1 under the Investment Company Act.

(j) Each U.S. MLIM Public Fund is in material compliance with Rule 38a-1(a) under the Investment Company Act.

Section 3.18 Private MLIM Funds.

(a) Schedule 3.18(a) sets forth a correct and complete list of each MLIM Private Fund having assets in excess of $25,000,000. Except with respect to the MLIM Private Funds and the MLIM Public Funds, no MLIM Business Entity acts as investment adviser, investment sub-adviser, general partner, managing member, manager or sponsor to any other pooled investment vehicle. No MLIM Private Fund is, or to the knowledge of MLIM Parent at any time since January 1, 2003 was, required to register as an investment company under the Investment Company Act or the comparable regulatory regime of any other jurisdiction.

(b) Each MLIM Private Fund that is a juridical entity has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate, partnership, limited liability company, or similar power and authority. Each MLIM Private Fund possesses all Permits necessary to entitle it to use its name, to own, lease or otherwise hold its properties and assets and to carry on its business as it is now conducted. Each MLIM Private Fund is duly qualified, licensed or registered to do business in each jurisdiction where it is required to do so under Applicable Law other than any failure to be so qualified that, individually or in the aggregate, has not had and would not reasonably be expected to have or result in a MLIM Material Adverse Effect. All outstanding shares or units of each MLIM Private Fund have been issued and sold by such MLIM Private Funds in compliance with Applicable Law in all material respects.

Section 3.19 Assets Under Management; Clients.

(a) Each Client to which a MLIM Business Entity provides investment management, advisory or sub-advisory services that is (i) an employee benefit plan, as defined in Section 3(3) of ERISA that is subject to Title I of ERISA, (ii) a Person acting on behalf of such a plan or (iii) any entity whose assets include the assets of such a plan, within the meaning of ERISA and applicable regulations (hereinafter referred to as an “ERISA Client”) has, since January 1, 2003, been managed by a MLIM Business Entity such that the exercise of such management or provision of any services is in compliance in all material respects with the applicable requirements of ERISA. Each such MLIM Business Entity, to the extent it is regulated under the Advisers Act, satisfies the requirements of Prohibited Transaction Class Exemption 84-14 for a “qualified professional asset manager” (as such term is used in Prohibited Transaction Class Exemption 84-14).

(b) (i) All performance information provided, presented or made available by the MLIM Business Entities to any Client or potential Client has complied in all material respects with Applicable Law; (ii) MLIM Parent and each of its Controlled Affiliates, as applicable, maintains all documentation necessary to form the basis for, demonstrate or recreate the calculation of the performance or rate of return of all accounts that are included in a composite (current and historical performance results) as required by Applicable Law; and (iii) any investment performance earned by any Person at a firm other than the MLIM Business Entities and presented by a MLIM Business Entity as its investment performance has complied in all material respects with Applicable Law.

(c) Since January 1, 2003, each Client account has been operated in all material respects in compliance with the terms of the relevant Investment Advisory Arrangement.

(d) Since January 1, 2003, there has existed no material unremedied “out of balance” condition, pricing error or similar condition with respect to any Client account maintained by a MLIM Business Entity or any MLIM Fund.

(e) The MLIM Business Entities that are registered investment advisers have adopted and implemented procedures or practices for the allocation of securities purchased for its Clients that comply in all material respects with Applicable Laws, including procedures or practices relating to the allocation between MLIM Public Funds and MLIM Private Funds or other accounts in which a MLIM Business Entity has an interest.

Section 3.20 Taxes.

(a) All material Tax Returns required to be filed with respect to the MLIM Business Entities or the Assets have been duly and timely filed with the appropriate Governmental Authority, and all such Tax Returns, insofar as they relate to the MLIM Business Entities or the Assets, are true, correct and complete in all material respects (other than, in each case, the consolidated U.S. federal income tax return of the consolidated group of which MLIM Parent is the common parent, or the tax return of MLIHL filed on U.S. Internal Revenue Service Form 8865). The MLIM Business Entities have timely paid all material Taxes due or claimed to be due by any Governmental Authority or, with respect to Taxes accrued but not yet due and payable, made an adequate provision on the appropriate financial statements in accordance with GAAP or, if applicable, accounting principles of any other jurisdiction.

(b) There are no Liens for Taxes upon any of the Assets other than statutory Liens for Taxes not yet due and payable.

(c) No (A) waiver of any statute of limitations in respect of Taxes, (B) agreement for any extension of time with respect to a Tax assessment or deficiency or (C) power of attorney has been granted with respect to Taxes, in each case, relating to the MLIM Business Entities or the Assets. None of the MLIM Business Entities is a party to, bound by, or has any obligation under, any tax allocation or sharing agreement or arrangement.

(d) There is no current audit, examination, deficiency, refund litigation or proposed adjustment with respect to any Taxes relating to any of the MLIM Business Entities or the Assets. There has not been any written notice of any claim made by a Governmental Authority in a jurisdiction where a Tax Return has not been filed with respect to the any of the MLIM Business Entities or the Assets, that material taxation by that jurisdiction is due by the MLIM Business Entities or any Affiliate, where such claim has not been resolved favorably to MLIM Parent and its Affiliates.

(e) None of the MLIM Business Entities has agreed to make or is required to make any adjustment for a taxable period ending after the MLIM Contribution under Section 481(a) of the Code by reason of a change in accounting method or otherwise, except to where such adjustments are not, and would not reasonably be expected to be material individually or in the aggregate to the MLIM Business Entities.

(f) Each MLIM Transferred Entity is, and has been since the date of its formation, a disregarded entity for U.S. federal income tax purposes.

(g) None of the MLIM Business Entities is or was a member of any consolidated, combined or affiliated group of corporations that filed or was required to file consolidated, combined or unitary Tax Returns other than any group for which MLIM Parent is or was the common parent.

(h) None of the MLIM Business Entities has constituted either a “distributing corporation” or “controlled corporation” (within the meaning of Section 355(e)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two (2) years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute a “plan” or “series of related transactions” (within the meaning of Section 355 of the Code) with the transactions contemplated by this Agreement.

(i) There has been made available to BlackRock correct and complete copies of (i) the relevant portion of all federal and other material Tax Returns of MLIM Parent and its Affiliates relating to the MLIM Business Entities or Assets for the taxable periods ending after December 28, 2001, which have been filed and (ii) the relevant portion of all audit reports within the last five years relating solely to any material Taxes due from or with respect to the MLIM Business Entities or any Assets.

(j) None of the owners of the MLIM Business Entities or the MLIM Business Entities will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the MLIM Contribution as a result of any “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the MLIM Contribution.

(k) The MLIM Business Entities are in material compliance with all applicable information reporting and Tax withholding requirements under applicable Tax laws.

(l) For all taxable years since its inception, each of the domestic MLIM Public Funds has elected to be treated as, and has qualified to be classified as, a regulated investment company taxable under Subchapter M of Chapter 1 of the Code and under any similar provisions of state or local law in any jurisdiction in which such MLIM Public Fund filed, or is required to file, a Tax Return and each of the domestic MLIM Private Funds has elected to be treated as, and has qualified to be treated as, a partnership for U.S. federal income tax purposes and any similar provisions or state or local law in any jurisdiction in which such MLIM Private Funds filed or was required to file, a Tax Return. Each of the foreign MLIM Public Funds and foreign MLIM Private Funds is organized as a pass through entity in the foreign country or countries in which they are organized. Each of the MLIM Public Funds and Private Funds has (i) duly and timely filed with the appropriate Governmental Authority all material Tax Returns required to be filed and all such Tax Returns are true, correct and complete in all material respects and (ii) has timely paid, or withheld and paid over, all Taxes due or claimed to be due by any Governmental Authority or with respect to Taxes not yet due and payable, made an adequate provision on its financial statements in accordance with GAAP.

(m) Neither MLIM Parent nor any of its Affiliates has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(c)(3)(i)(A) involving the MLIM Business Entities. None of MLIM Parent nor any of its Affiliates has promoted, marketed, offered to sell, sold or advised in respect of any “listed” transactions involving the MLIM Business Entities.

(n) Each of MLIM Parent and its Affiliates in compliance with all applicable rules and regulations regarding the solicitation, collection and maintenance of any forms, certifications and other information required in connection with federal, state, local or foreign Tax withholding or reporting in connection with the conduct of the Business through the MLIM Business Entities.

(o) Schedule 3.20(o) lists all foreign, state and local jurisdictions in which MLIM Parent and its Affiliates file Tax Returns including the ownership or operation of the Business.

(p) MLIM Parent has no plan or intention to cause ML Invest, Inc., or any MLIM Transferor treated as a corporation for US tax purposes as of the date of this Agreement to liquidate after the MLIM Contribution and neither ML Invest, Inc., nor any MLIM Transferor treated as a corporation for US tax purposes as of the date of this Agreement will liquidate within two years after the MLIM Contribution.

(q) The UK Tax Warranties in Exhibit 3.20 shall apply to the UK Companies and in the event of conflict between the provisions of this Section 3.20(a) through (p) inclusive and Exhibit 3.20, the provisions of Exhibit 3.20 shall prevail in respect of the UK Companies.

Section 3.21 Benefit Plans; Employees.

(a) Each “employee pension benefit plan” (as defined in Section 3(2) of ERISA), each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and each other plan, arrangement or policy (written or oral) relating to stock options, stock purchases, deferred compensation, bonus, severance, fringe benefits or other employee benefits, in each case maintained or contributed to, or required to be maintained or contributed to, by any MLIM Company for the benefit of any MLIM Employee or Former MLIM Employee, other than any “multiemployer plan” (within the meaning of Section 3(37) of ERISA) or any plans, arrangements or policies mandated by Applicable Law is herein referred to as a “MLIM Parent Benefit Plan.” Each MLIM Parent Benefit Plan or portion thereof (i) sponsored by a MLIM Transferred Entity or one of its Subsidiaries, after giving effect to the MLIM Restructuring, (ii) that BlackRock or any of its Affiliates has explicitly agreed to assume pursuant to this Agreement or (iii) that BlackRock or any of its Affiliates is required to assume under Applicable Law is referred to herein as an “Assumed Benefit Plan.” Each individual employment, collective bargaining, consulting, severance and change-in-control Contract under which any MLIM Transferred Entity or any Controlled Affiliate thereof has any present or future liability is herein referred to as a “MLIM Employment Agreement.” Schedule 3.21(a) contains a true and complete list, as of the date of this Agreement, of each Assumed Benefit Plan, each other material MLIM Parent Benefit Plan and each material MLIM Employment Agreement. MLIM Parent has delivered or made available to BlackRock true, correct and complete copies of (A) each Assumed Benefit Plan, (B) each MLIM Parent Benefit Plan that is subject to Title IV of ERISA or section 412 of the Code, (C) each other material MLIM Parent Benefit Plan, (D) the two (2) most recent annual reports on Form 5500 (including all schedules and attachments thereto) filed with the Internal Revenue Service with respect to each Assumed Benefit Plan (if any such report was required by Applicable Law), (E) the most recent summary plan description (or similar document) for each Assumed Benefit Plan and each other material MLIM Parent Benefit Plan for which a summary plan description (or similar document) is required by Applicable Law and (F) each MLIM Employment Agreement. No MLIM Company has any commitment to establish any new Assumed Benefit Plan or to materially modify any Assumed Benefit Plan.

(b) Each Assumed Benefit Plan has been administered in all material respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code, all other Applicable Laws and the terms of all applicable collective bargaining agreements. There are no material investigations by any Governmental Authority, material termination proceedings or other material claims or Proceedings against or involving any Assumed Benefit Plan or asserting any rights to or claims for benefits under any Assumed Benefit Plan.

(c) No Assumed Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code. No MLIM Business Entity would reasonably be expected to incur any liability under Title IV of ERISA as a result of being treated as a single employer with a MLIM Company or any of its respective Affiliates for purposes of Section 414(b), (c), (m) or (o) of the Code.

(d) Each Assumed Benefit Plan intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the Internal Revenue Service as to its qualification under the Code and to the effect that each such trust is exempt from taxation under Section 501(a) of the Code, and, to the knowledge of MLIM Parent, there exist no circumstances likely to result in the loss of such qualification or tax-exempt status.

(e) Neither a MLIM Company nor any of its respective Affiliates has, within the preceding six years, withdrawn in a complete or partial withdrawal from any multiemployer plan (as defined in section 3(37) of ERISA) or incurred any liability under section 4204 of ERISA that has not been satisfied in full.

(f) No amounts payable under any of the MLIM Parent Benefit Plans or Assumed Benefit Plans, MLIM Employment Agreement or any other Contract with respect to which a MLIM Transferred Entity or any of its Controlled Affiliates may have any liability could fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code as a result of the Transactions.

(g) The consummation of the Transactions will not result in an increase in the amount of compensation or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of or on behalf of any MLIM Employee, or entitle any such MLIM Employee to any severance or similar compensation or benefits.

(h) No MLIM Company has any obligation to provide medical, dental or life insurance benefits (whether or not insured) to any MLIM Employees or Former MLIM Employees after retirement (other than (i) coverage mandated by Applicable Law and (ii) benefits, the full direct cost of which is borne by the MLIM Employee or Former MLIM Employee (or beneficiary thereof)).

(i) None of the Assumed Benefit Plans restricts the ability of a MLIM Transferred Entity or any of its Controlled Affiliates to amend or terminate such plan.

Section 3.22 Intellectual Property; Information Technology.

(a) Schedule 3.22(a) sets forth a complete and correct list of all of the following, in each case owned by any MLIM Business Entity or MLIM Parent and used or held for use in connection with the MLIM Business (i) patents and patent applications; (ii) trademark applications and registrations; (iii) copyright registrations and (iv) domain names.

(b) To the knowledge of MLIM Parent, the Business does not infringe on or otherwise violate the Intellectual Property of any other Person. No MLIM Business Entity has received any written notice alleging such infringement or violation which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to have a MLIM Material Adverse Effect. To the knowledge of MLIM Parent, no Person is infringing on or otherwise violating the Intellectual Property owned by any MLIM Business Entity and used or held for use in connection with the MLIM Business, which infringement or violation would reasonably be expected to have a MLIM Material Adverse Effect.

(c) The Intellectual Property set forth on Schedule 3.22(a) is valid and to the knowledge of MLIM Parent, enforceable and in full force and effect. The Business Entities have taken commercially reasonable steps to protect the confidentiality of the material trade secrets owned by it. All Information Technology used in connection with the Business performs substantially in accordance with its documentation, except as has not had and would not reasonably be expected to have or result in a MLIM Material Adverse Effect.

Section 3.23 Insurance. The MLIM Business Entities maintain, or MLIM Parent maintains on their behalf, such worker’s compensation, comprehensive property and casualty, liability, errors and omissions, directors’ and officers’, fidelity and other insurance as they may be required to maintain under Applicable Laws. The MLIM Business Entities have complied in all material respects with the terms and provisions of such policies and bonds.

Section 3.24 Compliance with Environmental Law. To the knowledge of MLIM Parent, MLIM Parent and each of its Controlled Affiliates has complied and is in compliance in all material respects with all applicable Environmental Laws pertaining to any of the properties and assets of the MLIM Business Entities (including any real property now or previously owned by a MLIM Business Entity) and the use and ownership thereof, and to the operation of the Business. There are no Proceedings by any Governmental Authority pending, or to the knowledge of MLIM Parent, threatened against any MLIM Business Entity under any Environmental Law. There are no facts, circumstances or conditions relating to the past or present business or operations of the MLIM Business Entities (including the disposal of any wastes, hazardous substances or other materials), and no environmental conditions at any facilities or properties of the MLIM Business Entities (including any previously owned or operated properties) that, individually or in the aggregate, could reasonably be expected to give rise to any Proceedings or to any material liability, under any Environmental Law.

Section 3.25 Books and Records. The books and records of MLIM Parent and its Controlled Affiliates are complete and correct in all material respects and have been maintained in accordance with sound business practices.

Section 3.26 Derivative Products. All interest rate swaps, caps, floors, option agreements, futures and forward Contracts and other similar risk management arrangements and derivative financial instruments entered into for the account of any MLIM Business Entity, or for the account of one or more of the Clients, were entered into (i) in accordance with applicable Client guidelines, prospectuses or offering memoranda to the extent entered into for Clients and (ii) in accordance in all material respects with all Applicable Laws and (iii) with counter-parties as directed by the applicable Client (where the Client so directs). None of MLIM Parent, its Controlled Affiliates or, to the knowledge of MLIM Parent, any other party thereto is in material breach of any of its obligations under any such agreement or arrangement.

Section 3.27 Brokers and Finders. No broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker’s, finder’s or similar fee or other commission from, any MLIM Business Entity in connection with this Agreement or the Ancillary Agreements or the Transactions.

Section 3.28 No Vote Required. No vote of the holders of any capital stock of MLIM Parent is required (under Applicable Law or otherwise) to adopt this Agreement or any Ancillary Agreement or to consummate the Transactions, including the Merger.

Section 3.29 Investment Intention. MLIM Parent is acquiring the New BlackRock Common Stock and New BlackRock Preferred Stock to be issued as MLIM Consideration for investment and not with a view toward or for sale in connection with any distribution thereof in violation of any federal or state securities or “blue sky” Law, or with any present intention of distributing or selling such New BlackRock Common Stock or New BlackRock Preferred Stock in violation of any such Law. MLIM Parent understands and agrees that the New BlackRock Common Stock and New BlackRock Preferred Stock to be issued as MLIM Consideration may not be Transferred or offered for Transfer or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration, and without compliance with state, local and foreign securities Laws, in each case to the extent applicable.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BLACKROCK PARTIES

Except as set forth in writing in a Schedule attached to the Disclosure Letter delivered by BlackRock to MLIM Parent on the date hereof (the “BlackRock Disclosure Letter”), referencing the appropriate section of this Article IV (references in this Article IV to any “Schedule” being deemed to refer to Schedules to such Disclosure Letter) or otherwise readily apparently pertaining to any section of this Article IV, or as described in any Form 10-K, Form 10-Q or Form 8-K report filed with the SEC by BlackRock (collectively, the “BlackRock SEC

Reports”) on or after March 10, 2005, but prior to the date of this Agreement (and without regard to any amendment thereto filed after the date of this Agreement) to the extent such description is readily apparent as pertaining to any section of this Article IV, BlackRock represents and warrants to MLIM Parent as follows, as of the date of this Agreement and as of the Closing Date.

Section 4.1 Organization. Each BlackRock Party is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each BlackRock Party has the requisite corporate power and authority to carry on its business as currently conducted and to own, lease and operate all of its properties and assets, as currently conducted, owned, leased or operated. BlackRock is duly qualified to do business in each jurisdiction in which the nature of its business or the character or location of the properties and assets owned, leased or operated by it makes such qualification necessary other than any failure to be so qualified that, individually or in the aggregate, has not had or resulted in and would not reasonably be expected to have or result in a BlackRock Material Adverse Effect. Each Organizational Document of BlackRock and each of its Controlled Affiliates is in full force and effect and there has been no material violation thereof.

Section 4.2 Capital Structure.

(a) The authorized capital stock of BlackRock, as of the date hereof, is 250,000,000 shares of BlackRock Class A Common Stock, of which 19,799,640 shares are issued and outstanding, 100,000,000 shares of BlackRock Class B Common Stock, of which 44,298,000 shares are issued and outstanding and 10,000,000 shares of Preferred Stock, of which zero shares are issued and outstanding. All of the issued and outstanding shares of capital stock have been duly authorized and validly issued, are fully paid and non-assessable and have not been issued in violation of any Equity Rights.

(b) The authorized capital stock of BlackRock Merger Sub is 100 shares of Merger Sub Common Stock, of which one share is issued and outstanding. All of the issued and outstanding shares of Merger Sub Common Stock have been duly authorized and validly issued, are fully paid and non-assessable and have not been issued in violation of any Equity Rights.

(c) Except as set forth in Schedule 4.2(c), there are no outstanding Equity Rights (i) obligating BlackRock or any Controlled Affiliate to issue, deliver, redeem, purchase or sell, or cause to be issued, delivered, redeemed, purchased or sold, any capital stock or related rights, (ii) giving any Person a right to subscribe for any capital stock of BlackRock or any of its Controlled Affiliates or (iii) obligating BlackRock or any Controlled Affiliate to issue, grant, adopt or enter into any such Equity Right. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the capital stock or equity of BlackRock or any of its Controlled Affiliates. Except as set forth in Schedule 4.2(c), one of BlackRock and its Controlled Affiliates has any (x) outstanding indebtedness that could convey to any Person the right to vote, or that is convertible into or exercisable for capital stock or equity of BlackRock or any of its Controlled Affiliates or (y) Equity Rights that entitle or convey to any Person the right to vote with the shareholders of BlackRock or any of its Controlled Affiliates on any matter.

(d) 4,935,000 shares of BlackRock Class A Common Stock and 40,000,000 shares of BlackRock Class B Common Stock are owned by PNC as of the date hereof.

Section 4.3 Title to Common Stock; Business of New BlackRock and BlackRock Merger Sub.

(a) BlackRock is the sole record and beneficial owner of all of the issued and outstanding New BlackRock Stock, free and clear of any Lien, except for any Liens created by this Agreement.

(b) New BlackRock is the sole record and beneficial owner of all of the issued and outstanding Merger Sub Common Stock, free and clear of any Lien, except for any Liens created by this Agreement.

(c) No business has been conducted by New BlackRock or Merger Sub prior to the date of this Agreement and none will be conducted, except as expressly contemplated by this Agreement.

Section 4.4 Controlled Affiliates. Schedule 4.4 sets forth each BlackRock Controlled Affiliate and each equity investment or other investment of greater than $10,000,000 of BlackRock in any Person other than a Controlled Affiliate, in each case as of the date of this Agreement. Except as set forth in Schedule 4.4, BlackRock owns, directly or indirectly, all of the issued and outstanding equity interests in each BlackRock Controlled Affiliate free and clear of any Liens, other than Permitted Liens.

Section 4.5 Authority; Validity of Agreements. Each BlackRock Party has full corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is or is specified to be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. Subject to obtaining the consents and approvals described in Section 4.6, the execution, delivery and performance by each BlackRock Party of this Agreement and each Ancillary Agreement and the consummation by each BlackRock Party of the Transactions, has been duly and validly authorized and approved by all necessary corporate action of each BlackRock Party. This Agreement and any Ancillary Agreement executed and delivered on or prior to the date hereof has been, and upon its execution prior to or at the Closing each of the other Ancillary Agreements will have been duly and validly executed and delivered by each BlackRock Party, and (assuming due authorization, execution and delivery by MLIM Parent and any other party (other than any BlackRock Party) hereto and thereto) this Agreement and each Ancillary Agreement executed and delivered on or prior to the date hereof will constitute, and upon its execution prior to or at the Closing each other Ancillary Agreement will constitute a valid and binding obligation of each BlackRock Party enforceable against it in accordance with its terms, except as (a) the enforceability hereof or thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) the availability of equitable remedies may be limited by equitable principles of general applicability.

Section 4.6 Consents and Approvals. Except (a) as set forth in Schedule 4.6(a), (b) for any Consents that may be required to be obtained by BlackRock as a result of the regulatory status of the MLIM Transferred Entities or their Controlled Affiliates, (c) for filings under the HSR Act, and (d) for the required vote of the holders of the outstanding shares of BlackRock Class A common stock and Class B common stock of BlackRock, BlackRock is not required to obtain the Consent of any Governmental Authority or other Person or to obtain any Permit in connection with the execution and delivery by BlackRock of this Agreement or the performance of this Agreement and each Ancillary Agreement by BlackRock, except for Consents and Permits the failure of which to obtain, individually or in the aggregate, would not reasonably be expected to have or result in a BlackRock Material Adverse Effect.

Section 4.7 No Conflicts. Assuming that any Consents referred to in Section 4.6 and Schedule 4.6 are properly submitted and duly obtained and any applicable waiting periods have expired or terminated and except as set forth in Schedule 4.7, the execution, delivery and performance of this Agreement and the Ancillary Agreements by each BlackRock Party, will not, and the consummation of the Transactions will not, conflict with, result in a termination of, contravene or constitute a default under, or be an event that with the giving of notice or passage of time or both will become a default or potential default under, or give to any other Person any right of termination, payment, acceleration, vesting or cancellation of or under, or accelerate the performance required by or maturity of, or result in the creation of any Lien or loss of any rights of BlackRock or any Controlled Affiliate thereof pursuant to any of the terms, conditions or provisions of or under (a) any Applicable Law, (b) the Organizational Documents of any BlackRock Party or (c) any Contract, Plan or other instrument binding upon BlackRock or any of its Controlled Affiliates, or to which the property of BlackRock or any of its Controlled Affiliates is subject, except for, in the case of this clause (c), any conflict, termination, contravention, default, payment, acceleration, vesting, cancellation, Liens or loss of rights that, individually or in the aggregate, would not reasonably be expected to have or result in a BlackRock Material Adverse Effect.

Section 4.8 SEC Matters.

(a) BlackRock has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC under the Securities Exchange Act of

1934, as amended (the “Exchange Act”), or the Securities Act of 1933, as amended (the “Securities Act”), since December 1, 2003 (the “Applicable Date”) (the forms, statements, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date hereof including any amendments thereto, the “BlackRock SEC Reports”). Each of the BlackRock SEC Reports, at the time of its filing or being furnished complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and any rules and regulations promulgated thereunder applicable to the BlackRock SEC Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment) the BlackRock SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b) BlackRock is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange, Inc.

(c) BlackRock has established and maintained disclosure controls and procedures required by Exchange Act Rules 13a-14 and 15d-14. Such disclosure controls and procedures are adequate and effective to ensure that information required to be disclosed by BlackRock, including information relating to its consolidated Controlled Affiliates, is recorded and reported on a timely basis to its chief executive officer and chief financial officer by others within those entities.

(d) Each of the consolidated financial statements of BlackRock and its Subsidiaries contained in the BlackRock SEC Reports (the “BlackRock Financial Statements”), together with related schedules and notes, presents fairly in all material respects the financial position of BlackRock and its consolidated Subsidiaries at the dates indicated and the statement of operations and stockholders’ equity and cash flows of BlackRock and its consolidated Subsidiaries for the periods specified, and said financials have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, except as disclosed therein.

Section 4.9 Absence of Undisclosed Liabilities. None of BlackRock or any of its consolidated Subsidiaries is subject to any claims, liabilities or obligations (whether known, unknown, absolute, accrued, contingent or otherwise) and there are no existing conditions, situations or facts that would or would reasonably be expected to result in any such claim, obligation or liability, except (a) as and to the extent disclosed or reserved against on the last balance sheet included in the BlackRock Financial Statements (the “BlackRock Balance Sheet”), (b) claims, obligations and liabilities that (i) are incurred after the date of the BlackRock Balance Sheet, (ii) consistent in nature, type and amount with any such claims, obligations and liabilities regularly incurred in the ordinary course of business consistent with past practice of BlackRock or such Subsidiary, and (iii) individually or in the aggregate, would not reasonably be expected to have or result in a BlackRock Material Adverse Effect and (c) as set forth on Schedule 4.9.

Section 4.10 Absence of Certain Changes. Since the date of the BlackRock Balance Sheet to and including the date of this Agreement, other than as expressly contemplated by this Agreement or any Ancillary Agreement, (x) BlackRock and each of its Controlled Affiliates has in all material respects conducted its business in the ordinary course of business consistent with past practices, (y) there has not occurred or come to exist any BlackRock Material Adverse Effect or any fact, occurrence, condition, change, development, effect, circumstance or event that, individually or in the aggregate, would reasonably be expected to have or result in a BlackRock Material Adverse Effect, and (z) BlackRock and its Controlled Affiliates have not taken any action that would be prohibited by the terms of Section 5.1(b) of this Agreement, had such Section been applicable during such period.

Section 4.11 Litigation. Schedule 4.11 contains a complete and correct list of all material pending and served and, to the knowledge of the BlackRock Parties, material pending and not served or material threatened Litigation and governmental investigations concerning BlackRock or any of its Controlled Affiliates. Except as set forth in Schedule 4.11, there is no Proceeding pending and served or, to the knowledge of BlackRock, pending and not served or threatened against or affecting BlackRock of any of its Controlled Affiliates, or any of their properties, assets or rights other than Proceedings that, individually or in the aggregate, have not had or resulted in or would not reasonably be expected to have or result in a BlackRock Material Adverse Effect.

Section 4.12 Compliance with Law; Government Regulation; Etc.

(a) (i) Each of BlackRock and its Controlled Affiliates is in compliance in all material respects with all Applicable Laws, (ii) none of BlackRock or any of its Controlled Affiliates has received any written or, to the knowledge of the BlackRock Parties, oral, notice from any Governmental Authority asserting any violation by BlackRock or any Controlled Affiliate of any Applicable Law and (iii) to the knowledge of the BlackRock Parties, there is no reasonable basis for such assertion, except in each case for such violations, notices or assertions that, individually or in the aggregate, have not had or resulted in and would not reasonably be expected to have or result in a BlackRock Material Adverse Effect.

(b) BlackRock and its Controlled Affiliates hold all Permits that are required in order to permit BlackRock and its Controlled Affiliates to own or lease their properties and assets and to conduct their businesses under and pursuant to all Applicable Laws, except in each case as would not reasonably be expected to result in a BlackRock Material Adverse Effect.

(c) All such Permits are in full force and effect and are not subject to any suspension, cancellation, modification or revocation or any Proceedings related thereto, and, to the knowledge of BlackRock, no such suspension, cancellation, modification or revocation or Proceeding is threatened.

(d) Each of BlackRock Advisors, Inc., BlackRock Institutional Management Corporation, BlackRock Financial Management, Inc., BlackRock (Japan), Inc., BlackRock Capital Management, Inc., BlackRock HPB Management, LLC, SS Research & Management Company, BlackRock Realty Advisors, Inc. and BlackRock International Ltd. (together, the “BlackRock Investment Adviser Subsidiaries”) is, and has been at all times since January 1, 2000 (except, as to BlackRock HPB Management, LLC, since August 1, 2003), duly registered as an investment adviser under the Advisers Act. None of the BlackRock Investment Adviser Subsidiaries is prohibited by any provision of the Advisers Act or the Investment Company Act, or the respective rules and regulations thereunder, from acting as an investment adviser. The BlackRock Investment Adviser Subsidiaries are the only direct or indirect Subsidiaries of BlackRock required to be registered as investment advisers under the Advisers Act. Each of the BlackRock Investment Adviser Subsidiaries is duly registered, licensed or qualified as an investment adviser in each jurisdiction where the conduct of its business requires such registration and is in compliance with all federal, state and foreign laws requiring any such registration, licensing or qualification or is subject to no material liability or disability by reason of the failure to be so registered, licensed or qualified in any such jurisdiction or to be in such compliance. None of BlackRock or its other direct or indirect Subsidiaries (i) is or has been an “investment adviser” required to register under the Advisers Act or any other Applicable Law, (ii) is required to be registered, licensed or qualified as an investment adviser under the Advisers Act or any other Applicable Law or (iii) is subject to any material liability or disability by reason of the failure to be so registered, licensed or qualified. Each BlackRock Investment Adviser is in compliance in all material respects with Rule 206(4)-7 under the Advisers Act.

(e) Each of BlackRock Investments, Inc. and SS Research Investment Services (the “BlackRock Broker Dealer Subsidiaries”) is, and has been at all times during the prior six years, duly registered, licensed or qualified as a broker-dealer under the Exchange Act, and under the securities laws of each jurisdiction where the conduct of its business requires such registration, licensing or qualification, and is in compliance with federal, state and foreign laws requiring such registration, licensing or qualification or is subject to no material liability or disability by reason of the failure to be so registered, licensed or qualified in any such jurisdiction or to be in such compliance. Each of the BlackRock Broker Dealer Subsidiaries is a member in good standing of NASD and each other self-regulatory organization where the conduct of its business requires such membership. Neither BlackRock nor any of BlackRock’s other direct or indirect Subsidiaries is required to be registered, licensed or qualified as a broker-dealer under the laws requiring any such registration, licensing or qualification in any jurisdiction in which it or such other Subsidiaries conduct business or is subject to any material liability or disability by reason of the failure to be so registered, licensed or qualified except where the failure to be so registered, licensed or qualified would not reasonably be expected to have a BlackRock Material Adverse Effect.

(f) Each of the BlackRock Investment Adviser Subsidiaries and the BlackRock Broker Dealer Subsidiaries is, has been and upon consummation of the Transactions will be, in compliance with, and each such entity has received no notice of any kind of any violation of, (A) all Laws applicable to it or its operations relating to investment advisory or broker-dealer activities, as the case may be, and (B) all other Laws applicable to it and its operations, except, in either case, where any failure to comply with any such Law would not reasonably be expected to have, individually or in the aggregate, a BlackRock Material Adverse Effect.

(g) Each Person for which the BlackRock Investment Adviser Subsidiaries acts as investment adviser and, to the best knowledge of BlackRock, each entity for which the BlackRock Investment Adviser Subsidiaries acts as sub-adviser and, in each case, which is required to be registered with the SEC or comparable regulatory or self-regulatory authority of any jurisdiction as a pooled investment vehicle (each, a “BlackRock Public Fund”) is, at all times required under Applicable Laws has been, and upon consummation of the transactions contemplated herein will be, duly registered with the SEC or such other authority as an investment company under Applicable Law and, to the best knowledge of BlackRock, each BlackRock Public Fund has been operated in compliance in all material respects with the applicable provisions of Applicable Law and, to the best knowledge of BlackRock, there are no facts with respect to any BlackRock Public Fund that are likely to have a BlackRock Material Adverse Effect. To the knowledge of BlackRock, the registration statement of each BlackRock Public Fund complies (or, in the case of closed-end BlackRock Public Funds, complied at the date thereof) in all material respects with the provisions of Applicable Law and does not (or, in the case of the closed-end BlackRock Public Funds, did not at the date thereof) contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

(h) Each entity for which a BlackRock Investment Adviser Subsidiary acts as investment adviser and, to the best knowledge of BlackRock, each entity for which the Investment Adviser Subsidiary acts as sub-adviser which entity is not required to be registered with the SEC or comparable regulatory or self-regulatory authority of any jurisdiction as a pooled investment vehicle (a “BlackRock Private Fund”) is not, and upon consummation of the Transactions will not be, required to register with the SEC or such other authority as a pooled investment vehicle and to the best knowledge of BlackRock there are no facts with respect to any such BlackRock Private Fund that are likely to have a BlackRock Material Adverse Effect. To the best knowledge of BlackRock, each BlackRock Private Fund’s offering documents comply in all material respects with the provisions of the laws applicable to such offering and do not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

(i) Each BlackRock Private Fund that is a juridical entity has been duly organized and is validly existing and with respect to jurisdictions that recognize the concept of “good standing,” in good standing under the laws of the jurisdiction of its organization and has all requisite corporate, partnership, limited liability company, or similar power and authority. Each BlackRock Private Fund possesses all Permits necessary to entitle it to use its name, to own, lease or otherwise hold its properties and assets and to carry on its business as it is now conducted. Each BlackRock Private Fund is duly qualified, licensed or registered to do business in each jurisdiction where it is required to do so under Applicable Law other than any failure to be so qualified that, individually or in the aggregate, has not had and would not reasonably be expected to have or result in a BlackRock Material Adverse Effect. All outstanding shares or units of each BlackRock Private Fund have been issued and sold by such BlackRock Private Funds in compliance with Applicable Law in all material respects.

(j) Each agreement between BlackRock, any BlackRock Investment Adviser Subsidiary, or any other Subsidiary of BlackRock on the one hand and any BlackRock Public Fund, BlackRock Private Fund or private client on the other is a legal and valid obligation of the parties thereto, and none of BlackRock, any Investment

Adviser Subsidiary or any other Subsidiary of BlackRock is in breach or violation of or in default under any such agreement which would individually or in the aggregate have a BlackRock Material Adverse Effect.

(k) Each employee of BlackRock or any Investment Adviser Subsidiary or BlackRock Broker Dealer Subsidiary (if any) who is required to be registered or licensed as a registered representative, investment adviser representative, sales Person or equivalent Person with any Governmental Authority is duly registered as such and such registration is in full force and effect.

Section 4.13 BlackRock Benefit Plans; Employees.

(a) Each “employee pension benefit plan” (as defined in Section 3(2) of ERISA), each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and each other plan, arrangement or policy (written or oral) relating to stock options, stock purchases, deferred compensation, bonus, severance, fringe benefits or other employee benefits, in each case maintained or contributed to, or required to be maintained or contributed to, by BlackRock, or any of BlackRock’s Controlled Affiliates for the benefit of any BlackRock Employee or Former BlackRock Employee, other than any “multiemployer plan” (within the meaning of Section 3(37) of ERISA) or any plans, arrangements or policies mandated by Applicable Law is herein referred to as a “BlackRock Benefit Plan.” Each individual employment, collective bargaining, consulting, severance and change-in-control Contract under which BlackRock or any of BlackRock’s Controlled Affiliates has any present or future liability is herein referred to as a “BlackRock Employment Agreement.” Schedule 4.13(a) contains a true and complete list, as of the date of this Agreement, of each material BlackRock Benefit Plan and each material BlackRock Employment Agreement. BlackRock has delivered or made available to MLIM Parent true, correct and complete copies of (A) each BlackRock Benefit Plan that is subject to Title IV of ERISA or Section 412 of the Code, (B) each other material BlackRock Benefit Plan, (C) the two (2) most recent annual reports on Form 5500 (including all schedules and attachments thereto) filed with the Internal Revenue Service with respect to each BlackRock Benefit Plan (if any such report was required by Applicable Law), (D) the most recent summary plan description (or similar document) for each BlackRock Benefit Plan for which a summary plan description (or similar document) is required by Applicable Law and (E) each BlackRock Employment Agreement. No BlackRock Company has any commitment to establish any new BlackRock Benefit Plan or to materially modify any BlackRock Benefit Plan.

(b) Each BlackRock Benefit Plan has been administered in all material respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code, all other Applicable Laws and the terms of all applicable collective bargaining agreements. There are no material investigations by any Governmental Authority, material termination proceedings or other material claims or Proceedings against or involving any BlackRock Benefit Plan or asserting any rights to or claims for benefits under any BlackRock Benefit Plan.

(c) No BlackRock Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code. None of BlackRock or any BlackRock Controlled Affiliate would reasonably be expected to incur any liability under Title IV of ERISA as a result of being treated as a single employer with BlackRock or its Affiliates for purposes of Section 414(b), (c), (m) or (o) of the Code.

(d) Each BlackRock Benefit Plan intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the Internal Revenue Service as to its qualification under the Code and to the effect that each such trust is exempt from taxation under Section 501(a) of the Code, and, to the knowledge of BlackRock, there exist no circumstances likely to result in the loss of such qualification or tax-exempt status.

(e) Neither BlackRock nor any BlackRock Controlled Affiliate has, within the preceding six years, withdrawn in a complete or partial withdrawal from any multiemployer plan (as defined in section 3(37) of ERISA) or incurred any liability under Section 4204 of ERISA that has not been satisfied in full.

(f) With respect to each “employee pension benefit plan” (as defined in Section 3(2) of ERISA), maintained or contributed to, or required to be maintained or contributed to, by PNC or any of PNC’s Controlled Affiliates, other than any “multiemployer plan” (within the meaning of Section 3(37) of ERISA), any plans, arrangements or policies mandated by Applicable Law or any BlackRock Benefit Plan, there have been no events and no events are reasonably likely to occur which would cause BlackRock or a BlackRock Controlled Affiliate to incur any material liability under Title IV of ERISA or Section 412 of the Code.

(g) No amounts payable under any of the BlackRock Benefit Plans, any BlackRock Employment Agreement or any other Contract with respect to which BlackRock or any BlackRock Controlled Affiliate may have any liability could fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code as a result of the Transactions.

(h) The consummation of the Transactions will not result in an increase in the amount of compensation or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of on behalf of any BlackRock Employee, or entitle any such BlackRock Employee to any severance or similar compensation or benefits.

(i) No BlackRock Company has any obligation to provide medical, dental or life insurance benefits (whether or not insured) to any BlackRock Employees or Former BlackRock Employees after retirement (other than (i) coverage mandated by Applicable Law and (ii) benefits, the full direct cost of which is borne by the BlackRock Employee or Former BlackRock Employee (or beneficiary thereof)).

Section 4.14 Intellectual Property; Information Technology. Each of BlackRock and its Controlled Affiliates own or possesses, or can acquire on reasonable terms, all Intellectual Property and Information Technology necessary to carry on the business now operated by them. Neither BlackRock nor any of its Controlled Affiliates has received any notice of infringement of or conflict with asserted rights of others with respect to any Intellectual Property which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to have a BlackRock Material Adverse Effect.

Section 4.15 Insurance. BlackRock and each of its Controlled Affiliates are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged, or as they may be required to maintain under Applicable Law; neither BlackRock nor any of its Controlled Affiliates has been refused any insurance coverage sought or applied for; and neither BlackRock nor any of its Controlled Affiliates has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a BlackRock Material Adverse Effect.

Section 4.16 Affiliate Arrangements.

(a) Except as set forth in Schedule 4.16(a), there is no material Contract, arrangement, liability or obligation (whether or not evidenced by a writing) between BlackRock, a current or former Controlled Affiliate of BlackRock, on the one hand, and PNC or any of its Affiliates (other than BlackRock and its Controlled Affiliates), on the other hand (any such Contract, liability or obligation, a “BlackRock Affiliate Arrangement”).

(b) To the knowledge of the BlackRock Parties, except as set forth on Schedule 4.16(b), no director, officer or employee of BlackRock or any of its Controlled Affiliates: (i) owns, directly or indirectly, any economic or ownership interest in (x) any property or asset, real or personal, tangible or intangible, used in or held for use in connection with or pertaining to BlackRock’s business, (y) any Client or (z) any supplier, lessor, lessee or competitor of BlackRock or any of its Controlled Affiliates, where such interest would be material to BlackRock and its Controlled Affiliates, taken as a whole, (ii) serves as a trustee, officer, director or employee of any Person that is a Client, supplier, lessor, lessee or competitor of BlackRock or any of its Controlled Affiliates or (iii) has

received any loans from or is otherwise a debtor of, or made any loans to or is otherwise a creditor of, BlackRock or any of its Controlled Affiliates, where the amount of any such loans or obligations would be material to BlackRock and its Controlled Affiliates, taken as a whole.

(c) Neither BlackRock nor any BlackRock Controlled Affiliate has any loan outstanding, has extended or maintained credit, or has arranged for the extension of credit, to any director, officer or employee of any of them.

Section 4.17 Real Properties. BlackRock and its Controlled Affiliates have good and marketable title in fee simple to all real property, and good and marketable title to all personal property owned by them which is material to the business of BlackRock and its Controlled Affiliates, in each case free and clear of all Liens except for Permitted Liens and such as are described in a Schedule; and any real property and buildings held under lease by BlackRock and its Controlled Affiliates are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by BlackRock and its Controlled Affiliates, in each case except as described in Schedule 4.17. There exists no material default or condition, or any state of facts or event which with the passage of time or giving of notice would constitute a material default, in the performance of its obligations under any of the Real Property Leases to which BlackRock or any of its Controlled Affiliates is a party (the “BlackRock Real Property Leases”) or, to the knowledge of BlackRock, by any other party to any of such BlackRock Real Property Leases. Except as may be limited by bankruptcy, insolvency, reorganization and similar applicable Laws affecting creditors generally and by the availability of equitable remedies (a) each of the BlackRock Real Property Leases are legal, valid and binding obligations of BlackRock or a BlackRock Controlled Affiliate, as applicable, and, to the knowledge of BlackRock, each other party to such Leases and (b) each of the BlackRock Real Property Leases is enforceable against BlackRock or its Controlled Affiliate, as applicable, and, to the knowledge of BlackRock, each other party to such Lease, except in each case for failures that, individually or in the aggregate, have not had and would not reasonably be expected to have or result in a BlackRock Material Adverse Effect. Neither BlackRock nor any of its Controlled Affiliates has received any written or oral communication from the landlord or lessor under any of the BlackRock Real Property Leases claiming that it is in breach of its obligations under such Leases, except for written or oral communications claiming breaches that, individually or in the aggregate, would not reasonably be expected to have or result in a BlackRock Material Adverse Effect.

Section 4.18 Material Contracts.

(a) Each BlackRock Material Contract is valid, binding and in full force and effect, and is enforceable against BlackRock or any of its Controlled Affiliates that is a party thereto, as the case may be, and, to the knowledge of BlackRock, each other party thereto, in accordance with its terms. Each of BlackRock and its Controlled Affiliates, as applicable, has duly performed all of its material obligations under each such Material Contract to the extent that such obligations have accrued. There are no existing defaults (or circumstances, occurrences, events or acts that, with the giving of notice or lapse of time or both would become defaults) of BlackRock or any of its Controlled Affiliates or, to the knowledge of BlackRock, any other party thereto under any material Contract, except in each case for any defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have or result in a BlackRock Material Adverse Effect. To the knowledge of BlackRock, there are no circumstances, occurrences, events or acts that, with the giving of notice or lapse of time or both, would permit BlackRock or any of its Controlled Affiliates or any other party thereto, to alter or amend any of the material terms or conditions of any Material Contract or would permit or would result in any increased liability or penalty, except for such circumstances, occurrences, events or acts that, individually or in the aggregate, have not had or resulted in and would not reasonably be expected to have or result in a BlackRock Material Adverse Effect.

(b) Except as set forth in Schedule 4.18(b), none of BlackRock or any of its Controlled Affiliates has entered into or is bound by or subject to any of the following any Contract prohibiting or materially restricting the ability of BlackRock or any of its Controlled Affiliates to conduct its business, to engage in any business or operate in any geographical area or to compete with any Person.

Section 4.19 Brokers and Finders. No broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker’s, finder’s or similar fee or other commission from, any BlackRock Party in connection with this Agreement or the Ancillary Agreements or the Transactions.

Section 4.20 [Intentionally Omitted].

Section 4.21 Taxes.

(a) Each of the BlackRock Parties has (i) duly and timely filed with the appropriate Governmental Authority all material Tax Returns required to be filed and all such Tax Returns are true, correct and complete in all material respects, (ii) timely paid all material Taxes due or claimed to be due by any Governmental Authority or, with respect to Taxes accrued but not yet due and payable, made an adequate provision on the appropriate financial statements in accordance with GAAP.

(b) There are no Liens for Taxes upon any property or assets of the BlackRock Parties other than statutory Liens for Taxes not yet due and payable.

(c) None of the BlackRock Parties has in effect (A) a waiver of any statute of limitations in respect of Taxes of the BlackRock Parties or (B) any agreement for any extension of time with respect to a Tax assessment or deficiency relating to the BlackRock Parties.

(d) There is no audit, examination, deficiency, refund litigation or proposed adjustment with respect to any Taxes of any of the BlackRock Parties. As of the date hereof, none of the BlackRock Parties has received written notice of any claim made by a Governmental Authority in a jurisdiction where such BlackRock Party does not file a Tax Return, that such entity is or may be subject to material taxation by that jurisdiction, where such claim has not been resolved favorably to such BlackRock Party.

(e) BlackRock has made available to MLIM Parent correct and complete copies of (i) all federal and other material Tax Returns of the BlackRock Parties relating to the taxable periods ending after January 1, 2002, which have been filed and (ii) all audit reports within the last five (5) years relating to any material Taxes due from or with respect to the BlackRock Parties.

(f) None of the BlackRock Parties has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(c)(3)(i)(A).

(g) Each of the BlackRock Parties is in compliance with all applicable rules and regulations regarding the solicitation, collection and maintenance of any forms, certifications and other information required in connection with federal, state, local or foreign tax withholding or reporting.

(h) None of the BlackRock Parties or any BlackRock Subsidiary has been a member of an affiliated, combined, consolidated or unitary Tax group for purposes of federal, state, local, foreign or other Tax law other than any group of which BlackRock was the common parent.

(i) No BlackRock Party has any present plan or intention to cause directly or indirectly any of the Assets or any of the interests in the UK Entities to be transferred or treated for U.S. federal income tax purposes as being transferred to any foreign corporation or any entity treated as a foreign corporation for U.S. federal income tax purposes.

Section 4.22 Board of Directors Approvals. The Board of Directors of BlackRock and BlackRock Merger Sub, at a meeting duly called and held, has unanimously (i) determined that this Agreement and the Merger are advisable, fair to, and in the best interests of BlackRock and its stockholders, (ii) duly and validly approved and taken all corporate action required to be taken by the Board of Directors to authorize the consummation of the Transactions and (iii) recommended that the stockholders of BlackRock Merger Sub or BlackRock, as applicable, approve and adopt this Agreement and the Merger, and none of the aforesaid actions by such Board of Directors has been amended, rescinded or modified. BlackRock, as sole stockholder of BlackRock Merger Sub, has adopted this Agreement in accordance with the DGCL.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business. During the period from the date of this Agreement and until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, except as (x) expressly contemplated by this Agreement (including the MLIM Restructuring), (y) set forth in Schedule 5.1 to the MLIM Parent Disclosure Letter or the BlackRock Disclosure Letter, as the case may be, or (z) consented to in writing by either BlackRock or MLIM Parent, as the case may be (any request of such consent by MLIM Parent or BlackRock to be considered in good faith and the grant of such consent not to be unreasonably withheld, conditioned or delayed), each of MLIM Parent and BlackRock shall, and, in the case of MLIM Parent, shall cause the MLIM Companies to, and in the case of BlackRock, shall cause the BlackRock Companies to:

(a) (i) use its commercially reasonable efforts to cause each MLIM Business Entity, or each BlackRock Company, as applicable, (A) to carry on its businesses in the ordinary course in all material respects consistent with past practice and (B) to keep its business and operations intact, retain its present officers and employees and preserve its material rights, franchises, goodwill and relations with its clients, customers, lessors, suppliers and others with whom it does business so that they will be preserved after the Closing and (ii) not to take or fail to take any action that would cause any of the representations and warranties set forth in Article III to be untrue or incorrect in any material respect at any time on or after the date hereof and through the Closing Date; and

(b) without limiting the generality of the foregoing,

(i) not amend the Organizational Documents of any MLIM Business Entity or, except as contemplated by this Agreement or any Ancillary Agreement, any BlackRock Company, as applicable;

(ii) other than any cash dividends in accordance with Section 5.16, as to the MLIM Business Entities, and other than any dividends in the ordinary course of business consistent with past practice, not make any distribution or declare, pay or set aside any dividend with respect to, or split, combine, redeem, reclassify, purchase or otherwise acquire directly, or indirectly, any equity interests or shares of capital stock of, or other equity or voting interest in, any MLIM Transferred Entity or any Controlled Affiliate of any MLIM Transferred Entity, or make any other changes in the capital structure of any MLIM Business Entity or MLIM Transferred Entity or any Controlled Affiliate of any MLIM Transferred Entity;

(iii) not authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (i) any equity interests or capital stock of or other equity or voting interest in, any MLIM Transferred Entity or any Controlled Affiliate of any MLIM Transferred Entity or any BlackRock Controlled Affiliate, as applicable, or (ii) any Equity Rights in respect of, security convertible into, exchangeable for or evidencing the right to subscribe for or acquire either (A) any equity interests or shares of capital stock of, or other equity or voting interest in, any MLIM Transferred Entity or any Controlled Affiliate of any MLIM Transferred Entity or any BlackRock Controlled Affiliate, as applicable, or (B) any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any shares of the capital stock of, or other equity or voting interest in, any MLIM Transferred Entity or any Controlled Affiliate of any MLIM Transferred Entity or any BlackRock Controlled Affiliate, as applicable;

(iv) not form, organize or sponsor any Fund not (A) contemplated by its current business plan or (B), as to BlackRock and its Controlled Affiliates, in the ordinary course of business thereof;

(v) in the case of MLIM Parent, only with respect to the MLIM Business, and, in the case of BlackRock, the BlackRock Companies, not sell, transfer, assign, convey, lease, license mortgage, pledge or otherwise subject to any Lien any of its material properties or assets, tangible or intangible, except for Permitted Liens or in the ordinary course of business consistent with past practices;

(vi) in the case of MLIM Parent, only with respect to the MLIM Business, and other than with respect to indebtedness owed by any MLIM Business Entity to another MLIM Business Entity or any BlackRock Company to any other BlackRock Company, not incur, assume or guarantee (including by way of any agreement to “keep well” or of any similar arrangement) or cancel or waive any claims under any Indebtedness or other claims or rights of substantial value or amend or modify the terms relating to any such Indebtedness, claims or rights, except for any such incurrence, assumption or guarantee of Indebtedness or amendment of the terms of such Indebtedness in the ordinary course of business consistent with past practices involving an aggregate amount not exceeding $10,000,000;

(vii) in the case of MLIM Parent, only with respect to the MLIM Business, and, in the case of BlackRock, the BlackRock Companies, not change any material financial accounting principle, method or practice (including any principles, methods or practices relating to the estimation of reserves or other liabilities), other than changes required by GAAP or Applicable Law or required to be implemented during such period;

(viii) in the case of MLIM Parent, only with respect to the MLIM Business, and, in the case of BlackRock, the BlackRock Companies, except as required by Applicable Law or an existing Plan or Contract, not (A) other than routine wage or salary increases in the ordinary course of business consistent with the past practice of any MLIM Business Entity or any BlackRock Company, as appropriate, make or agree to make any material increase in compensation, pension, or other fringe benefits or perquisites payable to any officer or investment professional or other Person, (B) grant or agree to grant any severance or termination pay or enter into any Contract to make or grant any severance or termination pay or pay any bonus, other than in the ordinary course of business consistent with past practice, (C) other than in the ordinary course of business consistent with past practice or as required by Applicable Law grant or agree to grant or accelerate the time of vesting or payment of any awards under a Plan (including any Equity Rights to acquire any equity interests of any MLIM Transferred Entity or any Controlled Affiliate of any MLIM Transferred Entity or any BlackRock Company, as appropriate), or (D) other than in the ordinary course of business, establish, adopt, amend, modify or terminate any Plan;

(ix) not acquire any business or Person that would be included in the MLIM Business and material to the MLIM Business or to the business of the BlackRock Companies, taken as a whole, as applicable, by merger or consolidation, purchase of substantial assets or equity interests, or by any other manner, in a single transaction or a series of related transactions, or enter into any Contract, letter of intent or similar arrangement (whether or not enforceable) with respect to the foregoing;

(x) not enter into, amend in any material respect, breach, terminate or allow to lapse any Material Contract, other than in the ordinary course of business consistent with past practice;

(xi) not amend, breach, terminate or allow to lapse any material Permit relating to the MLIM Business or the BlackRock Companies, as applicable, other than (A) amendments required by Applicable Law or (B), as to BlackRock and its Controlled Affiliates, any such action in the ordinary course of business thereof;

(xii) in the case of MLIM Parent, only with respect to the MLIM Business, and, in the case of BlackRock, the BlackRock Companies, not enter into, materially amend or become subject to any limited liability company agreement, joint venture, partnership, strategic alliance, stockholders’ agreement, co-marketing, co-promotion, joint development or similar arrangement, except in the ordinary course of business consistent with past practices;

(xiii) in the case of MLIM Parent, only with respect to the MLIM Business, and, in the case of BlackRock, the BlackRock Companies, not make or incur any capital expenditure or other financial commitment requiring payments in each case in excess of $5,000,000 individually or $15,000,000 in the aggregate or, in the case of the MLIM Business Entities, any unfunded commitment with respect to off balance sheet arrangements of the type listed on Schedule 7.2(f) of the MLIM Parent Disclosure Letter;

(xiv) in the case of MLIM Parent, only with respect to the MLIM Business and, in the case of BlackRock, as to the BlackRock Companies, subject to entering into the HMRC Agreement, not make or change any material Tax election, not settle and/or compromise any material Tax liability, not change any material Tax accounting method or practice, not prepare any Tax Return in a manner inconsistent with past practice, not incur any material liability for Taxes other than in the ordinary course of business consistent in nature and amount with past practice, and not file a material amended Tax Return or any material claim for refund of Taxes;

(xv) not take any action that (A) would prevent any Public Fund from qualifying as a “regulated investment company” under Section 851 of the Code or comparable pass-through regime in any other applicable jurisdiction or (B) would be inconsistent with each Public Fund’s prospectuses and other offering, advertising and marketing materials, as amended or supplemented;

(xvi) in the case of MLIM Parent, only with respect to the MLIM Business, and, in the case of BlackRock, the BlackRock Companies, not pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) in each case in excess of $10,000,000 in the aggregate; and

(xvii) not enter into any Contract (whether or not binding) to take any action prohibited by or not in compliance with any provision of this Section 5.1, or otherwise commit or agree to take any such action.

Section 5.2 Information Prior to Closing.

(a) Subject to the provisions of Section 5.6 and Applicable Law and the confidentiality obligations set forth in the Confidentiality Agreement, between the date hereof and the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, MLIM Parent shall, and shall cause the MLIM Controlled Affiliates to, and BlackRock shall, and shall cause the BlackRock Controlled Affiliates to, instruct their respective management personnel to reasonably cooperate with the other party and its representatives during normal business hours and provide the other party and its accountants, employees, attorneys and other representatives acting on behalf of the other party with reasonable access during normal business hours to, and permit such Persons to review, their respective properties, books, Contracts, accounts and records, and shall provide such other information to the other party and its representatives as they may reasonably request; provided that any such access and review shall be granted and conducted in such manner as not to interfere unreasonably with the conduct of the business of the MLIM Companies, or BlackRock and the BlackRock Companies, as applicable.

(b) Between the date hereof and the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, each of MLIM Parent and BlackRock shall provide the other party on a monthly basis promptly as they become available copies of all regularly prepared monthly financial statements and reports of the MLIM Business or BlackRock, as appropriate, including statements of operations and balance sheets.

(c) Between the date hereof and until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, MLIM Parent shall, and shall use its commercially reasonable efforts to cause the MLIM Controlled Affiliates to, cooperate with BlackRock in its efforts to comply with the Laws affecting public companies in the United States, including the Sarbanes-Oxley Act, to the extent that such compliance involves the MLIM Companies. In furtherance (and not in limitation) of the foregoing, between the date of this Agreement and the Closing Date, MLIM Parent shall, and shall use its commercially reasonable efforts to cause the MLIM Controlled Affiliates to, permit representatives of BlackRock acting on behalf of BlackRock to meet with officers of the MLIM Companies responsible for the Financial Statements and the Internal Controls to discuss such matters as reasonably necessary for BlackRock to be able to satisfy applicable obligations under the Sarbanes-Oxley Act immediately following the Closing.

Section 5.3 Notification of Certain Matters.

(a) Between the date hereof and the earlier of the Closing Date and the termination of this Agreement in accordance with its terms,

(i) MLIM Parent shall give reasonably prompt notice to BlackRock of (A) the occurrence or existence of (1) the breach in any material respect of a representation or warranty made by MLIM Parent in this

Agreement, (2) any fact, circumstance or event that would reasonably be expected to prevent or materially delay any condition precedent to any party’s obligations from being satisfied, and/or (3) a MLIM Material Adverse Effect, in each case of which MLIM Parent becomes aware; (B) any notice or other written communication (other than routine notices or communications in the ordinary course of business) from any Governmental Authority with respect to the Transactions; or (C) any notice or other written communication from any Person alleging that the Consent of such Person is or may be required in connection with the Transactions; and

(ii) BlackRock shall give reasonably prompt notice to MLIM Parent of (A) the occurrence or existence of (1) the breach in any material respect of a representation or warranty made by BlackRock in this Agreement, (2) any fact, circumstance or event that would reasonably be expected to prevent or materially delay any condition precedent to any party’s obligations from being satisfied, and/or (3) a BlackRock Material Adverse Effect, in each case of which BlackRock becomes aware; (B) any notice or other written communication (other than routine notices or communications) from any Governmental Authority with respect to the Transactions; and (C) any notice or other written communication from any Person alleging that the Consent of such Person is or may be required in connection with the Transactions.

(b) Between the date hereof and the earlier of the Closing Date and the termination of this Agreement in accordance with its terms,

(i) Unless prohibited by Applicable Law, MLIM Parent shall make available to BlackRock, promptly after the same become available, complete and correct copies of all inspection reports and correspondence and other documents relating to any inquiry or investigation provided to any MLIM Company or a MLIM Fund by any Governmental Authority. The foregoing sentence shall not apply to Tax matters, which shall be governed exclusively by Article VIII.

(ii) Unless prohibited by Applicable Law, BlackRock shall make available to MLIM Parent, promptly after the same becomes available, complete and correct copies of all inspection reports and correspondence and other documents relating to any investigation provided to any BlackRock Controlled Affiliate or a BlackRock Fund by any Governmental Authority. The foregoing sentence shall not apply to Tax matters, which shall be governed exclusively by Article VIII.

Section 5.4 No Solicitation, Etc.

(a) During the period from the date hereof continuing through the Closing, MLIM Parent shall not, and shall use its reasonable best efforts to cause its respective Affiliates and all of the officers, directors, employees, agents, representatives, consultants, financial advisors, attorneys, accountants or other agents of MLIM Parent or any Affiliate not to, directly or indirectly, encourage, initiate, solicit or engage in discussions or negotiations with, or provide any information to, any Person, other than BlackRock (and its Affiliates and representatives), concerning any acquisition by such Person of any Equity Rights, capital stock or other securities of the MLIM Business Entities or any issuance of equity interests, capital stock or other securities of the MLIM Business Entities or any merger, asset sale, recapitalization or similar transaction involving the MLIM Business Entities or the MLIM Business. MLIM Parent will notify BlackRock as soon as practicable if any Person makes any proposal, offer, inquiry to, or contact with, MLIM Parent or any MLIM Controlled Affiliate, as the case may be, with respect to the foregoing and shall describe in reasonable detail the identity of any such Person and the substance and material terms of any such contact and the material terms of any such proposal.

(b) During the period from the date hereof continuing through the Closing, BlackRock shall not, and shall use its reasonable best efforts to cause its respective Affiliates and all of the officers, directors, employees, agents, representatives, consultants, financial advisors, attorneys, accountants or other agents of BlackRock or any Affiliate not to, directly or indirectly, encourage, initiate, solicit or engage in discussions or negotiations with, or provide any information to, any Person, other than MLIM Parent (or its Affiliates and representatives), concerning any acquisition by such Person of any Equity Rights, capital stock or other securities of BlackRock or any BlackRock Controlled Affiliate or any issuance, other than as provided in Section 5.1, of equity interests, capital stock or other securities of BlackRock or any BlackRock Controlled Affiliate, or any merger, asset sale, recapitalization or similar transaction involving BlackRock or any BlackRock Controlled Affiliate. BlackRock will notify MLIM Parent as soon as practicable if any Person makes any proposal, offer, inquiry to, or contact with, BlackRock or any BlackRock Controlled Affiliate, as the case may be, with respect to the foregoing and shall describe in reasonable detail the identity of any such Person and the substance and material terms of any such contact and the material terms of any such proposal. Notwithstanding any other provision contained herein (i) BlackRock and its Board of Directors shall not be prevented from complying with their disclosure obligations under Rules 14d-9 and 14e-2 under the Exchange Act and (ii) the members of the BlackRock Board of Directors shall not be prevented from complying with their fiduciary duties under Applicable Law including without limitation engaging in discussions or negotiations or furnishing information (in each case (i) and (ii), only to the extent necessary to comply with such disclosure obligations or fiduciary duties), provided that BlackRock shall not be authorized to enter into any agreement providing for an acquisition of BlackRock or any substantial part of its Equity Rights, capital stock or other equity securities or assets.

Section 5.5 Use of Certain Marks. MLIM Parent and BlackRock shall use their reasonable best efforts, and shall cause any applicable Controlled Affiliates to use their reasonable best efforts, to enter into the License Agreement as of the Closing Date.

Section 5.6 Confidentiality and Announcements.

(a) Following the Closing, each party shall keep confidential, and use its reasonable best efforts to cause its Controlled Affiliates and their officers, directors, employees and advisors to keep confidential, all non-public information in its possession provided by the other party hereto relating to MLIM Parent, its Controlled Affiliates, the Funds, the MLIM Business and BlackRock and its Controlled Affiliates, and the business and operations thereof, except (i) as required by Applicable Law or administrative process, (ii) for information that is or becomes known or available to the public at the time of disclosure, or thereafter becomes known to the public other than as a result of a breach of this Section 5.6(a) or (iii) for information that is or was received from a third party that, to the knowledge of such party to this Agreement, is or was (at the relevant time) not in breach of a confidentiality obligation with regard to such information.

(b) None of the parties to this Agreement shall, nor shall any of their respective Controlled Affiliates or agents (including accountants, lenders, counsel or investment bankers), without the approval of the other parties, issue any press releases announcing the execution of this Agreement or the Transactions, otherwise make any public statements regarding the Transactions or otherwise disclose any of the contents of this Agreement or the Ancillary Agreements, except as may be determined in good faith by a party to be required by Applicable Law or regulation or by obligations pursuant to any listing agreement with any national securities exchange (in which case such party shall consult, to the extent reasonably practicable, the other parties prior to issuing such press release or making such public disclosure).

Section 5.7 Regulatory Matters; Third-Party Consents.

(a) The parties to this Agreement shall cooperate with each other and use all reasonable best efforts to prepare and file, as promptly as practicable, all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all Consents of all third parties and Governmental Authorities set forth in Schedules 3.6 and 4.6 or that are necessary or advisable to consummate the Transactions; provided, however, that (i) no party shall be required to make any payment to obtain any Consent from a third party (or Governmental Authority), and (ii) neither MLIM Parent nor any of its Controlled Affiliates shall agree orally or in writing to any material amendments to any Material Contract, to any material concessions in any commercial arrangements or to any material loss of rights (whether to have effect prior to or after the Closing), in each case, in connection with obtaining any Consents from any private third-party or Governmental Authority without obtaining the prior written consent of BlackRock.

(b) If any required Consent of any third party (excluding any Governmental Authority) is not obtained prior to the Closing, the parties hereto, each without cost, expense or liability to the other (except as provided in Article VII hereof), shall cooperate in good faith to seek, if possible, an alternative arrangement to achieve the economic results intended.

(c) Subject to Applicable Law and any applicable confidentiality restrictions, BlackRock and its counsel, on the one hand, and MLIM Parent and its counsel, on the other hand, shall have the right to review (in advance to the extent practicable) any information relating to BlackRock or MLIM Parent, as the case may be, that appear in any filing made with, or written materials submitted to, any Governmental Authority in connection with the Transactions, provided that nothing contained herein shall be deemed to provide any party to this Agreement with a right to review any such information provided to any Governmental Authority on a confidential basis in connection with the Transactions. The parties may also, as each deems reasonably necessary, designate any competitively sensitive material provided to the other under this Section 5.7 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from the source of the materials or its legal counsel.

(d) Promptly after the completion of its due diligence regarding the MLIM Business in connection with this Agreement and the Transactions, BlackRock shall deliver to MLIM Parent a schedule of Governmental Approvals understood by BlackRock to be required to be obtained by BlackRock as a result of the regulatory status of the MLIM Transferred Entities and their Controlled Affiliates, and the MLIM Funds except for Governmental Approvals the failure of which to obtain, individually or in the aggregate, would not reasonably be expected to have or result in a BlackRock Material Adverse Effect.

Section 5.8 MLIM Client Consents.

(a) Public Funds. Subject in each case to the requirements of Applicable Law and the fiduciary duties of the MLIM Companies and the U.S. MLIM Public Fund Boards,

(i) MLIM Parent shall use its reasonable best efforts to, or use its reasonable best efforts to cause the MLIM Companies to, in accordance with Applicable Law, (A) as promptly as practicable following the date hereof, obtain the approval of each U.S. MLIM Public Fund Board of a new Investment Advisory Arrangement, to be effective at the Closing, containing terms, taken as a whole, that are no less favorable to the MLIM Companies than the terms of the existing Investment Advisory Arrangement between such U.S. MLIM Public Fund and the MLIM Companies, (B) as promptly as practicable following receipt of the approval described in clause (A) above, cause each U.S. MLIM Public Fund Board to call a special meeting of the shareholders of each Public Fund to be held as promptly as reasonably practicable for the purpose of obtaining the requisite approval of such shareholders for such new Investment Advisory Arrangement, as applicable, (C) as promptly as practicable following receipt of the approval described in clause (A) above, prepare and file, or cause each U.S. MLIM Public Fund to prepare and file, with the SEC and all other applicable Governmental Authorities all registration statements and proxy solicitation materials required to be distributed to the shareholders of each U.S. MLIM Public Fund with respect to the actions recommended for shareholder approval by the applicable U.S. MLIM Public Fund Board and mail, or cause to be mailed, such proxy solicitation materials promptly as practicable after clearance by the SEC (if applicable) and (D) as soon as practicable following the mailing of the proxy materials, submit, or cause to be submitted, to the shareholders of each U.S. MLIM Public Fund for a vote at a shareholders meeting the proposals described in clause (B) above.

(ii) In the event that, prior to the Closing, a special shareholder meeting for a U.S. MLIM Public Fund described in clause (i)(B) above is duly convened but adjourned solely as a result of a failure of the requisite quorum in any matter to be present at such meeting (a “Quorum Failure”), MLIM Parent shall use its reasonable best efforts to, or cause a MLIM Company to use reasonable best efforts to, (A) persuade the Public Fund Board of each such U.S. Public Fund to approve, in conformity with Section 15(a)(4) of the

Investment Company Act and SEC Rule 15a-4 thereunder, an interim Investment Advisory Arrangement, to be effective at the Closing, for any such U.S. Public Fund with any MLIM Company containing terms that, taken as a whole, subject to Applicable Law, are no less favorable to such MLIM Company than the terms of the existing Investment Advisory Arrangement with each such U.S. MLIM Public Fund and (B) as promptly as practicable following the adjournment of such meeting, persuade any such U.S. Public Fund Board to take such action as may be necessary to re-convene a special meeting of the shareholders of any such U.S. Public Fund to be held as promptly as reasonably practicable following such adjournment for the purpose of obtaining the approval of such shareholders of such new Investment Advisory Arrangement as contemplated by clause (i) above.

(iii) BlackRock and MLIM Parent agree that Consent for any Investment Advisory Arrangement with a Client that is a U.S. Public Fund shall be deemed given for all purposes under this Agreement (but not for purposes of the definition of Contingent Account) only if a new Investment Advisory Arrangement has been approved by the shareholders of the applicable Public Fund in accordance with clause (i) of this subsection (a) and Applicable Law and is in full force and effect at the Closing, unless any time prior to the Closing any Public Fund Board indicates, either orally or in writing, that the applicable Public Fund has (A) terminated or intends to terminate (in whole or in part) its existing or new Investment Advisory Arrangement prior to or following the Closing or (B) could reasonably be expected to terminate its Investment Advisory Arrangement or withdraw assets thereunder unless the fees payable under such Contract or the overall expense level for the applicable Public Fund is reduced prior to or following the Closing.

(iv) MLIM Parent shall use its reasonable best efforts to, or use its reasonable best efforts to cause the MLIM Companies to, in accordance with Applicable Law, as promptly as practicable following the date hereof, obtain such approvals, consents or other actions, if any, by the boards of directors or comparable governing bodies, regulating or self-regulating authorities or shareholders required by Applicable Law or the arrangements governing such Public Fund of such MLIM Company’s services therefore of any Public Fund that is not a U.S. Public Fund so that after the Closing the relevant MLIM Company may continue managing such Public Fund on terms, taken as a whole, that are no less favorable to such Controlled Affiliate than the terms of the existing Investment Advisory Arrangement between such non-U.S. Public Fund and such MLIM Company.

(b) Non-Public Funds and Non-Fund Clients.

(i) If Consent or other action is required by Applicable Law or by the Investment Advisory Arrangement of any Client other than a Public Fund for the Investment Advisory Arrangement with such Client to continue after Closing, as promptly as practicable following the date hereof, MLIM Parent shall, or shall cause a MLIM Company to, send a notice complying with Applicable Law and the terms of such Client’s Investment Advisory Arrangement in form and substance reasonably acceptable to BlackRock (the “Notice”) informing such Client of the Transactions and requesting such Consent in writing or other required action.

(ii) BlackRock and MLIM Parent agree that any Consent required for any Investment Advisory Arrangement with a Client (other than a Public Fund) to continue after the Closing shall be deemed given for all purposes under this Agreement (but not for purposes of the definition of Contingent Accounts) (A) if written Consent is required under Applicable Law or the respective Investment Advisory Arrangement, upon receipt of the written Consent requested in the Notice prior to the Closing Date or (B) if Consent other than written Consent is permitted under Applicable Law and the respective Investment Advisory Arrangement, (x) upon receipt of a written Consent requested in the Notice prior to the Closing Date or (y) if no such written Consent is received, if 45 days shall have passed since the sending of written notice (“Negative Consent Notice”) to such Client (which Negative Consent Notice may be included in the Notice) requesting written Consent as aforesaid and informing such Client: (I) of the intention to complete the Transactions, which will result in a deemed assignment of such Client’s Investment Advisory Arrangement; (II) of the MLIM Transferred Entities’ or one of their respective Controlled Affiliates’ intention to continue to provide the advisory services pursuant to the existing Investment Advisory Arrangement with such Client after the Closing if such Client does not terminate such agreement prior to the Closing; and (III) that the Consent of such Client will be deemed to have been granted if such Client continues to accept such advisory services for a period of at least 45 days after the sending of the Negative Consent Notice without termination; provided that, in any case under clause (A) or (B), no Consent shall be deemed to have been given for any purpose under this Agreement if (x) at any time prior to the Closing such Client indicates, either orally or in writing, that such Client (1) has not so consented or has terminated or intends to withdraw its Consent or terminate, in whole or in part, its Investment Advisory Arrangement or (2) intends to terminate its Investment Advisory Arrangement or withdraw assets thereunder unless the fees payable under such Arrangement are reduced or (y) such Client is set forth on the schedule referred to in Exhibit 5.21(ix).

(iii) BlackRock shall be provided a reasonable opportunity to review all Consent materials to be used by the MLIM Companies prior to distribution. The MLIM Companies shall promptly upon their receipt make available to BlackRock copies of any and all substantive correspondence between it and Clients or representatives or counsel of such Clients relating to the consent solicitation provided for in this Section 5.8.

(c) In connection with obtaining the Client Consents and other actions required by subsections (a) and (b) of this Section 5.8, at all times prior to the Closing, the MLIM Companies shall take reasonable steps to keep BlackRock informed of the status of obtaining such Client Consents and, upon BlackRock’s request, make available to BlackRock copies of all such executed Client Consents and make available for BlackRock’s inspection the originals of such Consents and any related materials, such as telephone logs and other records relating to the Client Consent process.

Section 5.9 Expenses. Except as otherwise expressly provided in this Agreement, each of BlackRock and MLIM Parent shall bear its own direct and indirect Transaction Expenses, provided that all out-of-pocket expenses and out-of-pocket costs incurred by the MLIM Companies and the BlackRock Companies in connection with the procurement or attempted procurement of the Consents required to be obtained pursuant to Section 5.7, Section 5.8 and, if required, Section 5.19, and otherwise in connection with the solicitation and effectuation of Consents of Clients in connection with the Transactions shall be borne, satisfied and discharged by MLIM Parent.

Section 5.10 Further Assurances.

(a) Each party to this Agreement agrees to execute such documents and other papers and use its reasonable best efforts to perform or cause to be performed such further acts as may be reasonably required to carry out the provisions contained in this Agreement and the Ancillary Agreements and the Transactions. Following the Closing, upon the reasonable request of any party or parties hereto, the other parties hereto, as the case may be, agree to promptly execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as may be requested to effectuate the purposes of this Agreement, the Ancillary Agreements and the Transactions. In no event, however, shall the BlackRock Parties or any of their Affiliates be required to enter into any closing agreement pursuant to Treasury Regulation Section 1.1503-2(g)(iv)(B)(3).

(b) MLIM Parent and its Affiliates shall comply with the DCL recapture provisions set forth in Treasury Regulation Section 1.1503-2(g)(2)(vii) with respect to the DCLs of the UK Entities.

(c) In the event that MLIM Parent or any of its Affiliates recaptures any DCL with respect to the MLIM Business, then MLIM Parent and its Affiliates shall promptly provide the BlackRock Parties with notice, copies of financial statements, Tax Returns and other such information necessary for the BlackRock Parties to calculate the reconstituted net operating loss, if any, pursuant to Treasury Regulation Section 1.1503-2(g)(2)(vii)(E).

(d) (i) Each BlackRock Party will, and will procure that each Subsidiary of each BlackRock Party (including any entity that is as of the MLIM Contribution, or becomes after the MLIM Contribution, a Subsidiary of any

BlackRock Party) will (i) not take any action that would violate any agreement regarding the DCLs of the UK Entities entered into with the UK HRMC substantially in the form of Exhibit 5.10 (d) attached to this Agreement (the “HRMC Agreement”), and (ii) not sell, transfer or otherwise dispose of any interest in any UK Entity on terms that would violate the HRMC Agreement. For so long as controlled by New BlackRock, each BlackRock Party will, and will procure that each Subsidiary of each BlackRock Party (including any entity that is as of the MLIM Contribution, or becomes after the MLIM Contribution, a Subsidiary of any BlackRock Party) will, not voluntarily include, recognize, or otherwise take any non-U.S. Tax benefit for any losses, deductions, reliefs, set offs, allowances or credits of any of the UK Entities that arise on or before the Closing or are attributable to any period ending on or before the Closing or that part of any period ending after the Closing as occurs on or before the Closing, and that are provided by MLIM Parent on a schedule to New BlackRock within 60 days after the Closing. Each BlackRock Party will, and will procure that each Subsidiary of each BlackRock Party (including any entity that is as of the MLIM Contribution, or becomes after the MLIM Contribution, a Subsidiary of any BlackRock Party) will cause any transferee of any sale, transfer or other disposition of all or a direct or indirect controlling interest of any UK Entity or UK Entities to assume the obligations under this Section 5.10(d) with respect to any interests in, or any assets or business of, such UK Entity or UK Entities transferred to it and consequently the BlackRock Parties and each Subsidiary of each BlackRock Party shall cease to have any obligation under this Section 5.10(d) with respect to utilization of non-U.S. Tax benefits with respect to such transferred interests or assets after such transfer.

(ii) If any non-U.S. Governmental Entity attempts to require that any BlackRock Party or any Subsidiary of any BlackRock Party (including any entity that is as of the MLIM Contribution, or becomes after the MLIM Contribution, a Subsidiary of any BlackRock Party) include, recognize or otherwise take any non-U.S. Tax benefit for any losses, deductions, reliefs, set offs, allowances or credits of any of the UK Entities that arise on or before the Closing or are attributable to any period ending on or before the Closing or that part of any period ending after the Closing as occurs on or before the Closing, and that are provided by MLIM Parent on the schedule referred to in (i) above to New BlackRock within 60 days after the Closing, then the respective BlackRock Party or Subsidiary of a BlackRock Party shall, upon written request by MLIM Parent, grant a power of attorney to MLIM Parent to contest such inclusion, recognition or taking of a non-U.S. tax benefit. MLIM Parent shall indemnify and hold harmless such BlackRock Party or such Subsidiary of a BlackRock Party for Losses arising from such contest or the resolution of such contest.

(e) Each BlackRock Party will, and will procure that each Subsidiary of each BlackRock Party (including any entity that is as of the Effective Time, or becomes after the Effective Time, a Subsidiary of any BlackRock Party) will, not cause directly or indirectly any of the assets or any of the interests in the UK Entities to be transferred or treated for U.S. federal income tax purposes as being transferred to any foreign corporation or any entity treated as a foreign corporation for U.S. federal income tax purposes within two years after the Effective Time.

(f) MLIM Parent shall not take, or cause to be taken, any action after the date hereof and on or prior to the MLIM Contribution that will cause the aggregate adjusted tax basis of the amortizable Section 197 intangible assets as defined in Section 197 of the Code of the UK Entities (the “197 Intangibles”), which is estimated to be £1,181,000,000 as of December 30, 2005, to be reduced, other than through ordinary amortization which annual amortization is expected to be at the rate of £158,000,000.

Section 5.11 Public Fund Proxy Statements and Registration Statements.

(a) BlackRock agrees that the information and data that is or will be contained in the proxy materials/prospectus to be furnished to the shareholders of any BlackRock Public Fund (other than information or data that is or will be provided by or on behalf of MLIM Parent or its Affiliates specifically for inclusion in such proxy materials/prospectus) to the extent shareholder approval is required under Applicable Law or the applicable Investment Advisory Arrangement for the purpose of providing Consent or approving any interim or new Investment Advisory Arrangement will not contain, at the time (A) they are presented to the board of directors of any Public Fund and (B) the proxy materials/prospectus are first mailed to the shareholders of any BlackRock

Public Fund to the extent shareholder approval is required under Applicable Law or the applicable Investment Advisory Arrangement or at the time of the meeting thereof, any untrue statement of a material fact, or omit to state any material fact required to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of BlackRock and MLIM Parent shall have the right to review in advance and to approve (such approval not to be unreasonably withheld) all the information relating to it and any of its Affiliates proposed to appear in any registration statement or proxy statement or any amendment or supplement thereto submitted to the SEC in connection with the Transactions.

(b) MLIM Parent agrees that the information and data that is or will be contained in the proxy materials/prospectus to be furnished to the shareholders of any MLIM Public Fund (other than information or data that is or will be provided by or on behalf of BlackRock or its Affiliates specifically for inclusion in such proxy materials/prospectus) to the extent shareholder approval is required under Applicable Law or the applicable Investment Advisory Arrangement for the purpose of providing Consent or approving any interim or new Investment Advisory Arrangement will not contain, at the time (A) they are presented to the board of directors of any Public Fund and (B) the proxy materials/prospectus are first mailed to the shareholders of any MLIM Public Fund to the extent shareholder approval is required under Applicable Law or the applicable Investment Advisory Arrangement or at the time of the meeting thereof, any untrue statement of a material fact, or omit to state any material fact required to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of MLIM Parent and BlackRock shall have the right to review in advance and to approve (such approval not to be unreasonably withheld) all the information relating to it and any of its Affiliates proposed to appear in any registration statement or proxy statement or any amendment or supplement thereto submitted to the SEC in connection with the Transactions.

(c) As soon as possible following the date hereof, MLIM Parent or a MLIM Controlled Affiliate and BlackRock or one of its Controlled Affiliates, as applicable, shall, and shall use their respective reasonable best efforts to cause each MLIM Public Fund and BlackRock Public Fund, respectively, to (i) file supplements to each Public Fund’s prospectus forming a part of its registration statement, which supplements or amendments shall reflect changes as necessary in each Public Fund’s affairs as a consequence of the Transactions and (ii) make any other filing necessary under Applicable Law to satisfy disclosure requirements to enable the public distribution of the shares of that Public Fund to continue.

Section 5.12 Section 15(f) of the Investment Company Act.

(a) BlackRock acknowledges that MLIM Parent has entered into this Agreement in reliance upon the benefits and protections provided by Section 15(f) of the Investment Company Act. In furtherance (and not limitation) of the foregoing, BlackRock shall conduct its business and shall use its reasonable best efforts to cause each of its Controlled Affiliates to conduct its business to enable the following to be true regarding Section 15(f) of the Investment Company Act in relation to any MLIM Public Fund for which a MLIM Company provides investment advisory or sub-advisory services: (a) for a period of not less than three years after the Closing Date, no more than 25% of the members of the board of directors or trustees of any such MLIM Public Fund shall be “interested persons” (as defined in the Investment Company Act) of MLIM Parent or BlackRock or any of their respective Controlled Affiliates and (b) for a period of not less than two years after the Closing Date, neither BlackRock nor any of its Controlled Affiliates shall impose an “unfair burden” (as defined in the Investment Company Act) on any such Public Fund in connection with the Transactions.

(b) MLIM Parent acknowledges that BlackRock, to the extent that the actions specified in Section 5.19 are necessary to comply with Regulatory Requirements, has entered into this Agreement in reliance upon the benefits and protections provided by Section 15(f) of the Investment Company Act. In furtherance (and not limitation) of the foregoing, MLIM Parent shall conduct its business and shall use its reasonable best efforts to cause each of its Controlled Affiliates to conduct its business to enable the following to be true regarding Section 15(f) of the Investment Company Act in relation to any BlackRock Public Fund for which BlackRock or any BlackRock Controlled Affiliate provides investment advisory or sub-advisory services: (a) for a period of not less than three years after the Closing Date, no more than 25% of the members of the board of directors or trustees of any such BlackRock Public Fund shall be “interested persons” (as defined in the Investment Company Act) of MLIM Parent or BlackRock or any of their respective Controlled Affiliates and (b) for a period of not less than two (2) years after the Closing Date, neither MLIM Parent nor any of its Controlled Affiliates shall impose an “unfair burden” (as defined in the Investment Company Act) on any such Public Fund in connection with the Transactions.

(c) Notwithstanding anything to the contrary contained in this Agreement, the covenants of the parties contained in this Section 5.12 are intended only for the benefit of the parties and holders of their respective equity interests immediately prior to the Closing and for no other Person.

Section 5.13 Ancillary Agreements. Each of BlackRock, New BlackRock and MLIM Parent agree to negotiate in good faith and, on or prior to the Closing Date, to enter into each Ancillary Agreement to which such Person is a party, in each case in the form attached hereto or consistent with the summary of the terms thereof attached hereto, with such changes as to which the parties thereto shall agree.

Section 5.14 Employees.

(a) Generally. Effective as of the Closing Date BlackRock will adopt compensation and employee benefits taking into account then current market and competitive practices and compensation and benefits made available to BlackRock Employees and MLIM Employees immediately prior to the Closing Date. Each MLIM Employee providing services to the MLIM Business and employed on the Closing Date (each such employee, a “Continuing Employee”), shall become a BlackRock Employee effective as of the Closing Date. BlackRock shall provide each Continuing Employee with compensation and employee benefits that are substantially similar to the compensation and benefits provided to similarly situated BlackRock Employees; provided, however, that this Section 5.14(a) shall not be construed to limit the ability of BlackRock to terminate the employment of any Continuing Employee at any time.

(b) Service Credit and Transition of Benefits Generally. For purposes of eligibility and vesting under the employee benefit plans of the BlackRock Companies, the MLIM Companies, and their respective Affiliates providing benefits to any Continuing Employees after the Closing (the “New Plans”), and for purposes of accrual of vacation and other paid time off and severance benefits under New Plans, each Continuing Employee shall be credited with his or her years of service with the MLIM Companies and their respective Affiliates (and any additional service with any predecessor employer) before the Closing, to the same extent as such Continuing Employee was entitled, before the Closing, to credit for such service under any similar MLIM Parent Benefit Plan. In addition, and without limiting the generality of the foregoing: (i) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a comparable MLIM Parent Benefit Plan in which such Continuing Employee participated immediately before the replacement; and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee, BlackRock shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, and BlackRock shall cause any eligible expenses incurred by such employee and his or her covered dependents under a MLIM Parent Benefit Plan during the portion of the plan year of the New Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) Treatment of Certain Benefit Plans. As of the Closing, Continuing Employees shall cease to be covered by the MLIM Parent Benefit Plans other than Assumed Benefit Plans; provided that MLIM Parent shall retain responsibility for all claims under any MLIM Parent Benefit Plans incurred by Continuing Employees prior to the Effective Time. BlackRock shall be responsible for all claims under any New Plan. For purposes of this paragraph, a claim shall be deemed to have been incurred when the medical or other service giving rise to the claim is performed, except that disability claims shall be deemed to have been incurred on the date the Continuing Employee becomes disabled. As of the Effective Time, Continuing Employees shall no longer actively participate in the Merrill Lynch & Co., Inc. 401(k) Savings & Investment Plan. MLIM Parent shall cause the accounts of Continuing Employees under the Merrill Lynch, & Co., Inc. 401(k) Savings & Investment Plan to be fully vested as of the Effective Time. BlackRock shall, and shall cause its Affiliates to, designate a tax-qualified defined contribution plan of BlackRock or one of its Affiliates (such plan(s), the “BlackRock Savings Plan”) that either (i) currently provides for the receipt from Continuing Employees of “eligible rollover distributions” (as such term is defined under Section 402 of the Code) or (ii) shall be amended as soon as practicable following the Effective Time to provide for the receipt from the Continuing Employees of eligible rollover distributions. As soon as practicable following the Effective Time, (x) BlackRock shall provide MLIM Parent with such documents and other information as MLIM Parent shall reasonably request to assure itself that the BlackRock Savings Plan provides for the receipt of eligible rollover distributions and (y) MLIM Parent shall provide BlackRock with such documents and other information as BlackRock shall reasonably request to assure itself that the accounts of the Continuing Employees would be eligible rollover distributions. Each Continuing Employee who is a participant in the Merrill Lynch, & Co., Inc. 401(k) Savings and Investment Plan shall be given the opportunity to receive a distribution of his or her account balance and shall be given the opportunity to elect to “roll over” such account balance to the BlackRock Savings Plan, subject to and in accordance with the provisions of such plan(s) and Applicable Law.

(d) Severance Benefits. MLIM Parent shall be solely liable for all severance or similar liabilities incurred or arising prior to the Closing under any MLIM Parent Benefit Plans, Assumed Benefit Plans, any other arrangement or obligations of the MLIM Companies or under the Applicable Laws of any country, including without limitation any applicable works council agreements or collective bargaining agreements.

(e) None of the provisions of this Section 5.14 shall be construed to prevent the termination of employment of any Continuing Employee after the Closing or the amendment or termination of any particular Assumed Benefit Plan to the extent permitted by its terms as in effect immediately before the Closing.

Section 5.15 BlackRock Registration Statement.

(a) BlackRock shall prepare and file with the SEC a proxy statement/prospectus (the “BlackRock Registration Statement”) in connection with the required affirmative vote of the holders of a majority of the BlackRock Common Stock (the “Required BlackRock Stockholder Vote”) as to the Merger, the issuance of New BlackRock Common Stock as Merger consideration, and the issuance of the MLIM Consideration. BlackRock shall use its reasonable best efforts to have the BlackRock Registration/Proxy Statement declared effective by the SEC as soon as possible following the initial filing thereof with the SEC. MLIM Parent shall furnish all information concerning it and its Affiliates (including, without limitation, audited and unaudited financial statements and other financial and business information regarding MLIM Business Entities and the MLIM Business), as BlackRock may reasonably request in connection with the preparation of the BlackRock Registration Statement.

(b) Each of MLIM Parent and BlackRock agrees, as to itself and its Controlled Affiliates, that none of the information to be supplied by it or its Controlled Affiliates for inclusion or incorporation by reference in the BlackRock Registration Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time or times of the BlackRock Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the date of the BlackRock Stockholders Meeting any information relating to MLIM Parent, BlackRock or any of their Affiliates, officers or directors, should be discovered by BlackRock or MLIM Parent that should be set forth in an amendment or supplement to the BlackRock Registration Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party and, to the extent required by Applicable Law, an appropriate amendment or supplement describing such information shall be filed promptly by BlackRock with the SEC and, to the extent required by law, disseminated by BlackRock to stockholders of BlackRock.

(c) BlackRock will use its reasonable best efforts to cause the proxy statement and prospectus included in the definitive BlackRock Registration Statement to be mailed to its stockholders as promptly as practicable after the date of this Agreement.

(d) BlackRock will take, in accordance with Applicable Law and its Organizational Documents (but subject to the fiduciary obligations of the Board of Directors of BlackRock), all action necessary to hold a meeting of the holders of the BlackRock Class A Common Stock and BlackRock Class B Common Stock at which the holders of such stock will consider the issuance of New BlackRock Shares as MLIM Consideration and the Merger (including any adjournments or postponements thereof, the “BlackRock Stockholders Meeting”) as promptly as practicable after the date of this Agreement. Subject to the terms of this Agreement and subject to its fiduciary obligations under Applicable Law, the Board of Directors of BlackRock shall recommend to BlackRock’s stockholders the approval of such matters and shall use reasonable best efforts to solicit such approval.

Section 5.16 Certain Capital Contributions and Distributions.

(a) Preparation of Estimated Closing Financial Information. At least five Business Days prior to the scheduled Closing Date, MLIM Parent shall, at MLIM Parent’s expense, prepare, or cause to be prepared, and deliver to BlackRock:

(i) an estimated combined balance sheet of the MLIM Transferred Entities and their Subsidiaries, giving pro forma effect to the MLIM Restructuring as of immediately prior to the scheduled Closing (the “Estimated Closing Balance Sheet”), prepared in accordance with the MLIM Financial Statement Principles; and

(ii) a calculation in reasonable detail, based upon such Estimated Closing Balance Sheet and the books and records of MLIM Parent and its Subsidiaries, setting forth the Closing Financial Information and the estimated Closing Adjustment Amounts, in each case as of immediately prior to the scheduled Closing after giving effect to the MLIM Restructuring.

The MLIM Companies shall give, and shall cause their respective advisers to give, BlackRock and its advisors reasonable access to such books, records and personnel of the MLIM Companies (including materials related to the preparation of any applicable income statements and the work papers of MLIM Parent and its accountants relating to the preparation of the Estimated Closing Balance Sheet, the Closing Financial Information delivered pursuant to this Section 5.16(a), and such calculation of the Closing Adjustment Amounts) as may be necessary to enable BlackRock and its advisors to assess the Estimated Closing Balance Sheet, the Closing Financial Information and such calculation of the Closing Adjustment Amounts prior to the Closing.

(b) Closing Date Capital Contribution. On the Closing Date, prior to the Effective Time, MLIM Parent shall make a contribution (in addition to the MLIM Contribution), in cash or in cash equivalents, to the MLIM Transferred Entities, in an amount equal to:

(i) if each of the Estimated Adjustment Amounts is a negative value, the greater of the absolute values of such Estimated Adjustment Amounts; or

(ii) if either of the Estimated Adjustment Amounts is a negative value and the other Estimated Adjustment Amount is a positive value, the absolute value of such negative Estimated Adjustment Amount.

(c) Preparation of Final Closing Financial Information. As promptly as practicable, but no later than 30 days after the Closing Date, BlackRock shall, at its own expense, prepare, or cause to be prepared, and deliver to MLIM Parent:

(i) a combined balance sheet of the MLIM Transferred Entities and their Subsidiaries, on a consolidated basis, as of immediately prior to the Effective Time after giving effect to the MLIM

Restructuring and to any capital contribution made pursuant to Section 5.16(b) (the “Final Closing Balance Sheet”), prepared in accordance with the MLIM Financial Statement Principles; and

(ii) a calculation in reasonable detail, based upon such Final Closing Balance Sheet, the Closing Financial Information and the books and records of MLIM Parent and its Subsidiaries and the MLIM Transferred Entities and their Subsidiaries, setting forth the Closing Adjustment Amounts, in each case as of immediately prior to the Closing after giving effect to the MLIM Restructuring.

The MLIM Companies shall give, and shall cause their respective advisers to give, BlackRock and its advisors reasonable access to such books, records and personnel of the MLIM Companies (including materials related to the preparation of any applicable income statements and the work papers of MLIM Parent and its accountants) as may be necessary to enable BlackRock and its advisors to confirm the Closing Financial Information and to prepare the Final Closing Balance Sheet and the other information contemplated by this Section 5.16(c).

MLIM Parent shall have 45 days from the date on which such Final Closing Balance Sheet and such calculations are delivered to it to assess such Final Closing Balance Sheet (the “Review Period”). MLIM Parent and its accountants and advisers shall be provided with reasonable access to the work papers of BlackRock and its accountants relating to the Final Closing Balance Sheet and the calculation of the Closing Adjustment Amounts in connection with such review. If MLIM Parent believes that the Final Closing Balance Sheet or the calculation of the Closing Adjustment Amounts were not prepared in accordance with this Section 5.16, MLIM Parent may, on or prior to the last day of the Review Period, deliver a notice to BlackRock setting forth, in reasonable detail, each disputed item or amount and the basis for MLIM Parent’s disagreement therewith, together with supporting calculations (the “Dispute Notice”). Following delivery of a Dispute Notice to BlackRock, BlackRock and its accountants and advisers shall be provided with reasonable access to the work papers of MLIM Parent and its accountants relating to the calculation of the Closing Adjustment Amounts as set forth in such Dispute Notice. If no Dispute Notice is received by BlackRock on or prior to the last day of the Review Period or if MLIM Parent at any time during such 45-day period notifies BlackRock in writing that MLIM Parent does not disagree with any amounts set forth in the Estimated Closing Balance Sheet, the Final Closing Balance Sheet and the Closing Adjustment Amounts as prepared and calculated by BlackRock as set forth in BlackRock’s certificate shall be deemed accepted by MLIM Parent and shall be final and binding on BlackRock and MLIM Parent. If a Dispute Notice is received by BlackRock on or prior to the last day of the Review Period, MLIM Parent and BlackRock shall, during the 30-day period following the date of such notice (the “Resolution Period”), attempt to resolve their differences in good faith, and any resolution by them as to any disputed amounts shall be final, binding and conclusive.

(d) Accountant’s Review. If, at the conclusion of the Resolution Period, there are amounts remaining in dispute with respect to the calculation of the Closing Adjustment Amounts as to which a valid Dispute Notice has been timely delivered to BlackRock, BlackRock and MLIM Parent shall jointly retain such internationally-recognized independent accounting firm as BlackRock and MLIM Parent may mutually agree (the “Accountant”) to resolve any remaining issues set forth in the Dispute Notice. The Accountant shall conduct its review of such issues, any related work papers of the parties or their accountants and any supporting documentation, and hear such presentations by the parties, as the Accountant deems necessary.

(e) Adjustment Report. BlackRock and MLIM Parent shall use their respective reasonable best efforts to agree upon and retain the Accountant as promptly as practicable following the end of the Resolution Period and to cooperate with one another and the Accountant to resolve the issues set forth in the Dispute Notice no later than 45 days following the date of the Accountant’s retention so that the Accountant may deliver to MLIM Parent and BlackRock a report (the “Adjustment Report”) setting forth the adjustments, if any, that should be made to the disputed Final Closing Balance Sheet or BlackRock’s proposed calculation of the final Closing Adjustment Amounts. The fees, expenses and costs of the Accountant for the services described herein shall be allocated between MLIM Parent and BlackRock in the same proportion that the aggregate amount of the items unsuccessfully disputed by each (as finally determined by the Accountant) bears to the total amount of the disputed items. Each of BlackRock and MLIM Parent shall promptly reimburse the other to the extent the other paid more than the amount so required pursuant to the preceding sentence. The Adjustment Report shall be final and binding upon BlackRock and MLIM Parent, and shall be deemed a final arbitration award that is enforceable in any court having jurisdiction.

(f) Final Resolution. Effective upon (i) the end of the Review Period (if a timely Dispute Notice is not delivered), (ii) the resolution of all matters set forth in the Dispute Notice by agreement of the parties (if a timely Dispute Notice is delivered) or (iii) the issuance of the Adjustment Report (the “Resolution Date”), the Final Closing Balance Sheet and the Closing Adjustment Amounts shall be adjusted if and to the extent necessary to reflect the final resolution of any disputed items and shall be final and binding on BlackRock and MLIM Parent.

(g) Distribution in Respect of Final Balance Sheet Adjustment. Notwithstanding the provisions of Section 5.1(b)(ii), the MLIM Transferred Entities may declare, as a distribution to each of the Persons who are holders of record of the MLIM Transferred Interests immediately prior to the Effective Time, an obligation, which shall be payable by Wire Transfer on the third Business Day after the Resolution Date, in an amount equal to, if each of the Final Adjustment Amounts is a positive value, the lesser of such Amounts, with interest, from and including the Closing Date to but excluding the date of such payment, at the Specified Rate. BlackRock shall cause each of such obligations to be paid and satisfied in full in accordance with the terms and conditions of this Section 5.16(g).

(h) Contribution in Respect of Final Balance Sheet Adjustment. MLIM Parent shall pay to BlackRock, by Wire Transfer, on the third Business Day after the Resolution Date, an amount equal to:

(i) if each of the Final Adjustment Amounts is a negative value, the greater of the absolute values of such Amounts; or

(ii) if either of the Final Adjustment Amounts is a negative value and the other Final Adjustment Amount is a positive value, the absolute value of such negative Final Adjustment Amount;

in each case with interest, from and including the Closing Date to but excluding the date of such payment, at the Specified Rate.

(i) Defined Terms: For the purposes of this Section 5.16:

“Estimated Adjustment Amounts” means the Closing Tangible Equity Balance and the Closing Cash Balance, in each case as determined pursuant to Section 5.16(a).

“Final Adjustment Amounts” means the Closing Tangible Equity Balance and the Closing Cash Balance, in each case as determined pursuant to Section 5.16(c) through (f).

“Closing Tangible Equity Balance” means the positive or negative value equal to the Closing Tangible Equity less the Closing Tangible Equity Target.

“Closing Tangible Equity” means total stockholders’ equity less total goodwill (as adjusted for the impact of foreign currency translation in accordance with historical practice of MLIM Parent and its Subsidiaries) and other intangible assets.

“Closing Tangible Equity Target” means the sum of (a) $693 million, and (b) if the Closing Cash Target is (i) positive, such Closing Cash Target or (ii) negative, zero.

“Closing Cash Balance” means the positive or negative value equal to total cash and cash equivalents less the Closing Cash Target.

“Closing Cash Target” means

(i) $125 million, plus

(ii) Net Non-VICP Expenses, less

(iii) available-for-sale liquid securities, plus

(iv) all accrued Cash VICP Expenses relating to employees continuing after Closing, to the extent accrued in accordance with current policy in respect of any portion of the 2006 fiscal year through the Closing Date, plus

(v) 50% of all accrued Stock VICP Expenses relating to employees continuing after Closing, to the extent accrued in accordance with current policy in respect of any portion of the 2006 fiscal year through the Closing Date, less

(vi) accounts receivable (which, for the avoidance of doubt, shall be net of any bad debt reserve), plus

(vii) other payables, except accrued compensation and minority interests.

“Net Non-VICP Expenses” means the excess, if any, of (i) expenses incurred in the Final Quarter over (ii) the sum, for such Final Quarter, of (A) VICP Expenses, (B) all non-cash amortization and depreciation, (C) all MLIM Parent allocated corporate expenses and 25% of Indirect Expenses, (D) all compensation expenses associated with employees terminated during the Final Quarter, and (E) all non-recurring expenses properly allocated to the Final Quarter, including expenses related to completion of the Transactions and, subject to the consent of BlackRock (which consent shall not be unreasonably withheld or delayed), items not transferred to the MLIM Transferred Entities in the MLIM Restructuring.

“VICP Expenses” means expenses in respect of variable incentive compensation plans.

“Stock VICP Expenses” means expenses in respect of stock and equity-based variable incentive compensation plans.

“Cash VICP Expenses” means VICP Expenses other than Stock VICP Expenses.

“Indirect Expenses” means indirect expenses as historically defined in the books and records of MLIM Parent and its Subsidiaries.

“Closing Adjustment Amounts” means the Closing Tangible Equity Balance, Closing Tangible Equity Target, Closing Tangible Equity, Closing Cash Balance, Closing Cash Target, VICP Expenses, Cash VICP Expenses, Stock VICP Expenses, and Net Non-VICP Expenses.

“Closing Financial Information” means the information set forth on Exhibit 5.16(i).

“Final Quarter” means the fiscal quarter of the MLIM Transferred Entities ending on (i) the Closing Date, if the Closing Date is the final day of a fiscal quarter or (ii) the final day of the last full fiscal quarter prior to the Closing Date, if the Closing Date is not the final day of a fiscal quarter.

Section 5.17 Nonrecognition Treatment.

(a) None of the BlackRock Parties, MLIM Parent or any of their respective Subsidiaries shall take or cause to be taken any action (including agreeing to any transaction or entering into any agreement) that would result in (i) the Merger failing to qualify as a reorganization under Section 368(a)(2)(E) of the Code or (ii) the MLIM Contribution together with the Merger failing to qualify as a transaction governed by Section 351 of the Code. The BlackRock Parties and MLIM Parent shall use all reasonable efforts, and shall cause their respective Subsidiaries to use all reasonable efforts, to cause (i) the Merger to qualify as a reorganization under Section 368(a)(2)(E) of the Code and (ii) the MLIM Contribution together with the Merger to qualify as a transaction governed by Section 351 of the Code.

(b) The BlackRock Parties, MLIM Parent and each of their respective Subsidiaries shall not take any position on any Tax Return inconsistent with the treatment of (i) the Merger as a reorganization under Section 368(a)(2)(E) of the Code or (ii) the MLIM Contribution together with the Merger as a transaction governed by Section 351 of the Code, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(c) Officers of BlackRock and MLIM Parent shall execute and deliver to Sullivan & Cromwell LLP, tax counsel to MLIM Parent, and Skadden Arps, tax counsel to BlackRock, certificates (the “Tax Certificates”) substantially in the form agreed to by the parties and their tax counsel at such time or times as may be reasonably requested by such tax counsel, including at the time the BlackRock Registration Statement is distributed to the holders of BlackRock Common Stock and at the Effective Time, in connection with each tax counsel’s delivery of its Tax Opinion. Each of BlackRock, MLIM Parent and each of their respective Subsidiaries shall use its reasonable best efforts not to take or cause to be taken any action which would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of the statements included in the Tax Certificates.

Section 5.18 Restructuring. Prior to the Closing, MLIM Parent shall cause the consummation of the transactions and actions contemplated by Exhibit 5.18 (such transactions and actions, the “MLIM Restructuring”).

Section 5.19 BlackRock Client Consents.

(a) BlackRock Public Funds. If and to the extent that it is determined by BlackRock, upon advice of counsel, that the actions specified in this Section 5.19 are necessary to comply with Regulatory Requirements, and subject in each case to the requirements of Applicable Law and the fiduciary duties of the BlackRock Parties and the U.S. BlackRock Public Funds Boards,

(i) BlackRock shall use its reasonable best efforts to, or use its reasonable best efforts to cause its Controlled Affiliates to, in accordance with Applicable Law, (A) as promptly as practicable following the date hereof, obtain the approval of each U.S. BlackRock Public Fund Board of a new Investment Advisory Arrangement, to be effective at the Closing, containing terms, taken as a whole, that are no less favorable to BlackRock or its Controlled Affiliate than the terms of the existing Investment Advisory Arrangement between such U.S. BlackRock Public Fund and BlackRock or its Controlled Affiliate, (B) as promptly as practicable following receipt of the approval described in clause (A) above, cause each U.S. BlackRock Public Fund Board to call a special meeting of the shareholders of each Public Fund to be held as promptly as reasonably practicable for the purpose of obtaining the requisite approval of such shareholders for such new Investment Advisory Arrangement, as applicable, (C) as promptly as practicable following receipt of the approval described in clause (A) above, prepare and file, or cause each U.S. BlackRock Public Fund to prepare and file, with the SEC and all other applicable Governmental Authorities all registration statements and proxy solicitation materials required to be distributed to the shareholders of each U.S. BlackRock Public Fund with respect to the actions recommended for shareholder approval by the applicable U.S. BlackRock Public Fund Board and mail, or cause to be mailed, such proxy solicitation materials promptly after clearance by the SEC (if applicable) and (D) as soon as practicable following the mailing of the proxy materials, submit, or cause to be submitted, to the shareholders of each U.S. BlackRock Public Fund for a vote at a shareholders meeting the proposals described in clause (B) above.

(ii) In the event that prior to the Closing, a special shareholder meeting for a U.S. BlackRock Public Fund described in clause (i)(B) above is duly convened but adjourned solely as a result of a Quorum Failure, BlackRock shall use its reasonable best efforts to, or cause one of its Controlled Affiliates to, (A) persuade the Public Fund Board of each such U.S. Public Fund to approve, in conformity with Section 15(a)(4) of the Investment Company Act and SEC Rule 15a-4 thereunder, an interim Investment Advisory Arrangement, to be effective at the Closing, for any such U.S. Public Fund with BlackRock or any of its Controlled Affiliates containing terms that, taken as a whole, subject to Applicable Law, are no less favorable to BlackRock or such BlackRock Controlled Affiliate than the terms of the existing Investment Advisory Arrangement with each such U.S. BlackRock Public Fund and (B) as promptly as practicable following the adjournment of such meeting, persuade any such U.S. Public Fund Board to take such action as may be necessary to re-convene a special meeting of the shareholders of any such U.S. Public Fund to be held as promptly as reasonably practicable following such adjournment for the purpose of obtaining the approval of such shareholders of such new Investment Advisory Arrangement as contemplated by clause (i) above.

(iii) MLIM Parent and BlackRock agree that Consent for any Investment Advisory Arrangement with a Client that is a U.S. Public Fund shall be deemed given for all purposes under this Agreement only if a new Investment Advisory Arrangement has been approved by the shareholders of the applicable Public Fund in accordance with clause (i) of this subsection (a) and Applicable Law and is in full force and effect at the Closing, unless any time prior to the Closing any Public Fund Board indicates, either orally or in writing, that the applicable Public Fund has (A) terminated or intends to terminate (in whole or in part) its existing or new Investment Advisory Arrangement prior to or following the Closing or (B) could reasonably be expected to terminate its Investment Advisory Arrangement or withdraw assets thereunder unless the fees payable under such Contract or the overall expense level for the applicable Public Fund is reduced prior to or following the Closing.

(iv) BlackRock shall use its reasonable best efforts to, or use its reasonable best efforts to cause its Controlled Affiliates to, in accordance with Applicable Law, as promptly as practicable following the date hereof, obtain such approvals, consents or other actions, if any, by the boards of directors or comparable governing bodies, regulating or self-regulating authorities or shareholders required by Applicable Law or the arrangements governing such Public Fund of such BlackRock Controlled Affiliate’s services therefore of any Public Fund that is not a U.S. Public Fund so that after the Closing the relevant Controlled Affiliate of BlackRock may continue managing such Public Fund on terms, taken as a whole, that are no less favorable to such Controlled Affiliate than the terms of the existing Investment Advisory Arrangement between such non-U.S. Public Fund and such Controlled Affiliate.

(b) Non-Public Funds and Non-Fund Clients.

(i) If Consent or other action is required by Applicable Law or by the Investment Advisory Arrangement of any Client other than a Public Fund for the Investment Advisory Arrangement with such Client to continue after Closing, as promptly as practicable following the date hereof, BlackRock shall, or shall cause one of its Controlled Affiliates to, send a notice complying with Applicable Law and the terms of such Client’s Investment Advisory Arrangement in form and substance reasonably acceptable to MLIM Parent (the “BlackRock Notice”) informing such Client of the Transactions and requesting such Consent in writing or other required action.

(ii) MLIM Parent and BlackRock agree that any Consent required for any Investment Advisory Arrangement with a Client of BlackRock (other than a Public Fund) to continue after the Closing shall be deemed given for all purposes under this Agreement (A) if written Consent is required under Applicable Law or the respective Investment Advisory Arrangement, upon receipt of the written Consent requested in the BlackRock Notice prior to the Closing Date or (B) if Consent other than written Consent is permitted under Applicable Law and the respective Investment Advisory Arrangement, (x) upon receipt of a written Consent requested in the BlackRock Notice prior to the Closing Date or (y) if no such written Consent is received, if 45 days shall have passed since the sending of written notice (“BlackRock Negative Consent Notice”) to such Client (which Negative Consent Notice may be included in the BlackRock Notice) requesting written Consent as aforesaid and informing such Client: (I) of the intention to complete the Transactions, which will result in a deemed assignment of such Client’s Investment Advisory Arrangement; (II) of BlackRock’s or a BlackRock Controlled Affiliate’s intention to continue to provide the advisory services pursuant to the existing Investment Advisory Arrangement with such Client after the Closing if such Client does not terminate such agreement prior to the Closing; and (III) that the Consent of such Client will be deemed to have been granted if such Client continues to accept such advisory services for a period of at least 45 days after the sending of the BlackRock Negative Consent Notice without termination; provided, that, in any case under clause (A) or (B), no Consent shall be deemed to have been given for any purpose under this Agreement if at any time prior to the Closing such Client indicates, either orally or in writing, that such Client (1) has not so consented or has terminated or intends to withdraw its Consent or terminate, in whole or in part, its Investment Advisory Arrangement or (2) intends to terminate its Investment Advisory Arrangement or withdraw assets thereunder unless the fees payable under such Arrangement are reduced.

(iii) MLIM Parent shall be provided a reasonable opportunity to review all Consent materials to be used by BlackRock or a Controlled Affiliate of BlackRock prior to distribution. BlackRock shall, and shall cause each of its Controlled Affiliate to, promptly upon their receipt make available to MLIM Parent copies of any and all substantive correspondence between it and Clients or representatives or counsel of such Clients relating to the consent solicitation provided for in this Section 5.19.

(c) In connection with obtaining the Client Consents and other actions required by subsections (a) and (b) of this Section 5.19, at all times prior to the Closing, BlackRock shall take reasonable steps to keep MLIM Parent informed of the status of obtaining such Client Consents and, upon MLIM Parent’s request, make available to MLIM Parent copies of all such executed Client Consents and make available for MLIM Parent’s inspection the originals of such Consents and any related materials, such as telephone logs and other records relating to the Client Consent process.

Section 5.20 Contingent Accounts. BlackRock and MLIM Parent shall on or prior to the Closing Measurement Date agree on a list of all Contingent Accounts, with any account (or portion thereof) as to which the status is unclear or there is a disagreement being treated as a Contingent Account for purposes of determining the Closing Revenue Run-Rate for the purposes of Sections 6.1(f) and (g).

Section 5.21 Certain Disclosure Obligations. As promptly as practicable, but in no event later than 20 Business Days after the date of this Agreement, MLIM Parent shall deliver to BlackRock the information set forth on Exhibit 5.21.

Section 5.22 Banking Matters. Between the date of this Agreement and the Closing Date, MLIM Parent and BlackRock shall use their reasonable best efforts to take such steps as may be necessary to cause New BlackRock, after giving effect to the Transaction, not to have any ownership position in securities that would be reasonably likely to cause or result in a violation of the Bank Holding Company Act of 1956, the Change in Bank Control Act or Section 10 of the Home Owners Loan Act and shall take no action and shall cause its Controlled Affiliates to take no action inconsistent with the foregoing.

Section 5.23 Separation and Segregation. From the date hereof through the Closing, MLIM Parent shall use reasonable best efforts to, and shall cause each of the MLIM Business Entities to use reasonable best efforts to, separate in all material respects all data related to the MLIM Business from any other data of MLIM Parent or the MLIM Business Entities, whether by physical or logical separation of such data and/or by the use of contractual, administrative, technical and/or physical oversights, mechanisms and processes.

Section 5.24 Certain Obligations as to PNC Agreement. From the date hereof through the Closing, without the prior written consent of MLIM Parent, New BlackRock and BlackRock shall not amend, modify or waive (as distinct from giving any consent or approval provided for therein) any provision of the Implementation and Stockholder Agreement or any restriction or prohibition on New BlackRock or its Affiliates contained therein.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.1 Mutual Conditions. The obligations of each party to this Agreement to effect the Closing shall be subject to the satisfaction at or before the Closing of the following conditions, any of which may be waived in writing by MLIM Parent and BlackRock, acting jointly:

(a) No Legal Prohibition, Etc. No order, injunction, judgment or decree issued by any court of competent jurisdiction or other Governmental Authority preventing the consummation of the transactions contemplated by this Agreement or the execution, delivery or performance of the Ancillary Agreements shall be in effect. No Law shall have been enacted, entered, promulgated or enforced by any court or Governmental Authority that prohibits or makes illegal the consummation of the transactions contemplated by this Agreement or the execution, delivery or performance of the Ancillary Agreement.

(b) HSR Act Notification. The notifications of MLIM Parent and BlackRock pursuant to the HSR Act shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

(c) PNC Agreements and Amendment. PNC shall have executed and delivered each of the agreements and instruments listed in Exhibit 6.1(c), and each of the agreements and instruments listed in Exhibit 6.1(c) shall remain in full force and effect.

(d) Stockholder Approval of the Merger. The Merger, the issuance of the BlackRock Consideration and this Agreement shall have been approved and adopted (as applicable) as required by the DGCL and/or the NYSE.

(e) Reorganization Treatment. BlackRock shall have received an opinion of its tax counsel, dated as of the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will be treated as a reorganization under Section 368(a)(2)(E) of the Code and MLIM Parent shall have received an opinion of its tax counsel, dated as of the Effective Time, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the MLIM Contribution together with the Merger will qualify as a transaction governed by Section 351 of the Code (each, a “Tax Opinion”). In rendering such Tax Opinion, tax counsel may require and rely upon customary representations and covenants, including those contained in Tax Certificates and others, reasonably satisfactory in form and substance to such tax counsel.

(f) MLIM Revenue Run-Rate. The Closing Revenue Run-Rate of the MLIM Business shall be equal to or greater than 75 percent of the Base Revenue Run-Rate of the MLIM Business.

(g) BlackRock Revenue Run-Rate. The Closing Revenue Run-Rate of BlackRock and its Subsidiaries shall be equal to or greater than 75 percent of the Base Revenue Run-Rate of BlackRock and its Subsidiaries.

Section 6.2 Conditions to the Obligations of BlackRock. The obligations of BlackRock to effect the Closing shall be subject to the satisfaction at or before the Closing of the following conditions, any of which may be waived in writing by BlackRock:

(a) Truth of Representations and Warranties. The representations and warranties of MLIM Parent set forth in this Agreement shall be true and correct in all material respects at and as of the date hereof and at and as of the Closing Date with the same effect as though each such representation and warranty had been made on and as of the Closing Date (except, in each case, to the extent that any such representation and warranty speaks as of a specific date, in which case such representation and warranty shall be true and correct as of such specific date) without giving effect to any qualifiers or exceptions relating to materiality or MLIM Material Adverse Effect; provided that such representations and warranties shall be deemed to be true and correct in all material respects if any change, effect, event, matter, occurrence or state of facts giving rise to the failure or failures of such representations and warranties to be so true and correct (without giving effect to any qualifiers or exceptions relating to materiality or MLIM Material Adverse Effect) does not have and would not reasonably be expected to have, individually or in the aggregate, a MLIM Material Adverse Effect.

(b) Performance of Agreements. Each of the MLIM Companies shall have performed and complied in all material respects with each agreement, covenant and obligation required by this Agreement and the Ancillary Agreements to be performed or complied with by it at or prior to the Closing.

(c) Officer’s Certificates. MLIM Parent shall have delivered to BlackRock a certificate as to the matters contained in paragraphs (a) and (b) of this Section 6.2, dated as of the Closing Date, signed by an executive officer of each such Person.

(d) Certain Consents. BlackRock or an Affiliate under its Control, as the case may be, shall have obtained, in form and substance reasonably acceptable to BlackRock, each of the Governmental Approvals set forth in Exhibit 6.2(d).

(e) Ancillary Agreements. Each of the Ancillary Agreements to which any MLIM Company is a party shall have been executed and delivered by such MLIM Company and shall remain in full force and effect.

(f) FIRPTA Certificate. MLIM Parent shall have delivered to BlackRock a non-foreign person affidavit that complies with the requirements of Section 1445 of the Code in form and substance reasonably satisfactory to BlackRock.

Section 6.3 Conditions to the Obligations of MLIM Parent. The obligation of MLIM Parent to effect the Closing shall be subject to the satisfaction at or before the Closing of the following conditions, any of which may be waived in writing by the MLIM Parent:

(a) Truth of Representations and Warranties. The representations and warranties of BlackRock set forth in this Agreement shall be true and correct in all material respects at and as of the date hereof and at and as of the Closing Date with the same effect as though each such representation and warranty had been made on and as of the Closing Date (except, in each case, to the extent that any such representation and warranty speaks as of a specific date, in which case such representation and warranty shall be true and correct as of such specific date) without giving effect to any qualifiers or exceptions relating to materiality or BlackRock Material Adverse Effect; provided that such representations and warranties shall be deemed to be true and correct in all material respects if any change, effect, event, matter, occurrence or state of facts giving rise to the failure or failures of such representations and warranties to be so true and correct (without giving effect to any qualifiers or exceptions relating to materiality or BlackRock Material Adverse Effect) does not have and would not reasonably be expected to have, individually or in the aggregate, a BlackRock Material Adverse Effect.

(b) Performance of Agreements. BlackRock shall have performed and complied in all material respects with each agreement, covenant and obligation required by this Agreement or any Ancillary Agreement to be performed or complied with by it at or prior to the Closing Date.

(c) Officer’s Certificate. BlackRock shall have delivered to MLIM Parent a certificate, dated as of the Closing Date, signed by an executive officer of BlackRock as to the matters contained in paragraphs (a) and (b) of this Section 6.3.

(d) Certain Consents. MLIM Parent or an Affiliate under its Control, as the case may be, shall have obtained, in form and substance reasonably acceptable to MLIM Parent, each of the Governmental Approvals set forth in Schedule 3.6.

(e) Ancillary Agreements. Each of the Ancillary Agreements to which BlackRock is a party and the Implementation and Stockholders Agreement shall have been executed and delivered by BlackRock and shall be in full force and effect.

(f) Banking Matters. There shall not be any event, matter, occurrence or state of facts (other than any event, matter, occurrence or state of facts arising from any breach by any of the MLIM Companies of any of its obligations under this Agreement) or any action inconsistent with the provisions of Section 5.22 which would be reasonably likely in the opinion of counsel to MLIM Parent to require MLIM Parent to register with the Board of Governors of the Federal Reserve System as a bank holding company or become subject to regulation, supervision or restrictions under the Bank Holding Company Act of 1956, the Change in Bank Control Act or Section 10 of the Home Owners Loan Act.

Section 6.4 Frustration of Closing Conditions, Etc. Neither BlackRock nor MLIM Parent may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by the failure of such party to act in good faith or comply with its obligations under Section 5.5.

ARTICLE VII

INDEMNIFICATION

Section 7.1 Survival of Representations, Warranties and Covenants.

(a) Subject to Section 8.4, all representations and warranties of MLIM Parent contained in this Agreement, including any Schedules made a part hereof, shall survive the Closing hereunder for a period of 18 months following the Closing Date, other than representations and warranties contained in (i) Sections 3.1, 3.2, 3.3, 3.4, 3.5, and 3.17(a), (b), (c), (e) and (f) (collectively, the “Specified Provisions”), which shall survive forever, (ii) Section 3.21, which shall survive until six months following the expiration of the applicable statutory period of limitations (including any extensions thereof), and (iii) Section 3.24, which shall survive until the third anniversary of the Closing Date.

(b) All representations and warranties of BlackRock shall terminate and be of no further force and effect at the Closing, provided that the representations and warranties of BlackRock set forth in Sections 4.8, 4.9, 4.11 and 4.12 shall survive the Closing hereunder for a period of 18 months following the Closing Date.

(c) Any covenant or other agreement of any party herein shall survive the Closing hereunder indefinitely or for such lesser period of time as may be specified therein.

Section 7.2 Obligations of MLIM Parent. Subject to the other provisions of this Article VII, MLIM Parent shall indemnify, defend and hold harmless BlackRock and its Affiliates (including the MLIM Transferred Entities and their Controlled Affiliates after the Closing), their respective predecessors and successors, and their respective stockholders, employees, officers, partners, members, trustees (including trustees of Public Funds), directors (including directors of Public Funds), agents and representatives (each, a “BlackRock Indemnified Party”) from and against, and pay or reimburse BlackRock Indemnified Parties for, any and all Losses (excluding any Taxes or Losses related to Taxes and, as to Section 7.2(a), excluding any Losses attributable to any claim or set of related claims that does not exceed $100,000 (“Minor Losses”) (but including the entire amount of such claim or set of related claims in the event that such claim or set of related claims exceeds $100,000)) that any of them may suffer, incur or sustain, directly or indirectly, arising out of, attributable to or resulting from:

(a) any inaccuracy in or breach of any of the representations and warranties where such representations and warranties are read without giving effect to any qualifiers or exceptions relating to materiality and MLIM Material Adverse Effect made by MLIM Parent herein or under any of the Ancillary Agreements in connection herewith or therewith;

(b) any breach or nonperformance of any of the covenants or other agreements made and to be performed by MLIM Parent in or pursuant to this Agreement or any Ancillary Agreement;

(c) any fees, expenses or other payments incurred or owed by MLIM Parent or, prior to the Closing, by any MLIM Company to any brokers, financial advisors or comparable other person retained or employed by it in connection with the Transactions; or

(d) notwithstanding any other provision of this Agreement, any alleged or actual breach, failure to comply, violation or other deficiency in any respect of any Regulatory Requirement or Fiduciary Requirement or any Proceeding related thereto or instituted thereunder by any Person to the extent arising out of, attributable to, relating to or resulting from the ownership, operation or conduct of the MLIM Business and the assets, business and activities prior to the Closing of any MLIM Company, any MLIM Controlled Affiliate, or any Fund in existence at or during any time prior to the Closing or any other Person that is an Affiliate of the MLIM Companies at any time prior to the Closing (including their respective employees, officers, members, directors, agents and representatives). For the avoidance of doubt, the indemnification provided for under this clause (d) is intended to be absolute, to not be subject to the limitations set forth in Section 7.1, 7.3 or 7.4, and to be unaffected by any disclosure (including, for the avoidance of doubt, in the MLIM Parent Disclosure Letters), investigation, publicly available information, notice or state of knowledge in respect of the matters covered hereby whether in connection with the negotiation and execution of this Agreement or otherwise.

(e) (i) any obligation (including any payment required to be made) in connection with a defined benefit or final salary pension scheme by any MLIM Company in respect of any funding shortfall in any such scheme as at Closing or in respect of the termination of participation in any such scheme as a result of the transactions contemplated by this Agreement, or (ii) any other liability in relation to such a scheme as at Closing, in excess of any contributions to such a scheme after Closing in respect of the ongoing employment after Closing of any Person who is a beneficiary of such a scheme and in the employment of any MLIM Transferred Entity or any of its Controlled Affiliates that would be made to a scheme that was fully funded as at Closing and not subject to any termination of participation as a result of the transaction contemplated by this Agreement.

(f) Any unfunded commitment in respect of off balance sheet arrangements listed on Schedule 7.2(f) of the MLIM Parent Disclosure Letter, to the extent that there shall be a capital call in respect thereof prior to January 1, 2007.

Section 7.3 Minimum Losses. Except with respect to breaches of representations and warranties contained in the Specified Provisions and in Sections 3.21 and 3.24, no BlackRock Indemnitee under Section 7.2 shall have any right to indemnification under Section 7.2(a) except to the extent aggregate Losses other than Minor Losses incurred by all BlackRock Indemnitees under Section 7.2(a) would exceed $100,000,000 (the “Deductible”). In the event that such Losses other than Minor Losses exceed the Deductible, only such Losses other than Minor Losses in excess of $100,000,000 shall be recoverable in accordance with the terms hereof. For the avoidance of doubt, the Deductible shall not apply to any matters under Section 7.2(b) through (f).

Section 7.4 Maximum Indemnification. Notwithstanding anything in this Agreement to the contrary (other than the proviso to section 7.9), in no event shall MLIM Parent be obligated to provide indemnification payments pursuant to Section 7.2(a) exceeding, in the aggregate, an amount (the “Cap”) equal to $1,600,000,000; provided, however, that such limitation on indemnification shall not apply with respect to a breach of any representation or warranty contained in the Specified Provisions and in Sections 3.21 and 3.24. For the avoidance of doubt, the Cap shall not apply to any matters under Section 7.2(b) through (f).

Section 7.5 Obligations of BlackRock. Subject to the other provisions of this Article VII, BlackRock shall indemnify, defend and hold harmless MLIM Parent and its Affiliates (excluding BlackRock and its Controlled Affiliates and the MLIM Transferred Entities and their Controlled Affiliates after the Closing), their respective predecessors and successors, and their respective stockholders, employees, officers, partners, members, trustees (including trustees of Public Funds), directors (including directors of Public Funds), agents and representatives (each, a “MLIM Indemnified Party”) from and against, and pay or reimburse such MLIM Indemnified Parties for, any and all Losses (excluding any Taxes or Losses related to Taxes and excluding any Minor Losses) that any of them may suffer, incur or sustain, directly or indirectly, arising out of, attributable to or resulting from:

(a) any inaccuracy in or breach of any of the representations and warranties set forth in Section 4.8, 4.9, 4.11 and 4.12 where such representations and warranties are read without giving effect to any qualifiers or exceptions relating to materiality and BlackRock Material Adverse Effect made by BlackRock herein;

(b) notwithstanding any other provision of this Agreement, any alleged or actual breach, failure to comply, violation or other deficiency in any respect of any Regulatory Requirement or Fiduciary Requirement or any Proceeding related thereto or instituted thereunder by any Person to the extent arising out of, attributable to, relating to or resulting from the ownership, operation or conduct of the business of BlackRock and the

BlackRock Controlled Affiliates (including their respective employees, officers, members, directors, agents and representatives) prior to the Closing. For the avoidance of doubt, the indemnification provided for under this clause (b) is intended to be absolute, to not be subject to the limitations set forth in Section 7.1, 7.6 or 7.7, and to be unaffected by any disclosure (including, for the avoidance of doubt, in the disclosure schedules of the BlackRock Parties), investigation, publicly available information, notice or state of knowledge in respect of the matters covered hereby whether in connection with the negotiation and execution of this Agreement or otherwise; or

(c) any fees, expenses or other payments incurred or owed by BlackRock to any brokers, financial advisors or comparable other person retained or employed by it in connection with the Transactions.

Section 7.6 Minimum Losses. No MLIM Indemnitee under Section 7.5 shall have any right to indemnification under Section 7.5(a) except to the extent aggregate Losses other than Minor Losses incurred by all MLIM Indemnitees under Section 7.5(a) would exceed $100,000,000 (the “BlackRock Deductible”). In the event that such Losses in excess of $100,000,000 exceed the BlackRock Deductible, only such Losses other than Minor Losses in excess of $100,000,000 shall be recoverable in accordance with the terms hereof. For the avoidance of doubt, the BlackRock Deductible shall not apply to any matters under Sections 7.5(b) and (c).

Section 7.7 Maximum Indemnification. Notwithstanding anything in this Agreement to the contrary (other than the proviso to section 7.9), in no event shall PNC be obligated to provide indemnification payments pursuant to (i) Section 7.5(a) exceeding, in the aggregate, an amount (the “Cap”) equal to $1,600,000,000. For the avoidance of doubt, the Cap shall not apply to any matters under Sections 7.2(b) and (c).

Section 7.8 Obligation to Mitigate. No claim may be asserted nor may any Proceedings be commenced against any Indemnifying Party pursuant Section 7.2 or Section 7.5 to the extent that the Indemnification Parties establish that (i) the Indemnified Party had a reasonable opportunity, but failed, in good faith to mitigate the Loss or (ii) such Loss arises from or was caused by actions taken or failed to be taken by the Indemnified Party after the Closing.

Section 7.9 Exclusive Remedy. After the Closing, the sole and exclusive remedy of any party for any inaccuracy of any representation or warranty or any breach of any covenant or agreement set forth in this Agreement and required to be performed prior to or after the Closing shall be the indemnification contained in this Article VII and in Article VIII; provided, however, that, notwithstanding anything to the contrary in this Agreement, no party waives any rights to pursue a claim for fraud or any remedy therefor or to seek specific performance for a breach of a covenant or agreement to be performed by it before or after the Closing.

Section 7.10 Notice; Procedure for Third-Party Claims. Except for indemnification of Tax Claims which are governed by Article VIII:

(a) Any Person entitled to indemnification under this Agreement (an “Indemnified Party”) may seek indemnification for any Loss by giving written notice to the applicable party or parties from whom indemnification is sought (the “Indemnifying Party”), specifying in detail (i) the representation and warranty or covenant or other agreement that is alleged to have been inaccurate, to have been breached or to have given rise to indemnification, (ii) if known, the facts constituting the basis for such allegation and (iii) if known, the aggregate amount of the Losses for which a claim is being made under this Article VII or, to the extent that such Losses are not known or have not been incurred at the time such claim is made, an estimate, to be prepared in good faith and accompanied by supporting documentation, of the aggregate potential amount of such Losses. In the event that any claim for indemnification hereunder results from or is in connection with a Third-Party Claim, the Indemnified Party shall provide written notice of such Third-Party Claim to the Indemnifying Party as soon as practicable after the Indemnified Party first receives notice of the claim but in any event not later than 10 Business Days prior to the time any response to the asserted claim is required; provided that the Indemnified Party shall not be limited in seeking indemnification pursuant to this Article VII by any failure to provide such notice of the existence of a claim to the applicable Indemnifying Party except to the extent (and only to the extent) that (x) such failure results in a lack of actual notice to the Indemnifying Party and (y) such Indemnifying Party actually incurs an incremental expense or has otherwise been actually prejudiced as a result of such failure.

(b) Third-Party Claims.

(i) Except as otherwise provided in clause (ii) of this subsection (b), in the case of any claim asserted by a Person that is not a party to this Agreement or an Affiliate Controlled by a party to this Agreement against an Indemnified Party (a “Third-Party Claim”), the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume and control the defense of such Third-Party Claim and any Proceedings resulting therefrom; provided that (x) counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnified Party and (y) the Indemnified Party may participate in such defense at such Indemnified Party’s sole cost and expense (including the costs and expenses of counsel). Except with the prior written consent of the Indemnified Party, such consent not to be unreasonably withheld or delayed, no Indemnifying Party shall consent to entry of any judgment or enter into any settlement of any Third-Party Claim or related Proceedings, unless such judgment or settlement relates solely to monetary damages and provides for a full, unconditional and irrevocable release by such third party of the Indemnified Party and its Affiliates and, in the reasonable good faith judgment of the Indemnified Party, does not and would not reasonably be expected to adversely impact or impair the business or reputation of the Indemnified Party and its Affiliates.

(ii) Notwithstanding clause (i) above, in the event that the Indemnified Parties shall in good faith determine that the Indemnified Parties may have available to them one or more defenses or counterclaims that are inconsistent with one or more of the defenses or counterclaims that may be available to the Indemnifying Party in respect of a Third-Party Claim or any Proceeding relating thereto, (A) the Indemnified Parties shall have the right, at the sole cost of the Indemnifying Party (including the costs and expenses of counsel for the Indemnified Parties (provided that the Indemnifying Party will not be required to pay for more than one counsel in any jurisdiction for all Indemnified Parties in connection with any such Third-Party Claim and related Proceedings)), at all times to take over and assume control over the defense and prosecution of such portion of such Third-Party Claim and related Proceedings related to such inconsistent defenses and counterclaims and (B) the Indemnifying Party shall retain control over the defense and prosecution of the remaining aspects of such Third-Party Claim and related Proceeding; provided that, in the case where the Indemnified Parties have assumed control of the defense and prosecution of such portion of such Third-Party Claim and related Proceeding related to such inconsistent defenses and counterclaims, neither the Indemnifying Party nor the Indemnified Party may settle such claim or Proceeding without the written consent of the other party, such consent not to be unreasonably withheld or delayed. In the event that the Indemnified Party does not assume the defense of any matter as provided above in clause (A), the Indemnifying Party shall have the right to control the defense against any such Third-Party Claim or related Proceeding, provided that (1) subject to the control of the prosecution and defense of such Third-Party Claim by the Indemnifying Party and its counsel, the Indemnified Parties and their counsel (which shall be reasonably satisfactory to the Indemnifying Party) shall be kept fully informed as to all material aspects of such Third-Party Claim and related Proceedings and shall have the right to participate in the prosecution and defense of such Third-Party Claim, (2) the Indemnifying Party and its counsel shall promptly provide to the Indemnified Parties and their counsel all material information related to such Third-Party Claim and related Proceedings (including copies of written information), (3) the Indemnified Parties and their counsel shall have their views regarding such Third-Party Claim considered in good faith by the Indemnifying Party and its counsel and (4) the Indemnified Parties and their counsel shall have the right to consent, such consent not be unreasonably withheld, to the settlement or compromise of such Third-Party Claim and related Proceedings.

(iii) Subject to clause (ii) of this Section 7.10(b), in the event that an Indemnified Party determines in good faith that any Third-Party Claim or any Proceeding related thereto has had or could reasonably be expected to materially adversely impact or impair the commercial interests or business reputation of the Indemnified Party or its Affiliates, (1) counsel to be utilized by the Indemnifying Party in respect of such Third-Party Claim and related Proceeding shall be reasonably acceptable to the Indemnified Parties,

(2) subject to the control of the prosecution and defense of such Third-Party Claim by the Indemnifying Party and its counsel, the Indemnified Parties and their counsel (which shall be reasonably satisfactory to the Indemnifying Party) shall be kept fully informed as to all material aspects of such Third-Party Claim and related Proceedings and shall have the right to participate fully in the prosecution and defense of such Third-Party Claim, (3) the Indemnifying Party and its counsel shall promptly provide to the Indemnified Parties and their counsel all material information related to such Third-Party Claim and related Proceedings (including copies of written information), (4) the Indemnified Parties and their counsel shall have their views regarding such Third-Party Claim considered in good faith by the Indemnifying Party and its counsel, and (5) the Indemnified Parties and their counsel shall have the right to consent, such consent not be unreasonably withheld, to the settlement or compromise of such Third-Party Claim and related Proceedings.

(iv) In any event, MLIM Parent and BlackRock shall reasonably cooperate in the investigation, pre-trial activities, trial, compromise, settlement, discharge and defense of any Third-Party Claim subject to this Article VII and the records and employees of each shall be made reasonably available to the other with respect to such defense.

Section 7.11 Survival of Indemnity. Notwithstanding anything to the contrary in this Article VII, no Indemnified Party shall have any right to indemnification pursuant to Section 7.2(a) or 7.5(a) with respect to any matter as to which written notice satisfying the requirements of Section 7.10(a) shall not have been provided by the Indemnified Party to the applicable Indemnifying Party during the 18-month period following the Closing Date; provided that a notice with respect to any right to indemnification pursuant to Section 7.2(b) through (f) or Section 7.5(b) and (c) or with respect to breaches of representations and warranties contained in the Specified Provisions may be given at any time and a notice with respect to breaches of representations and warranties contained in Sections 3.21 may be given at any time prior to the date that is six (6) months following the expiration of the applicable statutory period of limitations (including any extensions thereof); provided, further, that obligations to indemnify pursuant to Section 7.2(b) and (c) through (f) and Section 7.5(b) and (c) shall not terminate. Any matter as to which a claim has been asserted by written notice satisfying the requirements of Section 7.10(a) and within the time limitation applicable by reason of the immediately preceding sentence that is pending or unresolved at the end of any applicable limitation period under this Article VII or the statute of limitations applicable to such claim shall continue to be covered by this Article VII notwithstanding any applicable statute of limitations (which the parties hereby waive solely with respect to such circumstances) or the expiration date described in the immediately preceding sentence of this Section 7.11 until such matter is finally terminated or otherwise resolved by the parties under this Agreement, by a court of competent jurisdiction and any amounts payable hereunder are finally determined and paid.

Section 7.12 Subrogation. The rights of any Indemnifying Party shall be subrogated to any right of action that the Indemnified Party may have against any other person with respect to any matter giving rise to a claim for indemnification hereunder.

Section 7.13 Interest on Indemnity Claim. To the extent that any party (the “Payee Party”) becomes entitled to recover all or a portion of any Loss under this Article VII, such Payee Party shall be entitled to accrued interest from the indemnifying party (the “Payor Party”) in respect of such Loss accruing from the date that such Payee Party incurred such Loss at an interest rate equal to the Specified Rate until the date such Payor Party actually makes payment to such Payee Party in respect of such Loss.

ARTICLE VIII

TAX MATTERS

Section 8.1 Tax Indemnification.

(a) MLIM Parent shall indemnify, defend, and hold harmless the BlackRock Indemnified Parties from and against (without duplication), (v) any and all Taxes and Losses related to Taxes of or relating to the ownership, operation or conduct of MLIM Business Entities or the Assets for any Tax year or portion thereof ending on or prior to the MLIM Contribution, (w) any and all United Kingdom Taxes and Losses related to United Kingdom Taxes (i) for which a UK Company is secondarily liable as a result of having been a member of a group for any Tax purpose prior to Closing or (ii) arising as a result of the provision of non-cash benefits prior to Closing to employees, (x) any and all Taxes and Losses relating to Taxes arising out of (i) any breach of or any inaccuracy in any representation or warranty (without giving effect to any qualifiers or exceptions relating to knowledge, materiality or MLIM Material Adverse Effect) including the representations and warranties contained in Exhibit 3.20 or (ii) any breach of a covenant relating to Taxes made by MLIM Parent or any of its Affiliates, (y) any and all Taxes and Losses relating to Taxes of or relating to the MLIM Transferors, the MLIM Business Entities or the Assets that directly arise as a result of entering into this Agreement or Closing other than Transfer Taxes for which BlackRock is liable pursuant to Section 8.7, or (z) any failure on the part of MLIM Parent or any of its Affiliates to comply with the DCL recapture provisions set forth in Treasury Regulation Section 1.1503-2(g)(2)(vii) with respect to the DCLs of the UK Entities, provided that MLIM Parent shall have no liability under Section 8.1(a) in relation to any Taxes or Losses related to United Kingdom Taxes, in either case of the UK Companies, to the extent that such Taxes or Losses (i) were provided for in the Accounts of the UK Companies or were otherwise taken into account in determining the consideration payable for the MLIM Contribution, or (ii) arise as a result of post Closing changes in law (excluding, for the avoidance of doubt, any judicial decision), generally published concession or practice of any Governmental Authority having retrospective effect, or (iii) are penalties or interest which arise as a result of any unreasonable delay or default by a BlackRock Party or UK Company post Closing, or (iv) arise as a result of an act by a BlackRock Party or UK Company post Closing which the UK Company was not legally bound, as at Closing, to take, is outside the ordinary course of its business, was not requested in writing by MLIM Parent and which the BlackRock Party or the UK Company knew or ought reasonably to have known would give rise to such Taxes or Losses and provided, further, that notwithstanding anything in this Agreement to the contrary, no payment shall be due with respect to any Taxes or Losses related to Taxes relating to DCLs existing at or prior to the MLIM Contribution until there has been a “determination” (within the meaning of Section 1313(a) of the Code or any similar state, local or foreign Tax provision) with respect to the relevant Taxes.

(b) In the event of a breach of the covenant in section 5.10(f), the amount of indemnification payable to the BlackRock Indemnified Parties shall not exceed the amount equal to the product of (i) the Tax loss or deduction recognized by MLIM Parent and its Affiliates as a result of any transaction or series of transactions occurring after the date hereof and on or prior to the MLIM Contribution resulting in a reduction in the aggregate adjusted tax basis of the 197 Intangibles and (ii) 40%.

(c) All amounts payable or to be paid under this Section 8.1 (the “Tax Indemnity Payments”) shall be paid in immediately available funds within five (5) Business Days after the later of (i) receipt of a written request from the party entitled to such Tax Indemnity Payment and (ii) the day of payment of the amount that is the subject of the Tax Indemnity Payment by the party entitled to receive the Tax Indemnity Payment. Any late payments shall accrue interest at the Specified Rate. All indemnification payments pursuant to this Article VIII shall be made on an After-Tax Basis. “After-Tax Basis” shall mean, for purposes of this Agreement, the amount otherwise due under this Article VIII increased by such additional amount as necessary so that the aggregate payment, net of Tax liability to the party entitled to payment is equal to the amount due under this Article VIII without taking into account Taxes incurred by the party entitled to payment on the receipt of such payment. For purposes of determining the Tax liability with respect to any indemnification payment received under this Article VIII, the parties shall assume that the party entitled to payment’s combined effective Tax rate is 40%.

(d) For purposes of Article VIII, any transaction that takes place after the Closing, including transactions taking place after the Closing but on the Closing Date, shall be considered to be made after the Closing Date.

(e) New BlackRock shall indemnify, defend and hold harmless the MLIM Indemnified Parties from and against (without duplication), any and all Taxes and Losses related to Taxes arising out of BlackRock’s breach of the covenants contained in Sections 5.10(d) and 5.10(e), provided however, that notwithstanding anything in this

Agreement to the contrary, no payment shall be due with respect to this Section 8.1(e) until there has been a “determination” (within the meaning of Section 1313(a) of the Code or any similar state, local or foreign Tax provision) with respect to the relevant Taxes.

Section 8.2 Tax Indemnification Procedures.

(a) If a notice of deficiency, proposed adjustment, adjustment, assessment, audit, examination or other administrative or court proceeding, suit, dispute or other claim (a “Tax Claim”) shall be delivered or sent to or commenced or initiated by any Governmental Authority with respect to Taxes for which an Indemnified Party is entitled to indemnification, the receiving party shall promptly notify the other party in writing of the Tax Claim along with a copy of the relevant Tax Claim notice; provided that the failure by either party to promptly notify the other of any such notice shall not release the Indemnifying Parties from their obligations under this Article VIII except to the extent that the Indemnified Parties are materially and adversely prejudiced as a consequence of such failure.

(b) With respect to any Tax Claim for which any Indemnifying Party would be liable to indemnify any Indemnified Party, the Indemnifying Parties may, upon written notice to the Indemnified Parties (such written notice to be provided by the earlier of (i) thirty (30) days after notice thereof has been given to any of the Indemnifying Parties, and (ii) three (3) Business Days prior to the date required to answer or respond to any such claim), assume and control the defense of such Tax Claim at their own cost and expense and with their own counsel and the Indemnified Parties and their Affiliates agree to cooperate with the Indemnifying Parties in pursuing such contest. If the Indemnifying Parties elect to assume the defense of any such Tax Claim, the Indemnifying Parties shall (A) consult with the Indemnified Parties or their Affiliate and shall not enter into any settlement with respect to any such Tax Claim without the Indemnified Parties’ prior written consent, which consent shall not be unreasonably withheld or delayed, or, if such settlement could adversely affect the Indemnified Parties or any of their Affiliates, without the consent of the Indemnified Parties; (B) keep the Indemnified Parties informed of all material developments and events relating to such Tax Claim (including promptly forwarding copies to the Indemnified Parties of any related correspondence and providing the Indemnified Parties with a reasonable opportunity to review and comment on any related correspondence prior to being sent by the Indemnifying Parties to any Governmental Authority); and (C) at its own cost and expense, grant the Indemnified Parties (or their Affiliate) the right to participate in (but not to control) the defense of such Tax Claim.

(c) In connection with the contest of any Tax Claim that the Indemnifying Parties have the ability to control but do not timely elect to control pursuant to Section 8.2(b), such contest shall be controlled by the Indemnified Parties, and the Indemnifying Parties agree to cooperate fully with the Indemnified Parties and their Affiliates in pursuing such contest. In connection with any such contest the Indemnified Parties shall (A) consult with the Indemnifying Parties or their Affiliate and shall not enter into any settlement with respect to any such Tax Claim without the Indemnifying Parties’ prior written consent, which consent shall not be unreasonably withheld or delayed; (B) keep the Indemnifying Parties informed of all material developments and events relating to such Tax Claim (including promptly forwarding copies to the Indemnifying Parties of any related correspondence and providing the Indemnifying Parties with a reasonable opportunity to review and comment on any related correspondence prior to being sent by the Indemnified Parties to any Governmental Authority); and (C) at the Indemnifying Parties’ own cost and expense, grant the Indemnifying Parties (or their Affiliate) the right to participate in (but not to control) the defense of such Tax Claim. Nothing contained herein shall be construed as limiting any party’s right to indemnification under this Article VIII.

(d) If an Indemnifying Party makes a payment to an Indemnified Party in respect of a Tax Claim, and the Indemnified Party is entitled to recover from any person (other than an Affiliate) any sum in respect of the Tax Claim (an “Unrelated Party”), the Indemnified Party shall (i) notify the Indemnifying Party and keep them fully informed, (ii) co-operate fully to take all reasonable steps to enforce recovery against the Unrelated Party, at the written request and cost of the Indemnifying Party, and (iii) account to the Indemnifying Party for any sums recovered from the Unrelated Party, net of Tax, costs and expenses suffered.

(e) Notwithstanding anything to the contrary contained in this Agreement, the procedure for indemnification claims with regard to Taxes shall be governed exclusively by Article VIII.

Section 8.3 Termination of Tax Sharing Agreements. MLIM Parent hereby agrees and covenants that any and all existing Tax allocation or sharing agreements or arrangements, whether or not written, that may have been entered into by MLIM Parent or its Affiliates (other than any MLIM Business Entity or any Fund), on the one hand, and any MLIM Business Entity or any Fund, on the other hand, shall be terminated on or before the Closing Date, and no payments pursuant to such agreements or arrangements shall be made after such termination. The BlackRock Parties hereby agree and covenant that any and all existing Tax allocation or sharing agreements or arrangements, whether or not written, that may have been entered into by any BlackRock Party or any Subsidiary of any BlackRock Party, on the one hand, and any other person not a BlackRock Party or any Subsidiary of any BlackRock Party, on the other hand, shall be terminated on or before the Closing Date, and no payments pursuant to such agreements or arrangements shall be made after such termination, provided however that the Tax Disaffiliation Agreement among BlackRock, Inc., PNC Asset Management, Inc. and PNC Bank Corp. shall not be terminated, as provided in Section 5.2 of the Implementation and Stockholder Agreement.

Section 8.4 Conflicts; Survival. Notwithstanding any other provision of this Agreement to the contrary, the obligations of the parties hereto set forth in this Article VIII shall (a) be unconditional and absolute and (b) remain in full force and effect indefinitely. The representations and warranties contained in Section 3.20 and Exhibit 3.20 shall survive the Closing until six (6) months following the expiration of the applicable statute of limitations (taking into account all extensions thereof) and covenants relating to Taxes shall survive indefinitely; provided that, in the event notice for indemnification under Section 8.2 hereof shall have been given within the applicable survival period, the representation or warranty that is the subject of such indemnification claim shall survive until such time as such claim is finally resolved. Indemnification for Taxes and Losses with respect to Taxes shall be governed solely by Article VIII and in the event of a conflict between this Article VIII and any other provision of this Agreement, this Article VIII shall govern and control.

Section 8.5 Tax Treatment. The parties hereto agree to treat any payment made by MLIM Parent pursuant to Article VII or Article VIII as a contribution to the capital of New BlackRock for all Tax purposes, unless otherwise required pursuant to a “determination” pursuant to Section 1313(a) of the Code or other applicable Law.

Section 8.6 Assistance and Cooperation. After the Closing, MLIM Parent and New BlackRock shall (a) assist (and cause their respective Affiliates to assist) the other party in preparing any Tax Returns which such other party is responsible for preparing and filing; (b) cooperate fully in preparing for any audits of, or disputes with Governmental Authorities regarding, any Tax Returns with respect to any of the MLIM Business Entities or any Fund; and (c) make available to the other and to any Governmental Authority as reasonably requested all information, records, and documents relating to Taxes of any of the MLIM Business Entities or any Fund. MLIM Parent shall provide BlackRock prior to the Closing, and New BlackRock after the Closing, with all reasonably requested information, records and documents relating to the adjusted tax basis of the MLIM Business Entities or any of the Assets, including any and all adjustments to such adjusted tax basis arising as a result of any adjustment made by a Governmental Authority, in connection with the recognition of gain or recapture in connection with the MLIM Restructuring or the MLIM Contribution or otherwise. Further, MLIM Parent shall provide BlackRock with reasonable notice of its plans regarding the MLIM Restructuring.

Section 8.7 Transfer Taxes. Other than in respect of VAT, BlackRock and MLIM Parent shall each pay one half (1/2) of any Transfer Taxes. All consideration given for the purchase of any Assets under this Agreement shall be inclusive of VAT. No additional amounts shall be required to be paid or otherwise provided in respect of any VAT arising on the sale of such Assets.

The MLIM Parent and the BlackRock Parties intend that and shall use all reasonable endeavours (including, for the avoidance of doubt, the making of any election or application in respect of VAT to any Governmental

Authority or entering into a written agreement) to secure that the sale of any Assets of a UK Company is treated as neither a supply of goods nor a supply of services for the purposes of the laws governing VAT in any relevant European Union member state.

Section 8.8 Tax Returns. MLIM Parent shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to any MLIM Business Entity or Asset that will be wholly-owned directly or indirectly by New BlackRock immediately after the MLIM Contribution for taxable years or periods ending on or before the Closing Date. With respect to any Tax Return with respect to any MLIM Business Entity or Asset that will be wholly-owned directly or indirectly by New BlackRock immediately after the MLIM Contribution that covers a taxable year or period beginning before and ending after the Closing Date, MLIM Parent shall provide a copy of such Tax Return to New BlackRock at least 30 days prior to the due date (including applicable extensions) for the filing thereof, and New BlackRock shall have the right to approve (which approval shall not be unreasonably withheld) such Tax Return to the extent that it relates to the portion of the taxable year beginning the day after the Closing Date. No BlackRock Party (or any Subsidiary of any BlackRock Party) will file any amended Tax Return, unless otherwise required by Law or with the consent of MLIM Parent, not to be unreasonably withheld, with respect to any Tax Return for any taxable year or period ending on or before the Closing Date, or with respect to any Tax Return for any taxable year or period beginning before and ending after the Closing Date.

Section 8.9 Tax Apportionment. For purposes of this Agreement, to apportion appropriately any Taxes relating to a Straddle Period, MLIM Parent may, to the extent permitted under Law, elect with the relevant Governmental Authority to treat for all Tax purposes the Closing Date as the last day of the taxable year or period of a MLIM Business Entity transferred to New BlackRock pursuant to the MLIM Contribution. In any case where the Closing Date is not the last day of the taxable year or period, the portion of any Taxes that are allocable to the portion of the Straddle Period ending on the Closing Date shall be:

(a) in the case of Taxes that are imposed on a periodic basis (such as real property taxes), deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of calendar days in the Straddle Period ending on (and including) the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period; and

(b) in the case of Taxes not described in (a) (such as Taxes that are either (A) based upon or related to income or receipts, (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) or (C) payroll and similar taxes), deemed equal to the amount that would be payable if the taxable year or period ended on the Closing Date; provided that, in determining such amount, exemptions, allowances, or deductions that are calculated on a periodic basis, such as the deduction for depreciation, shall be taken into account on a pro-rated basis in the manner described in (a) above.

Section 8.10 Purchase Price Allocation.

(a) MLIM Parent, BlackRock and New BlackRock agree to allocate the MLIM Consideration among the MLIM Transferors for all Tax purposes. None of MLIM Parent, New BlackRock or BlackRock (nor any of their respective Affiliates) shall file any Tax Return or take a position with a Governmental Authority that is inconsistent with the allocation as determined below (the “Allocation”), including any amendments, except as provided in “determination” (within the meaning of Section 1313(a) of the Code or any similar state, local or foreign Tax provision).

(b) MLIM Parent shall present a draft of the allocation (the “Proposed Allocation”) to BlackRock for review within 60 days after the date hereof. Except as provided in subparagraphs (i) and (ii) below, at the close of business on the Closing Date, the Proposed Allocation shall become binding upon New BlackRock and MLIM Parent and shall be the Allocation.

(i) BlackRock shall raise any objection to the Proposed Allocation in writing within 30 days of the delivery of the Proposed Allocation. BlackRock and MLIM Parent shall negotiate in good faith to resolve any differences for 30 days after delivery of any objection by BlackRock. If BlackRock and MLIM Parent reach written agreement amending the Proposed Allocation, the Proposed Allocation, as amended by such written agreement, shall become binding upon BlackRock and MLIM Parent and their Affiliates and shall be the Allocation.

(ii) If BlackRock and MLIM Parent cannot mutually agree on the appropriate allocation within the 30-day time limit set forth in subparagraph (i) above, BlackRock and MLIM Parent shall submit all remaining disputes to an independent valuation expert (the “Valuation Expert”) agreed to by BlackRock and MLIM Parent for resolution. BlackRock and MLIM Parent shall use reasonable efforts to cause the Valuation Expert to resolve such disputes within 20 days of its appointment, and the Valuation Expert’s determination with respect to any such disputed item shall be final and binding. The fees and expenses of the Valuation Expert incurred under this section (ii) and shall be paid 50% by BlackRock and 50% by MLIM Parent.

(c) In the event that there is any adjustment to the MLIM Consideration , MLIM Parent shall revise the Allocation to reflect any such adjustment using the same methodology as used in the initial Allocation and shall promptly present a draft of such revised Allocation to BlackRock for review; provided that the principles contained in paragraphs (b)(i) and (ii) above (including the right of BlackRock to raise any objection to the proposed revised Allocation and to have such objection resolved by the Valuation Expert) shall apply to such revised Allocation.

Section 8.11 UK VAT.

(a) As soon as reasonably practicable after the date of this Agreement, MLIM Parent shall procure that (if one has not already been made) an application shall be made to H.M. Revenue & Customs in the UK pursuant to Section 43B of the VATA 1994 for the exclusion of each MLIM Business Entity from the bodies treated as members of the same VAT group as MLIM Parent or any retained Affiliate of MLIM Parent for the purposes of Section 43 VATA 1996 (the “MLIM VAT Group”) and for such exclusion to take effect on Closing or, if H.M. Revenue & Customs do not permit this, at the earliest date following Closing permitted by Section 43B.

(b) Pending the taking effect of such application and for so long thereafter as may be necessary, MLIM Parent and each BlackRock Party shall procure that such information is provided to the other as may be required to enable the continuing representative member of the MLIM VAT Group to make all the returns required of it in respect of the MLIM VAT Group.

(c) When the exclusion takes effect after Closing, MLIM Parent and each BlackRock Party shall procure that such payments shall be made between such representative member and the MLIM Business Entities as may be appropriate to ensure that the resulting position of each of the companies concerned is as close as possible to the position which would have been obtained if such application or applications had taken effect on Closing.

ARTICLE IX

TERMINATION/SURVIVAL

Section 9.1 Termination.

(a) This Agreement may be terminated on or prior to the Closing as follows:

(i) by written consent of MLIM Parent and BlackRock;

(ii) by MLIM Parent if (A) a condition to the obligation of MLIM Parent to close set forth in Section 6.1 or 6.3 cannot be satisfied at or prior to the date set forth in Section 9.1(a)(iv) below or (B) there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of BlackRock and such breach has not been cured within 60 Business Days (or, in the case of a BlackRock Material Adverse Effect, 30 Business Days) after written notice to BlackRock (provided that no cure period shall be required for a breach that by its nature cannot be cured) such that the conditions set forth in Section 6.1 or 6.3 cannot be satisfied at or prior to the date set forth in Section 9.1(a)(iv) below; provided that the right to terminate this Agreement under this Section 9.1(a)(ii) shall not be available to MLIM Parent if (x) the nonfulfillment of the conditions to the obligation of MLIM Parent to close set forth in Section 6.1 or 6.3 results from the breach by MLIM Parent of any of its representations, warranties, covenants or agreements contained in this Agreement or (y) the violation or breach by BlackRock referred to in clause (B) of this Section 9.1(a)(ii) results solely from the breach by MLIM Parent of any of its representations, warranties, covenants or agreements contained in this Agreement;

(iii) by BlackRock if (A) a condition to the obligation of BlackRock to close set forth in Section 6.1 or 6.2 cannot be satisfied at or prior to the date set forth in Section 9.1(a)(iv) below or (B) there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of MLIM Parent and such breach has not been cured within 60 Business Days (or, in the case of the occurrence of a MLIM Material Adverse Effect, 30 Business Days) after written notice to MLIM Parent (provided that no cure period shall be required for a breach that by its nature cannot be cured) such that the conditions set forth in Section 6.1 or 6.2 cannot be satisfied at or prior to the date set forth in Section 9.1(a)(iv) below; provided that the right to terminate this Agreement under this Section 9.1(a)(iii) shall not be available to BlackRock if (x) the nonfulfillment of the conditions to the obligation of BlackRock to close set forth in Section 6.1 or 6.2 results from the breach by BlackRock of any of its representations, warranties, covenants or agreements contained in this Agreement or (y) the violation or breach by MLIM Parent referred to in clause (B) of this Section 9.1(a)(iii) results solely from the breach by BlackRock of any of its representations, warranties, covenants or agreements contained in this Agreement;

(iv) by MLIM Parent or BlackRock if the Closing has not occurred on or before January 31, 2007; provided that the right to terminate this Agreement under this Section 9.1(a)(iv) shall not be available to any party whose failure to perform any covenant or obligation hereunder or other breach has caused or resulted in the failure of the Closing to occur on or before such date; or

(v) by MLIM Parent if the Board of Directors of BlackRock, pursuant to the exercise of its fiduciary obligations, (A) shall have determined not to hold the BlackRock Stockholders Meeting, or (B) shall have changed its recommendation to BlackRock’s stockholders regarding approval of the issuance of the MLIM Consideration and the Merger.

(b) The termination of this Agreement shall be effectuated by the delivery by the party terminating this Agreement to each other party of at least two (2) Business Days’ prior written notice of such termination. If this Agreement so terminates, it shall become null and void and have no further force or effect, except as provided in Section 9.2.

Section 9.2 Survival After Termination. If this Agreement is terminated in accordance with Section 9.1 hereof and the Transactions contemplated hereby are not consummated, this Agreement shall become void and of no further force and effect, except for the provisions of Section 5.6, Section 5.9 and this Section 9.2 and Article X. None of the parties hereto shall have any liability in the event of a termination of this Agreement, except to the extent that such termination results from the willful violation by such party of its obligations under this Agreement.

ARTICLE X

MISCELLANEOUS

Section 10.1 Amendments; Extension; Waiver. This Agreement may not be amended, altered or modified except by written instrument executed by each of the parties. The failure by any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance. Any waiver made by any party hereto in connection with this Agreement shall not be valid unless agreed to in writing by such party.

Section 10.2 Entire Agreement. This Agreement, together with the Schedules, Exhibits, certificates and lists referred to herein, and any documents executed by the parties simultaneously herewith or pursuant thereto, the Confidentiality Agreement and the Ancillary Agreements constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, written and oral, among the parties with respect to the subject matter hereof.

Section 10.3 Construction and Interpretation. When a reference is made in this Agreement to Sections, Annexes, Exhibits or Schedules, such reference shall be to a Section of or Annex, Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The term “knowledge” of MLIM Parent shall be deemed to mean the actual knowledge of any of the individuals set forth in Exhibit 10.3-A or actual knowledge that would have been obtained by any of such individuals after due inquiry of those persons that such individuals would reasonably expect to have knowledge of the relevant subject matter. The term “knowledge” of BlackRock shall be deemed to mean the actual knowledge of any of the individuals set forth in Exhibit 10.3-B or actual knowledge that would have been obtained by any of such individuals after due inquiry of those persons that such individuals would reasonably expect to have knowledge of the relevant subject matter. The representations and warranties of the parties, and the right of any Person to indemnification or payments hereunder, shall not be affected or deemed waived by reason of any investigation made by or on behalf of any other party (including by any of their advisors or representatives) or by reason of the fact that any party or any of such advisors or representatives knew, or should have known, that such representation or warranty is or might be inaccurate or that any fact, event or circumstance had or had not occurred. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 10.4 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 10.5 Notices. All notices and other communications hereunder shall be in writing in the English language and shall be addressed as follows (or at such other address for a party as shall be specified by like notice):

If to BlackRock, New BlackRock or BlackRock Merger Sub:

BlackRock, Inc.

40 East 52nd Street

New York, New York 10022

Fax: (212) 754-8787

Attention: Ms. Susan Wagner

With copies to:

BlackRock, Inc.

40 East 52nd Street

New York, New York 10022

Fax: (212) 409-3744

Attention: Robert P. Connolly, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Fax: (212) 735-2000

Attention: Richard Prins, Esq.

If to MLIM Parent:

Merrill Lynch & Co., Inc.

222 Broadway

New York, New York 10038

Fax: (212) 670-4518

Attention: Mr. Richard E. Alsop

With copies to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Fax: (212) 558-3588

Attention: Mitchell Eitel, Esq.

All such notices or communications shall be deemed to have been delivered and received: (a) if delivered in person, on the day of such delivery, (b) if by fax, on the day on which such fax was sent, provided that receipt is personally confirmed by telephone (c) if by certified or registered mail (return receipt requested), on the seventh Business Day after the mailing thereof or (d) if by reputable overnight delivery service, on the second Business Day after the sending thereof. Each notice, written communication, certificate, instrument and other document required to be delivered under this Agreement shall be in the English language, except to the extent that such notice, written communication, certificate, instrument and other document is required by Applicable Law to be in a language other than English.

Section 10.6 Binding Effect; Persons Benefiting; No Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Except as otherwise provided herein (including as to Indemnified Parties), nothing in this Agreement is intended or shall be construed to confer upon any Person other than the parties hereto and their respective successors and permitted assigns any right, remedy or claim under or by reason of this Agreement or any part hereof. This Agreement may not be assigned by any of the parties hereto without the prior written consent of each of the other parties hereto and any purported assignment or other transfer without such consent shall be void and unenforceable.

Section 10.7 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement, it being understood that all of the parties need not sign the same counterpart.

Section 10.8 Specific Performance. The parties to this Agreement each acknowledge that, in view of the uniqueness of the Business and the Transactions, each party would not have an adequate remedy at law for money damages in the event that any of the covenants to be performed after the Closing have not been performed in accordance with their terms, and therefore agree that the other parties shall be entitled to specific enforcement of the terms hereof and any other equitable remedy to which such parties may be entitled.

Section 10.9 Waiver of Punitive Damages. EACH PARTY HERETO AGREES TO WAIVE ANY RIGHT TO SEEK PUNITIVE DAMAGES AS RELATED TO THE ENFORCEMENT OF THIS AGREEMENT OR THE TRANSACTIONS.

Section 10.10 Governing Law. THIS AGREEMENT, THE LEGAL RELATIONS BETWEEN THE PARTIES AND THE ADJUDICATION AND THE ENFORCEMENT THEREOF, SHALL BE GOVERNED BY AND INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED WHOLLY WITHIN THAT JURISDICTION, EXCEPT TO THE EXTENT THAT THE LAWS OF THE STATE OF DELAWARE SHALL GOVERN THE MERGER.

Section 10.11 Consent to Jurisdiction. Each party to this Agreement, by its execution hereof, (a) hereby irrevocably submits to the non-exclusive jurisdiction of the State Courts of the State of New York, New York County or the United States District Court located in the State of New York, New York County for the purpose of any and all actions, suits or proceedings arising in whole or in part out of, related to, based upon or in connection with this Agreement or the subject matter hereof, (b) hereby waives to the extent not prohibited by Applicable Law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (c) hereby agrees not to commence any such action other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise. Each party hereby (i) consents to service of process in any such action in any manner permitted by New York law; (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 10.5, shall constitute good and valid service of process in any such action and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

MERRILL LYNCH & CO., INC.

By:	/s/ E. STANLEY O’NEAL

Name:	E. Stanley O’Neal
Title:	Chairman and Chief Executive Officer

BLACKROCK, INC.

By:	/s/ LAURENCE D. FINK

Name:	Laurence D. Fink
Title:	Chairman and Chief Executive Officer

NEW BOISE, INC.

By:	/s/ SUSAN L. WAGNER

Name:	Susan L. Wagner
Title:	President

BOISE MERGER SUB, INC.

By:	/s/ SUSAN L. WAGNER

Name:	Susan L. Wagner
Title:	President

Annex A

Defined Terms

For all purposes of this Agreement (other than as otherwise defined or specified in any Exhibit or Schedule), the following terms shall have the respective meanings set forth below in this Annex A (such definitions to apply to both the singular and plural forms of the terms herein defined):

“12b-1 Plan” means any distribution plan adopted by a U.S. Public Fund in accordance with Rule 12b-1 under the Investment Company Act.

“197 Intangibles” has the meaning set forth in Section 5.10(f).

“Accountant” has the meaning set forth in Section 5.17(d).

“Accounts” means the audited accounts of the MLIM Business Entities for the twelve-month period ended on the Account Date.

“Account Date” means December 30, 2005.

“Adjusted Assets Under Management” as of any date means the sum, for all Client accounts in question as of such date, of the amount, expressed in U.S. dollars, of assets under management by such Person in such account as of such date valued (a) for purposes of calculating the Base Revenue Run-Rate, as of the Base Date in the same manner as provided for the calculation of base investment management fees payable to such Person or an Affiliate in respect of such account by the terms of the Investment Advisory Arrangement applicable to such account and (b) for purposes of calculating the Closing Revenue Run-Rate as of the Closing Measurement Date, at the amount calculated pursuant to subsection (a) above but excluding any Client accounts that are Contingent Accounts as of such date, (i) increased by the positive and decreased by the negative excess of (A) additions and contributions (other than reinvestments of distributions) actually funded to such account after the Base Date and on or prior to the Closing Measurement Date over (B) terminations, withdrawals, redemptions and repurchases actually funded out of such account after the Base Date and prior to the Closing Measurement Date and (ii) increased, with respect to any new account of such Person opened prior to the Closing Measurement Date, by the amount of additions and contributions (net of terminations, withdrawals, redemptions and repurchases) actually funded to such account after the Base Date and on or prior to the Closing Measurement Date; provided in each case that:

(I) additions and contributions shall be taken into account only when actually funded, and withdrawals, redemptions and repurchases shall be taken into account when they are actually funded out of such account or, if earlier, the date on which the Person in question receives notice communicating an intention to withdraw any assets from or terminate an existing account (unless such notice has been revoked prior to the applicable date);

(II) any assets under management for any account for which the Person in question or an Affiliate acts as investment adviser and sub-adviser shall be counted only once;

(III) any assets under management for any set of accounts one of which invests in the other shall be counted only once if the Person in question or an Affiliate acts as investment adviser to both; and

(IV) the amount of any adjustment made pursuant to subsection (b)(i) above for any account included in the Base Revenue Run-Rate that has not been terminated or become a Contingent Account shall be further adjusted by multiplying such adjustment by a fraction the numerator of which is the value of such account as of the Base Date and the denominator of which is the value such account would have had as of the Base Date if the assets in the account as of the Base Date had been valued at the values therefor as of the Closing Measurement Date.

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“Adjustment Report” has the meaning set forth in Section 5.16(e).

“Advisers Act” means the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder by the SEC.

“Affiliate” means any Person that directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the first Person.

“Affiliate Arrangement” means any BlackRock Affiliate Arrangement or any MLIM Affiliate Arrangement, as the case may be.

“Agreement” means this Transaction Agreement, including the Schedules and any Annexes and Exhibits hereto, as such may hereunder be amended or restated from time to time.

“Allocation” has the meaning set forth in Section 8.10(a).

“Ancillary Agreements” means the Stockholder Agreement, the BlackRock Distribution Agreement, the Transition Services Agreement and the MLIM Parent Registration Rights Agreement.

“Applicable Date” has the meaning set forth in Section 4.8(a).

“Applicable Law” means any Law applicable to any of the parties to this Agreement or the Ancillary Agreements or any of their respective Affiliates, directors, officers, employees, properties or assets or, if applicable to a party, any of the Funds.

“Assets” has the meaning set forth in Section 3.11.

“Assumed Benefit Plan” has the meaning set forth in Section 3.21(a).

“Balance Sheet Adjustment Amounts” means the Stockholder’s Equity Adjustment Amount and the Working Capital Adjustment Amount.

“Base Date” means December 31, 2005.

“Base Revenue Run Rate” means, for any Person, the Revenue Run-Rate as of the Base Date.

“BlackRock” has the meaning set forth in the introductory paragraph to this Agreement and includes any permitted successor or assign.

“BlackRock Affiliate Arrangement” has the meaning set forth in Section 4.16(a).

“BlackRock Balance Sheet” has the meaning set forth in Section 4.9.

“BlackRock Benefit Plan” has the meaning set forth in Section 4.13.

“BlackRock Broker Dealer Subsidiaries” has the meaning set forth in Section 4.12(e).

“BlackRock Class A Common Stock” has the meaning set forth in the recitals to this Agreement.

“BlackRock Class B Common Stock” has the meaning set forth in the recitals to this Agreement.

“BlackRock Common Stock” has the meaning set forth in the recitals to this Agreement.

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“BlackRock Companies” means BlackRock and the Controlled Affiliates of BlackRock.

“BlackRock Deductible” has the meaning set forth in Section 7.6.

“BlackRock Disclosure Letter” means the Schedule attached to the Disclosure Letter delivered preamble to Art IV.

“BlackRock Distribution Agreement” means the Global Distribution Agreement between New BlackRock and MLIM Parent in the form attached hereto as Exhibit A-1.

“BlackRock Employee” means any individual who is, on the date of this Agreement, an employee of any BlackRock Company.

“BlackRock Employment Contract” has the meaning set forth in Section 4.13(a).

“BlackRock Financial Statements” has the meaning set forth in Section 4.8(d).

“BlackRock Indemnified Party” has the meaning set forth in the Section 7.2.

“BlackRock Investment Adviser Subsidiaries” has the meaning set forth in Section 4.12(d).

“BlackRock Market Price” means the average of the volume weighted sales prices per share of BlackRock Class A Common Stock as reported on the consolidated transaction reporting system for securities traded on the NYSE (as reported in Bloomberg Financial Markets or, if not reported thereby, an authoritative source as the parties shall agree in writing) for the 10 consecutive full trading days ending on the trading day prior to the Closing Date.

“BlackRock Material Adverse Effect” means any change, effect, event, matter, occurrence or state of facts that (a) has a material adverse effect on the business, condition (financial or otherwise), or assets and properties of BlackRock, or (b) materially impairs the ability of BlackRock to consummate the Transactions, other than, in the case of clause (a) or (b), any change, effect, event, matter, occurrence or state of facts to the extent resulting from (i) any change or development in economic or business conditions in general or in the investment management industry in particular (including any such change or development resulting from armed hostilities or terrorist actions), (ii) any change in Law or GAAP or the enforcement thereof, (iii) any adverse change in the assets under management in the business of the BlackRock Companies if and to the extent such change is reflected in a reduction in the Revenue Run-Rate between the Base Date and the calculation date of the Closing Revenue Run-Rate, and (iv) the public announcement in and of itself of this Agreement and the Transactions, except, in case of clause (i) or (ii), to the extent that such change, effect, event, matter, occurrence or state of facts has a materially disproportionate effect on the BlackRock, taken as a whole, relative to Persons engaged in the investment management industry generally.

“BlackRock Merger Sub Common Stock” has the meaning set forth in the recitals to this Agreement.

“BlackRock Party” has the meaning set forth in the introductory paragraph to this Agreement.

“BlackRock Preferred Stock” has the meaning set forth in the recitals to this Agreement.

“BlackRock Private Fund” has the meaning set forth in Section 4.12(h).

“BlackRock Public Fund” has the meaning set forth in Section 4.12(g).

“BlackRock Real Property Leases” has the meaning set forth in Section 4.17.

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“BlackRock Registration Statement” has the meaning set forth in Section 5.15(a).

“BlackRock Savings Plan” has the meaning set forth in Section 5.14(c).

“BlackRock SEC Reports” has the meaning set forth in the introductory paragraph of Article IV.

“BlackRock Shares” has the meaning set forth in the recitals to this Agreement.

“BlackRock Stockholders Meeting” has the meaning set forth in Section 5.15(d).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Cap” has the meaning set forth in Section 7.4.

“Certificate of Merger” has the meaning set forth in Section 1.1(b).

“Client” of a Person means any other Person to which such Person or any of its Controlled Affiliates provides investment management or investment advisory services, including any sub-advisory services, relating to securities or other financial instruments, commodities, real estate or any other type of asset, pursuant to an Investment Advisory Arrangement.

“Closing” has the meaning set forth in Section 1.3.

“Closing Date” has the meaning set forth in Section 1.3.

“Closing Measurement Date” means such day as close as practicable, but in any event not more than ten calendar days prior to, the scheduled Closing Date as to which MLIM Parent and BlackRock shall agree.

“Closing Revenue Run-Rate” means, for any Person or any Specified Client Accounts, the Revenue Run-Rate for such Person as of the Closing Measurement Date.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Stock Cap” has the meaning set forth in Section 1.2(b).

“Confidentiality Agreement” means the confidentiality agreement, by and between MLIM Parent and BlackRock, executed and delivered prior to the date of this Agreement.

“Consent” means any consent, approval, authorization, waiver, permit, license, grant, agreement, exemption or order of, or registration, declaration or filing with, any Person, including any Governmental Authority, that is required in connection with (a) the execution and delivery by BlackRock, PNC, MLIM Parent and the MLIM Companies of this Agreement or any Ancillary Agreement or (b) the consummation by BlackRock, PNC, MLIM Parent and the MLIM Companies of the Transactions.

“Contingent Account” means, in reference to the Client account of any Person as of the Closing Measurement Date, (i) the portion (which may be 100%) of any Client account of such Person as to which the Client or any representative of the Client has indicated orally or in writing through any statement, notice or other communication on or prior to the Closing Measurement Date that such portion is or will be under review for possible withdrawal, redemption or termination and as to which the Client or such representative has not withdrawn such indication and (ii) any Client account of such Person which is required by Applicable Law or the terms of the Investment Advisory Arrangement applicable thereto, in order for such Person to continue providing

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investment advisory services to such account after the Closing, to provide consent to the Transaction, to enter into a new Investment Advisory Arrangement or to obtain investor approval of a new Investment Advisory Arrangement in order for such new Investment Advisory Arrangement to remain in effect beyond a temporary period and which, as of the Closing Measurement Date, has not granted such consent (which, in the case of a negative consent to the extent expressly permitted by this Agreement or otherwise agreed by MLIM Parent and BlackRock, will be deemed granted if the condition set forth in Section 5.8(b)(ii)(B) or Section 5.19(b) (ii)(B), as applicable, is met with respect to the relevant Investment Advisory Arrangement), entered into a new Investment Advisory Arrangement or obtained such investor approval, as the case may be.

“Continuing Employee” has the meaning set forth in Section 5.14(a).

“Contract” means, whether written or oral, any loan agreement, indenture, letter of credit (including related letter of credit application and reimbursement obligation), mortgage, security agreement, pledge agreement, deed of trust, bond, note, guarantee, surety obligation, warrantee, license, franchise, permit, power of attorney, purchase order, lease, and other agreement, contract, instrument, obligation, offer, commitment, arrangement and understanding, in each case as amended, supplemented, waived or otherwise modified.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise (and “Controlled” shall have a correlative meaning). For purposes of this definition, a general partner or managing member of a Person shall always be considered to Control such Person; provided, however, that a Person shall not be treated as having control over any Fund to which it provides services unless it has a proprietary economic interest exceeding 25% of the equity interest in such Fund.

“DCL” means dual consolidated loss as defined in Section 1503(d)(2) of the Code and Treasury Regulation Section 1.1503-2(c)(5).

“Deductible” has the meaning set forth in Section 7.3.

“DGCL” has the meaning set forth in Section 1.1(a).

“Dispute Notice” has the meaning set forth in Section 5.16(c).

“Distribution Agreement” means any Contract for the distribution or sales of shares or units of a Fund.

“Effective Time” has the meaning set forth in Section 1.1(b).

“Environmental Law” means any Law, code, license, permit, authorization, approval, consent, common law, legal doctrine, requirement or agreement with any Governmental Authority, relating to (i) the protection, preservation or restoration of the environment (including air, water, vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of hazardous substances, in each case as amended and as now in effect.

“Equity Right” has the meaning set forth in Section 3.2(b).

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended, and the rules, regulations and class exemptions of the U.S. Department of Labor thereunder.

“ERISA Client” has the meaning set forth in Section 3.19(a).

“Estimated Closing Balance Sheet” has the meaning set forth in Section 5.16(b).

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“Estimated Stockholder’s Equity Adjustment” means the excess, if any, of (a) the Stockholder’s Equity Target over (b) the amount of Stockholder’s Equity as set forth in the Estimated Closing Balance Sheet.

“Estimated Working Capital Adjustment” means the excess, if any, of (a) the Working Capital Target over (b) the amount of Working Capital as set forth in the Estimated Closing Balance Sheet.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder by the SEC.

“Fiduciary Requirement” means any requirement imposed by Applicable Law or an Investment Advisory Arrangement regarding the services performed for a Client pursuant to such Investment Advisory Arrangement including but not limited to compliance with investment guidelines.

“Filings” has the meaning set forth in Section 3.16(h).

“Final Closing Balance Sheet” has the meaning set forth in Section 5.16(d).

“Former BlackRock Employee” means any individual who is, on the date of this Agreement, a former employee, officer, director or consultant of a BlackRock Company.

“Former MLIM Employee” means any individual who is, on the date of this Agreement, a former employee, officer, director or consultant in respect of the MLIM Business or any MLIM Business Entity that, after giving effect to the MLIM Restructuring, will be a MLIM Transferred Entity or a Controlled Affiliate of a MLIM Transferred Entity.

“Fully Diluted” has the meaning ascribed to the term “Diluted” in Statement of Financial Accounting Standards No. 123.

“Fund” means any Public Fund or Private Fund. For the purposes of Article III, the term Fund shall not include any MLIM Sub-Advised Fund.

“Fund Board” means the board of directors or trustees (or Persons performing similar functions) of a Fund.

“Fund Financial Statements” means (a) with respect to each Public Fund, the audited financial statements of each such Public Fund for the three most recently completed fiscal years (or, if a shorter period, since the inception of such Public Fund), together with reports on such year-end statements by each such Fund’s independent public accountants, including, in each case, for each investment portfolio thereof, a statement of net assets or statement of assets and liabilities and schedule of investments, a statement of operations and a statement of changes in net assets and (b) with respect to each Private Fund, the financial statements of each such Private Fund for the three most recently completed fiscal years (or, if a shorter period, since the inception of such Private Fund).

“GAAP” shall mean U.S. generally accepted accounting principles in effect at the time any applicable financial statements were prepared or any act requiring the application of GAAP was performed.

“Governmental Approval” means any Consent of, with or to any Governmental Authority.

“Governmental Authority” means any nation, state, territory, province, county, city or other unit or subdivision thereof or any entity, authority, agency, department, board, commission, instrumentality, court or other judicial body authorized on behalf of any of the foregoing to exercise legislative, judicial, regulatory or administrative functions of or pertaining to government, and any Self-Regulatory Organization.

“Group” means a “group” as defined under Section 13(d) of the Exchange Act.

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“HRMC Agreement” has the meaning set forth in Section 5.10(d)(i).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Indebtedness” means, without duplication, (a) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), whether or not evidenced by a writing, (b) any other indebtedness that is evidenced by a note, bond, debenture, draft or similar instrument, (c) all obligations under financing or capital leases, (d) all obligations in respect of acceptances issued or created, (e) notes payable and drafts accepted representing extensions of credit, (f) all liabilities for purchase price, lease or similar payments secured by any Lien on any property, (g) letters of credit and any other agreements relating to the borrowing of money or extension of credit and (h) any guarantee of any of the foregoing obligations.

“Indemnified Party” has the meaning set forth in Section 7.10(a).

“Indemnifying Party” has the meaning set forth in Section 7.10(a).

“Information Technology” means electronic business processes, data processing, information, record keeping, communications, telecommunications and computer systems (including all computer hardware and equipment, programs, software, databases, and firmware).

“Intellectual Property” means all material (a) trademarks, service marks, trade names, trade dress, domain names, web sites, copyrights, proprietary models, processes, formulas, software (other than off-the-shelf shrink wrapped software) and databases, client lists and similar rights, including registrations and applications to register or renew the registration of any of the foregoing with any Governmental Authority in any country and (b) patent and patent applications, inventions, processes, designs, formulae, trade secrets, know-how, computer software, data and documentation and any other similar intellectual property rights, tangible embodiments of any of the foregoing (in any medium including electronic media), and licenses of any of the foregoing.

“Internal Controls” has the meaning set forth in Section 3.8(c).

“Investment Advisory Arrangement” means a Contract under which a Person acts as an investment adviser or sub-adviser to, or manages any investment or trading account of, any Client.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder by the SEC.

“Law” means any domestic or foreign federal or state statute, law, ordinance, rule, administrative code, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree, policy, ordinance, decision, guideline or other requirement (including those of the SEC and any Self-Regulatory Organization).

“Lease” means any of the real estate leases, subleases, licenses or similar agreements pursuant to which a Person occupies any real property, together with all amendments, modifications, supplements and/or extensions thereof.

“LIBOR” means, with respect to any date of determination, the rate per annum (rounded upwards, if necessary, to the nearest one hundredth (1/100) of one percent (1%)) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in dollars at approximately 11:00 a.m. (London time) two Business Days prior to such date for a term of one month. If for any reason such rate is not available, the term “LIBOR” shall mean, with respect to any date of determination, the rate per annum (rounded upwards, if necessary, to the nearest one hundredth (1/100) of one percent (1%)) appearing on Reuters Screen LIBO Page as

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the London interbank offered rate for deposits in dollars at approximately 11:00 a.m. (London time) two Business Days prior to such date for a term of one month; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates.

“License Agreement” means a license for the benefit of BlackRock and its Controlled Affiliates consistent with the principles set forth in Exhibit A-2.

“Lien” means, whether arising under any Contract or otherwise, any debts, claims, security interests, liens, encumbrances, pledges, mortgages, retention agreements, hypothecations, rights of others, assessments, restrictions, voting trust agreements, options, rights of first offer, proxies, title defects, and charges or other restrictions or limitations of any nature whatsoever other than restrictions on transfer imposed by Applicable Law and any related agreements and other than the Stockholder Agreement.

“Litigation” means any action, cause of action, claim, demand, suit, proceeding, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending or threatened, by or before any court, tribunal, arbitrator or other Governmental Authority.

“Loss” means any liability, damage, claim, demand, obligation, loss, fine, cost, expense, royalty, or deficiency (whether known, unknown, disclosed, undisclosed, absolute, contingent, accrued or otherwise, whether or not resulting from Third-Party Claims), including interest and penalties with respect thereto and reasonable out-of-pocket expenses and reasonable attorneys’ and accountants’ fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of the respective rights in connection with or under this Agreement or under any Ancillary Agreement.

“Material Contract” means any Contract to which any MLIM Business Entity or any MLIM Transferor is a party or by which it or any of its properties or assets or any properties or assets of the Business is bound of the type listed below:

(a) any License Agreement material to the MLIM Business;

(b) any Lease material to the MLIM Business;

(c) any Contract relating to any Indebtedness in excess of $10,000,000, other than (i) any mortgage or similar Indebtedness secured by specific property owned by or on behalf of a Client and (ii) any intercompany Indebtedness;

(d) other than Rule 12b-1 plans or service fees, any joint venture, strategic alliance, exclusive distribution, partnership or similar Contract involving a sharing of profits or expenses or payments based on revenues, profits or assets under management of any MLIM Business Entity or any MLIM Fund that accounts for revenue to the MLIM Business in excess of $5,000,000 on an annual (or annualized) basis;

(e) other than in the case of a Contract relating to the acquisition or sale of any real property by a Fund or other Person on behalf of a Client, stock purchase agreements, asset purchase agreements and other acquisition or divestiture agreements;

(f) any Affiliate Arrangement;

(g) any Contract providing for future payments by a MLIM Business Entity or the acceleration or vesting of payments by a MLIM Business Entity, in each case in an aggregate amount in excess of $10,000,000 that will be triggered, in whole or in part, by the consummation of the Transactions;

(h) any Contract that cannot be terminated by a MLIM Business Entity or an MLIM Fund without the incurrence of any payment or other economic penalty or cost in excess of $5,000,000 within 60 days of the date of termination; and

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(i) any other Contract that is material to the MLIM Business.

“Merger” has the meaning set forth in Section 1.1(a).

“Minor Losses” has the meaning set forth in Section 7.2.

“MLIHL” means ML Invest Holdings Limited.

“MLIM Affiliate Arrangement” has the meaning set forth in Section 3.15(a).

“MLIM Balance Sheet” has the meaning set forth in Section 3.8(g).

“MLIM Business” means the business that is conducted by the MLIM Business Entities and their Subsidiaries and is described under the caption “MLIM Investment Managers” on page 11 of MLIM Parent’s Annual Report on Form 10K for the fiscal year ended December 31, 2004 filed with the SEC, with the results of operations and financial position of such businesses being reflected in the MLIM Financial Statements.

“MLIM Business Entities” means each of the MLIM Companies that conducts any non-de minimis portion of the MLIM Business, provided that for the purposes of Section 3.20 and Article VIII, MLIM Business Entities means each of the MLIM Companies that conducts any portion of the MLIM Business. For the purposes of Article III (other than Section 3.20), the term “MLIM Business Entities” includes each MLIM Transferor.

“MLIM Company” means MLIM Parent and each Controlled Affiliate thereof.

“MLIM Consideration” has the meaning set forth in Section 1.2(b).

“MLIM Contribution” has the meaning set forth in Section 1.2(a).

“MLIM Controlled Affiliate” means a Controlled Affiliate of MLIM Parent.

“MLIM Employee” means any individual who is, on the date of this Agreement, an employee of MLIM Business.

“MLIM Employment Agreement” has the meaning set forth in Section 3.21(a).

“MLIM Financial Statement Principles” means the principles and policies set forth in Exhibit A-4.

“MLIM Financial Statements” has the meaning set forth in Section 3.8.

“MLIM Fund” means any MLIM Public Fund or any MLIM Private Fund.

“MLIM Material Adverse Effect” means any change, effect, event, matter, occurrence or state of facts that (a) has a material adverse effect on the business, condition (financial or otherwise), or assets and properties of the MLIM Business, taken as a whole, or (b) materially impairs the ability of MLIM Parent to consummate the Transactions, other than, in the case of clause (a) or (b), any change, effect, event, matter, occurrence or state of facts to the extent resulting from (i) any change or development in economic or business conditions in general, or in the investment management industry in particular (including any such change or development resulting from armed hostilities or terrorist actions), (ii) any change in Law or GAAP or the enforcement thereof, (iii) any adverse change in the assets under management in the MLIM Business if and to the extent such change is fully reflected in a reduction in the Revenue Run-Rate between the Base Date and the calculation date of the Closing Revenue Run-Rate, (iv) the public announcement in and of itself of this Agreement and the Transactions, and (v) any Proceeding or other matter for which, after the Closing, the BlackRock Indemnified Parties would be entitled

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to indemnification pursuant to Section 7.2(d), except, in case of clause (i) or (ii), to the extent that such change, effect, event, matter, occurrence or state of facts has a materially disproportionate effect on the MLIM Business, taken as a whole, relative to Persons engaged in the investment management industry generally.

“MLIM Parent” has the meaning set forth in the introductory paragraph to this Agreement.

“MLIM Parent Benefit Plan” has the meaning set forth in Section 3.21(a).

“MLIM Parent Disclosure Letter” has the meaning set forth in the preamble to Article III.

“MLIM Parent Registration Rights Agreement” means the Registration Rights Agreement, between MLIM Parent and BlackRock, which shall contain terms and conditions consistent with the principles set forth in Exhibit A-3.

“MLIM Private Fund” means any pooled investment vehicle for which a MLIM Company acts as investment advisor, general partner, managing member, manager or sponsor that is not registered as such with any Governmental Authority.

“MLIM Public Fund” means any pooled investment vehicle (including each portfolio or series thereof, if any) for which a MLIM Company acts as investment adviser, investment sub-adviser, sponsor or manager and which is registered as such with any Governmental Authority.

“MLIM Restructuring” has the meaning set forth in Section 5.18.

“MLIM Sub-Advised Fund” means any MLIM Private Fund or MLIM Public Fund other than any Fund sponsored or managed by any MLIM Company.

“MLIM Transferred Entities” means the Subsidiaries of MLIM Parent to which MLIM Parent assigns, conveys, transfers and delivers all of the Assets in accordance with Exhibit 5.18 hereto.

“MLIM Transferred Interests” means all of the issued and outstanding capital stock (or other equity interest) of the MLIM Transferred Entities.

“MLIM Transferors” means each MLIM Company that is contributing assets (including interests of certain MLIM Controlled Affiliates) or liabilities to the MLIM Transferred Entities in connection with the MLIM Restructuring.

“MLIM VAT Group” has the meaning set forth in Section 8.11(a).

“Negative Consent Notice” has the meaning set forth in Section 5.8(b)(ii).

“New BlackRock Common Stock” has the meaning set forth in the recitals to this Agreement.

“New BlackRock Preferred Stock” means Preferred Stock, par value $0.01 per share of, New BlackRock.

“New BlackRock Series A Preferred Stock” has the meaning set forth in Section 1.2(b).

“New BlackRock Shares” means the New BlackRock Common Stock and the New BlackRock Preferred Stock.

“New Plan” has the meaning set forth in Section 5.14(b).

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“Non-Affiliate Interest” has the meaning set forth in Section 3.3(a).

“Notice” has the meaning set forth in Section 5.8(b)(i).

“NYSE” means the New York Stock Exchange.

“Organizational Documents” means, with respect to any Person that is a corporation, its articles or certificate of incorporation or memorandum and articles of association, as the case may be, and bylaws; with respect to any Person that is a partnership, its certificate of partnership and partnership agreement; with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement; with respect to any Person that is a trust or other entity, its declaration or agreement of trust or constituent document; and with respect to any other Person, its comparable organizational documents, in each case, as has been amended or restated.

“Payee Party” has the meaning set forth in Section 7.13.

“Payor Party” has the meaning set forth in Section 7.13.

“Permits” has the meaning set forth in Section 3.16(b).

“Permitted Liens” means all Liens that are:

(a) for Taxes or assessments that are not yet due and payable or which are being contested in good faith and by appropriate proceedings and for which adequate reserves have been established on BlackRock’s and its Subsidiaries’ books and records in accordance with GAAP;

(b) Liens or pledges to secure payments of workmen’s compensation and other payments, unemployment and other insurance, old-age pensions or other social security obligations, or the performance of bids, tenders, leases, contracts, public or statutory obligations, surety, stay or appeal bonds, or other similar obligations arising in the ordinary course of business, and in each case for which adequate reserves have been established on a Person’s books and records in accordance with GAAP;

(c) workmen’s, repairmen’s, warehousemen’s, vendors’, mechanics’ or carriers’ Liens or other similar Liens arising in the ordinary course of business and securing sums that are not past due, or deposits or pledges to obtain the release of any such Liens, and in each case for which adequate reserves have been established on a Person’s books and records in accordance with GAAP;

(d) statutory landlords’ Liens under Leases to which a Person or a Controlled Affiliate of such Person is a party;

(e) zoning restrictions, easements, rights of way, licenses and restrictions on the use of real property, minor irregularities or imperfections in title thereto and other minor encumbrances in property that do not materially impair the use of such property in the normal operation of the business or the value of such property for the purpose of such business; and

(f) Liens created by or consented to in writing by, in the case of a Lien to which BlackRock or a BlackRock Controlled Affiliate is subject, MLIM Parent and, in the case of a Lien to which a MLIM Business Entity is subject, BlackRock.

“Person” means any natural person or any firm, partnership, limited liability partnership, association, corporation, limited liability company, joint venture, trust, business trust, sole proprietorship, Governmental Authority or other entity or any division thereof.

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“Plan” means each material bonus, deferred compensation, material incentive compensation, stock purchase, stock option, stock appreciation right or other stock-based incentive, severance, change-in-control, or termination pay, hospitalization or other medical, disability, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement and each other material employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by MLIM Parent or BlackRock or any Controlled Affiliate for the benefit of any MLIM Employee or BlackRock Employee or former employee with respect to services to either company or any of the Subsidiaries of either company.

“PNC” has the meaning set forth in the recitals to this Agreement.

“Private Fund” means a MLIM Private Fund or a BlackRock Private Fund, as the case may be.

“Proceeding” means any action, cause of action, arbitration, claim, demand, suit, proceeding, citation, summons, subpoena, examination, audit, review, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending or threatened, by or before any court, tribunal, arbitrator or other Governmental Authority.

“Proposed Allocation” has the meaning set forth in Section 8.10(b).

“Public Fund” means a MLIM Public Fund or a BlackRock Public Fund, as the case may be.

“Public Fund Board” means the board of directors or trustees (or Persons performing similar functions) of a Public Fund.

“Quorum Failure” has the meaning set forth in Section 5.8(a)(ii).

“Regulatory Requirement” means any Law that is primarily related to or primarily applicable to the business, products, services, operation, financial condition, ownership, supervision or regulation of brokers, dealers, commodity pool operators, commodity trading advisors, futures commission merchants, insurance companies or agents, real estate brokers, real estate property managers, variable annuities investment companies, investment companies, banks, investment advisers, trust companies, transfer agents, securities information processors, clearing agencies, clearing corporations or securities depositories or any other financial services business or Persons engaged therein, including, for the avoidance of doubt, any such Law to which any financial services business included in the MLIM Business or the business of BlackRock is or has at anytime in the past been subject.

“Required BlackRock Stockholder Vote” has the meaning set forth in Section 5.15(a).

“Resolution Date” has the meaning set forth in Section 5.16(f).

“Resolution Period” has the meaning set forth in Section 5.16(c).

“Revenue Run-Rate” means, as of any date for any Person, the aggregate annualized investment advisory, subadvisory, administration, sub- or co-administration, shareholder servicing and 12b-1 Plan or similar fees computed primarily by reference to assets under management that are payable to such Person or an Affiliate (limited in respect of the MLIM Companies and their Controlled Affiliates to the MLIM Companies and such Controlled Affiliates and in respect of BlackRock and its Controlled Affiliates to BlackRock and such Controlled Affiliates) in respect of all Client accounts as to which such Person provides any of the foregoing services, determined by multiplying the Adjusted Assets Under Management for each such account as of such date by the applicable annual fee rate for such account as of such date and, in the case of any Person that is not a wholly-owned Subsidiary of a MLIM Company or BlackRock, as the case may be, by multiplying the foregoing product by the direct and indirect percentage participation of a MLIM Company or BlackRock, as the case may be, in the

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revenues or income, as applicable, of such Person. For purposes of this definition, the “applicable annual fee rate” for each account shall not include the effect of any performance-based fees or adjustments thereto or any extraordinary revenue items, and shall be reduced to take account of any then applicable fee waiver, expense reimbursement or rebate, or any reallowance of administration or sub- or co-administration fees, shareholder servicing, 12b-1 Plan or other such fees to any Person in connection with such account. For the purposes of this definition, the term Person shall be deemed to include the MLIM Business.

“Review Period” has the meaning set forth in Section 5.16(c).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and any Law enacted or promulgated pursuant or relating thereto.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder by the SEC.

“Self-Regulatory Organization” means the National Association of Securities Dealers, Inc., each national securities exchange in the United States and each other board or body, whether United States or foreign, that is charged with the supervision or regulation of brokers, dealers, commodity pool operators, commodity trading advisors, futures commission merchants, securities underwriting or trading, stock exchanges, commodities exchanges, insurance companies or agents, investment companies or investment advisers, or to the jurisdiction of which any MLIM Business Entity, any Controlled Affiliate of a MLIM Parent, any of its Controlled Affiliates or any MLIM Fund is subject.

“Specified Provisions” has the meaning set forth in Section 7.1(a).

“Specified Rate” means LIBOR plus 1.0% per annum.

“Stockholder Agreement” has the meaning set forth in the recitals to this Agreement.

“Straddle Period” shall mean any Tax period beginning before and ending after the Closing Date.

“Subsidiary” of a Person means an Affiliate of such Person of which 50% or more of the voting stock (or of any general partnership or other voting or controlling equity interest in the case of a Person that is not a corporation) is beneficially owned by the Person directly or indirectly through one or more other Persons.

“Surviving Entity” has the meaning set forth in Section 1.1(a).

“Tax” means any and all federal, state, local or foreign income, gross receipts, property, sales, use, license, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer, registration, social security, workers’ compensation or net worth, value added, consumption, windfall or other profits, capital stock, unemployment excise tax, any combination or admixture of such Taxes or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever and however named (including all interest and penalties and additions thereto), including any such amounts due as a result of being a member of a consolidated, combined or unitary group, by contract or similar arrangement or as a result of being related to another Person, whether as a primary obligor or secondary obligor, jointly liable or not, or as a successor or not.

“Tax Certificate” has the meaning set forth in Section 5.17(c).

“Tax Claim” has the meaning set forth in Section 8.2(a).

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“Tax Indemnity Payment” has the meaning set forth in Section 8.1(c).

“Tax Opinion” has the meaning set forth in Section 6.1(e).

“Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Third Party” has the meaning set forth in Section 8.2(d).

“Third-Party Claim” has the meaning set forth in Section 7.10(b)(i).

“Transaction Expenses” means all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the Ancillary Agreements and the Transactions.

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements.

“Transfer” means any direct or indirect sale, lease, assignment, pledge, hypothecation, encumbrance, disposition, transfer, gift or attempt to create or grant a security interest in any property or contract right or any interest therein or portion thereof, whether voluntary or involuntary, by operation of law or otherwise, and includes any sale or other disposition in any one transaction or series of transactions (whether or not related).

“Transfer Taxes” shall mean all sales, use, privilege, transfer, documentary, gains, stamp, duties, recording and similar Taxes and fees (including any penalties, interest or additions thereto) imposed upon any party incurred in connection with the transactions contemplated by this Agreement.

“Transition Services Agreement” means the Transition Services Agreement among BlackRock, MLIM Parent and certain MLIM Controlled Affiliates, containing the terms and conditions set forth on the Summary of Terms attached hereto as Exhibit A-5.

“Treasury Regulation” shall mean the final and temporary federal income tax regulations promulgated under the Code, as the same may be amended hereafter from time to time.

“UK Company” mean MLIM Group Limited and each MLIM Business Entity which is resident in the UK for tax purposes.

“UK Entity” means each MLIM Affiliate or any of its Controlled Affiliates organized in the United Kingdom or any non-domestic branch or representative office, wherever located, of any MLIM Affiliate organized in the United Kingdom wherever located in existence on the Closing Date and transferred to New BlackRock pursuant to the MLIM Contribution.

“U.S. BlackRock Public Fund Board” shall mean the board of directors, trustees, managers or other similar governing board of a U.S. BlackRock Public Fund.

“U.S. MLIM Public Fund Board” shall mean the board of directors, trustees, managers or other similar governing board of a U.S. MLIM Public Fund.

“Valuation Expert” has the meaning set forth in Section 8.10(b)(ii).

“VAT” means such Tax as may be levied in accordance with (but subject to derogations from) the European Directive 77/338/EEC.

“Wire Transfer” means a payment in immediately available funds by wire transfer in lawful money of the United States of America, to such account or accounts as shall have been designated by notice to the paying party.

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Annex B

IMPLEMENTATION AND STOCKHOLDER AGREEMENT

AMONG

THE PNC FINANCIAL SERVICES GROUP, INC.

NEW BOISE, INC.

AND

BLACKROCK, INC.

DATED AS OF FEBRUARY 15, 2006

B-i

B-ii

IMPLEMENTATION AND STOCKHOLDER AGREEMENT

IMPLEMENTATION AND STOCKHOLDER AGREEMENT dated as of February 15, 2006 among BlackRock, Inc., a Delaware corporation (“BlackRock”), New Boise, Inc. a Delaware corporation (“New BlackRock”) and The PNC Financial Services Group, Inc., a Pennsylvania corporation (“PNC”).

WHEREAS, BlackRock is party to a Transaction Agreement, dated as of February 15, 2006 (the “Transaction Agreement”), with Merrill Lynch & Co., Inc., a Delaware corporation (“Miami Parent”), pursuant to and subject to the terms and conditions of which, among other things, Miami Parent will contribute to New BlackRock all of its interest in certain of its Controlled Affiliates in consideration for shares of Capital Stock of New BlackRock;

WHEREAS, there are conditions to the closing under the Transaction Agreement (the “Closing”) that PNC and BlackRock make certain modifications to agreements between them;

WHEREAS, upon the Closing, PNC will Beneficially Own (as defined herein), directly and/or through directly or indirectly wholly-owned Subsidiaries (as defined herein) approximately 35% of the issued and outstanding New BlackRock Class A Common Stock (as defined herein);

WHEREAS, the parties hereto desire to enter into this Agreement to establish certain arrangements with respect to the shares of New BlackRock Common Stock to be Beneficially Owned by PNC following the Closing, as well as restrictions on certain activities in respect of BlackRock Capital Stock, corporate governance and other related corporate matters;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and obligations hereinafter set forth, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Defined Terms.

As used herein, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person; provided, however, that solely for purposes of this Agreement, notwithstanding anything to the contrary set forth herein, neither BlackRock nor any of its Controlled Affiliates shall be deemed to be a Subsidiary or Affiliate of PNC solely by virtue of the Beneficial Ownership by PNC of New BlackRock Capital Stock, the election of Directors nominated by PNC to the Board, the election of any other Directors nominated by the Board or any other action taken by PNC in accordance with the terms and conditions of, and subject to the limitations and restrictions set forth on such Person in, this Agreement (and irrespective of the characteristics of the aforesaid relationships and actions under applicable law or accounting principles).

“Agreement” means this Implementation and Stockholder Agreement as it may be amended, supplemented, restated or modified from time to time.

“Beneficial Ownership” by a Person of any securities includes ownership by any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 adopted by the Commission under the Exchange Act; provided that for purposes of determining Beneficial Ownership, a Person shall be deemed to be the Beneficial Owner of any securities which may be acquired by such Person pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in excess of 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing), except that in no event will PNC be deemed to Beneficially Own any securities which it has the right to acquire pursuant to Section 2.3 unless, and then only to the extent that, it shall have actually exercised such right. For purposes of this Agreement, a Person shall be deemed to Beneficially Own any securities Beneficially Owned by its Affiliates (including as Affiliates for this purpose its officers and directors only to the extent they would be Affiliates solely by reason of their equity interest) or any Group of which such Person or any such Affiliate is or becomes a member; provided, however, that securities Beneficially Owned by PNC shall not include, for any purpose under this Agreement, any Voting Securities or other securities held by such Person and its Affiliates in trust, managed, brokerage, custodial, nominee or other customer accounts; in trading, inventory, lending or similar accounts of such Person and Affiliates of such Person which are broker-dealers or otherwise engaged in the securities business; or in pooled investment vehicles sponsored, managed and/or advised or subadvised by such Person and its Affiliates except, if they Beneficially Own more than 25% of the ownership interests in a pooled investment vehicle, to the extent of their ownership interests therein; provided that in each case, such securities were acquired in the ordinary course of business of their securities business and not with the intent or purpose of influencing control of New BlackRock or avoiding the provisions of this Agreement. The term “Beneficially Own” shall have a correlative meaning.

“Board” means the Board of Directors of New BlackRock.

“Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in New York, New York.

“By-Laws” means the By-Laws of BlackRock, as amended or supplemented from time to time.

“Capital Stock” means, with respect to any Person at any time, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of capital stock, partnership interests (whether general or limited) or equivalent ownership interests in or issued by such Person.

“Class A Common Stock” means the shares of Class A Common Stock, par value $0.01 per share, of BlackRock or New BlackRock, as the case may be, and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.

A “Change of Control of PNC” shall be deemed to occur when the Board of Directors of PNC determines that a Change in Control of PNC has occurred, as a Change in Control of PNC may be defined from time to time by the Board of Directors of PNC. Provided, however, that at a minimum, a Change in Control of PNC shall, without any action by the Board of Directors of PNC, be deemed to occur if:

(a) any Person, excluding employee benefit plans of PNC, is or becomes the Beneficial Owner, directly or indirectly, of securities of PNC representing a majority of the combined voting power of PNC’s then outstanding securities;

(b) PNC consummates a merger, consolidation, share exchange, division or other reorganization or transaction of PNC (a “Fundamental Transaction”) with any other corporation, other than a Fundamental Transaction that results in the voting securities of PNC outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least a majority of the combined voting power immediately after such Fundamental Transaction of (i) PNC’s outstanding securities, (ii) the surviving entity’s outstanding securities, or (iii) in the case of a division, the outstanding securities of each entity resulting from the division;

(c) the shareholders of PNC approve a plan of complete liquidation or winding-up of PNC or an agreement for the sale or disposition (in one transaction or a series of transactions) of all or substantially all PNC’s assets;

(d) as a result of a proxy contest, individuals who prior to the conclusion thereof constituted the Board of Directors of PNC (including for this purpose any new director whose election or nomination for election by PNC’s shareholders in connection with such proxy contest was approved by a vote of at least two-thirds of the directors then still in office who were directors prior to such proxy contest) cease to constitute at least a majority of the Board of Directors of PNC (excluding any Board seat that is vacant or otherwise unoccupied); or

(e) during any period of twenty-four (24) consecutive months, individuals who at the beginning of such period constituted the Board of Directors of PNC (including for this purpose any new director whose election or nomination for election by PNC’s shareholders was approved by a vote of at least two thirds of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board of Directors of PNC (excluding any Board seat that is vacant or otherwise unoccupied).

“Commission” means the United States Securities and Exchange Commission.

“Control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means, or otherwise to control such Person within the meaning of such term as used in Rule 405 under the Securities Act.

“Controlled Affiliate” of any Person means a Person that is directly or indirectly controlled by such other Person.

“Director” means any member of the Board (other than any advisory, honorary or other non-voting member of the Board).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission from time to time thereunder (or under any successor statute).

“Fair Market Value” means, as to any securities or other property, the cash price at which a willing seller would sell and a willing buyer would buy such securities or property in an arm’s-length negotiated transaction without time constraints. With respect to any securities that are traded on a national securities exchange or quoted on the Nasdaq National Market or the Nasdaq Small Cap Market, Fair Market Value shall mean the arithmetic average of the closing prices of such securities on their principal market for the ten consecutive trading days immediately preceding the applicable date of determination and with respect to shares of Series A Participating Preferred Stock shall be the same price per share as the Fair Market value per share of the Class A Common Stock. The Fair Market Value of any property or assets, other than securities described in the preceding sentence, with an estimated value of less than 1% of the Fair Market Value of all of the issued and outstanding New BlackRock Capital Stock shall be determined by the Board (acting through a majority of the Independent Directors) in its good faith judgment. The Fair Market Value of all other property or assets shall be determined by an Independent Investment Banking Firm, selected by a majority of the Independent Directors, whose determination shall be final and binding on the parties hereto. The fees and expenses of such Independent Investment Banking Firm shall be paid by New BlackRock.

“Group” shall have the meaning assigned to it in Section 13(d)(3) of the Exchange Act.

“Independent Director” means any Director who (i) is or would be an “independent director” with respect to BlackRock and New BlackRock, pursuant to Section 303A.02 of the New York Stock Exchange Listed Company Manual and Section l0A of the Exchange Act (or any successor provisions) and (ii) was not nominated or proposed for nomination by or on behalf of, PNC, any Significant Stockholder, any Affiliates or Designated Directors of PNC or a Significant Stockholder.

“Independent Investment Banking Firm” means an investment banking firm of nationally recognized standing that in the reasonable judgment of the Person or Persons engaging such firm, taking into account any prior relationship with PNC, any Significant Stockholder, BlackRock, or New BlackRock is independent of such Person or Persons.

“Material Effect” means a determination by the Board that the fundamental economics and operations of the business of New BlackRock have been materially and adversely affected as a result of a Change of Control of PNC (taking into account New BlackRock’s revenues, earnings, corporate governance, management practices, culture and compensation practices).

“Ownership Cap” means, at any time of determination, with respect to PNC and its Affiliates, the higher of (i) 35 percent of the Total Voting Power of the Voting Securities of New BlackRock issued and outstanding at such time and (ii) the Ownership Percentage of PNC immediately after the Closing.

“Ownership Percentage” means, with respect to any Person, at any time, the quotient, expressed as a percentage, of (i) the Total Voting Power of all Voting Securities or another Person Beneficially Owned by such Person and its Affiliates divided by (ii) the Total Voting Power of all Voting Securities of such other Person issued and outstanding at that time.

“Ownership Threshold” means, at any time of determination, with respect to New BlackRock Parent and its Affiliates, 20 percent of the Total Voting Power of the Voting Securities of New BlackRock issued and outstanding at such time.

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, other entity, government or any agency or political subdivision thereof or any Group comprised of two or more of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated by the Commission from time to time thereunder (or under any successor statute).

“Series A Participating Preferred Stock” means the Series A Participating Preferred Stock, par value $.01 per share, of New BlackRock and any securities issued in respect thereof, or in substitution therefor, or in substitution therefor in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.

“Significant Stockholder” means, at any time of determination, any Person other than PNC and its Affiliates that Beneficially Owns 20 percent or more of the Total Voting Power of the Voting Securities of New BlackRock issued and outstanding at that time.

“Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, (i) of which such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partner interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting or similar interests in such partnership), or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

“Total Voting Power” means the total number of votes entitled to be cast by the holders of the outstanding Capital Stock and any other securities entitled, in the ordinary course, to vote on matters put before the holders of the Capital Stock generally.

“Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of (by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of (by operation of law or otherwise), any Capital Stock or any interest in any Capital Stock; provided, however, that a merger, amalgamation, plan of arrangement or consolidation or similar business combination transaction in which PNC is a constituent corporation (or otherwise a party including, for the avoidance of doubt, a transaction pursuant to which a Person acquires all or a portion of PNC’s outstanding Capital Stock, whether by tender or exchange offer, by share exchange, or otherwise) shall not be deemed to be the Transfer of any BlackRock Capital Stock Beneficially Owned by PNC provided that the primary purpose of any such transaction is not to avoid the provisions of this Agreement and that the successor or surviving person to such a merger, amalgamation, plan of arrangement or consolidation or similar business combination transaction, if not PNC, expressly assumes all obligations of PNC under this Agreement. For purposes of this Agreement, the term Transfer shall include the sale of an Affiliate of PNC or PNC’s interest in an Affiliate which Beneficially Owns BlackRock Capital Stock unless such Transfer is in connection with a merger, amalgamation, plan of arrangement or consolidation or similar business combination transaction referred to in the first proviso of the previous sentence.

“Voting Securities” means at any time shares of any class of Capital Stock or other securities or interests of a Person which are then entitled to vote generally, and not solely upon the occurrence and during the continuation of certain specified events, in the election of directors or Persons performing a similar function with respect to such Person, and any securities convertible into or exercisable or exchangeable at the option of the holder thereof for such shares of Capital Stock.

Section 1.2 Other Defined Terms

.	The following terms shall have the meanings defined for such terms in the Sections set forth below:

TERM	SECTION
Additional New BlackRock Stock Purchase	Section 2.3
BlackRock	Preamble
PNC	Preamble
PNC Designee	Section 4.1(a)
BlackRock Party	Section 3.3(a)
Closing	Preamble
DGCL	Section 1.4
Final Transfer Notice	Section 3.2(a)(ii)
Initial Transfer Notice	Section 3.2(a)(ii)
Last Look Price	Section 3.2(a)(ii)
Litigation	Section 6.12(a)
Management Designee	Section 4.1(a)
Miami Parent	Preamble
Prohibited Actions	Section 2.2(h)
Related Person	Section 4.7
Stock Issuance	Section 2.3
Transaction Agreement	Preamble
Transferring Party	Section 3.2(a)(ii)

Section 1.3 Other Definitional Provisions.

The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article and Section references are to this Agreement unless otherwise specified.

The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

Section 1.4 Methodology for Calculations.

For purposes of calculating the number of outstanding shares of Capital Stock or Voting Securities and the number of shares of Capital Stock or Voting Securities of any Person Beneficially Owned by any other Person as of any date, any shares of Capital Stock or Voting Securities held in treasury or belonging to any Subsidiary of such Person which are not entitled to be voted or counted for purposes of determining the presence of a quorum pursuant to Section 160(c) of the Delaware General Corporation Law (or any successor statute (the “DGCL”)) shall be disregarded.

ARTICLE II

SHARE OWNERSHIP

Section 2.1 New BlackRock Capital Stock.

(a) Except as provided in paragraph (b) below, PNC covenants and agrees with New BlackRock that it shall not, and shall not permit any of its Affiliates to, directly or indirectly, acquire, offer or propose to acquire or agree to acquire, whether by purchase, tender or exchange offer, through the acquisition of control of another Person (whether by way of merger, consolidation or otherwise), by joining a partnership, syndicate or other Group or otherwise, the Beneficial Ownership of any additional New BlackRock Capital Stock, if after giving effect to such acquisition or action, PNC, together with its Affiliates, would Beneficially Own New BlackRock Capital Stock representing more than its Ownership Cap.

(b) Notwithstanding the foregoing, the acquisition (whether by merger, consolidation, exchange of equity interests, purchase of all or part of the equity interests or assets or otherwise) by PNC or an Affiliate thereof of any Person that Beneficially Owns BlackRock Capital Stock, or the acquisition of BlackRock Capital Stock in connection with securing or collecting a debt previously contracted in good faith in the ordinary course of PNC’s or such Affiliate’s banking, brokerage or securities business, shall not constitute a violation of its Ownership Cap; provided that (i) the primary purpose of any such transaction is not to avoid the provisions of this Agreement, including its Ownership Cap (or the higher amount provided by Section 2.4 if then applicable), and (ii) that in the case of an acquisition of another Person, it uses reasonable best efforts to negotiate terms in connection with the relevant acquisition agreement requiring such other Person to divest itself of sufficient BlackRock Capital Stock it Beneficially Owns so that its Ownership Cap (or the higher amount provided by Section 2.4 if then applicable) would not be exceeded pro forma for the acquisition, with such divestiture to be effected concurrently with, or as promptly as practicable following, the consummation of such acquisition (but in no event more than 120 days following such consummation, or such longer period not in excess of 243 days following such consummation as may be necessary due to the possession of material non-public information or so that neither it nor any of its Affiliates incurs any liability under Section 16(b) of the Exchange Act if, for purposes of Section 16(b), they have not acquired Beneficial Ownership of any other shares of New BlackRock Capital Stock or derivatives thereof after the date of the transaction that resulted in PNC exceeding its Ownership Cap) and, to the extent such divestiture does not occur despite the use of such reasonable best efforts, the successor or surviving Person to such transaction, if not PNC or such Affiliate, expressly assumes all obligations of PNC or such Affiliate, as the case may be, under this Agreement; and provided, further, that the provisions of paragraph (c) below are complied with.

(c) (i) If at any time other than to the extent permitted by Section 2.4 PNC or any of its Affiliates Beneficially Owns in the aggregate New BlackRock Capital Stock representing more than its Ownership Cap, then PNC shall, as soon as is reasonably practicable after its Ownership Percentage first exceeds its Ownership Cap (but in no event more than 120 days thereafter, or such longer period not in excess of 243 days following such consummation as may be necessary due to the possession of material non-public information or so that neither it nor any of its Affiliates incur liability under Section 16(b) of the Exchange Act if, for purposes of Section 16(b), they have not acquired Beneficial Ownership of any other shares of New BlackRock Capital Stock or derivatives thereof after the date of the transaction that resulted in PNC exceeding its Ownership Cap) Transfer (after the lapse of any minimum holding period) a number of shares of New BlackRock Capital Stock sufficient to reduce the amount of New BlackRock Capital Stock Beneficially Owned by it and its Affiliates to an amount representing not greater than its Ownership Cap (or the higher amount provided by Section 2.4 if then applicable).

(ii) Notwithstanding any other provision of this Agreement, in no event may PNC or any of its Affiliates, directly or indirectly, including through any agreement or arrangement, exercise any voting rights, during the term of this Agreement, in respect of any New BlackRock Capital Stock Beneficially Owned by it and its Affiliates representing in excess of its Ownership Cap (or the higher amount provided by Section 2.4 if then applicable).

(d) Any New BlackRock Capital Stock acquired and Beneficially Owned by PNC following the Closing shall be subject to the restrictions contained in this Agreement as fully as if such shares of New BlackRock Capital Stock were acquired by it at or prior to the Closing.

(e) Notwithstanding Section 2.1(a), PNC shall not and shall cause its Affiliates not to acquire Beneficial Ownership of any shares of New BlackRock Capital Stock from any Person other than New BlackRock or a Significant Stockholder (other than pursuant to an acquisition effected in a manner contemplated by Section 2.1(b)) if after giving effect to such acquisition PNC, together with its Affiliates, would Beneficially Own New BlackRock Capital Stock representing more than 90 percent of its Ownership Cap.

Section 2.2 Prohibition of Certain Communications and Actions.

From and after the Closing, PNC shall not and shall cause its Affiliates and its and their directors, officers and other agents not to (w) solicit, seek or offer to effect, or effect, (x) negotiate with or provide any information to the Board, any director or officer of New BlackRock, any stockholder of New BlackRock, any employee or union or other labor organization representing employees of New BlackRock or any other Person with respect to, (y) make any statement or proposal, whether written or oral, either alone or in concert with others, to the Board, any director or officer of New BlackRock or any stockholder of, any employee or union or other labor organization representing employees of New BlackRock or any other Person with respect to, or (z) make any public announcement (except as required by law in respect of actions permitted hereby) or proposal or offer whatsoever (including, but not limited to, any “solicitation” of “proxies” as such terms are defined or used in Regulation 14A under the Exchange Act) with respect to

(a) any acquisition, offer to acquire, or agreement to acquire, directly or indirectly, by purchase or any other action the purpose or result of which would be to Beneficially Own (i) New BlackRock Capital Stock or direct or indirect right to acquire any New BlackRock Capital Stock or Voting Securities of any successor to or person in control of New BlackRock in an amount which, when added to any other New BlackRock Capital Stock then Beneficially Owned by PNC or any of its Affiliates would cause the total amount of Voting Securities of New BlackRock Beneficially Owned by PNC or any of its Affiliates to exceed its Ownership Cap, or (ii) any equity securities of any Controlled Affiliate of New BlackRock (in each case except to the extent such acquisition, offer or agreement would be permissible under Section 2.1),

(b) any form of business combination or similar or other extraordinary transaction involving New BlackRock or any Controlled Affiliate of New BlackRock, including, without limitation, a merger, tender or exchange offer or sale of any substantial portion of the assets of New BlackRock or any Controlled Affiliate of BlackRock,

(c) any form of restructuring, recapitalization or similar transaction with respect to New BlackRock or any Controlled Affiliate of New BlackRock,

(d) any purchase of any assets, or any right to acquire any asset (through purchase, exchange, conversion or otherwise), of New BlackRock or any Controlled Affiliate of New BlackRock, other than investment assets of New BlackRock or any Controlled Affiliate of New BlackRock in the ordinary course of its banking, brokerage or securities business and other than an insubstantial portion of such assets in the ordinary course of business,

(e) being a member of a Group for the purpose of acquiring, holding or disposing of any shares of Capital Stock of New BlackRock or any Controlled Affiliate of New BlackRock,

(f) selling any share of New BlackRock Capital Stock in an unsolicited tender offer that is opposed by the Board,

(g) any proposal to seek representation on the Board except as contemplated by this Agreement or, other than as permitted by the proviso to Section 4.6(a) any proposal to seek to control or influence the management, Board or policies of BlackRock or any Controlled Affiliate of BlackRock, or

(h) encourage, join, act in concert with or assist (including, but not limited to, providing or assisting in any way in the obtaining of financing for, or acting as a joint or co-bidder with) any third party to do any of the foregoing (the actions referred to in the foregoing provisions of this sentence being referred to as “Prohibited Actions”). If at any time PNC or any Affiliate thereof is approached by any Person requesting PNC or any Affiliate to encourage, join, act in concert with or assist any Person in a Prohibited Action involving the assets, businesses or securities of New BlackRock or any of its Controlled Affiliates or any other Prohibited Actions, PNC will promptly inform New BlackRock of the nature of such contact and the parties thereto.

Nothing in this Section 2.2 shall limit the ability of any Director, including any PNC Designee, to act in his or her capacity as a Director in respect of Board matters.

Section 2.3 Additional Purchases of Voting Securities.

From and after the Closing, at any time that New BlackRock effects an issuance (a “Stock Issuance”) of additional Voting Securities other than in connection with any employee restricted stock, stock option, incentive or other employee benefit plan to any Person or Persons other than PNC or any Affiliate thereof PNC shall, subject to Section 2.1, have the right to purchase from New BlackRock (in each instance, an “Additional New BlackRock Stock Purchase”) additional Voting Securities of the same class or series issued in the Stock Issuance such that following the Stock Issuance and such purchase PNC will Beneficially Own shares and/or other securities representing the lesser of (x) its Ownership Cap and (y) the same Ownership Percentage as it owned immediately prior to such Stock Issuance; provided, however, that PNC shall not have such right to the extent that the total of all Stock Issuances (other than in connection with any employee restricted stock, stock option or stock incentive plan) constituting a public offering including the Stock Issuance in question since the Closing do not have the effect, after taking into account any repurchases of New BlackRock Capital Stock by New BlackRock since the Closing and any Transfers of New BlackRock Capital Stock by PNC and its Affiliates in accordance with Section 3.2(a)(i) or (ii), of decreasing the Total Voting Power of New BlackRock Capital Stock issued and outstanding after giving effect to such Stock Issuance Beneficially Owned by PNC and its Affiliates to 90% or less of PNC’s Ownership Cap.1 If PNC exercises such right within 30 days after the pricing date of such

[1]	To illustrate the foregoing, assume that immediately before a Stock Issuance by New BlackRock, BlackRock's Parent's Ownership Percentage was 38% (which increase resulted from repurchases conducted by New BlackRock as contemplated by Section 2.4). If such Stock Issuance was a public offering and resulted in PNC's Ownership Percentage being diluted to 35%, then PNC would not be entitled to acquire additional Voting Securities in connection with that Stock Issuance. If, however, a subsequent Stock Issuance diluted PNC's Ownership Percentage to, e.g., 30%, PNC would be entitled to acquire additional Voting Securities which, after taking into account all of Miami Parent's purchases pursuant to the comparable provision of its Stockholder Agreement with new BlackRock and BlackRock, dated the date hereof, would be sufficient to give PNC an Ownership Percentage of 90% of its initial Ownership Cap. Any subsequent Stock Issuance could also result in PNC having the right to make an Additional New BlackRock Stock Purchase.

Stock Issuance and if the purchaser or purchasers of Voting Securities in such Stock Issuance pays cash in consideration for such securities, PNC shall pay an equal per security amount of cash consideration in the Additional New BlackRock Stock Purchase following such Stock Issuance. In all other cases, the price that PNC shall pay to purchase the additional Voting Securities shall be the Fair Market Value per unit of the class or series of Voting Securities. New BlackRock shall give PNC written notice of any Stock Issuance as far in advance as practicable and also on the date of completion.

Section 2.4 BlackRock Share Repurchases.

If New BlackRock engages in any share repurchase program or self-tender that has the effect of causing the Beneficial Ownership of New BlackRock Capital Stock by PNC and its Affiliates to exceed its Ownership Cap, subject to any restrictions in the Exchange Act, PNC shall, at the request of New BlackRock, promptly sell such number of shares of New BlackRock Capital Stock to New BlackRock as shall cause the Beneficial Ownership of New BlackRock Capital Stock by PNC and its Affiliates not to exceed its Ownership Cap; provided, that PNC shall be permitted to Beneficially Own not more than 40 percent of the Total Voting Power of the Voting Securities of New BlackRock issued and outstanding if such increased Beneficial Ownership by PNC is solely due to share repurchases or self-tenders by New BlackRock.

ARTICLE III

TRANSFER RESTRICTIONS

Section 3.1 General Transfer Restrictions.

The right of PNC and its Affiliates to Transfer any New BlackRock Capital Stock is subject to the restrictions set forth in this Article III, and no Transfer of New BlackRock Capital Stock by PNC or any of its Affiliates may be effected except in compliance with this Article III. Any attempted Transfer in violation of this Agreement shall be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the Transfer restrictions set forth in this Agreement, and shall not be recorded on the stock transfer books of New BlackRock.

Section 3.2 Restrictions on Transfer.

(a) PNC shall not, and shall not permit its Affiliates to, Transfer any Beneficially Owned New BlackRock Capital Stock or agree to Transfer, directly or indirectly, any Beneficially Owned New BlackRock Capital Stock; provided that the foregoing restriction shall not be applicable to Transfers:

(i) to an Affiliate of PNC which agrees in writing with BlackRock to be bound by this Agreement as fully as if it were an initial signatory hereto;

(ii) pursuant to (A) the restrictions of Rule 144 under the Securities Act applicable to sales of securities by Affiliates of an issuer (regardless of whether PNC is deemed at such time to be an Affiliate of New BlackRock) or (B) privately negotiated transactions to any Person described in Rule 13d-1(b)(1) under the Exchange Act who is eligible to report the holdings of New BlackRock Capital Stock on Schedule 13G and who after consummation of such transaction would have Beneficial Ownership of BlackRock Capital Stock representing in the aggregate not more than 10% of the Total Voting Power of New BlackRock Capital Stock; or any other Person who after consummation of such transaction would have Beneficial Ownership of BlackRock Capital Stock representing in the aggregate not more than 5% of the Total Voting Power of New BlackRock Capital Stock; provided, that PNC or the Affiliate proposing to Transfer pursuant to this Section 3.2(a)(ii)(B) (the “Transferring Party”) promptly provide to New BlackRock written notice (an “Initial Transfer Notice”), stating such Transferring Party’s intention to effect such a Transfer, and stating that PNC will comply with the provisions of Section 3.3 and prior to making any Transfer or entering into any definitive agreement to do so shall provide to New BlackRock a further written notice (a “Final

Transfer Notice”) stating such Transferring Party’s intention to effect the specific transfer described therein (including price and terms (the “Last Look Price”));

(iii) pursuant to a distribution to the public, registered under the Securities Act, in which PNC uses its commercially reasonable efforts to (A) effect as wide a distribution of such New BlackRock Capital Stock as is reasonably practicable, and (B) not knowingly, after inquiry, sell any shares of New BlackRock Capital Stock to:

(1) any Person described in Section 13d-1(b)(1) under the Exchange Act who is eligible to report the holdings of New BlackRock Capital stock on Schedule 13G and who after consummation of such offering would have Beneficial Ownership of New BlackRock Capital Stock representing in the aggregate more than 10% of the Total Voting Power of New BlackRock Capital Stock; or

(2) any other Person who after consummation of such offering would have Beneficial Ownership of New BlackRock Capital Stock representing in the aggregate more than 5% of the Total Voting Power of New BlackRock Capital Stock; or

(iv) with the prior written consent of a majority of the Independent Directors.

(b) If PNC wishes or is required to Transfer an amount of New BlackRock Capital Stock constituting more than 10% of the Total Voting Power of New BlackRock Capital Stock, PNC and New BlackRock shall coordinate regarding optimizing the manner of distribution and sale of such shares, including whether such sale should occur through an underwritten offering and shall cooperate in the marketing of any such offering.

(c) PNC shall reimburse New BlackRock for any fees and expenses incurred in connection with any Transfer by PNC pursuant to this Section 3.2 (other than any Transfer pursuant to Sections 3.3(a) and 3.3(b)).

Section 3.3 Right of Last Refusal.

(a) Upon receipt of a Final Transfer Notice, unless the proposed Transfer described therein is being made in a tax-free or tax-deferred Transfer, including to a charitable organization or foundation, BlackRock will have an irrevocable and transferable option to purchase all of the New BlackRock Capital Stock subject to such Final Transfer Notice at the Last Look Price and otherwise on the terms and conditions described in the Final Transfer Notice. New BlackRock and/or its transferees (collectively, and/or separately the “BlackRock Party”) shall, within 10 Business Days from receipt of the Final Transfer Notice, indicate if it intends to exercise such option by sending irrevocable written notice of any such exercise to the Transferring Party, and such BlackRock Party shall then be obligated to purchase all such New BlackRock Capital Stock on terms and conditions no less favorable (other than date of closing) to Transferring Party than those set forth in the Final Transfer Notice.

(b) If a BlackRock Party elects to purchase all of such New BlackRock Capital Stock, the BlackRock Party and the Transferring Party shall be legally obligated to consummate such transaction and shall use their commercially reasonable efforts to consummate such transaction as promptly as practicable but in any event within 10 Business Days following the delivery of such election notice or, if later, 5 Business Days after receipt of all required regulatory approvals (but in no event more than 60 days after the delivery of such election notice).

(c) If a BlackRock Party does not elect to purchase all of such New BlackRock Capital Stock pursuant to this Section 3.3 (or if, having made such election, does not complete such purchase within the applicable time period specified in Section 3.3(b)), then the Transferring Party shall be free for a period of 30 days from the date the election notice was due to be received from a BlackRock Party to enter into definitive agreements to Transfer such New BlackRock Capital Stock in accordance with Section 3.2(a)(ii) for not less than the Last Look Price; provided that any such definitive agreement provides for the consummation of such Transfer to take place within nine months from the date of such definitive agreement and is otherwise on terms not more favorable to the transferee in any material respect than were contained in the Final Transfer Notice. In the event that the Transferring Party has not entered into such a definitive agreement with such 30-day period, or has so entered into such an agreement but has not consummated the sale of such BlackRock Capital Stock within nine months from the date of such definitive agreement, then the provisions of this Section 3.3 shall again apply, and such Transferring Party shall not Transfer or offer to Transfer such New BlackRock Capital Stock not so Transferred without again complying with this Section 3.3, to the extent applicable.

(d) Each of the time periods set forth in Section 3.3(a)-(c) above shall be doubled if the number of shares PNC seeks to Transfer (as set forth in the Final Transfer Notice) exceeds 4.5% of the Total Voting Power of the New BlackRock Capital Stock issued and outstanding at that time.

Section 3.4 Legend on Securities.

(a) Each certificate representing shares of BlackRock Capital Stock Beneficially Owned by PNC or its Affiliates and subject to the terms of this Agreement shall bear the following legend on the face thereof:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND CERTAIN OTHER LIMITATIONS SET FORTH IN A CERTAIN IMPLEMENTATION AND STOCKHOLDER AGREEMENT DATED AS OF FEBRUARY 15, 2006, AMONG BLACKROCK, INC., NEW BOISE, INC. (THE “COMPANY”) AND THE PNC FINANCIAL SERVICES GROUP, INC., AS THE SAME MAY BE AMENDED FROM TIME TO TIME (THE “AGREEMENT”), COPIES OF WHICH AGREEMENT ARE ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.”

(b) Upon any acquisition by PNC or its Affiliates of additional shares of New BlackRock Capital Stock, PNC shall, or shall cause such Affiliate to, submit the certificates representing such shares of New BlackRock Capital Stock to BlackRock so that the legend required by this Section 3.4 may be placed thereon (if not so endorsed upon issuance).

(c) New BlackRock may make a notation on its records or give instructions to any transfer agents or registrars for New BlackRock Capital Stock in order to implement the restrictions on Transfer set forth in this Agreement.

(d) In connection with any Transfer of shares of Beneficially Owned New BlackRock Capital Stock, the transferor shall provide New BlackRock with such customary certificates, opinions and other documents as New BlackRock may reasonably request to assure that such Transfer complies fully with this Agreement and with applicable securities and other laws. In connection with any Transfer pursuant to Section 3.2(a)(ii), (iii) or (iv), New BlackRock shall remove such portion of the foregoing legend as is appropriate in the circumstances.

Section 3.5 Change of Control.

Upon a Change of Control of PNC within the first five years after the Closing and a determination of Material Effect by the Board within twelve months after the occurrence of such Change in Control, PNC (or any successor Person) shall, as promptly as practicable after receiving notice of such Material Effect, initiate and thereafter as promptly as practicable (consistent with applicable legal requirements including normal blackout periods and Section 16(b) of the Exchange Act) Transfer in accordance with the provisions of Sections 3.2 and/or 3.3 of this Agreement or such other manner as the parties shall have agreed is optimal in the circumstances and will not result in an “assignment” of any investment advisory agreements of New BlackRock and its Controlled Affiliates under the U.S. Investment Advisers Act of 1940) all shares of New BlackRock Capital Stock Beneficially Owned by it and its Affiliates immediately after giving effect to such Change of Control. The parties shall cooperate in completing and marketing such Transfer, and shall take into account all relevant considerations, including market conditions, in determining the timing and manner of such Transfer.

ARTICLE IV

CORPORATE GOVERNANCE

Section 4.1 Composition of the Board.

(a) Prior to the Closing, PNC shall take all requisite action so that, effective not later than the Closing, the Board shall be composed of 17 Directors, including nine Independent Directors, four members of New BlackRock management (each a “Management Designee”), two individuals (who may be members of PNC management) designated in writing to New BlackRock by PNC (each a “PNC Designee”) and two individuals designated in writing to New BlackRock by any Person becoming a Significant Stockholder at the time of the Closing.

(b) Following the Closing, New BlackRock and PNCs shall each use its best efforts to cause the election of each meeting of stockholders of New BlackRock of such nominees reasonably acceptable to the Board such that there are no more than 17 Directors; there are four Directors who are Management Designees (including at least one who also is a former senior executive of Miami); there are two Directors, each in a different class, who are PNC Designees; there are two Directors, each in a different class, who are individuals designated in writing to New BlackRock by a Person who is a Significant Stockholder and who obtained such status in connection with the Closing, and the remaining Directors are Independent Directors.

(c) Following the Closing, upon the resignation, retirement or other removal from office of any Management Designee or PNC Designee, (i) New BlackRock or PNC, as the case may be, shall be entitled promptly to designate a replacement Management Designee or PNC Designee, as the case may be, who meets the qualifications of a Director and is reasonably acceptable to the Board and (ii) New BlackRock and PNC shall each use its best efforts to cause the appointment or election of such replacement designee as a Director by the other Directors or by the stockholders of New BlackRock.

Section 4.2 Vote Required for Board Action; Board Quorum.

(a) Except as provided in this Section 4.2 and in Section 4.7, any determination or other action of or by the Board (other than action by unanimous written consent in lieu of a meeting) shall require the affirmative vote or consent, at a meeting at which a quorum is present, of a majority of Directors present at such meeting.

(b) In addition to the requirements of Section 4.2(a), New BlackRock shall not enter into or effectuate any of the following transactions without the prior approval of either all of the Independent Directors then in office, or at least two-thirds of these Directors then in office, at a meeting with respect to which such transaction was specifically described in a written notice of meeting called at least two Business Days in advance; provided, however, that if a Director is not present (for the avoidance of doubt, a Director may attend, and be counted as present, at a meeting telephonically) at either of two meetings called and noticed in the foregoing manner to consider such transactions, such Director shall be deemed, solely for purposes of this Section 4.2(b), not to be a Director then in office if such Director is not present at the third meeting called and noticed in the foregoing manner to consider such transactions:

(i) appointment of a new Chief Executive Officer of New BlackRock;

(ii) any merger, consolidation, exchange of shares, issuance of shares or similar transaction as a result of which a majority of the Total Voting Power of New BlackRock Capital Stock or the Person surviving such transaction issued and outstanding immediately after giving effect to such transaction would be Beneficially Owned by one or more Persons other than the Persons holding a majority of the Total Voting Power of New BlackRock Capital Stock issued and outstanding prior to the occurrence of such transaction, or any sale of all or substantially all of the assets of New BlackRock to any Person;

(iii) any acquisition, whether by merger, consolidation, exchange of equity interests, purchase of equity interests or assets or similar transaction, of any Person or business the consolidated net income after taxes of which for its preceding fiscal year equals or exceeds 20% of BlackRock’s consolidated net income after taxes for it preceding fiscal year if such acquisition involves the current or potential issuance of New BlackRock Capital Stock constituting more than 10% of the Total Voting Power of New BlackRock Capital Stock issued and outstanding immediately after completion of such acquisition;

(iv) any acquisition, whether by merger, consolidation, exchange of equity interests, purchase of equity interests or assets or similar transaction, of any Person or business constituting a line of business that is materially different from the lines of business New BlackRock and its Controlled Affiliates are engaged in immediately prior to such acquisition if such acquisition involves consideration in excess of 10% of the total assets of New BlackRock on a consolidated basis;

(v) except for repurchases pursuant to the terms of this Agreement, any repurchase by New BlackRock or any Subsidiary of New BlackRock of shares of New BlackRock Capital Stock such that after giving effect to such repurchase New BlackRock and its Subsidiaries shall have repurchased more than 10% of the Total Voting Power of New BlackRock Capital Stock within the 12-month period ending on the date of such repurchase;

(vi) any amendment, modification or waiver of New BlackRock’s Certificate of Incorporation or By-Laws;

(vii) any matter requiring stockholder approval pursuant to the requirements of the New York Stock Exchange listed Company manual; or

(viii) any amendment, modification or waiver (as distinct from a consent or approval provided for herein) of any restriction or prohibition on PNC or its Affiliates or any amendment, modification or waiver (as distinct from a consent or approval provided for therein) of any restriction or prohibition on a Significant Stockholder or its Affiliates provided for in a stockholder agreement between New BlackRock and such Significant Stockholder.

(c) In addition to the requirements of Section 4.2(a) and (b), New BlackRock shall not enter into any agreement providing for or effectuate any of the following transactions without the prior written approval of PNC:

(i) until the fifth anniversary of the Closing, (A) any merger, consolidation, exchange of shares, issuance of shares or similar transaction as a result of which a majority of the Total Voting Power of the Capital Stock of New BlackRock or the Person surviving such transaction issued and outstanding immediately after giving effect to such transactions would be Beneficially Owned by one or more Persons other than the Persons holding a majority of the Total Voting Power of New BlackRock Capital Stock issued and outstanding prior to the occurrence of such transaction or (B) in the case of a merger, consolidation, exchange of shares, issuance of shares or similar transaction that is not covered by clause (A) above, more than 20% of the Total Voting Power of the Capital Stock of New BlackRock or the other Person surviving such transaction issued and outstanding immediately after giving effect to such transaction would be Beneficially Owned by any Person who Beneficially Owned less than 20% of the Total Voting Power of the New BlackRock Capital Stock or of the Capital Stock of such other Person immediately prior to such transaction;

(ii) for so long as BlackRock shall be deemed to be a subsidiary of PNC for purposes of the U.S. Bank Holding Company Act, entering into any business or engaging in any activity that is prohibited for any such Subsidiary;

(iii) any sale, whether by merger, consolidation, exchange of equity interests, sale of equity interests in or assets or similar transaction of any Subsidiary if the annualized revenues of such Subsidiary or assets, together with the annualized revenues of all other Subsidiaries or assets so disposed of within the 12-month period ending on the date of such sales exceeds more than 20% of the annualized revenues of New BlackRock for the preceding fiscal year on a consolidated basis;

(iv) any amendment, modification, repeal or waiver of Section 3.2 of New BlackRock’s By-Laws or of New BlackRock’s Certificate of Incorporation or By-Laws that would be viewed by a reasonable Person as being adverse to the rights of PNC or more favorable to the rights of a Significant Stockholder than to the rights of PNC;

(v) any settlement or consent in a regulatory matter that would be reasonably likely, in the opinion of counsel for PNC, to cause PNC or any of its Affiliates to suffer (A) any regulatory disqualification, (B) suspension of registration or license or (C) other material adverse regulatory consequence (which approval may not be unreasonably withheld in the case of this clause (C));

(vi) any amendment, modification or waiver (as distinct from a consent or approval provided for therein) of any provision of a stockholder agreement between New BlackRock and a Significant Stockholder that would be viewed by a reasonable Person as being adverse to PNC or materially more favorable to the rights of such Significant Stockholder thereunder than to the rights of PNC hereunder; or

(vii) any voluntary bankruptcy or similar filing or declaration by New BlackRock;

provided, however, that if a Change of Control of PNC occurs prior to the fifth anniversary of the Closing, the provisions of Section 4.2(c)(i) and (iii) shall immediately cease.

(d) A quorum for any meeting of the Board shall require the presence of a majority of the total number of Directors then in office.

Section 4.3 Committees.

To the extent permitted by applicable laws, rules and regulations (including any requirements under the Exchange Act or the rules of the New York Stock Exchange or any other applicable securities exchange on which the Common Stock is then listed) and each committee of the Board shall consist of a majority of Independent Directors, the Audit Committee, the Compensation Committee and, to the extent required by applicable laws, rules and regulations and self-regulatory organization requirements, the Nominating Committee shall consist entirely of Independent Directors and the Executive Committee shall consist of not less than five members of which one shall be a PNC Designee. Subject to Sections 4.2 and 4.7 all decisions of such committees shall require the affirmative vote of a majority of the Directors then serving on such committee.

Section 4.4 Certificate of Incorporation and Bylaws to be Consistent.

Each of New BlackRock and PNC shall use its best efforts to take or cause to be taken all lawful action necessary or appropriate to ensure that at all times the Certificate of Incorporation and the Bylaws of New BlackRock contain provisions consistent with the terms of this Agreement (including without limitation this Article IV) and none of the Certificate of Incorporation or the Bylaws of New BlackRock or any of the corresponding constituent documents of New BlackRock’s Subsidiaries contain any provisions inconsistent therewith or which would in any way nullify or impair the terms of this Agreement or the rights of New BlackRock or PNC hereunder. Neither New BlackRock nor PNC shall take or cause to be taken any action inconsistent with the terms of this Agreement (including without limitation this Article IV) or the rights of New BlackRock or PNC hereunder.

Section 4.5 Information Rights.

(a) New BlackRock acknowledges that the investments PNC in New BlackRock are material and strategic to it. Accordingly, New BlackRock shall provide to PNC, on an ongoing and current basis, such access to and information with respect to New BlackRock’s business, operations, plans and prospects as either of them may from time to time reasonably determine it requires in order to appropriately manage and evaluate its investment in New BlackRock.

(b) Without limiting the generality of the foregoing, for so long as Miami Parent is required (the “Equity Accounting Period”) to account for its investment in New BlackRock under the equity method of accounting (determined in accordance with GAAP as applicable to PNC), New BlackRock agrees that:

(i) New BlackRock shall provide PNC with (A) consolidated financial results for the latest available period of the New BlackRock consolidated group (the “New BlackRock Group”) in order to allow PNC to prepare its US regulatory filings under the Securities Exchange Act of 1934 (“PNC Public Filings”), including PNC’s quarterly financial statements and annual audited financial statements and (B) such financial information or documents in the possession of New BlackRock and any of its Subsidiaries as PNC may reasonably request; and

(ii) New BlackRock shall cooperate, and use its best reasonable efforts to cause New BlackRock’s independent certified public accounts (“New BlackRock’s Auditors”) to cooperate, with Miami Parent to the extent reasonably requested by PNC in the preparation of PNC’s public earnings releases or other press releases, Current Reports on Form 8-K, Annual Reports to Shareholders, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and any other proxy, information and registration statements, reports, notices, prospectuses and any other filings made by PNC with the Commission, or any other Governmental Authority or otherwise made publicly available (collectively, the “PNC Public Filings”). New BlackRock agrees to provide to PNC all information that Miami Parent reasonably requests in connection with any PNC Public Filings or that, in the reasonable judgment of PNC or its legal counsel, is required to be disclosed or incorporated by reference therein under any applicable law. New BlackRock shall provide such information to enable PNC to prepare, print and release all PNC Public Filings on a timely basis. New BlackRock shall use its best reasonable efforts to cause New BlackRock’s Auditors to consent to any reference to them as experts in any PNC Public Filings required under applicable law.

(c) New BlackRock will negotiate in good faith with PNC to develop appropriate protocols for each to share with the other aggregate security position information for use in their respective compliance programs and to coordinate share ownership reporting with PNC and any Significant Stockholder for such purpose.

(d) With respect to any information provided by BlackRock:

(i) Subject to the requirements of law, PNC shall keep confidential, and shall cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 4.5 unless such information (A) is or becomes publicly available other than as a result of a breach of this Section 4.5(d) by it or its representatives; (B) was within its possession prior to being furnished to it by or on behalf of New BlackRock, provided that the source of such information was not known by it to be bound by a confidentiality agreement with, or other contractual or legal obligation of confidentiality to, New BlackRock with respect to such information; (C) is or becomes available to such Person or any of its representatives on a non-confidential basis from a source other than New BlackRock or any of its representatives; provided that such source was not known to it to be bound by a confidentiality agreement with, or other contractual or legal obligation of confidentiality to, New BlackRock with respect to such information; or (D) is independently developed by or on its behalf without violating any of its obligations under this Section 4.5(d).

(ii) In the event PNC believes that it is legally required to disclose any information or documents contemplated by this Section 4.5(d), it shall to the extent possible under the circumstances provide reasonable prior notice to New BlackRock so that New BlackRock may, at its own expense, seek a protective order or otherwise take reasonable steps to protect the confidentiality of such information.

(iii) Notwithstanding the foregoing, PNC may disclose any information or documents contemplated by this Section 4.5(d) in a filing with a governmental authority to the extent required by applicable law, provided that it shall to the extent practicable under the circumstances provide prior notice to New BlackRock.

(iv) The rights of PNC and the obligations of New BlackRock hereunder shall be subject to applicable laws relating to the exchange of information and other applicable laws. The provisions of this Section 4.5(d) shall survive any termination of this Agreement.

Section 4.6 Voting Agreements.

(a) PNC shall, and shall cause any of its Affiliates, to vote or act by written consent all of the shares of New BlackRock Capital Stock Beneficially Owned by it (i) in favor of each matter required to effectuate any provision of this Agreement and against any matter the approval of which would be inconsistent with any provision of this Agreement and (ii) to the extent consistent with clause (i) above, in accordance with the recommendation of the Board on all matters approved by the Board in accordance with the provisions of Article IV, including elections of Directors; provided, however, that if the Board shall fail to nominate for election as a Director either or both of the two individuals designated by PNC who are reasonably acceptable to the Board, or shall unreasonably reject one or more PNC designees who is otherwise eligible to serve, then, so long as such individuals otherwise meet the requirements for serving as a Director of New BlackRock, PNC and its Affiliates shall have the right to nominate such individuals at the applicable meeting of stockholders and to solicit proxies for the election of such individuals and, if such individuals are nominated at such meeting, may vote all of their shares of New BlackRock Capital Stock entitled to vote on such matter in favor of the election of such individuals.

(b) PNC shall, and shall cause each of its Affiliates who hold New BlackRock Capital Stock entitled to vote on any matter, be present in person or represented by proxy at all meetings of securityholders of New BlackRock to the extent necessary so that all Voting Securities Beneficially Owned by PNC and its Affiliates shall be counted as present for the purpose of determining the presence of a quorum at such meeting and to vote such shares in accordance with this Section 4.6.

Section 4.7 Related Party Transactions.

Neither New BlackRock nor any of its Controlled Affiliates shall enter into or effectuate any transaction or agreement with PNC or any Affiliate of PNC or any director, officer or employee of PNC or any such Affiliate (each a “Related Person”), unless such transaction or agreement is in effect at the time of the Closing, relates to transactions by or on behalf of clients of New BlackRock and its Controlled Affiliates in the ordinary course of business or has been approved by or is consistent with or pursuant to the terms of a policy, transaction or agreement (or form of agreement) approved by, the affirmative vote or consent of a majority of the Directors, excluding the PNC Designees, present at a meeting at which a quorum is present.

Section 4.8 Bank Holding Company.

(a) For so long as New BlackRock shall be deemed to be a subsidiary of PNC for purposes of the U.S. Bank Holding Company Act, PNC shall have appropriate access and input regarding regulatory compliance and risk management practices at New BlackRock as needed to satisfy bank holding company regulatory safety and soundness requirements.

(b) From and after the first date on which PNC and its Affiliates Beneficially Own New BlackRock Capital Stock representing less than PNC’s Ownership Threshold, PNC shall cooperate with New BlackRock in seeking to prevent New BlackRock from continuing to be classified as the subsidiary of PNC for purposes of the U.S. Bank Holding Company Act.

Section 4.9 Dividend Payout Ratio.

In connection with its approval of the transactions contemplated by the Transaction Agreement and related matters, the Board of Directors of each of BlackRock and New BlackRock have adopted a dividend policy establishing a 40% targeted payout ratio, with all subsequent quarterly dividend declarations under such policy remaining subject to the relevant board’s fiduciary discretion. In the resolutions adopting such policy, the Boards of BlackRock and New BlackRock have committed not to revise the dividend payout ratio downward, except in furtherance of the BlackRock and New BlackRock Boards of Directors’ fiduciary duties or other prudential financial considerations.

Section 4.10 Transaction Document.

Prior to the Closing, neither BlackRock nor New BlackRock shall take any action to amend, modify or waive (a) any material terms of the Transaction Agreement (including adverse changes in pricing terms) or (b) any terms of the Stockholder Agreement between New BlackRock and Miami Parent, dated as of the date hereof, or give or request any material consent or approval to any action or omission otherwise prohibited or required under the Transaction Agreement, without the prior written approval of PNC.

Section 4.11 Employment Matters.

BlackRock and New BlackRock agree and acknowledge that they will require stand-alone employment benefit plans and payroll functions as of the Closing, and further agree to take such actions necessary, and PNC agrees to cooperate with BlackRock and New BlackRock, to effectuate and complete the transition from PNC functions and plans to stand-alone functions and plans by the Closing.

ARTICLE V

PRE-CLOSING OBLIGATIONS OF PNC

Section 5.1 Amendment of Share Surrender Agreement.

PNC and BlackRock agree to execute and deliver the First Amendment to the Share Surrender Agreement in the form set forth in Exhibit 5.1 hereto not later than the time at which the parties thereto execute and deliver the Transaction Agreement.

Section 5.2 Termination of IPO Agreement and Stockholders Agreement.

PNC and BlackRock agree to cause the termination of the Initial Public Offering Agreement dated as of September 30, 1999 by and among PNC Bank Corp., PNC Asset Management, Inc. and BlackRock, together with all amendments thereto. PNC and BlackRock each agree to use its commercially reasonable best efforts to terminate as to all parties the Amended and Restated Stockholders Agreement dated as of September 30, 1999, by and among BlackRock, PNC Asset Management, Inc. and certain employees of BlackRock and its Controlled Affiliates together with all amendments thereto. Such terminations shall be effective immediately prior to the Closing. Notwithstanding any other provision of this Agreement or the Transaction Agreement, the Tax Disaffiliation Agreement, dated as of September 30, 1999, by and among BlackRock, PNC Asset Management, Inc. and PNC Bank Corp., as amended through the date hereof, shall continue in full force and effect from and after the Closing in accordance with its terms.

Section 5.3 Amendment to Certificate of Incorporation and ByLaws.

PNC agrees to vote all shares of BlackRock Capital Stock as to which it or an Affiliate has or shares voting power in favor of amendments to the Certificate of Incorporation and ByLaws of BlackRock so that not later than immediately prior to the Closing such documents read in their entirely as set forth in Exhibits 5.3(a) and 5.3(b), respectively.

Section 5.4 Approval of Transaction Agreement and Related Matters.

At any BlackRock Stockholders Meeting (as defined in Section 5.15(d) of the Transaction Agreement), PNC shall, and shall cause any of its Affiliates, to vote all of the shares of BlackRock Capital Stock Beneficially Owned by it in favor of the Merger (as defined in Section 1.1 of the Transaction Agreement) and the issuance of the Miami Consideration (as defined in Section 1.2 of the Transaction Agreement). Until such time as the BlackRock Stockholders Meeting is held or the earlier termination of the Transaction Agreement in accordance with its terms, PNC shall, and shall cause its Affiliates to, maintain in the aggregate, Voting Power over sufficient BlackRock Capital Stock to approve the Merger and the issuance of the Miami Consideration (as such terms are defined in the Transaction Agreement) without the affirmative vote of any other holder of BlackRock Capital Stock.

Section 5.5 Registration Rights Agreement.

At or prior to the Closing, BlackRock, New BlackRock and PNC will enter into a Registration Rights Agreement on terms not less favorable in the aggregate to PNC than the terms set forth on Exhibit 5.5 hereto.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Conflicting Agreements.

Each party represents and warrants that it has not granted and is not a party to any proxy, voting trust or other agreement that is inconsistent with or conflicts with any provision of this Agreement.

Section 6.2 Termination.

(a) Except as otherwise provided in this Agreement, this Agreement shall terminate upon the first date on which PNC and its Affiliates Beneficially Own New BlackRock Capital Stock representing less than PNC’s Ownership Threshold (unless PNC has, within ten Business Days of notice that it has fallen below such Threshold, indicated its intent to increase its Beneficial Ownership above such Threshold, and PNC in fact so increases such ownership in excess of its Ownership Threshold within twenty Business Days after such notice; provided, however, that in the case of a termination pursuant to this Section 6.2, the obligations of the parties pursuant to Article III, 4.2(c)(ii) and 4.8 hereof shall not terminate until the first date on which PNC and its Affiliates Beneficially Own New BlackRock Capital Stock representing less than five percent of the Total Voting Power of the New BlackRock Capital Stock issued and outstanding at such time. Nothing in this Section 6.2 shall be deemed to release any party from any liability for any willful and material breach of this Agreement occurring prior to the termination hereof or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.

Section 6.3 Ownership Information.

(a) For purposes of this Agreement, all determinations of the amount of outstanding New BlackRock Capital Stock shall be based on information set forth in the most recent quarterly or annual report, and any current report subsequent thereto, filed by BlackRock with the Commission, unless New BlackRock shall have updated such information by delivery of written notice to PNC.

(b) If at any time or from time to time New BlackRock becomes aware of any event that has caused, or which could reasonably be expected to cause, the Beneficial Ownership by PNCs and its Affiliates of New BlackRock Capital Stock to increase above its Ownership Cap, New BlackRock shall promptly (but in no event more than five Business Days thereafter) notify PNC thereof.

Section 6.4 Savings Clause.

(a) No provision of this Agreement shall be construed to require any party or its Controlled Affiliates to take any action that would violate any applicable law (whether statutory or common), rule or regulation.

Section 6.5 Amendment and Waiver.

Except as otherwise provided herein, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement, and no giving of any consent provided for hereunder, shall be effective unless such modification, amendment, waiver or consent is approved by a majority of the Independent Directors. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

Section 6.6 Severability.

If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect.

Section 6.7 Entire Agreement.

Except as otherwise expressly set forth herein, this Agreement embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way. Without limiting the generality of the foregoing, to the extent that any of the terms hereof are inconsistent with the rights or obligations of PNC under any other agreement with New BlackRock, the terms of this Agreement shall govern.

Section 6.8 Successors and Assigns.

Neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part (except by operation of law pursuant to a merger or similar business combination transaction), by any party without the prior written consent of the other parties (approved, in the case of New BlackRock, by a majority of the Independent Directors), provided, that PNC may assign its rights and obligations hereunder (in whole or in part) to an Affiliate that agrees in writing with New BlackRock to be bound by this Agreement as fully as if it were an initial signatory hereto, and any such transferee may thereafter make corresponding assignments in accordance with this proviso; and provided, further, that New BlackRock may assign all or a portion of its rights under Section 3.3 in connection with any particular transaction subject thereto so long as New BlackRock remains obligated in respect of any purchase obligation arising thereunder. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

Section 6.9 Counterparts.

This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

Section 6.10 Remedies.

(a) Each party hereto acknowledges that monetary damages would not be an adequate remedy in the event that each and every one of the covenants or agreements in this Agreement are not performed in accordance with their terms, and it is therefore agreed that, in addition to and without limiting any other remedy or right it may have, the non-breaching party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically each and every one of the terms and provisions hereof. Each party hereto agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy.

(b) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

Section 6.11 Notices.

All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (upon telephonic confirmation of receipt), on the first Business Day following the date of dispatch if delivered by a recognized next day courier service, or on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

If to BlackRock or New BlackRock:

c/o BlackRock, Inc.

40 East 52nd Street

New York, NY 10022

Facsimile: 212-810-8760

Attn: Laurence D. Fink

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

Facsimile: 212-735-2000

Attention: Franklin M. Gittes, Esq.

Richard T. Prins, Esq.

If to PNC:

The PNC Financial Services Group, Inc.

One PNC Plaza

249 Fifth Avenue

Pittsburgh, Pennsylvania 15222

Facsimile: 412-705-2679

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 W. 52nd Street

New York, NY 10019

Facsimile: 212-403-2000

Attention: Craig M. Wasserman, Esq.

Section 6.12 Governing Law; Consent to Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction in the Court of Chancery of the State of Delaware or any court of the United States located in the State of Delaware, for any action, proceeding or investigation in any court or before any governmental authority (“Litigation”) arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such Litigation, the defense of sovereign immunity, any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 6.12, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable law, that the Litigation in any such court is brought in an inconvenient forum, that the venue of such Litigation is improper, or that this Agreement, or the subject matter hereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the party is entitled pursuant to the final judgment of any court having jurisdiction. Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any Litigation arising out of or relating to this Agreement or the transactions contemplated hereby.

(b) Each of the parties expressly acknowledges that the foregoing waiver is intended to be irrevocable under the laws of the State of Delaware and of the United States of America; provided that consent by PNC and New BlackRock to jurisdiction and service contained in this Section 6.12 is solely for the purpose referred to in this Section 6.12 and shall not be deemed to be a general submission to said courts or in the State of Delaware other than for such purpose.

Section 6.13 Interpretation.

The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

Section 6.14 Effectiveness.

This Agreement shall become effective upon the Closing and prior thereto shall be of no force or effect except that the obligations of BlackRock set forth in Sections 4.9, 4.10 and 4.11 and the obligations of PNC set forth in Sections 4.1(a), 4.3, 4.4, 4.6(a)(i) and (ii) and, subject to reversal if the Transaction Agreement is terminated in accordance with its terms without the Closing having occurred, Article V shall become effective immediately. If the Transaction Agreement shall be terminated in accordance with its terms prior to the Closing, this Agreement and any actions or agreements contemplated hereby shall automatically be of no force or effect.

IN WITNESS WHEREOF, the parties hereto have executed this IMPLEMENTATION AND STOCKHOLDER Agreement as of the date first written above.

BLACKROCK, INC.

By:	/S/ LAURENCE D. FINK
Name: Laurence D. Fink Title: Chairman and Chief Executive Officer

NEW BOISE, INC.

By:	/S/ SUSAN L. WAGNER
Name: Susan L. Wagner Title: President

THE PNC FINANCIAL SERVICES GROUP, INC.

By:	/S/ JAMES E. ROHR
Name: James E. Rohr Title: Chairman and Chief Executive Officer

Exhibit 5.5

Registrable Shares: all current shares, and all future shares not acquired in violation of the stockholder agreement, until either (1) sold under an effective registration or (2) freely tradable without restriction under Rule 144(k); registration will be flexible, including, e.g., to provide for exchangeables and other hybrids

Shelf: upon request

Demand Registration: precise number of demand rights per year to be determined

Piggyback Registration: customary piggyback rights

Delay period: ability of BlackRock to suspend registration for a reasonable period if CEO determines in good faith in consultation with counsel that use of registration statement would require premature disclosure of non-public information the disclosure of which would be materially adverse to BlackRock; with such suspension period to be appropriately time-limited, and PNC not to be treated less favorably than officers, directors or any other Significant Stockholder.

Other customary terms, including, e.g., registration procedures, provision of information for registration statement, indemnity for registration statement information, underwriters, expenses, etc.

Most favored nation provision with respect to registration rights granted to any other Significant Stockholder

Annex C

STOCKHOLDER AGREEMENT

BETWEEN

MERRILL LYNCH & CO., INC.

AND

NEW BOISE, INC.

DATED AS OF FEBRUARY 15, 2006

C-i

C-ii

STOCKHOLDER AGREEMENT

STOCKHOLDER AGREEMENT dated as of                     , 2006 between New Boise, Inc., a Delaware corporation (“New BlackRock”) and Merrill Lynch & Co., Inc., a Delaware corporation (“Merrill Lynch”).

WHEREAS, New BlackRock, BlackRock, Inc., a Delaware corporation, and Merrill Lynch are parties to a Transaction Agreement, dated as of February     , 2006 (the “Transaction Agreement”), pursuant to and subject to the terms and conditions of which, among other things, Merrill Lynch will contribute to New BlackRock all of its interest in certain of its Controlled Affiliates in consideration for shares of Capital Stock of New BlackRock;

WHEREAS, upon the closing under the Transaction Agreement (the “Closing”), Merrill Lynch will Beneficially Own (as defined herein), directly and/or through its Subsidiaries (as defined herein), up to 45% of the issued and outstanding New BlackRock Class A Common Stock (as defined herein) and additional non-voting shares of New BlackRock Capital Stock (as defined herein);

WHEREAS, it is a condition to the obligations of each of New BlackRock and Merrill Lynch to consummate the transactions contemplated by the Transaction Agreement that this Agreement shall have been duly executed and delivered by New BlackRock and Merrill Lynch; and

WHEREAS, the parties hereto desire to enter into this Agreement to establish certain arrangements with respect to the shares of New BlackRock Common Stock to be Beneficially Owned by Merrill Lynch following the Closing, as well as restrictions on certain activities in respect of New BlackRock Capital Stock, corporate governance and other related corporate matters;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and obligations hereinafter set forth, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Defined Terms.

As used herein, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person; provided, however, that solely for purposes of this Agreement, notwithstanding anything to the contrary set forth herein, neither New BlackRock nor any of its Controlled Affiliates shall be deemed to be a Subsidiary or Affiliate of Merrill Lynch solely by virtue of the Beneficial Ownership by Merrill Lynch of New BlackRock Capital Stock, the election of Directors nominated by Merrill Lynch to the Board, the election of any other Directors nominated by the Board or any other action taken by Merrill Lynch in accordance with the terms and conditions of, and subject to the limitations and restrictions set forth on such Person in, this Agreement (and irrespective of the characteristics of the aforesaid relationships and actions under applicable law or accounting principles).

“Agreement” means this Stockholder Agreement as it may be amended, supplemented, restated or modified from time to time.

“Beneficial Ownership” by a Person of any securities includes ownership by any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 adopted by the Commission under the Exchange Act; provided that for purposes of determining Beneficial Ownership, a Person shall be deemed to be the Beneficial Owner of any securities which may be acquired by such Person pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in excess of 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing), except that in no event will Merrill Lynch be deemed to Beneficially Own any securities which it has the right to acquire pursuant to Section 2.3 unless, and then only to the extent that, it shall have actually exercised such right. For purposes of this Agreement, a Person shall be deemed to Beneficially Own any securities Beneficially Owned by its Affiliates (including as Affiliates for this purpose its officers and directors only to the extent they would be Affiliates solely by reason of their equity interest) or any Group of which such Person or any such Affiliate is or becomes a member; provided, however, that securities Beneficially Owned by Merrill Lynch shall not include, for any purpose under this Agreement, any Voting Securities or other securities held by such Person and its Affiliates in trust, managed, brokerage, custodial, nominee or other customer accounts; in trading, inventory, lending or similar accounts of such Person and Affiliates of such Person which are broker-dealers or otherwise engaged in the securities business; or in pooled investment vehicles sponsored, managed and/or advised or subadvised by such Person and its Affiliates except, if they Beneficially Own more than 25% of the ownership interests in a pooled investment vehicle, to the extent of their ownership interests therein; provided that in each case, such securities were acquired in the ordinary course of business of their securities business and not with the intent or purpose of influencing control of New BlackRock or avoiding the provisions of this Agreement. The term “Beneficially Own” shall have a correlative meaning.

“Board” means the Board of Directors of New BlackRock.

“Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in New York, New York.

“By-Laws” means the By-Laws of New BlackRock, as amended or supplemented from time to time.

“Capital Stock” means, with respect to any Person at any time, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of capital stock, partnership interests (whether general or limited) or equivalent ownership interests in or issued by such Person.

A “Change of Control of Merrill Lynch” shall be deemed to occur when the Board of Directors of Merrill Lynch determines that a Change in Control of Merrill Lynch has occurred, as a Change in Control of Merrill Lynch may be defined from time to time by the Board of Directors of Merrill Lynch; provided, however, that at a minimum, a Change in Control of Merrill Lynch shall, without any action by the Board of Directors of Merrill Lynch, be deemed to occur if:

(i) any Person, excluding employee benefit plans of Merrill Lynch, is or becomes the Beneficial Owner, directly or indirectly, of securities of Merrill Lynch representing a majority of the combined voting power of Merrill Lynch’s then outstanding securities;

(ii) Merrill Lynch consummates a merger, consolidation, share exchange, division or other reorganization or transaction of Merrill Lynch (a “Fundamental Transaction”) with any other corporation, other than a Fundamental Transaction that results in the voting securities of Merrill Lynch outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least a majority of the combined voting power immediately after such Fundamental Transaction of (A) Merrill Lynch’s outstanding securities, (B) the surviving entity’s outstanding securities, or (C) in the case of a division, the outstanding securities of each entity resulting from the division;

(iii) the shareholders of Merrill Lynch approve a plan of complete liquidation or winding-up of Merrill Lynch or an agreement for the sale or disposition (in one transaction or a series of transactions) of all or substantially all Merrill Lynch’s assets;

(iv) as a result of a proxy contest, individuals who prior to the conclusion thereof constituted the Board of Directors of Merrill Lynch (including for this purpose any new director whose election or nomination for election by Merrill Lynch’s shareholders in connection with such proxy contest was approved by a vote of at least two thirds of the directors then still in office who were directors prior to such proxy contest) cease to constitute at least a majority of the Board of Directors of Merrill Lynch (excluding any Board seat that is vacant or otherwise unoccupied); or

(v) during any period of twenty-four (24) consecutive months, individuals who at the beginning of such period constituted the Board of Directors of Merrill Lynch (including for this purpose any new director whose election or nomination for election by Merrill Lynch’s shareholders was approved by a vote of at least two thirds of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board of Directors of Merrill Lynch (excluding any Board seat that is vacant or otherwise unoccupied).

“Class A Common Stock” means the shares of Class A Common Stock, par value $0.01 per share, of New BlackRock and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.

“Commission” means the United States Securities and Exchange Commission.

“Control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means, or otherwise to control such Person within the meaning of such term as used in Rule 405 under the Securities Act. For purposes of this definition, a general partner or managing member of a Person shall always be considered to control such Person provided, however, that a Person shall not be treated as having any control over any collective investment vehicle to which it provides services unless it or an Affiliate has a proprietary economic interest exceeding 25% of the equity interest in such collective investment vehicle.

“Controlled Affiliate” of any Person means a Person that is directly or indirectly controlled by such other Person.

“Director” means any member of the Board (other than any advisory, honorary or other non-voting member of the Board).

“Equivalent Securities” means at any time shares of any class of Capital Stock or other securities or interests of a Person which are substantially equivalent to the Voting Securities of such Person other than by reason of not having voting rights, including, for the avoidance of doubt, the Series A Participating Preferred Stock.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission from time to time thereunder (or under any successor statute).

“Fair Market Value” means, as to any securities or other property, the cash price at which a willing seller would sell and a willing buyer would buy such securities or property in an arm’s length negotiated transaction without time constraints. With respect to any securities that are traded on a national securities exchange or quoted on the Nasdaq National Market or the Nasdaq Small Cap Market, Fair Market Value shall mean the arithmetic average of the closing prices of such securities on their principal market for the ten consecutive trading days immediately preceding the applicable date of determination and with respect to shares of Series A Participating Preferred Stock shall be the same price per share as the Fair Market Value per share of the Class A Common Stock. The Fair Market Value of any property or assets, other than securities described in the preceding sentence, with an estimated value of less than 1% of the Fair Market Value of all of the issued and outstanding New BlackRock Capital Stock shall be determined by the Board (acting through a majority of the Independent Directors) in its good faith judgment. The Fair Market Value of all other property or assets shall be determined by an Independent Investment Banking Firm, selected by a majority of the Independent Directors, whose determination shall be final and binding on the parties hereto. The fees and expenses of such Independent Investment Banking Firm shall be paid by New BlackRock.

“Group” shall have the meaning assigned to it in Section 13(d)(3) of the Exchange Act.

“Independent Director” means any Director who (i) is or would be an “independent director” with respect to New BlackRock pursuant to Section 303A.02 of the New York Stock Exchange Listed Company Manual and Section l0A of the Exchange Act (or any successor provisions) and (ii) was not nominated or proposed for nomination by or on behalf of, Merrill Lynch, any Significant Stockholder, or any Affiliates or Designated Directors of Merrill Lynch or a Significant Stockholder.

“Independent Investment Banking Firm” means an investment banking firm of nationally recognized standing that in the reasonable judgment of the Person or Persons engaging such firm, taking into account any prior relationship with Merrill Lynch, any Significant Stockholder or New BlackRock, is independent of such Person or Persons.

“Ownership Cap” means, at any time of determination, with respect to Merrill Lynch and its Affiliates, each of (i) 49.8 percent of the Total Voting Power of the Voting Securities of New BlackRock issued and outstanding at such time (the “Voting Ownership Cap”) and (ii) 49.8 percent of the sum of the Voting Securities and the Series A Participating Preferred Stock of New BlackRock issued and outstanding at such time and issuable upon the exercise of any options or other rights outstanding at that time which, if exercised, would result in the issuance of additional Voting Securities or Series A Participating Preferred Stock (the “Total Ownership Cap”).

“Ownership Percentage” means, with respect to any Person, at any time, the quotient, expressed as a percentage, of (i) with respect to the Voting Ownership Cap (A) the Total Voting Power of all Voting Securities of another Person Beneficially Owned by such Person and its Affiliates divided by (B) the Total Voting Power of all Voting Securities of such other Person issued and outstanding at that time and (ii) with respect to the Total Ownership Cap, (A) the Total Voting Power of all Voting Securities and the total number of Equivalent Securities of another Person Beneficially Owned by such Person and its Affiliates divided by (B) the Total Voting Power of all Voting Securities and the total number of Equivalent Securities of such other Person issued and outstanding at that time and issuable upon the exercise of any options or other rights outstanding at that time which, if exercised, would result in the issuance of additional Voting Securities or Equivalent Securities.

“Ownership Threshold” means, at any time of determination, with respect to Merrill Lynch and its Affiliates, 20 percent of the Total Voting Power of the Voting Securities of New BlackRock issued and outstanding at such time.

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, other entity, government or any agency or political subdivision thereof or any Group comprised of two or more of the foregoing.

“Restricted Person” means each of the entities (and their successors) set forth in that certain letter to be delivered by Merrill Lynch prior to the fifth anniversary of the Closing who Merrill Lynch considers to be the nine organizations most competitive with its overall business; provided, that not more than once in any 12 month period thereafter, Merrill Lynch may, with the consent of a majority of the Independent Directors, which consent, subject to applicable fiduciary duties, shall not be unreasonably withheld, amend such letter; provided, further, that at no time may more than nine entities (together with their Affiliates) be Restricted Persons.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated by the Commission from time to time thereunder (or under any successor statute).

“Series A Participating Preferred Stock” means the Series A Participating Preferred Stock, par value $.01 per share, of New BlackRock and any securities issued in respect thereof, or in substitution therefor, or in substitution therefor in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.

“Significant Stockholder” means, at any time of determination, any Person other than Merrill Lynch and its Affiliates that Beneficially Owns 20 percent or more of the Total Voting Power of the Voting Securities of New BlackRock issued and outstanding at such time.

“Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, (i) of which such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting or similar interests in such partnership), or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

“Total Voting Power” means the total number of votes entitled to be cast by the holders of the outstanding Capital Stock and any other securities entitled, in the ordinary course, to vote on matters put before the holders of the Capital Stock generally.

“Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of (by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of (by operation of law or otherwise), any Capital Stock or any interest in any Capital Stock; provided, however, that a merger, amalgamation, plan of arrangement or consolidation or similar business combination transaction in which Merrill Lynch is a constituent corporation (or otherwise a party including, for the avoidance of doubt, a transaction pursuant to which a Person acquires all or a portion of Merrill Lynch’s outstanding Capital Stock, whether by tender or exchange offer, by share exchange, or otherwise) shall not be deemed to be the Transfer of any New BlackRock Capital Stock Beneficially Owned by Merrill Lynch, provided that the primary purpose of any such transaction is not to avoid the provisions of this Agreement and that the successor or surviving person to such a merger, amalgamation, plan of arrangement or consolidation or similar business combination transaction, if not Merrill Lynch, expressly assumes all obligations of Merrill Lynch under this Agreement. For purposes of this Agreement, the term Transfer shall include the sale of an Affiliate of Merrill Lynch or Merrill Lynch’s interest in an Affiliate which Beneficially Owns New BlackRock Capital Stock unless such Transfer is in connection with a merger, amalgamation, plan of arrangement or consolidation or similar business combination transaction referred to in the first proviso of the previous sentence.

“Voting Securities” means at any time shares of any class of Capital Stock or other securities or interests of a Person which are then entitled to vote generally, and not solely upon the occurrence and during the continuation of certain specified events, in the election of Directors or Persons performing a similar function with respect to such Person, and any securities convertible into or exercisable or exchangeable at the option of the holder thereof for such shares of Capital Stock.

Section 1.2 Other Defined Terms.

The following terms shall have the meanings defined for such terms in the Sections set forth below:

TERM	SECTION
Additional New BlackRock Stock Purchase	Section 2.3
Closing	Preamble
DGCL	Section 1.4
Final Transfer Notice	Section 3.2
Initial Transfer Notice	Section 3.2(b)
Last Look Price	Section 3.2(b)
Litigation	Section 6.11(a)
Management Designee	Section 4.1(a)
Merrill Lynch	Preamble
Merrill Lynch Designee	Section 4.1(a)
Merrill Lynch Restricted Activities	Section 5.1(a)
New BlackRock	Preamble
New BlackRock Party	Section 3.3(a)
New BlackRock Restricted Activities	Section 5.1(a)
Prohibited Actions	Section 2.2(h)
Related Person	Section 4.7
Significant Stockholder Designee	Section 4.1(a)
Stock Issuance	Section 2.3
Transaction Agreement	Preamble
Transferring Party	Section 3.2(b)

Section 1.3 Other Definitional Provisions.

The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article and Section references are to this Agreement unless otherwise specified.

The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

Section 1.4 Methodology for Calculations.

For purposes of calculating the number of outstanding shares of New BlackRock Capital Stock or Voting Securities and the number of shares of New BlackRock Capital Stock or Voting Securities Beneficially Owned by any Person as of any date, any shares of New BlackRock Capital Stock or Voting Securities held in New BlackRock’s treasury or belonging to any Subsidiaries of New BlackRock which are not entitled to be voted or counted for purposes of determining the presence of a quorum pursuant to Section 160(c) of the Delaware General Corporation Law (or any successor statute (the “DGCL”)) shall be disregarded.

ARTICLE II

SHARE OWNERSHIP

Section 2.1 Acquisition of Additional New BlackRock Capital Stock.

(a) Except as provided in paragraph (b) below Merrill Lynch covenants and agrees with New BlackRock that it shall not, and shall not permit any of its Affiliates to, directly or indirectly, acquire, offer or propose to acquire or agree to acquire, whether by purchase, tender or exchange offer, through the acquisition of control of another Person (whether by way of merger, consolidation or otherwise), by joining a partnership, syndicate or other Group or otherwise, the Beneficial Ownership of any additional New BlackRock Capital Stock, if after giving effect to such acquisition or action, it would Beneficially Own New BlackRock Capital Stock representing more than its Voting Ownership Cap or Total Ownership Cap.

(b) Notwithstanding the foregoing, the acquisition (whether by merger, consolidation, exchange of equity interests, purchase of all or part of the equity interests or assets or otherwise) by Merrill Lynch or an Affiliate thereof of any Person that Beneficially Owns New BlackRock Capital Stock, or the acquisition of New BlackRock Capital Stock in connection with securing or collecting a debt previously contracted in good faith in the ordinary course of Merrill Lynch’s or such Affiliate’s banking, brokerage or securities business, shall not constitute a violation of its Ownership Cap; provided that (i) the primary purpose of any such transaction is not to avoid the provisions of this Agreement, including its Ownership Cap, and (ii) in the case of an acquisition of another Person, it uses reasonable best efforts to negotiate terms in connection with the relevant acquisition agreement requiring such other Person to divest itself of sufficient New BlackRock Capital Stock it Beneficially Owns so that its Voting Ownership Cap and its Total Ownership Cap would not be exceeded pro forma for the acquisition, with such divestiture to be effected concurrently with, or as promptly as practicable following, the consummation of such acquisition (but in no event more than 120 days following such consummation, or such longer period not in excess of 243 days following such consummation as may be necessary due to the possession of material non-public information or so that neither it nor any of its Affiliates incurs any liability under Section 16(b) of the Exchange Act if, for purposes of Section 16(b), they have not acquired Beneficial Ownership of any other shares of New BlackRock Capital Stock or derivatives thereof after the date of the transaction that resulted in Merrill Lynch exceeding its Ownership Cap) and the successor or surviving Person to such transaction, if not Merrill Lynch or such Affiliate, expressly assumes all obligations of Merrill Lynch or such Affiliate, as the case may be, under this Agreement; and provided, further, that the provisions of paragraph (c) below are complied with.

(c) (i) If at any time Merrill Lynch and any of its Affiliates Beneficially Own in the aggregate New BlackRock Capital Stock representing more than its Voting Ownership Cap or Total Ownership Cap, then Merrill Lynch shall, as soon as is reasonably practicable (but in no event longer than 120 days after its Ownership Percentage first exceeds its Voting Ownership Cap or Total Ownership Cap or such longer period not in excess of 243 days following such consummation as may be necessary due to the possession of material non-public information or so that neither it nor any of its Affiliates incurs any liability under Section 16(b) of the Exchange Act if, for purposes of Section 16(b), they have not acquired Beneficial Ownership of any other shares of New BlackRock Capital Stock or derivatives thereof after the date of the transaction that resulted in Merrill Lynch exceeding its Ownership Cap) Transfer (in any manner that would be permitted by Section 3.2(b) after the lapse of any minimum holding period) a number of shares of New BlackRock Capital Stock sufficient to reduce the amount of New BlackRock Capital Stock Beneficially Owned by it and its Affiliates to an amount representing not greater than its Ownership Cap.

(ii) Notwithstanding any other provision of this Agreement, in no event may Merrill Lynch or any of its Affiliates, directly or indirectly, including through any agreement or arrangement, exercise any voting rights, during the term of this Agreement, in respect of any New BlackRock Capital Stock Beneficially Owned by it and its Affiliates representing in excess of its Voting Ownership Cap.

(d) Any additional New BlackRock Capital Stock acquired and Beneficially Owned by Merrill Lynch or any of its Affiliates following the Closing shall be subject to the restrictions contained in this Agreement as fully as if such shares of New BlackRock Capital Stock were acquired by it at or prior to the Closing.

(e) Notwithstanding Section 2.1(a), Merrill Lynch shall not and shall cause its Affiliates not to acquire Beneficial Ownership of any shares of New BlackRock Capital Stock from any Person other than New BlackRock or a Significant Stockholder (other than pursuant to an acquisition effected in a manner contemplated by Section 2.1(b)) if after giving effect to such acquisition Merrill Lynch, together with its Affiliates, would Beneficially Own New BlackRock Capital Stock representing more than 90 percent of its Voting Ownership Cap.

Section 2.2 Prohibition of Certain Communications and Actions.

From and after the Closing, Merrill Lynch shall not and shall cause its Affiliates and its and their directors officers and other agents not to (w) solicit, seek or offer to effect, or effect, (x) negotiate with or provide any information to the Board, any director or officer of New BlackRock, any stockholder of New BlackRock, any employee or union or other labor organization representing employees of New BlackRock or any other Person with respect to, (y) make any statement or proposal, whether written or oral, either alone or in concert with others, to the Board, any director or officer of New BlackRock or any stockholder of, any employee or union or other labor organization representing employees of New BlackRock or any other Person with respect to, or (z) make any public announcement (except as required by law in respect of actions permitted hereby) or proposal or offer whatsoever (including, but not limited to, any “solicitation” of “proxies” as such terms are defined or used in Regulation 14A under the Exchange Act) with respect to:

(a) any acquisition, offer to acquire, or agreement to acquire, directly or indirectly, by purchase or any other action the purpose or result of which would be to Beneficially Own (i) New BlackRock Capital Stock or Voting Stock of any successor to or person in control of New BlackRock in an amount which, when added to any other New BlackRock Capital Stock then Beneficially Owned by Merrill Lynch and any of its Affiliates would cause the total amount of New BlackRock Voting Securities Beneficially Owned by Merrill Lynch to exceed its Voting Ownership Cap or Total Ownership Cap, (ii) any equity securities of any Controlled Affiliate of New BlackRock, (in each case except to the extent such acquisition, offer or agreement would be permissible under Section 2.1),

(b) any form of business combination or similar or other extraordinary transaction involving New BlackRock or any Controlled Affiliate thereof, including, without limitation, a merger, tender or exchange offer or sale of any substantial portion of the assets of New BlackRock or any Controlled Affiliate of New BlackRock,

(c) any form of restructuring, recapitalization or similar transaction with respect to New BlackRock or any Controlled Affiliate of New BlackRock,

(d) any purchase of any assets, or any right to acquire any asset (through purchase, exchange, conversion or otherwise), of New BlackRock or any Controlled Affiliate of New BlackRock, other than investment assets of New BlackRock or any Controlled Affiliate of New BlackRock in the ordinary course of its banking, brokerage or securities business and other than an insubstantial portion of such assets in the ordinary course of business, the proviso to Section 4.6(a),

(e) being a member of a Group for the purpose of acquiring, holding or disposing of any shares of New BlackRock Capital Stock or any Controlled Affiliate of New BlackRock,

(f) selling any share of New BlackRock Capital Stock in an unsolicited tender offer that is not opposed by the Board,

(g) any proposal to seek representation on the Board except as contemplated by this Agreement or, other than as permitted by the proviso to Section 4.6(a) of this Agreement, any proposal to seek to control or influence the management, Board or policies of New BlackRock or any Controlled Affiliate of New BlackRock, or

(h) encourage, join, act in concert with or assist (including, but not limited to, providing or assisting in any way in the obtaining of financing for, or acting as a joint or co-bidder with) any third party to do any of the foregoing (the actions referred to in the foregoing provisions of this sentence being referred to as “Prohibited Actions”). If at any time Merrill Lynch or any Affiliate thereof is approached by any Person requesting Merrill Lynch or any Affiliate to instigate, encourage, join, act in concert with or assist any Person in a Prohibited Action involving the assets, businesses or securities of New BlackRock or any of its Controlled Affiliates or any other Prohibited Actions, Merrill Lynch will promptly inform New BlackRock of the nature of such contact and the parties thereto.

Nothing in this Section 2.2 shall limit the ability of any Director, including any Merrill Lynch Designee, to vote in his or her capacity as a Director in such manner as he or she sees fit.

Section 2.3 Purchases of Additional Securities.

From and after the Closing, at any time that New BlackRock effects an issuance (a “Stock Issuance”) of additional Voting Securities or Equivalent Securities other than in connection with any employee restricted stock, stock option, incentive or other benefit plan to any Person or Persons other than Merrill Lynch or any Affiliate thereof, Merrill Lynch shall, subject to Section 2.1, have the right to purchase from New BlackRock (in each instance, an “Additional New BlackRock Stock Purchase”) (i) additional shares of Series A Participating Preferred Stock such that following such Stock Issuance and such purchase Merrill Lynch and its Affiliates will Beneficially Own shares and/or other securities representing the lesser of (A) the lesser of Merrill Lynch’s Voting Ownership Cap and its Total Ownership Cap and (B) the same Ownership Percentage of Merrill Lynch’s Voting Ownership Cap and Total Ownership Cap as they Beneficially Owned immediately prior to such Stock Issuance and (ii) if the total of all Stock Issuances including the Stock Issuance in question since the Closing has the effect, after taking into account any repurchases of New BlackRock Capital Stock by New BlackRock since the Closing and any Transfers of New Boise Capital Stock by Merrill Lynch and its Affiliates in accordance with Section 3.2(b)(i) or (ii), of decreasing the Total Voting Power of New BlackRock Capital Stock issued and outstanding after giving effect to such Stock Issuance Beneficially Owned by Miami and its Affiliates to 90% or less of Merrill Lynch’s Voting Ownership Cap, additional Voting Securities of the same class or series issued in the Stock Issuance such that following such Stock Issuance and such purchase Merrill Lynch and its Affiliates will Beneficially Own shares and/or other securities representing the lesser of (x) Merrill Lynch’s Voting Ownership Cap and (y) the same Ownership Percentage of Merrill Lynch’s Voting Ownership Cap as Merrill Lynch’s and its Affiliates Beneficially Owned immediately prior to such Stock Issuance. If Merrill Lynch exercises such right within 30 days after the pricing date of such Stock Issuance and if the purchaser or purchasers of Voting Securities in such Stock Issuance pays cash in consideration for such securities, Merrill Lynch shall pay an equal per security amount of cash consideration in the Additional New BlackRock Stock Purchase following such Stock Issuance. In all other cases, the price that Merrill Lynch shall pay to purchase the additional Voting Securities shall be the Fair Market Value per unit of the class or series of Voting Securities. New BlackRock shall give Merrill Lynch written notice of any Stock Issuance as far in advance as practicable and on the date of completion;

Section 2.4 New BlackRock Share Repurchases.

If New BlackRock engages in any share repurchase program or self-tender that has the effect of causing Merrill Lynch’s Beneficial Ownership of New BlackRock Capital Stock to exceed its Voting Ownership Cap or Total Ownership Cap, subject to any restrictions in the Exchange Act, Merrill Lynch shall, at the request of New BlackRock, promptly sell such number of shares of New BlackRock Capital Stock to New BlackRock as shall cause its Beneficial Ownership of New BlackRock Capital Stock not to exceed its Voting Ownership Cap or Total Ownership Cap.

ARTICLE III

TRANSFER RESTRICTIONS

Section 3.1 General Transfer Restrictions.

The right of Merrill Lynch and its Affiliates to Transfer any New BlackRock Capital Stock is subject to the restrictions set forth in this Article III, and no Transfer of New BlackRock Capital Stock by Merrill Lynch or any of its Affiliates may be effected except in compliance with this Article III. Any attempted Transfer in violation of this Agreement shall be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the Transfer restrictions set forth in this Agreement, and shall not be recorded on the stock transfer books of New BlackRock.

Section 3.2 Restrictions on Transfer.

(a) Without the prior written consent of New BlackRock (acting through a majority of the Independent Directors), during an initial period of three years following the Closing, Merrill Lynch shall not, and shall not permit its Affiliates to, Transfer any New BlackRock Capital Stock or agree to Transfer, directly or indirectly, any New BlackRock Capital Stock; provided that the foregoing restriction shall not prohibit Merrill Lynch or any of its Affiliates from Transferring any New BlackRock Capital Stock (i) to New BlackRock pursuant to Section 2.4 or (ii) to an Affiliate of Merrill Lynch that agrees in writing with New BlackRock to be bound by this Agreement as fully as if it were an initial signatory hereto.

(b) Following the third anniversary of the Closing, Merrill Lynch shall not, and shall not permit its Affiliates to, Transfer any Beneficially Owned New BlackRock Capital Stock or agree to Transfer, directly or indirectly, any Beneficially Owned New BlackRock Capital Stock; provided that the foregoing restriction shall not be applicable to Transfers:

(i) to an Affiliate of Merrill Lynch which agrees in writing with New BlackRock to be bound by this Agreement as fully as if it were an initial signatory hereto;

(ii) pursuant to the restrictions of Rule 144 under the Securities Act applicable to sales of securities by Affiliates of an issuer (regardless of whether Merrill Lynch is deemed at such time to be an Affiliate of New BlackRock) to any Person who after giving effect to such Transfer would not Beneficially Own New BlackRock Capital Stock representing in the aggregate more than 5% of the Total Voting Power of New BlackRock Capital Stock issued and outstanding;

(iii) pursuant to privately negotiated transactions, in each calendar quarter in an amount not in excess (together with Transfers pursuant to Section 3.2(b)(ii) and (iv) during such calendar quarter) of 4.5% of the Total Voting Power of New BlackRock Capital Stock issued and outstanding to any Person who after giving effect to such Transfer would not Beneficially Own New BlackRock Capital Stock representing in the aggregate more than 5% of the Total Voting Power of New BlackRock Capital Stock issued and outstanding; provided, that Merrill Lynch or the Affiliate proposing to Transfer pursuant to this Section 3.2(b)(iii) (the “Transferring Party”) promptly provide to New BlackRock written notice (an “Initial Transfer Notice”), stating such Transferring Party’s intention to effect such a Transfer, and stating that Merrill Lynch will comply with the provisions of Section 3.3 and prior to making any Transfer or entering into any definitive agreement to do so shall provide to New BlackRock a further written notice (a “Final Transfer Notice”) stating such Transferring Party’s intention to effect the specific transfer described therein (including price and terms (the “Last Look Price”));

(iv) in each calendar quarter, in an amount not in excess (together with Transfers pursuant to Section 3.2(b)(ii) and (iii)) of 4.5% of the Total Voting Power of New BlackRock Capital Stock issued and outstanding, pursuant to a distribution to the public, registered under the Securities Act, in which Merrill Lynch uses its commercially reasonable efforts to (A) effect as wide a distribution of such New BlackRock Capital Stock as is reasonably practicable, and (B) not knowingly sell New BlackRock Capital Stock to any Person who after consummation of such offering would have Beneficial Ownership of New BlackRock Capital Stock representing in the aggregate more than 5% of the Total Voting Power of New BlackRock Capital Stock; or

(v) with the prior written consent of a majority of the Independent Directors.

(c) If Merrill Lynch wishes or is required to Transfer an amount of New BlackRock Capital Stock constituting more than 10% of the Total Voting Power of New BlackRock Capital Stock, Merrill Lynch shall coordinate with New BlackRock regarding optimizing the manner of distribution and sale of such shares, including whether such sale should occur through an underwritten offering and shall cooperate in the marketing of any such offering.

(d) Merrill Lynch shall reimburse New BlackRock for any fees and expenses incurred in connection with any Transfer by Merrill Lynch pursuant to this Section 3.2 (other than any Transfer pursuant to Sections 3.3(a) and 3.3(b)).

Section 3.3 Right of Last Refusal.

(a) Upon receipt of a Final Transfer Notice, unless the proposed Transfer described therein is being made in a tax-free Transfer to a charitable organization or foundation, New BlackRock will have an irrevocable and transferable option to purchase all of the New BlackRock Capital Stock subject to such Final Transfer Notice at the Last Look Price and otherwise on the terms and conditions described in the Final Transfer Notice. New BlackRock and/or its transferees (collectively and/or separately, the “New BlackRock Party”) shall, within 10 Business Days from receipt of the Final Transfer Notice, indicate if it intends to exercise such option by sending irrevocable written notice of any such exercise to the Transferring Party, and such New BlackRock Party shall then be obligated to purchase all such New BlackRock Capital Stock on terms and conditions no less favorable (other than date of closing) to Transferring Party than those set forth in the Final Transfer Notice.

(b) If a New BlackRock Party elects to purchase all of such New BlackRock Capital Stock, the New BlackRock Party and the Transferring Party shall be legally obligated to consummate such transaction and shall use their commercially reasonable efforts to consummate such transaction as promptly as practicable but in any event within 10 Business Days following the delivery of such election notice or, if later, 5 Business Days after receipt of all required regulatory approvals (but in no event more than 60 days after the delivery of such election notice).

(c) If a New BlackRock Party does not elect to purchase all of such New BlackRock Capital Stock pursuant to this Section 3.3 (or if, having made such election, does not complete such purchase within the applicable time period specified in Section 3.3(b)), then the Transferring Party shall be free for a period of 30 days from the date the election notice was due to be received from a New BlackRock Party to enter into definitive agreements to Transfer such New BlackRock Capital Stock in accordance with Section 3.2(b)(ii) for not less than the Last Look Price; provided that any such definitive agreement provides for the consummation of such Transfer to take place within nine months from the date of such definitive agreement and is otherwise on terms not more favorable to the transferee in any material respect than were contained in the Final Transfer Notice. In the event that the Transferring Party has not entered into such a definitive agreement with such 30-day period, or has so entered into such an agreement but has not consummated the sale of such New BlackRock Capital Stock within nine months from the date of such definitive agreement, then the provisions of this Section 3.3 shall again apply, and such Transferring Party shall not Transfer or offer to Transfer such New BlackRock Capital Stock not so Transferred without again complying with this Section 3.3, to the extent applicable.

(d) Each of the time periods set forth in Section 3.3(a)-(c) above shall be doubled if the number of shares Merrill Lynch seeks to Transfer (as set forth in the Final Transfer Notice) exceeds 4.5% of the Total Voting Power of the New BlackRock Capital Stock issued and outstanding at that time.

Section 3.4 Legend on Securities.

(a) Each certificate representing shares of New BlackRock Capital Stock Beneficially Owned by Merrill Lynch or its Affiliates and subject to the terms of this Agreement shall bear the following legend on the face thereof:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND CERTAIN OTHER LIMITATIONS SET FORTH IN A CERTAIN STOCKHOLDER AGREEMENT DATED AS OF            , 2006, AMONG NEW BOISE, INC. (THE “COMPANY”) AND MERRILL LYNCH & CO, INC., AS THE SAME MAY BE AMENDED FROM TIME TO TIME (THE “AGREEMENT”), COPIES OF WHICH AGREEMENT ARE ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.”

(b) Upon any acquisition by Merrill Lynch or any of its Affiliates of additional shares of New BlackRock Capital Stock, Merrill Lynch shall, or shall cause such Affiliate to, submit the certificates representing such shares of New BlackRock Capital Stock to New BlackRock so that the legend required by this Section 3.4 may be placed thereon (if not so endorsed upon issuance).

(c) New BlackRock may make a notation on its records or give instructions to any transfer agents or registrars for New BlackRock Capital Stock in order to implement the restrictions on Transfer set forth in this Agreement.

(d) In connection with any Transfer of shares of Beneficially Owned New BlackRock Capital Stock, the transferor shall provide New BlackRock with such customary certificates, opinions and other documents as New BlackRock may reasonably request to assure that such Transfer complies fully with this Agreement and with applicable securities and other laws. In connection with any Transfer pursuant to Section 3.2(b)(ii), (iii) or (iv), New BlackRock shall remove such portion of the foregoing legend as is appropriate in the circumstances.

Section 3.5 Change of Control.

Upon a Change of Control of Merrill Lynch, within the first five years after the Closing, Merrill Lynch (or any successor Person) shall, (a) within 30 days of such Change of Control, initiate and thereafter as promptly as practicable (consistent with applicable legal requirements) Transfer in accordance with the provisions of Sections 3.2 and/or 3.3 of this Agreement (or such other manner as the parties shall have agreed is optimal in the circumstances and will not result in an “assignment” of any investment advisory agreements of New BlackRock and its Controlled Affiliates under the U.S. Investment Advisers Act of 1940) such number of Voting Securities of New BlackRock as shall be necessary to reduce to 24.9 percent the Total Voting Power of New BlackRock Capital Stock Beneficially Owned by Merrill Lynch and its Affiliates immediately after giving effect to such Change of Control or, at the election of Merrill Lynch, (b) Merrill Lynch shall exchange all of its shares of Class A Common Stock for shares of Series A Participating Preferred Stock on the basis of one share of Series A Participating Preferred Stock for each share of Class A Common Stock so exchanged and shall agree to elect cash dividends on all such shares, and New BlackRock shall effect such exchange. The parties shall cooperate in completing and marketing such Transfer, and shall take into account all relevant considerations, including market conditions, in determining the timing and manner of such Transfer.

ARTICLE IV

CORPORATE GOVERNANCE

Section 4.1 Composition of the Board.

(a) Following the Closing, New BlackRock and Merrill Lynch shall each use its best efforts to cause the election at each meeting of stockholders of New BlackRock of such nominees reasonably acceptable to the Board such that there are no more than 17 Directors; there are four Directors (including at least one who also is a former senior executive of Miami) who are members of New BlackRock management (each a “Management Designee”); there are two Directors, each in a different class, who are individuals designated in writing to New BlackRock by Merrill Lynch (each, a “Merrill Lynch Designee”); there are two Directors, each in a different class, who are individuals designated in writing to New BlackRock by a Person who is a Significant Stockholder and has held such status since prior to the date of the Transaction Agreement (each, a “Significant Stockholder Designee”); and the remaining Directors are Independent Directors.

(b) Following the Closing, upon the resignation, retirement or other removal from office of any Management Designee or Merrill Lynch Designee (i) New BlackRock or Merrill Lynch, as the case may be, shall be entitled promptly to designate a replacement Management Designee or Merrill Lynch Designee, as the case may be, who meets the qualifications of a Director and is reasonably acceptable to the Board and (ii) New

BlackRock and Merrill Lynch shall each use its best efforts to cause the appointment or election of such replacement designee as a Director by the other Directors or by the stockholders of New BlackRock.

Section 4.2 Vote Required for Board Action; Board Quorum.

(a) Except as provided in this Section 4.2 and in Section 4.7, any determination or other action of or by the Board (other than action by unanimous written consent in lieu of a meeting) shall require the affirmative vote or consent, at a meeting at which a quorum is present, of a majority of directors present at such meeting.

(b) In addition to the requirements of Section 4.2(a), New BlackRock shall not enter into or effectuate any of the following transactions without the prior approval of either all of the Independent Directors then in office, or at least two-thirds of the Directors then in office, at a meeting with respect to which such transaction was specifically described in a written notice of meeting called at least two Business Days in advance; provided, however, that if a Director is not present (for the avoidance of doubt, a Director may attend, and be counted as present, at a meeting telephonically) at either of two meetings called and noticed in the foregoing manner to consider such transaction, such Director shall be deemed, solely for purposes of this Section 4.2(b), not to be a Director then in office if such Director is not present at the third meeting called and noticed in the foregoing manner to consider such transaction:

(i) appointment of a new Chief Executive Officer of New BlackRock;

(ii) any merger, consolidation, exchange of shares, issuance of shares or similar transaction as a result of which a majority of the Total Voting Power of New BlackRock Capital Stock or the Person surviving such transaction issued and outstanding immediately after giving effect to such transaction would be Beneficially Owned by one or more Persons other than Persons holding a majority of the Total Voting Power of New BlackRock Capital Stock Issued and outstanding prior to the occurrence of such transaction, or any sale of all or substantially all of the assets of New BlackRock to any Person;

(iii) any acquisition, whether by merger, consolidation, exchange of equity interests, purchase of equity interests or assets or similar transaction of any Person or business the consolidated net income after taxes of which for its preceding fiscal year equals or exceeds 20% of New BlackRock’s consolidated net income after taxes for it preceding fiscal year if such acquisition involves the current or potential issuance of New BlackRock Capital Stock constituting more than 10% of the Total Voting Power of New BlackRock Capital Stock issued and outstanding immediately after completion of such acquisition;

(iv) any acquisition, whether by merger, consolidation, exchange of equity interests, purchase of equity interests or assets or similar transaction of any Person or business constituting a line of business that is materially different from the lines of business New BlackRock and its Controlled Affiliates are engaged in immediately prior to such acquisition if such acquisition involves consideration in excess of 10% of the total assets of New BlackRock on a consolidated basis;

(v) except for repurchases pursuant to the terms of this Agreement, any repurchase by New BlackRock or any Subsidiary of New BlackRock of shares of New BlackRock Capital Stock such that after giving effect to such repurchase New BlackRock and its Subsidiaries shall have repurchased more than 10% of the Total Voting Power of New BlackRock Capital Stock within the 12-month period ending on the date of such repurchase;

(vi) any amendment, modification or waiver of New BlackRock’s Certificate of Incorporation;

(vii) any matter requiring stockholder approval pursuant to the New York Stock Exchange listed company manual;

(viii) any amendment, modification or waiver (as distinct from a consent or approval provided therein) of any restriction or prohibition on Merrill Lynch or its Affiliates provided for herein or any amendment, modification or waiver (as distinct from a consent or approval provided for therein) of any restriction or prohibition on a Significant Stockholder or its Affiliates provided for in a stockholders agreement between New BlackRock and such Significant Stockholder;

provided, however, that if a Change of Control of Merrill Lynch occurs prior to the fifth anniversary of the Closing, the provisions of this Section 4.2(b) shall immediately cease.

(c) In addition to the requirements of Section 4.2(a) and (b), New BlackRock shall not enter into any agreement providing for, or effectuate any of the following transactions without the prior written approval of Merrill Lynch:

(i) until the fifth anniversary of the Closing, (A) any merger, consolidation, exchange of shares, issuance of shares or similar transaction as a result of which a majority of the Total Voting Power of the Capital Stock of New BlackRock or the Person surviving such transaction issued and outstanding immediately after giving effect to such transactions would be Beneficially Owned by one or more Persons other than Persons holding a majority of the Total Voting Power of the New BlackRock Capital Stock issued and outstanding prior to the occurrence of such transaction or (B), in the case of a merger, consolidation, exchange of shares, issuance of shares or similar transaction that is not covered by clause (A) above, more than 20% of the Total Voting Power of the Capital Stock of New BlackRock or the other Person surviving such transaction issued and outstanding immediately after giving effect to such transaction would be Beneficially Owned by any Person who Beneficially Owned less than 20% of the Total Voting Power of the New BlackRock Capital Stock or of the Capital Stock of such other Person immediately prior to such transaction;

(ii) after the fifth anniversary of the Closing, any merger, consolidation, exchange of shares, issuance of shares or similar transaction as a result of which a majority of the Total Voting Power of New BlackRock Capital Stock would be Beneficially Owned by a Restricted Person or any sale of all or substantially all of the assets of New BlackRock to any Restricted Person;

(iii) any sale, whether by merger, consolidation, exchange of equity interests, sale of equity interests in or assets or similar transaction of any Subsidiary if the annualized revenues of such Subsidiary or assets, together with the annualized revenues of all other Subsidiaries so disposed of within the 12-month period ending on the date of such sales exceeds more than 20% of the annualized revenues of New BlackRock for the preceding fiscal year on a consolidated basis;

(iv) any acquisition, whether by merger, consolidation, exchange of equity interests, purchase of equity interests or assets or similar transaction of any Person or business which would be reasonably likely in the opinion of counsel to Merrill Lynch require Merrill Lynch to register with the Board of Governors of the Federal Reserve System as a bank holding company or become subject to regulation, supervision or restrictions under the Bank Holding Company Act of 1956, the Change of Bank Control Act or Section 10 of the Homeowners Loan Act;

(v) any amendment, modification, repeal or waiver of Section 3.2 of New BlackRock’s By-Laws or of New BlackRock’s Certificate of Incorporation or By-Laws that would be viewed by a reasonable Person as being adverse to the rights of Merrill Lynch or more favorable to the rights of a Significant Stockholder than to the rights of Merrill Lynch;

(vi) any settlement or consent in a regulatory enforcement matter that would be reasonably likely, in the opinion of counsel to Merrill Lynch, to cause Merrill Lynch or any of its Affiliates to suffer (A) any regulatory disqualification, (B) suspension of registration or license or (C) other material adverse regulatory consequence (which approval may not be unreasonably withheld in the case of this clause (C));

(vii) any amendment, modification or waiver (as distinct from a consent or approval provided for therein) of any provision of a stockholders agreement between New BlackRock and a Significant Stockholder that would be viewed by a reasonable Person as being adverse to Merrill Lynch or materially more favorable to the rights of such Significant Stockholder thereunder than to the rights of Merrill Lynch hereunder; or

(viii) any voluntary bankruptcy or similar filing or declaration by New BlackRock.

provided, however, that if a Change of Control of Merrill Lynch occurs prior to the fifth anniversary of the Closing, the provisions of Section 4.2(c)(i), (ii) and (iii) shall immediately cease.

(d) A quorum for any meeting of the Board shall require the presence of a majority of the total number of Directors then in office.

Section 4.3 Committees.

To the extent permitted by applicable laws, rules and regulations (including any requirements under the Exchange Act or the rules of the New York Stock Exchange or any other applicable securities exchange on which the Common Stock is then listed) and except as otherwise determined by the Board (in accordance with Section 4.2) each committee of the Board shall consist of a majority of Independent Directors, the Audit Committee, the Compensation Committee and, to the extent required by applicable laws, rules and regulations and self-regulatory organization requirements, the Nominating Committee shall consist entirely of Independent Directors and the Executive Committee shall consist of not less than five members of which one shall be a Merrill Lynch Designee. Subject to Sections 4.2 and 4.7 all decisions of such committees shall require the affirmative vote of a majority of the Directors then serving on such committee.

Section 4.4 Certificate of Incorporation and Bylaws to be Consistent.

Each of New BlackRock and Merrill Lynch shall use its best efforts to take or cause to be taken all lawful action necessary or appropriate to ensure that at all times the Certificate of Incorporation and the Bylaws of New BlackRock contain provisions consistent with the terms of this Agreement (including without limitation this Article IV) and none of the Certificate of Incorporation or the Bylaws of New BlackRock or any of the corresponding constituent documents of New BlackRock’s Subsidiaries contain any provisions inconsistent therewith or which would in any way nullify or impair the terms of this Agreement or the rights of New BlackRock or Merrill Lynch hereunder. Neither New BlackRock nor Merrill Lynch shall take or cause to be taken any action inconsistent with the terms of this Agreement (including without limitation this Article IV) or the rights of New BlackRock or Merrill Lynch hereunder.

Section 4.5 Information Rights.

(a) New BlackRock acknowledges that the investments of Merrill Lynch in New BlackRock are material and strategic to it. Accordingly, New BlackRock shall provide to Merrill Lynch, on an ongoing and current basis, such access to and information with respect to New BlackRock’s business, operations, plans and prospects as either of them may from time to time reasonably determine it requires in order to appropriately manage and evaluate its investment in New BlackRock.

(b) Without limiting the generality of the foregoing, for so long as Merrill Lynch is required (the “Equity Accounting Period”) to account for its investment in New BlackRock under the equity method of accounting (determined in accordance with GAAP as applicable to Merrill Lynch), New BlackRock agrees that:

(i) New BlackRock shall provide Merrill Lynch with (A) consolidated financial results for the latest available period of the New BlackRock consolidated group (the “New BlackRock Group”) in order to allow Merrill Lynch to prepare its US regulatory filings under the Securities Exchange Act of 1934 (“Merrill Lynch Public Filings”), including Merrill Lynch’s quarterly financial statements and annual audited financial statements and (B) such financial information or documents in the possession of New BlackRock and any of its Subsidiaries as Merrill Lynch may reasonably request; and

(ii) New BlackRock shall cooperate, and use its reasonable best efforts to cause New BlackRock’s independent certified public accounts (“New BlackRock’s Auditors”) to cooperate, with Merrill Lynch to the extent reasonably requested by Merrill Lynch in the preparation of Merrill Lynch’s public earnings releases or other press releases, Current Reports on Form 8-K, Annual Reports to Shareholders, Annual

Reports on Form 10-K, Quarterly Reports on Form 10-Q and any other proxy, information and registration statements, reports, notices, prospectuses and any other filings made by Merrill Lynch with the Commission, or any other Governmental Authority or otherwise made publicly available (collectively, the “Merrill Lynch Public Filings”). New BlackRock agrees to provide to Merrill Lynch all information that Merrill Lynch reasonably requests in connection with any Merrill Lynch Public Filings or that, in the reasonable judgment of Merrill Lynch or its legal counsel, is required to be disclosed or incorporated by reference therein under any applicable law. New BlackRock shall provide such information to enable Merrill Lynch to prepare, print and release all Merrill Lynch Public Filings on a timely basis. New BlackRock shall use its reasonable best efforts to cause New BlackRock’s Auditors to consent to any reference to them as experts in any Merrill Lynch Public Filings required under applicable law.

(c) New BlackRock will negotiate in good faith with Merrill Lynch to develop appropriate protocols for each to share with the other aggregate security position information for use in their respective compliance programs. For so long as New BlackRock shall be deemed a subsidiary of Merrill Lynch for purposes of the Home Owners Loan Act or Change in Bank Control Act, Merrill Lynch shall have appropriate coordination rights with respect to holdings of voting shares of savings and loan holdings companies, savings associations, banks and bank holding companies.

(d) With respect to any information provided by New BlackRock:

(i) Subject to the requirements of law, Merrill Lynch shall keep confidential, and shall cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 4.5 unless such information (w) is or becomes publicly available other than as a result of a breach of this Section 4.5(d) by it or its representatives; (x) was within its possession prior to being furnished to it by or on behalf of New BlackRock, provided that the source of such information was not known by it to be bound by a confidentiality agreement with, or other contractual or legal obligation of confidentiality to, New BlackRock with respect to such information; (y) is or becomes available to such Person or any of its representatives on a non-confidential basis from a source other than New BlackRock or any of its representatives; provided that such source was not known to it to be bound by a confidentiality agreement with, or other contractual or legal obligation of confidentiality to, New BlackRock with respect to such information; or (z) is independently developed by or on its behalf without violating any of its obligations under this Section 4.5(d).

(ii) In the event Merrill Lynch believes that it is legally required to disclose any information or documents contemplated by this Section 4.5(d), it shall to the extent possible under the circumstances provide reasonable prior notice to New BlackRock so that New BlackRock may, at its own expense, seek a protective order or otherwise take reasonable steps to protect the confidentiality of such information.

(iii) Notwithstanding the foregoing, Merrill Lynch may disclose any information or documents contemplated by this Section 4.5(d) in a filing with a governmental authority to the extent required by applicable law, provided that it shall to the extent practicable under the circumstances provide prior notice to New BlackRock.

(iv) The rights of Merrill Lynch and the obligations of New BlackRock hereunder shall be subject to applicable laws relating to the exchange of information and other applicable laws. The provisions of this Section 4.5(d) shall survive any termination of this Agreement.

Section 4.6 Voting Agreements.

(a) Merrill Lynch shall, and shall cause any of its Affiliates, to vote or act by written consent all of the shares of New BlackRock Capital Stock Beneficially Owned by it (i) in favor of each matter required to effectuate any provision of this Agreement and against any matter the approval of which would be inconsistent with any provision of this Agreement and (ii) to the extent consistent with clause (i) above, in accordance with recommendation of the Board on all matters approved by the Board in accordance with the provisions of

Article IV, including elections of Directors; provided, however, that if the Board shall either fail to nominate for election as a Director either or both of two individuals designated by Merrill Lynch who are reasonably acceptable to the Board, or shall unreasonably reject one or more Merrill Lynch designees who is otherwise eligible to serve, then, so long as such individuals otherwise meet the requirements for serving as a Director of New BlackRock, Merrill Lynch and its Affiliates shall have the right to nominate such individuals at the applicable meeting of stockholders and to solicit proxies for the election of such individuals and, if such individuals are nominated at such meeting, may vote all of their shares of New BlackRock Capital Stock entitled to vote on such matter in favor of the election of such individuals.

(b) Merrill Lynch shall, and shall cause each of its Affiliates who hold New BlackRock Capital Stock entitled to vote on any matter, be present in person or represented by proxy at all meetings of securityholders of New BlackRock to the extent necessary so that all Voting Securities Beneficially Owned by Merrill Lynch and its Affiliates shall be counted as present for the purpose of determining the presence of a quorum at such meeting and to vote such shares in accordance with this Section 4.6.

Section 4.7 Related Party Transactions.

Neither New BlackRock nor any of its Controlled Affiliates shall enter into or effectuate any transaction or agreement with Merrill Lynch or any Affiliate of Merrill Lynch or any director, officer or employee of Merrill Lynch or any such Affiliate (each a “Related Person”), unless such transaction or agreement is in effect at the time of the Closing, relates to transactions by or on behalf of clients of New BlackRock and its Controlled Affiliates in the ordinary course of business or has been approved by or is consistent with or pursuant to the terms of a policy, transaction or agreement (or form of agreement) approved by, the affirmative vote or consent of a majority of the Directors, excluding the Merrill Lynch Designees, present at a meeting at which a quorum is present.

ARTICLE V

NON-COMPETITION

Section 5.1 Non-Competition.

(a) Subject to subsection (b) of this Section 5.1, from and after the Closing, Merrill Lynch agrees that it shall not, and that it shall cause its Controlled Affiliates (other than New BlackRock and New BlackRock’s Controlled Affiliates should they at any time be Controlled Affiliates of Merrill Lynch) not to engage in Merrill Lynch Restricted Activities anywhere in the World (other than India to the extent required by the asset management joint venture to which Merrill Lynch and its Affiliates are party in that country) except on the terms and conditions set forth herein, and New BlackRock agrees that it shall not, and that it shall cause its Controlled Affiliates not to engage in New BlackRock Restricted Activities anywhere in the World except on the terms and conditions set forth herein.

(i) As used in this Section 5.1, the term “Merrill Lynch Restricted Activities” means (i) acting as an Asset Manager (as defined below) to a Fund (as defined below), or (ii) acting as an Asset Manager to a Separately Managed Account (as defined below). Notwithstanding the previous sentence, the parties agree to establish a committee composed of two New BlackRock managers and one Merrill Lynch manager to consider cases in which it would be acceptable and appropriate to allow Merrill Lynch and its Affiliates to engage on a limited, case-by-case basis, in Merrill Lynch Restricted Activities. In particular, if Merrill Lynch or its Affiliates determine that (1) there is customer demand for a product that New BlackRock does not provide, or desire to provide on commercially reasonable terms, and (2) Merrill Lynch and/or its Affiliates has made a reasonable exploration for alternative providers, then the committee will consider and decide in good faith, in the discretion of a majority of the committee members, whether to permit Merrill Lynch or an Affiliate to provide such product notwithstanding that to do so Merrill Lynch or such Affiliate would be engaged in Merrill Lynch Restricted Activities.

Furthermore, Merrill Lynch hereby agrees, notwithstanding anything herein to the contrary, that neither IQ Investment Advisors nor any other investment advisor controlled by Merrill Lynch during the term of this Agreement will (i) directly or through one or more sub-advisers create a family of open-end funds for the purpose of replicating the business of Merrill Lynch Investment Management (“MLIM”) or establishing a direct competitive threat to MLIM, or (ii) create an open-end fund or family of open-end funds for the purpose of replicating the MLIM FDP platform or establishing a direct competitive threat to MLIM FDP.

For purposes of this provision, “acting as an Asset Manager” means acting as a discretionary investment adviser or sub-adviser primarily responsible for making the day-to-day investment decisions with respect to which underlying securities or other assets will be purchased and sold by a Fund or a Separately Managed Account; provided, however, that neither Merrill Lynch nor any Affiliate will be deemed to be acting as an Asset Manager in instances where it serves as an investment adviser with responsibilities for manager selection and asset allocation (or other overlay functions) that delegates primary day-to-day selection of underlying securities or other assets to a sub-adviser that is not under the control of Merrill Lynch (it being agreed that New BlackRock is not under the control of Merrill Lynch for this purpose) and provided further, that Merrill Lynch will not be deemed to be acting as an Asset Manager to new financial technology, the primary purpose of which is not to provide active asset management services to third party investors.

For purposes of this section, “Fund” shall mean any collective investment fund, wherever domiciled.

For purposes of this provision, “Separately Managed Account” shall mean an account established in the name of and for the exclusive benefit of any person that is not a Fund pursuant to which such person receives investment advisory services; provided, however, Separately Managed Account shall not include an account of a customer or client of a retail broker, retail financial advisor, private wealth advisor or other retail sales person (“Retail Sales Person”) for which (1) a Retail Salesperson acts as portfolio manager, or (2) a Merrill Lynch affiliated bank or trust company acts as trustee or investment advisor but qualifies for exclusion from acting as an Asset Manager pursuant to the first proviso to the definition thereof or supervises asset management services by the Retail Sales Person or an unaffiliated third party manager.

The term “Fund” shall not include any collective investment vehicle that, and the term “Separately Managed Account” shall not include any account that is not a Fund that:

(1)	invests primarily in collective investment vehicles such as hedge funds, private equity funds, ETFs, and/or mutual funds,

(2)	invests substantially all of its assets in Real Estate,

For purposes of this Section 5.1, “Real Estate” shall include, but not be limited to, any direct or indirect, public or private, wholly-owned, joint venture, TIC interest, partnership, total return swap, and/or participation or other interests (including, without limitation, debt, equity, hybrid security interests (e.g. preferred equity and convertible securities), and options) in and acquisitions, sales, and direct and indirect syndications of:

(i)	real estate properties, including licenses, space and ground leases, and sub-leases for such properties and any interests therein and all rights and interests appurtenant thereto (e.g., air rights, riparian rights, etc.),

(ii)	real estate operating, asset management, property management, loan servicing and special servicing, Section 1031 vehicle and/or holding companies,

(iii)	any entity or structure primarily representing interests in, or backed by, real estate-related credit instruments, real estate equity interests, real estate derivatives, CDO instruments or real estate properties,

(iv)	instruments, assets, or operating enterprises whose values are primarily driven or supported by real property or tangible assets attached to real property including, but not limited to, hotels,

homebuilding, commercial and residential real estate, land development, cell towers, real estate credit instruments, lease claims, lien (including tax lien) claims, timber, timeshare units, and fractional interests,

(v)	investment vehicles whose target investments include primarily Real Estate (e.g., partnerships, limited liability companies, hedge funds, private equity funds and REITs and their foreign counterparts),

(vi)	secured and unsecured performing and non-performing loans and obligations backed primarily by Real Estate (including Commercial Mortgage Backed Securities), or pools of such loans and obligations, and

(vii)	non-investment grade or high yield loans, bonds, mezzanine loans, B-notes, and preferred equity secured or backed primarily by Real Estate.

(3)	invests primarily in commodities, collateralized debt obligations (broadly defined), collateralized loan obligations (broadly defined), any types of residual equity interests of structured assets or infrastructure products,

(4)	is a “Structured Fund” or an “Enhanced Index Fund,”

(i)	For purposes of this section, a “Structured Fund” is defined to mean any collective investment vehicle or other account that reshapes, repackages, and/or reproduces traditional cash flows or risk-return profiles through derivatives or other financial instruments and is operated in a passive and mechanistic manner in accordance with a predetermined set of trading and investment rules, and

(ii)	For purposes of this section, an “Enhanced Index Fund” is defined to mean any collective investment vehicle or account that (1) seeks to replicate the performance of an index that is constructed in a customized manner to provide greater returns than those provided by traditional indexes, or replicate the performance of a proprietary index that is developed, co-developed, or exclusively licensed by Merrill Lynch or any of its Affiliates and (2) is operated in a passive and mechanistic manner in accordance with a predetermined set of trading and investment rules,

(5)	is a “Structured Finance Vehicle,”

For purposes of this section, a “Structured Finance Vehicle” is any collective investment vehicle that relies on a trust, commodity pool, depositary facility or other collective investment entity that has the primary purpose of aggregating securities, commodities or other financial instruments for the purpose of (i) repackaging illiquid instruments or derivatives, or (ii) tranching or aggregating financial instruments to change their tax, cost, accounting, yield, credit, leverage, ERISA or risk characteristics,

(6)	is otherwise ancillary or incidental to any non-Fund or non-Separately Managed Account business of Merrill Lynch or its Affiliates, or

(7)	has the primary purpose of seeding funds and/or raising additional third-party capital to facilitate, support or assist in capitalizing current or future Merrill Lynch’s proprietary trading and investing activities, including, but not limited to, equity and equity-linked products, fixed income and fixed income-linked products, loans, and distressed credit, Real Estate, private equity, venture capital, infrastructure, timber, foreign exchange and commodities products.

Nothing herein shall prohibit Merrill Lynch or any of its Affiliates from engaging in any business activities of any kind or nature currently engaged in by Merrill Lynch or any of its Affiliates as of the date of this Agreement.

(ii) As used in this Section 5.1, the term “New BlackRock Restricted Activities” means engaging, whether directly or indirectly through ownership of any interest in or consensual arrangements relating to another Person that is directly or indirectly engaged, in the retail securities brokerage business; provided, however, that the term “New BlackRock Restricted Activities” shall in no event include acting as the distributor of publicly offered Funds primarily through third party sales forces or acting as a placement agent for privately offered Funds.

(b) Notwithstanding Section 5.1 above, Merrill Lynch and any Controlled Affiliate restricted thereby may, with respect to Merrill Lynch Restricted Activities, and New BlackRock and any Controlled Affiliate restricted thereby may, with respect to New BlackRock Restricted Activities:

(i) acquire or hold any interest (whether by way of a purchase, merger, consolidation or other transaction) in any Person engaged directly or indirectly in any Merrill Lynch Restricted Activities or New BlackRock Restricted Activities, as applicable, if (and only if) (A) the direct and indirect interest Beneficially Owned by Merrill Lynch and its Controlled Affiliates (other than New BlackRock and its Controlled Affiliates should they at any time be Controlled Affiliates of Merrill Lynch), in the case of Merrill Lynch Restricted Activities, or by New BlackRock and its Controlled Affiliates, in the case of New BlackRock Restricted Activities, represents less than 10 percent of the voting interests and less than 10 percent of the ownership, revenue and profits interests in such Person, assuming the exercise of all rights of Merrill Lynch and its Controlled Affiliates ((other than New BlackRock and its Controlled Affiliates should they at any time be Controlled Affiliates of Merrill Lynch), or New BlackRock and its Controlled Affiliates, as applicable, to acquire any such interests or (B) in connection with the bona fide third party venture capital or merchant banking line of business of Merrill Lynch or its Affiliates; or

(ii) acquire or hold any interest in any Person in excess of the amount set forth in clause (i) above if (and only if) either (A) both (x) the consolidated revenues of such Person from Merrill Lynch Restricted Activities or New BlackRock Restricted Activities, as applicable, in the previous four fiscal quarters are less than 33.3% of such Person’s consolidated revenues during such period and (y) the sum of the aggregate consolidated revenues of such Person and its Subsidiaries in the preceding four fiscal quarters from Merrill Lynch Restricted Activities or New BlackRock Restricted Activities, as applicable, multiplied times the direct or indirect percentage economic interest of Merrill Lynch and its restricted Controlled Affiliates or New BlackRock and its restricted Controlled Affiliates, as applicable, in such Person is, in the case of Merrill Lynch Restricted Activities, less than 10% of the consolidated revenues of New BlackRock for such period and, in the case of New BlackRock Restricted Activities, less than 10% of the consolidated revenues of Merrill Lynch derived from New BlackRock Restricted Activities, Merrill Lynch or New BlackRock, as applicable, shall, or shall cause such Affiliate to, take commercially reasonable actions necessary to cease and terminate such Restricted Activities or to sell such Person or business to a third party that is not an Affiliate, as soon as reasonably practicable, and New BlackRock or Merrill Lynch, as applicable, shall have a right to participate as a bidder in respect of any such sale transaction, or (B) if such acquisition or holding satisfies Section 5.1(b)(ii)(A)(x) above but not Section 5.1(b)(ii)(A)(y) above, then Merrill Lynch or New BlackRock may continue to own such Person and operate its Merrill Lynch Restricted Activities or New BlackRock Restricted Activities, as applicable (the “Continuing Business”); provided that, (1) for so long as the restrictions of Section 5.1(a) continue to apply to Merrill Lynch or BlackRock, as applicable, the Continuing Business shall not use the “Merrill Lynch” name or the “BlackRock” name, or any derivation thereof, and (2) for so long as the Distribution Agreement in the Transaction Agreement remains in effect, Merrill Lynch and its Affiliates or BlackRock and its Affiliates (in each case, other than the acquired Person and its Affiliates as of the time of acquisition) shall not enter into any agreement similar to the Distribution Agreement with the acquired Person and its Affiliates; or

(iii) in the case of Merrill Lynch, merge, consolidate or otherwise engage in a business combination with, or sell all or substantially all of its assets or businesses to, any Person that is not an Affiliate of Merrill Lynch with an existing business engaged in Merrill Lynch Restricted Activities and continue to operate such business; provided that members of the Merrill Lynch board of directors do not constitute a majority of the board of directors of the surviving corporation of such transaction (or of the board of directors of its publicly traded parent company) and that the Merrill Lynch shareholders immediately prior to consummation of such transaction do not immediately after consummation of such transaction own 60% or more of the outstanding capital stock or other equity interests of the surviving entity of such transaction (or of its publicly traded parent company); the restrictions of Section 5.1(a) shall not apply to the activities of such surviving entity and its Affiliates (other than Merrill Lynch (if it is not the surviving parent entity) and its Subsidiaries as of the closing of the transaction)); or

(iv) engage in Merrill Lynch Restricted Activities or New BlackRock Restricted Activities, as applicable, (including through an acquisition or holding in excess of that permitted by Section 5.1(b)(i) or (ii) above) if and to the extent that, prior to engaging therein,

Merrill Lynch discloses to the Board of Directors of New BlackRock, or New BlackRock discloses to the Board of Directors of Merrill Lynch, as applicable, in reasonable detail and with reasonable particularity, including by responding to the inquiries and questions of such Board of Directors, the nature, extent and duration of the proposed Miami Restricted Activities or New BlackRock Restricted Activities; and

a majority of the Independent Directors on such Board of Directors approves the proposed Miami Restricted Activities by Merrill Lynch or such Controlled Affiliate or New BlackRock Restricted Activities by New BlackRock or such Controlled Affiliate, as applicable.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Conflicting Agreements.

Each party represents and warrants that it has not granted and is not a party to any proxy, voting trust or other agreement that is inconsistent with or conflicts with any provision of this Agreement.

Section 6.2 Termination.

Except as otherwise provided in this Agreement, this Agreement shall terminate upon the fifth anniversary of the Closing or, if later, the first date on which Merrill Lynch and its Affiliates Beneficially Own New BlackRock Capital Stock representing less than its Ownership Threshold; provided, however, that in the case of a termination pursuant to this Section 6.2, the obligations of the parties pursuant to Article III hereof shall not terminate until the first date on which Merrill Lynch and its Affiliates Beneficially Own New BlackRock Capital Stock representing less than five percent of the Total Voting Power of the New BlackRock Capital Stock issued and outstanding at such time. Nothing in this Section 6.2 shall be deemed to release any party from any liability for any willful and material breach of this Agreement occurring prior to the termination hereof or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.

Section 6.3 Ownership Information.

(a) For purposes of this Agreement, all determinations of the amount of outstanding New BlackRock Capital Stock shall be based on information set forth in the most recent quarterly or annual report, and any current report subsequent thereto, filed by New BlackRock with the Commission, unless New BlackRock shall have updated such information by delivery of written notice to Merrill Lynch.

(b) If at any time or from time to time New BlackRock becomes aware of any event that has caused, or which could reasonably be expected to cause, Beneficial Ownership by Merrill Lynch and its Affiliates of New BlackRock Capital Stock to increase above its Ownership Cap, New BlackRock shall promptly (but in no event more than five Business Days thereafter) notify Merrill Lynch thereof.

Section 6.4 Savings Clause.

No provision of this Agreement shall be construed to require any party or its Controlled Affiliates to take any action that would violate any applicable law (whether statutory or common), rule or regulation.

Section 6.5 Amendment and Waiver.

Except as otherwise provided herein, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement, and no giving of any consent provided for hereunder, shall be effective unless such modification, amendment, waiver or consent is approved by a majority of the Independent Directors. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

Section 6.6 Severability.

If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect.

Section 6.7 Entire Agreement.

Except as otherwise expressly set forth herein, this Agreement and the Transaction Agreement, together with the several agreements and other documents and instruments referred to herein or therein or annexed hereto or thereto, embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way. Without limiting the generality of the foregoing, to the extent that any of the terms hereof are inconsistent with the rights or obligations of Merrill Lynch under any other agreement with New BlackRock, the terms of this Agreement shall govern.

Section 6.8 Successors and Assigns.

Neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part (except by operation of law pursuant to a merger or similar business combination transaction), by any party without the prior written consent of the other parties (approved, in the case of New BlackRock, by a majority of the Independent Directors), provided, that Merrill Lynch may assign its rights and obligations hereunder (in whole or in part) to an Affiliate that agrees in writing with New BlackRock to be bound by this Agreement as fully as if it were an initial signatory hereto, and any such transferee may thereafter make corresponding assignments in accordance with this proviso; provided, further, that New BlackRock may assign all or a portion of its rights under Sections 3.3 and 5.1(b)(ii) in connection with any particular transaction subject thereto so long as New BlackRock remains, obligated in respect of any purchase obligations arising thereunder. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

Section 6.9 Counterparts.

This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

Section 6.10 Remedies.

(a) Each party hereto acknowledges that monetary damages would not be an adequate remedy in the event that each and every one of the covenants or agreements in this Agreement are not performed in accordance with their terms, and it is therefore agreed that, in addition to and without limiting any other remedy or right it may have, the non-breaching party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically each and every one of the terms and provisions hereof. Each party hereto agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy.

(b) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

Section 6.11 Notices.

All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (upon telephonic confirmation of receipt), on the first Business Day following the date of dispatch if delivered by a recognized next day courier service, or on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

If to New BlackRock:

c/o BlackRock, Inc.

40 East 52nd Street

New York, NY 10022

Facsimile: 212-810-8760

Attn: Laurence D. Fink

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

Facsimile: 212-735-200

Attention:	Franklin M. Gittes, Esq.

Richard T. Prins, Esq.

If to Merrill Lynch:

Merrill Lynch & Co., Inc.

Four World Financial Center

250 Vesey Street

New York, NY 10080

Facsimile: 212-670-

Attention: Richard E. Alsop, Esq.

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 1000

Facsimile: 212-558-3588

Attention: Mitchell S. Eitel, Esq.

Section 6.12 Governing Law; Consent to Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction in the Court of Chancery of the State of Delaware or any court of the United States located in the State of Delaware, for any action, proceeding or investigation in any court or before any governmental authority (“Litigation”) arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such Litigation, the defense of sovereign immunity, any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 6.12, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable law, that the Litigation in any such court is brought in an inconvenient forum, that the venue of such Litigation is improper, or that this Agreement, or the subject matter hereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the party is entitled pursuant to the final judgment of any court having jurisdiction. Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any Litigation arising out of or relating to this Agreement or the transactions contemplated hereby.

(b) Each of the parties expressly acknowledges that the foregoing waiver is intended to be irrevocable under the laws of the State of Delaware and of the United States of America; provided that consent by Merrill Lynch and New BlackRock to jurisdiction and service contained in this Section 6.12 is solely for the purpose referred to in this Section 6.12 and shall not be deemed to be a general submission to said courts or in the State of Delaware other than for such purpose.

Section 6.13 Interpretation.

The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

Section 6.14 Effectiveness.

This Agreement shall become effective upon the Closing and prior thereto shall be of no force or effect. If the Transaction Agreement shall be terminated in accordance with its terms prior to the Closing, this Agreement and any actions or agreements contemplated hereby shall automatically be of no force or effect.

IN WITNESS WHEREOF, the parties hereto have executed this Stockholder Agreement as of the date first written above.

NEW BOISE, INC.

By:	/S/ SUSAN L. WAGNER
Name: Susan L. Wagner Title: President

MERRILL LYNCH & CO., INC.

By:	/S/ E. STANLEY O’NEAL
Name: E. Stanley O’Neal Title: Chairman and Chief Executive officer

Exhibit 5.5

Registrable Shares: all current shares, and all future shares not acquired in violation of the stockholder agreement, until either (1) sold under an effective registration or (2) freely tradable without restriction under Rule 144(k); registration will be flexible, including, e.g., to provide for exchangeables and other hybrids

Shelf: upon request

Demand Registration: precise number of demand rights per year to be determined

Piggyback Registration: customary piggyback rights

Delay period: ability of BlackRock to suspend registration for a reasonable period if CEO determines in good faith in consultation with counsel that use of registration statement would require premature disclosure of non-public information the disclosure of which would be materially adverse to BlackRock; with such suspension period to be appropriately time-limited, and PNC not to be treated less favorably than officers, directors or any other Significant Stockholder.

Other customary terms, including, e.g., registration procedures, provision of information for registration statement, indemnity for registration statement information, underwriters, expenses, etc.

Most favored nation provision with respect to registration rights granted to any other Significant Stockholder

Annex D

FORM OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

NEW BLACKROCK, INC.

New BlackRock, Inc., a Delaware corporation (hereinafter the “Corporation”) hereby certifies as follows:

1. The name of the corporation is New BlackRock, Inc. The original certificate of incorporation of the Corporation (the “Original Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware on February 13, 2006.

2. This Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) amends and restates in its entirety the Corporation’s Original Certificate of Incorporation and has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”) and by written consent of the stockholders of the Corporation and duly executed and acknowledged by the officers of the Corporation in accordance with Section 103 of the DGCL.

3. The Original Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

FIRST: The name of the corporation is New BlackRock, Inc.

SECOND: The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware, and the name of its registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH: A. Authorized Shares. The Corporation shall be authorized to issue 1,000,000,000 shares of stock, of which (i) 500,000,000 shares shall be shares of Common Stock, par value $0.01 per share (the “Common Stock”) and (ii) 500,000,000 shares shall be shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”).

B. Preferred Stock. The Preferred Stock may be issued from time to time in one or more classes or series. The Board of Directors is hereby authorized to provide for the issuance of shares of Preferred Stock in one or more classes or series and, by filing a certificate pursuant to the DGCL (hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such class or series, and to fix the designations, voting powers (if any), privileges, preferences and relative, participating, optional or other special rights of the shares of each such class or series and the qualifications, limitations and restrictions thereon. The authority of the Board of Directors with respect to each class or series shall include, but not be limited to, determination of the following:

(1) the designation of the class or series, which may be by distinguishing number, letter or title;

(2) the number of shares of the class or series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding) in the manner permitted by law;

(3) the rate of any dividends (or method of determining the dividends) payable to the holders of the shares of such class or series, any conditions upon which such dividends shall be paid, the form of payment thereof (whether cash, securities of the Corporation, securities of another person or other assets) and the date or dates or the method for determining the date or dates upon which such dividends shall be payable;

(4) whether dividends, if any, shall be cumulative or noncumulative and, in the case of shares of any class or series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such class or series shall cumulate;

(5) if the shares of such class or series may be redeemed by the Corporation, the price or prices (or method of determining such price or prices) at which, the form of payment of such price or prices (which may be cash, property or rights, including securities of the Corporation or of another corporation or other entity) for which, the period or periods within which and the other terms and conditions upon which the shares of such class or series may be redeemed, in whole or in part, at the option of the Corporation or at the option of the holder or holders thereof or upon the happening of a specified event or events, if any, including the obligation, if any, of the Corporation to purchase or redeem shares of such class or series pursuant to a sinking fund or otherwise;

(6) the amount payable out of the assets of the Corporation to the holders of shares of the class or series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

(7) provisions, if any, for the conversion or exchange of the shares of such class or series, at any time or times, at the option of the holder or holder thereof or at the option of the Corporation or upon the happening of a specified event or events, into shares of any other class or classes or any other series of the same class of capital stock of the Corporation or into any other security of the Corporation, or into the stock or other securities of any other corporation or other entity, and the price or prices or rate or rates of conversion or exchange and any adjustments applicable thereto, and all other terms and conditions upon which each conversion or exchange may be made;

(8) restrictions on the issuance of shares of the same class or series or of any other class or series of capital stock of the Corporation, if any; and

(9) the voting rights and powers, if any, of the holders of shares of the class or series.

C. Common Stock.

(1) For so long as any Stockholder Agreement shall remain in effect, the Corporation shall recognize the restrictions on transfer contained therein with respect to the parties thereto; provided that in connection with any transfer of any stock of the Corporation pursuant to or as permitted by the Stockholder Agreement, or in connection with the making of any determination referred to therein:

(a)	the Corporation shall be under no obligation to make any investigation of facts unless an officer, employee or agent of the Corporation responsible for making such transfer or determination has substantial reason to believe, or unless the Board of Directors (or a committee of the Board of Directors designated for the purpose) determines that there is substantial reason to believe, that any affidavit or other document is incomplete or incorrect in a material respect or that an investigation would disclose facts upon which any determination should be made, in either of which events the Corporation shall make or cause to be made such investigation as it may deem necessary or desirable in the circumstances and have a reasonable time to complete such investigation; and

(b)	neither the Corporation nor any director, officer, employee or agent of the Corporation shall be liable in any manner for any action taken or omitted in good faith.

(2) No stockholder shall be entitled to exercise any right of cumulative voting.

FIFTH: A. Stockholder Meetings.

(1) Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. An annual meeting of the stockholders of the Corporation for the election of directors and for the transaction of such other business as may come before the meeting shall be held at such time and place as shall be determined in accordance with the Bylaws. Elections of directors need not be by written ballot unless otherwise provided in the Bylaws.

(2) Except as otherwise required by law and subject to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or distributions upon liquidation, special meetings of stockholders of the Corporation of any class or series for any purpose or purposes may be called only by:

(a)	the Chairman of the Board of Directors;

(b)	the President of the Corporation;

(c)	a majority of the Board of Directors; or

(d)	any committee of the Board of Directors the powers and authority of which include the power and authority to call such meetings.

B. Action by Written Consent. Any action required or permitted to be taken at any annual or special meeting of the stockholders may be effected by written consent of such stockholders pursuant to Section 228 of the DGCL if such action has been approved in advance by the requisite vote of the Board of Directors.

SIXTH: A. Powers of the Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, which shall be constituted as provided in this Article and as provided by law.

B. Number of Directors. The Board of Directors shall initially consist of 17 directors, which number of directors may be increased or decreased from time to time pursuant to a resolution adopted by the affirmative vote of a majority of the entire Board of Directors, subject to the provisions of the Bylaws and any Stockholder Agreement.

C. Classes, Election and Term. The Board of Directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. Class I directors shall be elected initially for a one-year term, Class II directors initially for a two-year term and Class III directors initially for a three-year term. At each succeeding annual meeting of stockholders beginning in 2007, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting of the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation or removal from office.

D. Removal of Directors. Except as may be provided in a resolution or resolutions providing for any class or series of Preferred Stock with respect to any directors elected by the holders of such class or series, any director, or the entire Board of Directors, may be removed from office at any time, only for cause (as defined by the Corporation’s Bylaws), by the affirmative vote of the holders of at least eighty percent (80%) of the votes entitled to be cast by the Voting Stock.

E. Meetings of the Board of Directors. Meetings of the Board of Directors may be held within or without the State of Delaware, as the Bylaws may provide.

SEVENTH: A. Liability. A director of the Corporation shall, to the maximum extent permitted by the laws of the State of Delaware, as now or hereafter in effect, have no personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

B. Indemnification.

(1) The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article SEVENTH shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

(2) The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article SEVENTH to directors and officers of the Corporation.

(3) The rights to indemnification and to the advance of expenses conferred in this Article SEVENTH shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the Bylaws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

C. Modification.

(1) Any repeal or modification of this Article SEVENTH by the stockholders of the Corporation shall not adversely affect any exclusion of liability, rights to indemnification and to the advancement of expenses or other protection of a director, officer, employee or agent of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

(2) Any repeal or modification of the laws of the State of Delaware, as are now or hereafter in effect, shall not adversely affect any rights to indemnification and to the advancement of expenses or other protection of a director, officer, employee or agent of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

EIGHTH: The Corporation shall be subject to Section 203 of the DGCL.

NINTH: A. Certain Acknowledgments. The provisions of this Article NINTH shall regulate and define the conduct of certain of the business and affairs of the Corporation in relation to any Significant Stockholder and Affiliated Companies (as defined below in this Article NINTH) thereof, in recognition and anticipation that:

(1) the Significant Stockholder will remain a significant stockholder of the Corporation;

(2) the directors, officers and/or employees of a Significant Stockholder or of Affiliated Companies thereof may serve as directors of the Corporation;

(3) a Significant Stockholder and the Affiliated Companies thereof engage, are expected to continue to engage, and may in the future engage in the same, similar or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities than overlap with or compete with those in which the Corporation, directly or indirectly, may engage;

(4) the Corporation and Affiliated Companies thereof will or may engage in material business transactions with a Significant Stockholder and Affiliated Companies thereof; and

(5) as a consequence of the foregoing, it is in the best interests of the Corporation that the respective rights and duties of the Corporation, any Significant Stockholder and the Affiliated Companies of each, and the duties of any directors or officers of the Corporation who are also directors, officers or employees of the Significant Stockholder or Affiliated Companies thereof, be determined and delineated in respect of any agreements, arrangements or transactions between, or opportunities that may be suitable for both, the Corporation and Affiliated Companies thereof, on the one hand, and the Significant Stockholder and Affiliated Companies thereof, on the other hand.

Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article NINTH.

The provisions of this Article NINTH are in addition to, and not in limitation of, the provisions of the DGCL and the other provisions of this Certificate of Incorporation. Any agreement, arrangement, transaction or business relationship which does not comply with the procedures set forth in this Article NINTH shall not by reason thereof be deemed void or voidable or result in any breach of any fiduciary duty or duty of loyalty or failure to act in good faith or in the best interests of the Corporation or derivation of any improper personal benefit, but shall be governed by the provisions of this Certificate of Incorporation, the Bylaws, the DGCL and other applicable law,

B. Certain Agreements, Arrangements and Transactions Permitted; Certain Fiduciary Duties of Certain Stockholders, Directors and Officers. The Corporation may from time to time enter into and perform, and cause or permit any Affiliated Company of the Corporation to enter into and perform, one or more agreements (or modifications or supplements to pre-existing agreements), arrangements or transactions with a Significant Stockholder or Affiliated Companies thereof pursuant to which the Corporation or an Affiliated Company thereof, on the one hand, and the Significant Stockholder or an Affiliated Company thereof, on the other hand, agree to or do engage in transactions of any kind or nature with each other or with Affiliated Companies thereof and/or agree to or do compete, or refrain from competing or limit or restrict their competition, with each other, including allocating and causing their respective directors, officers and employees (including any who are directors, officers or employees of both) to allocate opportunities between or to refer opportunities to each other. No such agreement, arrangement or transaction shall be considered void or voidable solely (i) due to the nature of the parties thereto or due to the existence of circumstances as described in paragraph (A) of this Article NINTH or (ii) because any one or more of the officers or directors of the Corporation who are also directors or officers of the Significant Stockholder or any Affiliated Companies thereof are present at or participate in the meeting of the Board of Directors or committee thereof which authorizes the agreement, arrangement or transaction, or solely because his or their votes are counted for such purpose. No such agreement, arrangement or transaction or the performance thereof by the Corporation or the Significant Stockholder or any Affiliated Company thereof shall be considered (i) contrary to any fiduciary duty or duty of loyalty that the Significant Stockholder or any Affiliated Company thereof may owe to the Corporation or any Affiliated Company thereof or to any stockholder or other owner of an equity interest in the Corporation by reason of the Significant Stockholder or any Affiliated Company thereof being a Significant Stockholder of the Corporation or participating in control of the Corporation or any Affiliated Company thereof or (ii) contrary to any fiduciary duty or duty of loyalty of any director or officer of the Corporation who is also a director, officer or employee of the Significant Stockholder or any Affiliated Company thereof to the Corporation or such Affiliated Company or any stockholder or other owner of an equity interest therein. In addition, with respect to any such agreement, arrangement or transaction, the directors and officers of the Corporation who are also directors and officers of the Significant Stockholder or any Affiliated Company thereof (i) shall have fully satisfied their fiduciary duties to the Corporation and the stockholders, (ii) shall be deemed to have acted in good faith and in a manner such persons reasonably believe to be in and not opposed to the best interests of the Corporation and (iii) shall be deemed not to have breached their duties of loyalty to the Corporation and its stockholders and not to have derived an improper personal benefit therefrom, if such agreement, arrangement or transaction shall have been approved in accordance with the terms of any Stockholder Agreement to which such Significant Stockholder is a party.

Neither a Significant Stockholder, as a stockholder of the Corporation, nor any Affiliated Company thereof, shall have or be under any fiduciary duty or duty of loyalty to refrain from entering into any agreement or participating in any agreement, arrangement or transaction that meets the requirements of this paragraph (B) and no director of the Corporation who is also a director, officer or employee of the Significant Stockholder or any Affiliated Company thereof shall have or be under any fiduciary duty or duty of loyalty to the Corporation to refrain from acting on behalf of the Corporation or any Affiliated Company thereof in respect of any such agreement, arrangement or transaction or performing any such agreement, arrangement or transaction in accordance with its terms. The failure of any agreement, arrangement or transaction between the Corporation or an Affiliated Company thereof, on the one hand, and the Significant Stockholder or an Affiliated Company thereof, on the other hand, to satisfy the requirements of this Article NINTH shall not, by itself, cause such agreement, arrangement or transaction to constitute any breach of any fiduciary duty or duty of loyalty to the Corporation or to any Affiliated Company thereof, or to any stockholder or other owner of an equity interest therein, by the Significant Stockholder or such Affiliated Company thereof or by any director or officer of the Corporation, the Significant Stockholder or any of their respective Affiliated Companies.

For purposes of this Article NINTH, any agreement, arrangement or transaction with any corporation, partnership, joint venture, association or other entity in which the Corporation owns (directly or indirectly) fifty percent or more of the outstanding voting stock, voting power, partnership interests or similar ownership interests, or with any officer or director thereof, shall be deemed to be an agreement, arrangement or transaction with the Corporation.

C. Corporate Opportunities.

(1) A Significant Stockholder and its Affiliated Companies shall have no fiduciary duty, duty of loyalty or other duty not to (i) engage in the same or similar activities or lines of business as the Corporation, (ii) do business with any client or customer of the Corporation or (iii) employ or otherwise engage any officer or employee of the Corporation, and none of the Significant Stockholder nor its Affiliated Companies nor any officer or director thereof shall be liable to the Corporation or its stockholders or other owner of an equity interest therein for breach of any fiduciary duty or duty of loyalty by reason of any such activities of the Significant Stockholder or any Affiliated Company thereof or of such person’s participation therein. In the event that a Significant Stockholder or any Affiliated Company thereof acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both the Significant Stockholder or any Affiliated Company thereof and the Corporation, neither the Significant Stockholder nor its Affiliated Companies nor any officer or director thereof (even if such officer or director is also an officer or director of the Corporation) shall have any duty to communicate or present such corporate opportunity to the Corporation and shall not be liable to the Corporation or its stockholders or other owner of an equity interest therein for breach of any fiduciary or duty of loyalty by reason of the fact that the Significant Stockholder or any Affiliated Company thereof pursues or acquires such corporate opportunity for itself or the Significant Stockholder or any of its Affiliated Companies or any officer or director thereof (even if such officer or director is also an officer or director of the Corporation) directs such corporate opportunity to another person or does not present such corporate opportunity to the Corporation.

(2) For the purposes of this Article NINTH, “corporate opportunities” shall include, but not be limited to, business opportunities which the Corporation is financially able to undertake, which are,

from their nature, in the line of the Corporation’s business, are of practical advantage to it and are ones in which the Corporation has an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of a Significant Stockholder or any Affiliated Company or its officers or directors, will be brought into conflict with that of the Corporation.

(3) If any agreement, arrangement or transaction between the Corporation and a Significant Stockholder and any Affiliated Company involves a corporate opportunity and is approved in accordance with the procedures set forth in paragraph (B) of this Article NINTH, the officers and directors of the Corporation, the Significant Stockholder and any Affiliated Company and their officers and directors shall (even if such officers and directors are also directors of the Corporation) also for the purposes of this Article NINTH and the other provisions of this Certificate of Incorporation and the provisions of the By-laws (a) have fully satisfied and fulfilled their fiduciary duties to the Corporation and its stockholders or other owner of an equity interest therein, (b) be deemed to have acted in good faith and in a manner such persons reasonably believe to be in and not opposed to the best interests of the Corporation and (c) be deemed not to have breathed their duties of loyalty to the Corporation and its stockholders or other owner of an equity interest therein and not to have derived an improper personal benefit therefrom. Any such agreement, arrangement or transaction involving a corporate opportunity not so approved shall not by reason thereof result in any such breach of any fiduciary duty or duty of loyalty or failure to act in good faith or in the best interests of the Corporation or derivation of any improper personal benefit, but shall be governed by the other provisions of this Article NINTH, this Certificate of Incorporation, the Bylaws, the DGCL and other applicable law.

D. Modification. No alteration, amendment or repeal of any provision of this Article NINTH shall terminate the effect of such provisions or eliminate or reduce the effect of this Article NINTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article NINTH, would accrue or arise, prior to such alteration, amendment or repeal.

E. For purposes of this Article NINTH, “Affiliated Company” shall mean in respect of any Significant Stockholder any company which controls, is controlled by or is under common control with such Significant Stockholder (other than the Corporation and any company that is controlled by the Corporation) and in respect of the Corporation shall mean any company controlled by the Corporation.

TENTH: The books of the Corporation may be kept (subject to any provision contained in the DGCL or other applicable statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ELEVENTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, in a summary way, on the application of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of the DGCL, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case maybe, to be summoned in such manner as said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

TWELFTH: Bylaw Amendments. The Bylaws of the Corporation may be adopted, consistent with law and the provisions of this Certificate of Incorporation (including any Preferred Stock Designation), and once adopted, any Bylaw may be altered or repealed by: (1) the affirmative vote of at least a majority of the members of the Board of Directors then in office, or (2) the affirmative vote of at least a majority of the voting power of the Voting Stock, provided that any adoption, alteration or repeal of a Bylaw by the Board of Directors, if such adoption, alteration or repeal would be inconsistent with the provisions of any Stockholder Agreement, shall require such approval, if any, as shall be required by the terms of such Stockholder Agreement.

THIRTEENTH:

A. General Right to Amend Certificate of Incorporation.

(1) Subject to the provisions of any Stockholder Agreement, the Corporation hereby reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and to add thereto any other provision authorized by the laws of the state of Delaware at the time in force, and except as may otherwise be explicitly provided by any provision of this Certificate of Incorporation, all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or officers of the Corporation or any other person whomsoever by and pursuant to this Certificate of Incorporation in its present form, or as hereafter amended, are granted subject to the right reserved in this paragraph (A)(1).

(2) Subject to the provisions of paragraph (B) below, the provisions of any Stockholder Agreement and the rights of the holders of Preferred Stock, the provisions of this Certificate of Incorporation may only be altered, amended or repealed, and any inconsistent provision adopted, with such action (if any) of the Board of Directors as is provided by law, and in addition to any other vote of stockholders (if any) required by law, and notwithstanding that a lower vote (or a no vote) of stockholders otherwise would be required, by the approval of at least a majority of the voting power of all Voting Stock; provided, however, that the provisions of Articles NINTH and TWELFTH may be amended only with the approval of at least eight percent (80%) of the voting power of all Voting Stock.

B. Amendment of this Article. Subject to the provisions of any Stockholder Agreement, the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of all Voting Stock shall be required to alter, amend or repeal, or to adopt any provision inconsistent with, this Article THIRTEENTH.

FOURTEENTH: The Corporation shall have perpetual existence.

FIFTEENTH: For purposes of this Certificate of Incorporation, the following definitions shall apply:

(1) “Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person; provided, however, that neither the Corporation nor any of its Controlled Affiliates shall be deemed to be a Subsidiary or Affiliate of any Person who is or becomes a party to a Stockholder Agreement solely by virtue of the Beneficial Ownership by such Person of Capital Stock, the election of Directors nominated by such Person to the Board, the election of any other Directors nominated by the Board or any other action taken by such Person which is expressly permitted under a Stockholder Agreement, in each case in accordance with the terms and conditions of, and subject to the limitations and restrictions set forth on such Person in, such Stockholder Agreement (and irrespective of the characteristics of the aforesaid relationships and actions under applicable law or accounting principles)

(2) “Beneficial Ownership” by a Person of any securities includes ownership by any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 adopted by the Commission under the Securities Exchange Act of 1934, as amended; provided that for purposes of determining Beneficial Ownership, a Person shall be deemed to be the Beneficial Owner of any securities which may be acquired by such Person pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in excess of 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing), except that in no event will any Person who is or becomes a party to a Stockholder Agreement be deemed to Beneficially Own any securities which it has the right to acquire pursuant to any Stockholder Agreement unless, and then only to the extent that, it shall have actually exercised such right. For purposes of this Agreement, a Person shall be deemed to Beneficially Own any securities Beneficially Owned by its Affiliates (including as Affiliates for this purpose its officers and directors only to the extent they would be Affiliates solely by reason of their equity interest) or any Group of which such Person or any such Affiliate is or becomes a member; provided, however, that securities Beneficially Owned by any Person shall not include any Voting Securities or other securities held by such Person and its Controlled Affiliates in trust, managed, brokerage, custodial, nominee or other customer accounts; in trading, inventory, lending or similar accounts of such Person and Controlled Affiliates of such Person which are broker-dealers or otherwise engaged in the securities business; or in pooled investment vehicles sponsored, managed and/or advised or subadvised by such Person and its Controlled Affiliates except, if they Beneficially Own more than 25% of the ownership interests in a pooled investment vehicle, to the extent of their ownership interests therein; provided that in each case, such securities were acquired in the ordinary course of business of their securities business and not with the intent or purpose of influencing control of the Corporation or avoiding the provisions hereof or of any Stockholder Agreement. The term “Beneficially Own” shall have a correlative meaning.

(3) “Capital Stock” means any and all shares (however designated, whether voting or non-voting) of capital stock issued by the Corporation.

(4) “Control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means, or otherwise to control such Person within the meaning of such term as used in Rule 405 under the Securities Act of 1933, as amended. For purposes of this definition, a general partner or managing member of a Person shall always be considered to control such Person provided, however, that a Person shall not be treated as having any control over any collective investment vehicle to which it provides services unless it or an Affiliate has a proprietary economic interest exceeding 25% of the equity interest in such collective investment vehicle.

(5) “Controlled Affiliate” of any Person means a Person that is directly or indirectly controlled by such other Person.

(6) each reference to a “person” shall be deemed to include not only a natural person, but also a corporation, partnership, joint venture, association or legal entity of any kind; each reference to a “natural person” (or to a “record holder” of shares, if a natural person) shall be deemed to include, in his, her or its representative capacity, a guardian, committee, executor, administrator or other legal representative of such natural person or record holder;

(7) “Significant Stockholder” shall mean a person who is a party to a Stockholder Agreement and who Beneficially Owns more than twenty percent (20%) of the Voting Stock.

(8) “Stockholder Agreement” shall mean any agreement to which the Corporation and a holder of Capital Stock is a party that is in effect on the date of issuance of the initial shares of Series A Participating Preferred Stock of the Corporation and that relates to the voting of shares of capital stock by such holder;

(9) “Subsidiary” shall mean, as to any person or entity, a corporation, part ownership, joint venture, association or other entity in which such person or entity beneficially owns (directly or indirectly) fifty percent (50%) or more of the Voting Stock or outstanding voting power, partnership interests or similar voting interests; and

(10) “Voting Stock” shall mean the then outstanding shares of Capital Stock of the Corporation entitled to vote generally on the election of directors and shall exclude any class or series of capital stock of the Corporation only entitled to vote in the event of dividend arrearages or any default under any provision of such series thereon, whether or not at the time of determination there are any such dividend arrearages or defaults.

IN WITNESS WHEREOF, this Certificate of Incorporation which restates, integrate and amends the provisions of the Original Certificate of Incorporation of the Corporation, and which has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, has been executed by an authorized officer of the Corporation this      day of             , 2006.

NEW BLACKROCK, INC.

By:

Annex E

FORM OF

BY-LAWS OF

NEW BLACKROCK, INC.

a Delaware Corporation

ARTICLE I

OFFICES

Section 1.1 Registered Office.

The registered office of New BlackRock, Inc. (hereinafter called the “Corporation”) within the State of Delaware shall be at Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801, and the name of the registered agent of the Corporation at such address shall be The Corporation Trust Company.

Section 1.2 Other Offices.

The Corporation may also have offices at such other places, both within and without the State of Delaware, as the Board of Directors from time to time shall determine or the business of the Corporation may require.

Section 1.3 Books and Records.

The books and records of the Corporation may be kept outside the State of Delaware at such place or places as may from time to time be designated by the Board of Directors or officers.

Section 1.4 Certain Definitions.

Except where otherwise explicitly provided, all references herein to the “Certificate of Incorporation” shall mean the certificate of incorporation of the Corporation as from time to time amended or restated and in effect including any certificates of designation (each a “Preferred Stock Designation”) filed under section 151(g) (or any successor provision) of the General Corporation Law of the State of Delaware, as amended and in effect from time to time (the “DGCL”). In the event of any amendment of these Bylaws that does not involve a complete restatement thereof, any reference herein to “the Bylaws” or “these Bylaws” or “herein” or “hereof” or a like reference shall refer to these Bylaws as so amended. Defined terms used herein and not otherwise defined shall have the meanings ascribed to them in the Certificate of Incorporation.

ARTICLE II

MEETINGS OF STOCKHOLDERS

Section 2.1 Place of Meetings.

All meetings of the stockholders shall be held at any such place, either within or without the State of Delaware, as shall be designated from time to time by the Board of Directors and stated in the notice of meeting or in a duly executed waiver thereof.

Section 2.2 Annual Meeting.

The annual meeting of the stockholders for the election of directors and for the transaction of such other business as may come before the meeting shall be held at such time and place as shall be determined by the Board of Directors and stated in the notice of the meeting. Only such business may be conducted as has been brought before an annual meeting of stockholders by, or at the direction of, the Board of Directors, or by a stockholder who has given timely written notice to the Secretary of the Corporation of such stockholder’s intention to bring such business before the meeting pursuant to Section 2.10 of these Bylaws.

Section 2.3 Special Meetings.

Special meetings may be called in accordance with the Certificate of Incorporation. The power of any stockholder to call a special meeting is specifically denied. The only business which may be conducted at a special meeting, other than procedural matters and matters relating to the conduct of the meeting, shall be the matter or matters described in the notice of such meeting.

Section 2.4 Adjournments.

Any meeting of the stockholders may be adjourned from time to time to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 2.5 Notice of Meetings.

Notice of meetings of stockholders shall be given by the Corporation as required by applicable law not less than ten days nor more than sixty days before such meeting (unless a different time is specified by law) to every stockholder entitled by law to notice of such meeting. Notice of any such meeting need not be given to any stockholder who shall, either before or after the meeting, submit a signed waiver of notice or who shall attend such meeting, except when he shall attend for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

Section 2.6 List of Stockholders.

A complete list of the stockholders entitled to vote at any meeting of stockholders, arranged in alphabetical order, and showing the address of each stockholder and the number of shares of each class of capital stock of the Corporation registered in the name of each stockholder, shall be prepared by the Secretary and shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held, for at least ten days before the meeting and at the place of the meeting during the whole time of the meeting. The stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the stock ledger and the list required by this Section 2.6 or to vote in person or by proxy at any meeting of stockholders.

Section 2.7 Quorum.

Unless otherwise required by law or the Certificate of Incorporation, a majority in voting power of the outstanding shares of the Corporation entitled to vote on the matters at issue, present in person or represented by proxy, shall constitute a quorum. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, in the manner provided in Section 2.4, until a quorum shall be present or represented. A quorum, once established, shall not be broken by the subsequent withdrawal of enough votes to leave less than a quorum. At any such adjourned meeting at which there is a quorum, any business may be transacted that might have been transacted at the meeting originally called.

Section 2.8 Conduct of Meetings.

The Board of Directors of the Corporation may adopt by resolution such rules and regulations for the conduct of the meeting of the stockholders as it shall deem appropriate. At every meeting of stockholders, the

Chairman of the Board of Directors, or in his absence or inability to act, the Chief Executive Officer, or, in his absence or inability to act, the person whom the Vice Chairman shall appoint, shall act as chairman of, and preside at, the meeting. The Secretary or, in his absence or inability to act, the person whom the chairman of the meeting shall appoint secretary of the meeting, shall act as secretary of the meeting and keep the minutes thereof. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chairman of any meeting of the stockholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) the determination of when the polls shall open and close for any given matter to be voted on at the meeting; (c) rules and procedures for maintaining order at the meeting and the safety of those present; (d) limitations on attendance at or participation in the meeting to stockholders of record of the corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (e) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (f) limitations on the time allotted to questions or comments by participants.

Section 2.9 Nomination of Directors.

(a) Only persons who are nominated in accordance with the procedures in this Section 2.9 shall be eligible for election as directors of the Corporation, subject to the rights of the holders of Preferred Stock. Nominations of persons for election to the Board of Directors may be made at any annual meeting of stockholders (i) by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (ii) by any stockholder of the Corporation (A) who is a stockholder of record on the date of the giving of the notice provided for in this Section 2.9 and on the record date for the determination of stockholders entitled to vote at such annual meeting and (B) who complies with the notice procedures set forth in this Section 2.9.

(b) In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation, except as provided in a Stockholder Agreement.

(c) Except as provided in a Stockholder Agreement, to be timely, a stockholder’s notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Corporation not less than one hundred twenty (120) days nor more than one hundred fifty (150) days prior to the anniversary of the mailing date of the Corporation’s proxy materials for the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within thirty (30) days before or after the anniversary date of such meeting, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which notice of the date of the annual meeting was mailed to stockholders or public disclosure of the date of the annual meeting was made, whichever first occurs.

(d) To be in proper written form, a stockholder’s notice to the Secretary must set forth: (i) as to each person whom the stockholder proposes to nominate for election as a director (A) the name, age, business address and residence address of such person, (B) the principal occupation or employment of such person, (C) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (“Exchange Act”) and the rules and regulations promulgated thereunder; and (ii) as to the stockholder giving the notice (A) the name and record address of such stockholder, (B) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by such stockholder, (C) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (D) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to nominate the persons named in its notice and (E) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

(e) If the chairman of the annual meeting determines that a nomination was not made in accordance with the foregoing procedures, the chairman shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded.

(f) The Corporation’s Nominating and Governance Committee (or, if there is no such committee, the Board of Directors or any other duly authorized committee thereof) shall nominate for election to the Board of Directors (i) any person that is designated as a nominee for the Board of Directors pursuant to any Stockholder Agreement. Notwithstanding any other provision contained herein, no stockholder may make any nominations pursuant to Section 2.9(a)-(d) if such stockholder designated any person or persons for nomination pursuant to any Stockholder Agreement and, pursuant to this Section 2.9(f), the Nominating and Governance Committee (or, if there is no such committee, the Board of Directors or any other duly authorized committee thereof) shall have nominated such person or persons.

Section 2.10 Business at Annual Meetings.

(a) No business may be transacted at an annual meeting of stockholders, other than business that is either (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors (or any duly authorized committee thereof), (ii) otherwise properly brought before the annual meeting by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (iii) otherwise properly brought before the annual meeting by any stockholder of the Corporation (A) who is a stockholder of record on the date of the giving of the notice provided for in this Section 2.10 and on the record date for the determination of stockholders entitled to vote at such annual meeting and (B) who complies with the notice procedures set forth in this Section 2.10.

(b) In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation.

(c) To be timely, a stockholder’s notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Corporation not less than one hundred twenty (120) days nor more than one hundred fifty (150) days prior to the anniversary of the mailing date of the Corporation’s proxy materials for the immediately preceding annual meeting of stockholders; provided, however that in the event that the annual meeting is called for a date that is not within thirty (30) days before or after the anniversary date of such meeting, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which notice of the date of the annual meeting was mailed to stockholders or public disclosure of the date of the annual meeting was made, whichever first occurs.

(d) To be in proper written form, a stockholder’s notice to the Secretary must set forth as to each matter such stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of such stockholder, (iii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by such stockholder, (iv) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business and (v) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

(e) Once business has been properly brought before the annual meeting in accordance with such procedures, nothing in this Section 2.10 shall be deemed to preclude discussion by any stockholder of any such business. If the chairman of an annual meeting determines that business was not properly brought before the annual meeting in accordance with the foregoing procedures, the Chairman shall declare to the meeting that the business was not properly brought before the meeting and such business shall not be transacted.

Section 2.11 Voting.

Unless otherwise required by law, the Certificate of Incorporation or these Bylaws, any question brought before any meeting of stockholders, other than the election of directors, shall be decided by the vote of the holders of a majority of the votes of shares of capital stock represented and entitled to vote thereat, voting as a single class. Every reference in these Bylaws to a majority or other proportion of shares, or a majority or other proportion of the votes of shares, of capital stock shall refer to such majority or other proportion of the votes to which such shares of capital stock are entitled as provided in the Certificate of Incorporation. Votes of stockholders entitled to vote at a meeting of stockholders may be cast in person or by proxy but no proxy shall be voted on or after three years from its date, unless such proxy provides for a longer period. The Board of Directors, in its discretion, or the chairman of the meeting of stockholders, in such chairman’s discretion, may require that any votes cast at such meeting shall be cast by written ballot. Abstentions shall not be considered to be votes cast.

ARTICLE III

BOARD OF DIRECTORS

Section 3.1 General Powers.

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authorities expressly conferred upon them by these Bylaws, the Board of Directors may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws required to be exercised or done by the stockholders.

Section 3.2 Number, Qualifications, Election and Term of Office.

(a) The Board of Directors shall consist initially of seventeen (17) directors. Subject to the rights of the holders of Preferred Stock and the terms of any Stockholder Agreement, and with the consent of any Significant Stockholder that is a party to a Stockholder Agreement, the number of directors on the Board of Directors may be increased or decreased from time to time exclusively pursuant to a resolution adopted by: the affirmative vote of a majority of the entire Board of Directors then in office. No reduction in the number of directors shall have the effect of shortening the term of any director in office at the time such reduction becomes effective.

(b) The retirement age of and other restrictions and qualifications for directors constituting the Board of Directors shall be as authorized from time to time by the affirmative vote of 66 2/3% of the members of the Board of Directors then in office. Members of the Board of Directors need not be residents of the State of Delaware and need not be stockholders of the Corporation.

(c) The directors shall be divided into three classes, Class I, Class II and Class III, as provided in the Certificate of Incorporation, and shall hold office in accordance with the provisions as set forth therein.

Section 3.3 Vacancies.

Unless otherwise required by law, by any Stockholder Agreement or by the Certificate of Incorporation, vacancies arising through death, resignation, removal, an increase in the number of directors or otherwise may be filled by a majority of the directors then in office, even though less than a quorum, or by a sole remaining director, or (y) by the stockholders if such vacancy resulted from the action of stockholders (in which event such vacancy may not be filled by the directors or a majority thereof), and in any event the directors so chosen shall hold office until the next election for such class and until their successors are duly elected and qualified, or until their earlier death, resignation or removal.

Section 3.4 Removal.

Any director or the entire Board of Directors may only be removed for cause, such removal to be by the affirmative vote of the shares representing eighty percent (80%) of the votes entitled to be cast by the Voting Stock. “Cause” for removal of a director shall be deemed to exist only if: (i) the director whose removal is proposed has been convicted, or when a director is granted immunity to testify when another has been convicted, of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct appeal; (ii) such director has been found by the affirmative vote of a majority of the Directors then in office at any regular or special meeting of the Board of Directors called for that purpose, or by a court of competent jurisdiction, to have been guilty of willful misconduct in the performance of his duties to the Corporation in a matter of substantial importance to the Corporation; (iii) such director has been adjudicated by a court of competent jurisdiction to be mentally incompetent, which mental incompetency directly affects his ability as a director of the Corporation; or (iv) the entry of any order against such director by any governmental body having regulatory authority with respect to the Corporation’s business. Notwithstanding the foregoing, whenever holders of outstanding shares of one or more series of Preferred Stock are entitled to elect directors of the Corporation pursuant to the provisions applicable in the case of arrearages in the payment of dividends or other defaults contained in the resolution or resolutions of the Board of Directors providing for the establishment of any such series, any such director of the Corporation so elected may be removed in accordance with the provisions of such resolution or resolutions. “Voting Stock” shall mean the shares of the then outstanding capital stock entitled to vote generally on the election of directors and shall exclude any class or series of capital stock only entitled to vote in the event of dividend arrearages thereon or other defaults thereunder, whether or not at the time of the determination there are any such dividend arrearages or defaults.

Section 3.5 Place of Meetings.

Meetings of the Board of Directors shall be held at such place or places, within or without the State of Delaware, as the Board of Directors may from time to time determine or as shall be specified in the notice of any such meeting. Each regular meeting of the Board of Directors shall be held at the location specified in the notice with respect to such meeting or, if no such notice is provided or no location is specified therein, at the principal executive offices of the Corporation.

Section 3.6 Regular Meetings.

Regular meetings of the Board of Directors shall be held at such time and place as the Board of Directors may fix. Notice of regular meetings of the Board of Directors need not be given except as otherwise required by applicable law or these Bylaws.

Section 3.7 Special Meetings.

Special meetings of the Board of Directors may be called by the Chairman of the Board of Directors or at the request of twenty percent (20%) of the directors. The person or persons authorized to call a special meeting of the Board of Directors may fix the place, date and time of the meeting. Upon request by the person or persons authorized to call such meetings, the Secretary of the Corporation shall give any requisite notice for the meeting.

Section 3.8 Notice of Meetings.

Notice of each special meeting of the Board of Directors (and of each regular meeting for which notice shall be required) shall be given by the Secretary as hereinafter provided in this Section 3.8, in which notice shall be stated the date, time and place of the meeting. Notice of a special meeting shall state the general purpose of the meeting, but other routine business may be conducted at a special meeting without such matter being stated in the notice. Notice of each meeting shall be given to each director either by mail not less than forty-eight (48) hours before the date of such meeting, by telephone or telegram on twenty-four (24) hours notice, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate under the circumstances. Notice of any meeting need not be given to any director who shall, either before or after the meeting, submit a signed waiver of notice or who shall attend such meeting, except when he shall attend for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

Section 3.9 Quorum; Required Vote.

Except as otherwise provided by law, the Certificate of Incorporation, any Stockholder Agreement and Section 3.3 of these Bylaws, at all meetings of the Board of Directors, a majority of the entire Board of Directors shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors. In the absence of a quorum at any meeting of the Board of Directors, a majority of the directors present thereat may adjourn such meeting from time to time to another time and place. Notice of the time and place of any such adjourned meeting shall be given to all of the directors unless such time and place were announced at the meeting at which the adjournment was taken, in which case such notice shall only be given to the directors who were not present thereat. At any adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally called.

Section 3.10 Organization.

At each meeting of the Board of Directors, the Chairman of the Board of Directors or, in his absence, the Vice Chairman or another director chosen by a majority of the directors present, shall act as chairman of the meeting and preside thereat. The Secretary or, in his absence, any person appointed by the chairman, shall act as secretary of the meeting and keep the minutes thereof.

Section 3.11 Resignations.

Any director of the Corporation may resign at any time by giving written notice of his resignation to the Chairman of the Board of Directors, the President or the Secretary. Any such resignation shall take effect at the time specified therein or, if the time when it shall become effective shall not be specified therein, immediately upon its receipt. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 3.12 Compensation.

Directors shall receive such compensation, including fees and reimbursement of expenses, for their services as the Board of Directors may determine from time to time. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation thereof.

Section 3.13 Action by Written Consent.

Unless otherwise provided by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or any committee thereof may be taken without a meeting if all members of the Board of Directors or of such committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of the proceedings of the Board of Directors or such committee, as the case may be.

Section 3.14 Telephonic Meeting.

Unless otherwise provided by the Certificate of Incorporation, any one or more members of the Board of Directors or any committee thereof may participate in a meeting of the Board of Directors or such committee by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation by such means shall constitute presence in person at a meeting.

Section 3.15 Board Committees.

(a) The Board of Directors may by resolution designate one or more committees (in addition to the mandatory Standing Committees as set forth in Section 3.15(e) below) consisting of one or more directors of the Corporation which, to the extent authorized in any resolution of the Board of Directors or these Bylaws and permissible under the DGCL, the Certificate of Incorporation and any Stockholder Agreement, shall have and may exercise any or all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, except that no committee (including any Standing Committee) shall have the power to take any action which requires, pursuant to these Bylaws or any Stockholder Agreement, the affirmative vote of at least a majority or any greater proportion of the entire Board of Directors then in office.

(b) Except as provided in any Stockholder Agreement, with respect to all committees designated in accordance with this Section 3.15, the Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of any such committee. With respect to all Board committees designated in accordance with this Section 3.15, in the absence or disqualification of a member of a committee, and in the absence of a designation by the Board of Directors of an alternate member to replace the absent or disqualified member, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any absent or disqualified member. Any committee may authorize the seal of the Corporation to be affixed to all papers which may require it.

(c) A majority of the members of any committee may determine such committee’s procedures for the conduct of business and may fix the time and place of its meetings, unless the Board of Directors shall by resolution otherwise provide. Notice of such meetings shall be given to each member of the committee in the same manner as provided for meetings of the Board of Directors by these Bylaws. Each committee shall keep written minutes of its proceedings and shall report such proceedings to the Board of Directors when required. Except as otherwise provided by resolution of the Board of Directors or of such committee, a quorum for the transaction of business by a committee at a meeting thereof shall be a majority of the members and the affirmative vote of a majority of the members present at a meeting at which a quorum is present shall be the act of the committee.

(d) Nothing herein shall be deemed to prevent the Board of Directors from appointing one or more committees consisting in whole or in part of one or more officers, employees or persons who are not directors of the Corporation to conduct any part of the business or affairs of the Corporation; provided, however, that no such committee shall have or may exercise any authority of the Board of Directors.

(e) Standing Committees.

The standing committees which, subject to Section 3.15(a), shall be appointed from time to time by the Board of Directors shall be: the Executive Committee, the Audit Committee, the Nominating and Governance Committee and the Compensation Committee. Subject to the terms of any Stockholder Agreement:

(i) Executive Committee.

the Executive Committee shall consist of the Chairman and Chief Executive Officer and not less than four other directors who shall from time to time be appointed by the Board of Directors. The Executive Committee shall have and exercise in the intervals between the meetings of the Board of Directors all the powers of the Board of Directors, except as prohibited by applicable law. All acts done and powers conferred by the Executive Committee from time to time shall be deemed to be, and may be certified as being, done and conferred under authority of the Board of Directors.

(ii) Audit Committee.

the Board of Directors shall appoint annually the Audit Committee consisting of not less than three directors, all of whom shall be Independent Directors. The Audit Committee will select and oversee the Corporation’s auditors, with whom the Audit Committee will, among other things, review the scope of audit and non-audit assignments and related fees, accounting principles used by the Corporation in financial reporting, internal auditing procedures and the adequacy of the Corporation’s risk management, compliance and internal control procedures.

(iii) Nominating and Governance Committee.

the Board of Directors shall appoint annually the members of the Nominating and Governance Committee, consisting of not less than three directors, all of whom shall be Independent Directors. The Nominating and Governance Committee will review the qualifications of potential candidates for the Board of Directors, report its findings to the Board of Directors and propose to the Board of Directors nominations for board memberships for approval by the Board of Directors and, if appropriate, submission by the Board of Directors to the stockholders of the Corporation for election. The Nominating and Governance Committee will also recommend to the Board of Directors (for adoption by the Board of Directors) the Corporate Governance Guidelines applicable to the Corporation, lead the Board of Directors in its annual review of the performance of the Board of Directors and management and recommend to the Board of Directors director nominees for each committee.

(iv) Compensation Committee.

the Board of Directors shall appoint annually the members of the Compensation Committee, consisting of not less than three directors. The Compensation Committee will administer such compensation plans as the Board of Directors may determine from time to time, and will establish the compensation for the Corporation’s executive officers. The Compensation Committee may by resolution designate a subcommittee to administer the Corporation’s compensation plans.

(f) For purposes of this Section 3.15, “Independent Director” means any Director who (i) is or would be an “independent director” with respect to New BlackRock pursuant to Section 303A.02 of the New York Stock Exchange Listed Company Manual and Section l0A of the Exchange Act (or any successor provisions) and (ii) was not nominated or proposed for nomination by or on behalf of a Significant Stockholder or any Affiliates or Designated Directors of a Significant Stockholder.

ARTICLE IV

OFFICERS

Section 4.1 Designation.

The officers of the Corporation shall be elected by the Board of Directors and shall include a Chief Executive Officer, President, Chief Financial Officer, Treasurer and Secretary. The Board of Directors of the Corporation, in its discretion, may also elect a Chairman of the Board of Directors (who must be a director), one or more Vice Chairmen (who need not be a director) and one or more Managing Directors, Directors, Vice Presidents, Assistant Treasurers, Assistant Secretaries and other officers.

Section 4.2 Election and Tenure.

Officers and assistant officers of the Corporation may, but need not, also be members of the Board of Directors or stockholders of the Corporation. At its first meeting after each annual meeting of the stockholders, the Board of Directors shall elect the officers or provide for the appointment thereof. Unless otherwise provided by the Certificate of Incorporation, the term of each officer elected by the Board of Directors shall be until the first meeting of the Board of Directors following the next annual meeting of stockholders and until his successor is elected and qualified or until his earlier death, resignation or removal in the manner specified in this Section 4.2. Any officer elected or appointed by the Board of Directors may be removed by the Board of Directors at any time with or without cause by the majority vote of the members of the Board of Directors then in office. Any officer or assistant officer appointed by another officer may be removed from office with or without cause by such officer. The removal of an officer shall be without prejudice to his contract rights, if any. The election or appointment of an officer shall not of itself create contract rights. Any officer of the Corporation may resign at any time by giving written notice of his resignation to the Chairman of the Board of Directors, the President or the Secretary. Any such resignation shall take effect at the time specified therein or, if the time when it shall become effective shall not be specified therein, immediately upon its receipt. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. Should any vacancy occur among the officers, the position shall be filled for the unexpired portion of the term by appointment made by the Board of Directors or, in the case of offices held by officers who may be appointed by other officers, by any officer authorized to appoint such officer. Any individual may be elected to, and may hold, more than one office of the Corporation.

Section 4.3 Duties.

Except as set forth in Section 4.5, the powers and duties of the several officers shall be as provided from time to time by resolution or other directive of the Board of Directors. In the absence of such provisions, the respective officers shall have the powers and shall discharge the duties customarily and usually held and performed by like officers of corporations similar in organization and business purposes to the Corporation.

Section 4.4 Compensation.

Officers may be paid such reasonable compensation as the Board of Directors may from time to time authorize and direct. The Board of Directors may delegate its authority to determine compensation to a committee.

Section 4.5 Responsibilities of the Chief Executive Officer.

Subject to the direction of the Board of Directors, the Chief Executive Officer shall have the general supervision of the policies, business and operations of the Corporation, and of the other officers, agents and employees of the Corporation and, except as otherwise provided in these Bylaws or by the Board of Directors, shall have all the other powers and duties as are usually incident to the Chief Executive Officer of a corporation. In the absence of the Chief Executive Officer, his rights and duties shall be performed by such other officer or officers as shall be designated by the Board of Directors. To the extent not specifically appointed to a Committee, the Chief Executive Officer of the Corporation shall be ex officio a member of all Committees except the Audit Committee, the Nominating and Governance Committee and the Compensation Committee.

ARTICLE V

STOCK CERTIFICATES AND THEIR TRANSFER

Section 5.1 Uncertificated and Certificated Shares; Form of Certificates.

Effective at such time as the President or any Vice President or the Treasurer of the Corporation designates in writing to the Corporate Secretary and any transfer agents of the Corporation with respect to any class of stock of the Corporation, the shares of such class shall be uncertificated shares, provided that the foregoing shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation and provided further that upon request every holder of uncertificated shares shall be entitled, to the extent provided in Section 158 of the DGCL, to have a certificate signed in the name of the Corporation (i) by the President or a Vice President and (ii) by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, of the Corporation, certifying the number of shares owned by such stockholder in the Corporation.

Section 5.2 Record Owners.

A record of the name and address of the holder of each certificate, the number of shares represented thereby and the date of issue thereof shall be made on the Corporation’s books. The Corporation shall be entitled to recognize the exclusive right of a person registered on its records as the owner of shares of stock to receive dividends and to vote as such owner, shall be entitled to hold liable for calls and assessments a person registered on its records as the owner of shares of stock, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares of stock on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

Section 5.3 Transfers of Stock.

Stock of the Corporation shall be transferable in the manner prescribed by law and in these Bylaws. Transfers of stock shall be made on the books of the Corporation only by the person named as the holder thereof on the stock records of the Corporation, by such person’s attorney lawfully constituted in writing, and in the case of shares represented by a certificate upon the surrender of the certificate thereof, which shall be cancelled before a new certificate shall be issued. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred. To the extent designated by the President or any Vice President or the Treasurer of the Corporation, the Corporation may recognize the transfer of fractional uncertificated shares, but shall not otherwise be required to recognize the transfer of fractional shares.

Section 5.4 Transfer Agents and Registrars.

The Board of Directors may appoint, or authorize any officer or officers to appoint, one or more transfer agents and one or more registrars. If any certificate is countersigned (a) by a transfer agent other than the Corporation or its employee, or (b) by a registrar other than the Corporation or its employee, any signature on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

Section 5.5 Regulations.

The Board of Directors may make such additional rules and regulations, not inconsistent with these Bylaws, as it may deem expedient concerning the issue, transfer and registration of certificates for shares of stock of the Corporation.

Section 5.6 Fixing the Record Date.

(a) In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

(b) In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date has been fixed by the Board of Directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board of Directors adopts the resolutions taking such prior action.

(c) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 5.7 Lost Certificates.

The Board of Directors may direct a new certificate to be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate, or the owner’s legal representative, to advertise the same in such manner as the Board of Directors shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed or the issuance of such new certificate.

ARTICLE VI

INDEMNIFICATION AND INSURANCE

Section 6.1 Right to Indemnification.

Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer, of the Corporation or is or was serving at the request of the Corporation as a director or officer of another company, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) incurred or suffered by such person in connection therewith and such director or officer and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in Section 6.2 hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section 6.1 shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the DGCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section 6.1 or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

Section 6.2 Right of Claimant to Bring Suit.

If a claim under Section 6.1 is not paid in full by the Corporation within thirty (30) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

Section 6.3 Non-Exclusivity of Rights.

The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article VI shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Section 6.4 Insurance.

The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

ARTICLE VII

GENERAL PROVISIONS

Section 7.1 Seal.

The seal of the Corporation shall be in such form as shall be approved by the Board of Directors. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise, as may be prescribed by law or custom or by the Board of Directors.

Section 7.2 Fiscal Year.

The fiscal year of the Corporation shall begin on January 1 and end on December 31 of each year.

Section 7.3 Checks, Notes, Drafts, Etc.

All checks, notes, drafts or other orders for the payment of money of the Corporation shall be signed, endorsed or accepted in the name of the Corporation by such officer, officers, person or persons as from time to time may be designated by the Board of Directors or by an officer or officers authorized by the Board of Directors to make such designation.

Section 7.4 Voting of Stock in Other Persons.

Unless otherwise provided by resolution of the Board of Directors, the Chief Executive Officer, from time to time, may (or may appoint one or more attorneys or agents to) cast the votes that the Corporation may be entitled to cast as a stockholder or otherwise in any other Person, any of whose shares or securities may be held by the Corporation, at meetings of the holders of the shares or other securities of such other corporation, or consent in writing to any action by any such other corporation. In the event one or more attorneys or agents are appointed, the Chief Executive Officer may instruct the person or persons so appointed as to the manner of casting such votes or giving such consent. The Chief Executive Officer may, or may instruct the attorneys or agents appointed to, execute or cause to be executed in the name and on behalf of the Corporation and under its seal or otherwise, such written proxies, consents, waivers or other instruments as may be necessary or proper in the circumstances relating to securities owned by the Corporation.

Section 7.5 Dividends.

Subject to the provisions of the DGCL and the Certificate of Incorporation, dividends upon the shares of capital stock of the Corporation may be declared by the Board of Directors at any regular or special meeting in accordance with the voting requirements set forth in Section 3.10 if applicable. Dividends may be paid in cash, in property or in shares of stock of the Corporation, unless otherwise provided by the DGCL or the Certificate of Incorporation.

ARTICLE VIII

AMENDMENTS

Except as otherwise provided in any Stockholder Agreement and subject to Section 3.10, these Bylaws may be amended, altered, changed, adopted and repealed or new bylaws adopted by the affirmative vote of at least a majority of the members of the Board of Directors then in office; provided that any adoption, alteration or repeal of any Bylaw by the Board of Directors, if such adoption, alteration or repeal would be inconsistent with the provisions of any Stockholder Agreement, shall require such approval, if any, as shall be required by the terms of such Stockholder Agreement.

Annex F

FORM OF

CERTIFICATE OF THE DESIGNATIONS,

POWERS, PREFERENCES AND RIGHTS

OF

SERIES A CONVERTIBLE PARTICIPATING PREFERRED STOCK

OF

NEW BLACKROCK, INC.

(Pursuant to Section 151 of the

Delaware General Corporation Law)

New BlackRock, Inc. a Delaware corporation (the “Corporation”), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation (the “Board of Directors”) by the provisions of the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), there is hereby created, out of the 500,000,000 shares of preferred stock, par value $0.01 per share, of the Corporation authorized in Article Fourth of the Certificate of Incorporation (the “Preferred Stock”), a series of the Preferred Stock consisting of [            ] shares, which series shall have the following powers, designations, preferences and relative, participating, optional or other rights, and the following qualifications, limitations and restrictions (in addition to any powers, designations, preferences and relative, participating, optional or other rights, and any qualifications, limitations and restrictions, set forth in the Certificate of Incorporation which are applicable to the Preferred Stock):

Section 1. Designation of Amount.

The shares of Preferred Stock created hereby shall be designated the “Series A Convertible Participating Preferred Stock” (the “Series A Preferred Stock”) and the authorized number of shares constituting such series shall be [            ].

Section 2. Dividends, Etc.

(a) In the event any dividends are declared or paid or any other distribution is made on or with respect to the Common Stock of the Corporation, the holder of each share of Series A Preferred Stock as of the record date established by the Board of Directors for such dividend or distribution on the Common Stock shall be entitled to receive dividends in an amount equal to the amount of the dividends or distribution that such holder would have received had the holder held one share of Common Stock as of the date immediately prior to the record date for such dividend or distribution on the Common Stock, such dividends to be payable on the same payment date established by the Board of Directors for the payment of such dividend or distribution on the Common Stock; provided, however, that such dividend shall be payable, at the option of the holder of each share of Series A Preferred Stock, (i) in a number of shares of Common Stock having a Fair Market Value on the date of payment of such dividend equal to the aggregate amount of such cash dividends otherwise payable to such holder on such date, with cash being paid in lieu of fractional shares of Common Stock or (ii) in an amount of cash equal to the Fair Market Value of such shares of Common Stock or (iii) in any combination of the foregoing; provided, further, that if the election by any holder of Series A Preferred Stock to receive Common Stock in respect of any dividend or distribution would result in such holder and its Affiliates Beneficially Owning in excess of 49.8 percent of the Total Voting Power, then such holder shall receive cash to the extent of such excess. The record date for any such dividend shall be the record date for the applicable dividend or distribution on the Common Stock, and any such dividends shall be payable to the Persons in whose name the Series A Preferred Stock is registered at the close of business on the applicable record date.

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(b) No dividend shall be paid or declared on any share of Common Stock, unless a dividend, payable in the same consideration and manner, is simultaneously paid or declared, as the case may be, on each share of Series A Preferred Stock in an amount determined as set forth above. For purposes hereof, the term “dividends” shall include any pro rata distribution by the Corporation of cash, property, securities (including, but not limited to, rights, warrants or options) or other property or assets to the holders of the Common Stock, whether or not paid out of capital, surplus or earnings, other than a distribution upon liquidation of the Corporation in accordance with Section 3 hereof.

(c) No subdivision, combination, consolidation or reclassification shall be effected with respect to the Common Stock unless a proportionate subdivision, combination, consolidation or reclassification, effected in the same manner, is simultaneously effected with respect to each share of Series A Preferred Stock, and no subdivision, combination, consolidation or reclassification shall be effected with respect to the Series A Preferred Stock unless a proportionate subdivision, combination, consolidation or reclassification, effected in the same manner, is simultaneously effected with respect to each share of Common Stock.

(d) Prior to declaring any dividend or making any distribution on or with respect to shares of Common Stock, the Corporation shall take all prior corporate action necessary to authorize the issuance of any securities payable as a dividend in respect of the Series A Preferred Stock.

Section 3. Liquidation Preference.

(a) In the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a “Liquidation”), the holders of the Series A Preferred Stock then outstanding shall be entitled to receive out of the available assets of the Corporation, whether such assets are stated capital or surplus of any nature, an amount on such date equal to $0.01 per share of Series A Preferred Stock, plus the amount of any declared but unpaid dividends thereon as of such date, calculated pursuant to Section 2 (the “Liquidation Preference”). Such payment shall be made before any payment shall be made or any assets distributed to the holders of any class or series of the Common Stock or any other class or series of the Corporation’s capital stock ranking junior as to liquidation rights to the Series A Preferred Stock.

(b) After the payment of the Liquidation Preference, the remaining assets of the Corporation shall be distributed pro rata to the holders of Common Stock and Series A Preferred Stock, and the holders of Common Stock and Series A Preferred Stock will be entitled to receive the same amount per share in respect thereof.

(c) Neither the consolidation nor merger of the Corporation into or with any other entity, nor the sale or transfer by the Corporation of all or any part of its assets, nor the reduction of the capital stock of the Corporation, shall be deemed to be a Liquidation; provided, however, that in any such transaction, to the extent that holders of Common Stock receive consideration other than voting securities, the holders of Series A Preferred Stock shall receive identical consideration per share, and to the extent that holder of Common Stock receive voting securities, the holders of Series A Preferred Stock shall receive non-voting securities that are otherwise identical to the securities received by holders of Common Stock; provided, further that if the aggregate consideration to be received by the holders of the Series A Preferred Stock in any such transaction would be less than what such holders would have received had such transaction been deemed to be a Liquidation, then such transaction shall be deemed to be a Liquidation within the meaning of this Section 3(a).

(d) Any securities to be delivered to the holders of the Series A Preferred Stock pursuant to this Section 3 as a consequence of a Liquidation shall be valued at their Fair Market Value.

Section 4. Voting Rights.

Except as otherwise provided by applicable law, the holders of outstanding shares of the Series A Preferred Stock shall have no voting rights.

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Section 5. Restrictions on Common Stock.

The Corporation shall not at any time effect a subdivision, combination, consolidation or reclassification of the outstanding shares of Common Stock into a greater or lesser number of shares of Common Stock, unless such subdivision, combination, consolidation or reclassification shall also apply in a like manner to the outstanding Series A Preferred Stock.

Section 6. Automatic Conversion.

Each share of Series A Preferred Stock shall be automatically converted into one fully paid and non-assessable share of Common Stock upon the Transfer thereof by an initial holder thereof (an “Initial Holder”) or any Affiliate of the Initial Holder other than to an Initial Holder or an Affiliate of an Initial Holder (except a broker-dealer affiliate in connection with a capital markets transaction). Effective immediately upon the occurrence of the conversion, certificates theretofore evidencing shares of Series A Preferred Stock shall be deemed to evidence that number of shares of Common Stock issuable upon the conversion of such shares of Series A Preferred Stock. The Initial Holder shall give prompt notice to the Corporation of (i) any transfer of any shares of Series A Preferred Stock, and shall indicate in such notice if the transferee is an Affiliate of the Initial Holder and (ii) any event or transaction pursuant to which any such transferee Affiliate then holding Series A Preferred Stock ceases to be an Affiliate of the Initial Holder.

Section 7. No Optional Conversion.

At no time may any share of Series A Preferred Stock be converted at the option of the holder thereof.

Section 8. Certain Definitions.

Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Certificate of Incorporation. Solely for purposes of this Certificate of Designations, Powers, Preferences and Rights of the Series A Preferred Stock, the following terms shall have the following respective meanings herein:

“Board of Directors” has the meaning assigned to it in the introductory paragraph.

“Certificate of Incorporation” has the meaning assigned to it in the introductory paragraph.

“Corporation” has the meaning assigned to it in the introductory paragraph.

“Fair Market Value” means, as to any securities or other property, the cash price at which a willing seller would sell and a willing buyer would buy such securities or property in an arm’s length negotiated transaction without time constraints. With respect to any securities that are traded on a national securities exchange or quoted on the Nasdaq National Market or the Nasdaq Small Cap Market, Fair Market Value shall mean the arithmetic average of the closing prices of such securities on their principal market for the ten consecutive trading days immediately preceding the applicable date of determination and with respect to shares of Series A Participating Preferred Stock shall be the same price per share as the Fair Market Value per share of the Class A Common Stock.

“Independent Investment Banking Firm” means an investment banking firm of nationally recognized standing that in the reasonable judgment of the Person or Persons engaging such firm, taking into account any prior relationship with any Significant Stockholder or the Corporation, is independent of such Person or Persons.

“Initial Holder” has the meaning assigned to it in Section 6 hereof.

“Liquidation” has the meaning assigned to it in Section 3(a) hereof.

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“Liquidation Preference” has the meaning assigned to it in Section 3(a) hereof.

“Preferred Stock” has the meaning assigned to it in the introductory paragraph.

“Series A Preferred Stock” has the meaning assigned to it in Section 1 hereof.

“Total Voting Power” means the total number of votes entitled to be cast by the holders of the outstanding Capital Stock and any other securities entitled, in the ordinary course, to vote on matters put before the holders of the Capital Stock generally.

“Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of (by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of (by operation of law or otherwise), any Capital Stock or any interest in any Capital Stock; provided, however, that a merger, amalgamation, plan of arrangement or consolidation or similar business combination transaction in which a Significant Stockholder is a constituent corporation (or otherwise a party including, for the avoidance of doubt, a transaction pursuant to which a Person acquires all or a portion of a Significant Stockholder’s outstanding Capital Stock, whether by tender or exchange offer, by share exchange, or otherwise) shall not be deemed to be the Transfer of any Capital Stock Beneficially Owned by such parent, provided that the primary purpose of any such transaction is not to avoid the provisions hereof.

[Execution Page Follows]

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be signed by [Name of authorized officer], its [title of authorized officer], this             day of [            ], 2006.

By:
Name: Title:

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Annex G

Global Banking 388 Greenwich Street New York, NY 10013

February 15, 2006

The Board of Directors

BlackRock, Inc.

40 East 52nd Street

New York, New York 10022

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to New Boise, Inc., a Delaware corporation (“New BlackRock”), of the Consideration (defined below) to be paid by New BlackRock pursuant to the terms and subject to the conditions set forth in the Transaction Agreement and Plan of Merger, dated as of February 15, 2006 (the “Transaction Agreement”), by and among Merrill Lynch & Co., Inc., a Delaware corporation (“Merrill Lynch”), BlackRock, Inc. (“BlackRock”), New BlackRock, and Boise Merger Sub, Inc., a Delaware corporation (“BlackRock Merger Sub”). As more fully described in the Transaction Agreement, New BlackRock will acquire (the “Transaction”) all of the MLIM Transferred Interests (as defined in the Transaction Agreement), in exchange for an aggregate of 65,000,000 newly-issued shares (the “Consideration”) of common stock, par value $0.01 per share (“New BlackRock Common Stock”), of New BlackRock and Series A Participating Preferred Stock, par value $0.01 per share (the “New BlackRock Series A Preferred Stock” and, together with the New BlackRock Common Stock, the “New BlackRock Shares”), of New BlackRock, determined in accordance with Section 1.2(b) of the Transaction Agreement; provided, that if the number of New BlackRock Shares constituting the Consideration exceeds the Share Cap (as defined in the Transaction Agreement), then the Consideration shall consist of (i) an aggregate number of New BlackRock Shares equal to the Share Cap and (ii) an amount in cash equal to the product of such excess and the BlackRock Market Price (as defined in the Transaction Agreement) as of the closing date of the Transaction. In accordance with the terms of the Transaction Agreement, and as more fully described therein, (i) prior to the Transaction, Merrill Lynch will complete the MLIM Restructuring (as defined in the Transaction Agreement), (ii) immediately prior to the Transaction, BlackRock Merger Sub will merge (the “Merger”) with and into BlackRock and (iii) in the Merger, each share of Class A Common Stock, par value $0.01 per share (“BlackRock Class A Common Stock”), of BlackRock will be converted into one share of New BlackRock Common Stock (the “Class A Exchange Ratio”), each share of Class B Common Stock, par value $0.01 per share, of BlackRock will be converted into one share of New BlackRock Common Stock (the “Class B Exchange Ratio”) and BlackRock will become a wholly owned subsidiary of New BlackRock.

In arriving at our opinion, we reviewed the Transaction Agreement, including the exhibits thereto, the Stockholder Agreement, dated as of February 15, 2006, between Merrill Lynch and New BlackRock, the Implementation and Stockholder Agreement, dated as of February 15, 2006, among The PNC Financial Services Group, Inc., a Pennsylvania corporation (“PNC”), New BlackRock and BlackRock, and the First Amendment to the Share Surrender Agreement, dated as of February 15, 2006, between BlackRock, PNC Bancorp, Inc. and PNC. In arriving at our opinion, we also held discussions with certain senior officers, directors and other representatives and advisors of BlackRock and certain senior officers and other representatives and advisors of Merrill Lynch and the MLIM Business (as defined in the Transaction Agreement) concerning the business, operations and prospects of BlackRock and the MLIM Business. We examined certain publicly available business and financial information relating to BlackRock and the MLIM Business as well as certain financial forecasts and other information and data relating to BlackRock and the MLIM Business which were provided to or discussed with us by the respective managements of BlackRock, Merrill Lynch and the MLIM Business,

The Board of Directors

BlackRock, Inc.

February 15, 2006

including information relating to the potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated by the respective managements of BlackRock, Merrill Lynch and the MLIM Business to result from the Transaction, including adjustments to the forecasts and other information and data rotating to the MLIM Business discussed with us by the management of BlackRock. We reviewed the financial terms of the Transaction as set forth in the Transaction Agreement in relation to, among other things, current and historical market prices and trading volumes of the BlackRock Class A Common Stock; the historical and projected earnings and other operating data of BlackRock and the MLIM Business; and the capitalization and financial condition of BlackRock and the MLIM Business. We considered, based upon publicly available information, the financial terms of certain other transactions which we considered relevant in evaluating the Transaction and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of BlackRock and the MLIM Business. We also evaluated certain potential pro forma financial effects of the Transaction on BlackRock. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

In rendering our opinion, we have assumed and relied, without assuming any responsibility for independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the managements of BlackRock, Merrill Lynch and the MLIM Business that they arc not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us relating to BlackRock and the MLIM Business and, in the case of certain potential pro forma financial effects of, and strategic implications and operational benefits anticipated to result from, the Transaction, we have been advised by the respective managements of BlackRock, Merrill Lynch and the MLIM Business that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of BlackRock, Merrill Lynch and the MLIM Business as to the future financial performance of BlackRock and the MLIM Business. We have assumed, with your consent, that the financial results (including the potential strategic implications and operational benefits anticipated to result from the Transaction) reflected in such forecasts and other information and data will be realized in the amounts and at the times projected by management of BlackRock. We also have assumed, with your consent, that the Transaction will be consummated in accordance with the terms of the Transaction Agreement, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on BlackRock, the MLIM Business or the contemplated benefits of the Transaction. We have also assumed, with your consent, that the final terms of the BlackRock Distribution Agreement (as defined in the Transaction Agreement) will not vary materially from the terms discussed as of the date hereof and that the final terms of the License Agreement, the Transition Services Agreement and the Merrill Lynch Registration Rights Agreement (each as defined in the Transaction Agreement) will not vary materially from the principles set forth in the exhibits attached to the Transaction Agreement. We also have assumed, with your consent, that New BlackRock was organized in connection with the Transaction and, upon consummation of the Merger and at the time of the Transaction, its sole asset will be BlackRock. We also have assumed, with your consent, that the Merger will be treated as a tax-free reorganization, and that the contribution of the MLIM Transferred Interests to New BlackRock in the Transaction, together with the Merger, will be treated as a transaction governed by Section 351 of the United States Internal Revenue Code, for federal income tax purposes. Our opinion, as set forth herein, relates to the relative values of BlackRock and the MLIM Business (after giving effect to the MLIM Restructuring). We are not expressing any opinion as to the price at which the

The Board of Directors

BlackRock, Inc.

February 15, 2006

BlackRock Class A Common Stock or the New BlackRock Shares will trade at any time. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of BlackRock or the MLIM Business nor have we made any physical inspection of the properties or assets of BlackRock or the MLIM Business. We express no view as to, and our opinion does not address, the relative merits of the Transaction as compared to any alternative business strategies that might exist for BlackRock or the effect of any other transaction in which BlackRock might engage. Our opinion relates solely to the fairness, from a financial point of view, of the Consideration to be paid by New BlackRock in the Transaction and does not address any other matter, including the terms of the Merger, the Class A Exchange Ratio or the Class B Exchange Ratio. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing, as of the date hereof.

Citigroup Global Markets Inc. has acted as financial advisor to BlackRock in connection with the proposed Transaction and will receive a fee for such services, a portion of which is payable upon delivery of this opinion and the balance of which is contingent upon the consummation of the Transaction. We and our affiliates in the past have provided services to BlackRock, PNC, Merrill Lynch and their respective affiliates unrelated to the proposed Transaction, for which services we and such affiliates have received compensation, including, without limitation, acting as co-manager with respect to the $300 million initial public offering of the BlackRock Global Opportunities Equity Trust in 2005, acting as co-lead manager with respect to the $700 million initial public offering of the BlackRock World Investment Trust in 2005, acting as co-lead manager with respect to the $665 million initial public offering of the BlackRock Global Energy and Resources Trust in 2004, acting as lead manager with respect to the $87.5 million initial public offering of the BlackRock S&P Quality Rankings Global Equity Managed Trust in 2004, acting as co-manager with respect to a $243 million offering of auction rate preferred stock by the BlackRock Global Floating Rate Income Trust in 2004, acting as agent with respect to an $80 million credit facility provided by Citigroup-administered conduits for the BlackRock High Income Shares in 2005, acting as agent with respect to a $32 million credit facility provided by Citigroup-administered conduits for the BlackRock High Yield Trust in 2005, acting as co-manager with respect to a $250 million offering of 2.625% Convertible Debentures due 2035 by BlackRock in 2005, acting as sole book-running manager with respect to a $350 million offering of 4.2% Senior Notes due 2008 by PNC Funding Corp. in 2005, acting as sole book-running manager with respect to a $350 million offering of 4.5% Senior Notes due 2010 by PNC Funding Corp. in 2005, acting as financial advisor to PNC in connection with the acquisition of United National Bancorp in 2004, acting as co-manager with respect to a $500 million offering of Floating Rate Non-Cumulative Preferred Stock, Series 4 by Merrill Lynch in 2005, and providing and participating in credit facilities for various Merrill Lynch-brandcd mutual funds on an on-going basis. In addition, a subsidiary of Citigroup Inc. is a minority investor in BlackRock Kelso Capital Holding LLC. In the ordinary course of business, we and our affiliates may actively trade or hold the securities of BlackRock, PNC and Merrill Lynch for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with BlackRock, PNC, Merrill Lynch and their respective affiliates.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of BlackRock in its evaluation of the proposed Transaction, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed Transaction.

The Board of Directors

BlackRock, Inc.

February 15, 2006

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Consideration to be paid by New BlackRock in the Transaction is fair, from a financial point of view, to New BlackRock.

Very truly yours,

CITIGROUP GLOBAL MARKETS INC.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

As allowed by Section 145 of the Delaware General Corporation Law, New BlackRock’s amended and restated certificate of incorporation provides that New BlackRock shall indemnify its directors and officers to the fullest extent authorized or permitted by law, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of New BlackRock and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, New BlackRock shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the board of directors of New BlackRock. New BlackRock shall advance the expenses incurred by a person who is or was a director or officer of New BlackRock in defending or otherwise participating in any proceeding in advance of its final disposition. New BlackRock may, to the extent authorized from time to time by its board of directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred to directors and officers of the Corporation. The rights to indemnification and to the advance of expenses are not exclusive of any other right which any person may have or hereafter acquire under New BlackRock’s Certificate of Incorporation, its bylaws, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

Item 21.	Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit Number		Description

2.1		Transaction Agreement and Plan of Merger, dated as of February 15, 2006, by and among Merrill Lynch & Co., Inc., BlackRock, Inc., New BlackRock, Inc. (formerly New Boise, Inc.) and BlackRock Merger Sub, Inc. (formerly Boise Merger Sub, Inc.) (incorporated by Reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K (Commission File No. 001-15305) filed on February 22, 2006)

3.1	*	Form of Amended and Restated Certificate of Incorporation of New BlackRock, Inc.

3.2	*	Form of Amended and Restated Bylaws of New BlackRock, Inc.

3.3	*	Form of Certificate of Designations of Series A Convertible Participating Preferred Stock

5.1	*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

8.1	*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

10.1		Implementation and Stockholder Agreement, dated as of February 15, 2006, among The PNC Financial Services Group, Inc., New BlackRock, Inc. (formerly New Boise, Inc.) and BlackRock, Inc. (incorporated by Reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (Commission File No. 001-15305) filed on February 22, 2006)

10.2		Stockholder Agreement, dated as of February 15, 2006, between Merrill Lynch & Co., Inc. and New BlackRock, Inc. (formerly New Boise, Inc.) (incorporated by Reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K (Commission File No. 001-15305) filed on February 22, 2006)

10.3		First Amendment, dated as of February 15, 2006, to the Share Surrender Agreement, dated as of October 10, 2002, among PNC Bancorp, Inc., The PNC Financial Services Group, Inc. and BlackRock, Inc. (incorporated by Reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K (Commission File No. 001-15305) filed on February 22, 2006)

Exhibit Number		Description
10.4	**	Form of Global Distribution Agreement

10.5	**	Form of Transition Services Agreement

10.6	**	Form of IP License Agreement

23.1	*	Consent of Deloitte & Touche LLP

23.2	*	Consent of Deloitte & Touche LLP

24.1	***	Power of Attorney

99.1	***	Consent of Citigroup Global Markets Inc.

99.2	***	Consent of Robert C. Doll

99.3	***	Consent of Gregory J. Fleming

99.4	***	Consent of Robert S. Kapito

99.5	***	Consent of E. Stanley O’Neal

99.6	*	Form of Proxy Card

*	filed herewith
**	to be filed by amendment
***	previously filed

(b) Financial Statement Schedules

None.

(c) Item 4(b) Information

The opinion of Citigroup Global Markets Inc. is included as Annex G to the proxy statement/prospectus included in Part I of this Registration Statement.

Item 22.	Undertakings

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (h)(1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 (§230.415 of this chapter), will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York, on the 24th day of July, 2006.

NEW BLACKROCK, INC.

By:	/s/ STEVEN E. BULLER
Steven E. Buller Managing Director and Chief Financial Officer

POWER OF ATTORNEY

The undersigned directors and officers of New BlackRock, Inc. hereby constitute and appoint Laurence D. Fink, Ralph L. Schlosstein, Steven E. Buller and Robert P. Connolly, and each of them, with the full power to act without the other and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact and agents with full power to execute in our name and behalf in the capacities indicated below any and all amendments to this report and to file the same, with all exhibits and other documents relating thereto, with the Securities and Exchange Commission and hereby ratify and confirm all that such attorneys-in-fact, or either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

* Laurence D. Fink	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	July 24, 2006

/S/ STEVEN E. BULLER Steven E. Buller	Managing Director and Chief Financial Officer (Principal Financial Officer)	July 24, 2006

* Joseph Feliciani, Jr.	Managing Director (Principal Accounting Officer)	July 24, 2006

* William O. Albertini	Director	July 24, 2006

* William S. Demchak	Director	July 24, 2006

* Dennis D. Dammerman	Director	July 24, 2006

* Kenneth B. Dunn, Ph.D.	Director	July 24, 2006

* Murry S. Gerber	Director	July 24, 2006

* James Grosfeld	Director	July 24, 2006

	Signature	Title	Date

	* David H. Komansky	Director	July 24, 2006

	* Thomas H. O’Brien	Director	July 24, 2006

	* Linda Gosden Robinson	Director	July 24, 2006

	* James E. Rohr	Director	July 24, 2006

	* Ralph L. Schlosstein	Director	July 24, 2006

*BY:	/S/ STEVEN E. BULLER Steven E. Buller Attorney-in-Fact